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INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-235260

          PROXY STATEMENT/PROSPECTUS

To the Shareholders of Liberty Property Trust:

          The board of directors of Prologis, Inc., which we refer to as "Prologis," and the board of trustees of Liberty Property Trust, which we refer to as "Liberty," have each unanimously approved a combination of Prologis and Liberty to bring together two complementary owners, operators and developers of industrial real estate.

          Prologis and Liberty, together with certain of their subsidiaries, entered into an agreement and plan of merger on October 27, 2019. In the proposed transaction, Liberty shareholders will receive 0.675 of a newly issued share of Prologis common stock for each Liberty common share that they own. The exchange ratio described above is fixed and will not be adjusted to reflect stock price changes prior to closing. Prologis common stock and Liberty common shares are each traded on the New York Stock Exchange, which we refer to as the "NYSE," under the symbols "PLD" and "LPT," respectively. Based on the closing price of PLD common stock on the NYSE of $90.86 on October 25, 2019, the last trading day before public announcement of the proposed transaction, the exchange ratio represented approximately $61.33 in PLD common stock for each Liberty common share. Based on the closing price of PLD common stock on the NYSE of $88.36 on December 16, 2019, the latest practicable date before the date of this proxy statement, the exchange ratio represented approximately $59.64 in PLD common stock for each Liberty common share.

          The combination of Liberty and Prologis will be accomplished through a series of transactions consisting of a first-step merger of an indirect wholly owned subsidiary of Liberty with and into Liberty, followed by a second-step merger of a parent entity of that subsidiary with a wholly owned subsidiary of Prologis. We refer to the foregoing mergers as the "company mergers." Following the company mergers, the outstanding equity interests in Liberty will be contributed to Prologis, L.P., which we refer to as "Prologis OP," and thereafter, Liberty Property Limited Partnership, which we refer to as "Liberty OP," will be merged in a third-step merger with a wholly owned subsidiary of Prologis OP, with Liberty OP being the surviving entity. In addition to the exchange of Liberty common shares for Prologis common stock, if the mergers are completed, each common limited partnership interest of Liberty OP, or the Liberty OP common units, will be converted into 0.675 of a newly issued common limited partnership interest of Prologis OP, and each preferred limited partnership interest of Liberty OP, or the Liberty OP preferred units, will be converted into one newly issued preferred limited partnership interest of Prologis OP. The obligations of parties to effect the mergers are subject to the satisfaction or waiver of certain customary conditions set forth in the merger agreement (including the approval of Liberty's shareholders).

          Upon completion of the company mergers, former Liberty shareholders will own approximately 14% of the then outstanding Prologis common stock, based on the number of shares of Prologis common stock outstanding as of December 16, 2019 and the number of Liberty common shares and stock-based awards outstanding as of December 16, 2019. In connection with the company mergers, based on the outstanding Liberty common shares as of December 16, 2019, we anticipate that Prologis will issue a total of approximately 107,453,018 shares of Prologis common stock, including (i) 106,731,384 shares of Prologis common stock in exchange for the outstanding Liberty common shares in the company mergers, which includes up to 352,826 shares of Prologis common stock to be issued in exchange for the Liberty restricted stock units, (ii) up to 4,252 shares of Prologis common stock that may be issued in exchange for Liberty common shares that may be issued under the Liberty employee share purchase plan and dividend reinvestment plan and (iii) up to 717,382 shares of Prologis common stock that may be issued in respect of Liberty stock options.

          Each of the company mergers is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes, and accordingly, assuming each of the company mergers so qualify, Liberty shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the surrender of their Liberty common shares and receipt of Prologis common stock, except with respect to cash they may receive in lieu of any fractional shares of Prologis common stock.

          Liberty will hold a special meeting of its shareholders to vote on a proposal to approve the company mergers, as well as certain related proposals. The record date for determining the shareholders entitled to receive notice of, and to vote at, the Liberty special meeting is December 20, 2019. The mergers cannot be completed unless, among other matters, Liberty shareholders approve the company mergers on the terms and conditions set forth in the merger agreement by the affirmative vote of holders of at least two-thirds of the Liberty common shares entitled to vote on such matter.

          This proxy statement/prospectus contains important information about Prologis, Liberty, the mergers, the merger agreement and the Liberty special meeting. This document is also a prospectus for shares of Prologis common stock that will be issued to Liberty shareholders and holders of awards under Liberty equity incentive plans pursuant to the merger agreement. We encourage you to read this proxy statement/prospectus and the annexes and documents incorporated herein by reference carefully before voting, including the section entitled "Risk Factors" beginning on page 35.

          Your vote is very important, regardless of the number of Liberty common shares you own. Whether or not you plan to attend the Liberty special meeting, please submit a proxy to vote your shares as promptly as possible to make sure that your Liberty common shares are represented at the Liberty special meeting. Please review this proxy statement/prospectus for more complete information regarding the mergers and the Liberty special meeting.

          The Liberty board of trustees unanimously recommends that the Liberty shareholders vote "FOR" the proposal to approve the company mergers contemplated by merger agreement and described herein, which approval is necessary to complete the mergers.

Sincerely,

William P. Hankowsky
 Chairman, President, and Chief Executive Officer
Liberty Property Trust

          Neither the Securities and Exchange Commission nor any state securities regulatory authority has approved or disapproved of the mergers or the securities to be issued under this proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

          This proxy statement/prospectus is dated December 23, 2019, and is first being mailed to Liberty shareholders on or about December 23, 2019.

LIBERTY PROPERTY TRUST
650 East Swedesford Road
Wayne, Pennsylvania 19087

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 30, 2020

To the Shareholders of Liberty Property Trust:

        A special meeting of the shareholders of Liberty Property Trust, a Maryland real estate investment trust, which we refer to as "Liberty," will be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103 on January 30, 2020, commencing at 11:00 am, local time, to consider and vote upon the following matters:

  1.
  a proposal to approve the merger of a newly created indirect wholly owned subsidiary of Liberty with and into Liberty, with Liberty continuing as the surviving entity and as an indirect wholly owned subsidiary of Leaf Holdco Property Trust, a Maryland real estate investment trust and current wholly owned subsidiary of Liberty, which we refer to as "New Liberty Holdco," followed by the merger of New Liberty Holdco with and into Lambda REIT Acquisition LLC, a Maryland limited liability company and a wholly owned subsidiary of Prologis, which we refer to as "Prologis Merger Sub," with Prologis Merger Sub continuing as the surviving company, pursuant to which each outstanding Liberty common share of beneficial interest will be converted into the right to receive 0.675 of a newly issued share of Prologis common stock (we refer to the foregoing mergers as the "company mergers"), in each case, pursuant to, and on the terms and conditions set forth in, the Agreement and Plan of Merger, dated as of October 27, 2019, as it may be amended from time to time, by and among Prologis, Prologis OP, Prologis Merger Sub, Prologis OP Merger Sub, Liberty, Liberty OP and New Liberty Holdco (which we refer to as the "merger agreement," a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice), on the terms and conditions set forth in the merger agreement;

  2.
  a non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain named executive officers of Liberty in connection with the company mergers and the other transactions contemplated by the merger agreement; and

  3.
  a proposal to approve one or more adjournments of the Liberty special meeting to another date, time or place, if necessary, to solicit additional proxies in favor of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement.

        Liberty does not expect to transact any other business at the Liberty special meeting or any adjournment or postponement thereof. Please refer to the attached proxy statement/prospectus for further information with respect to the business to be transacted at the Liberty special meeting. The board of trustees of Liberty, which we refer to as the "Liberty board," has fixed the close of business on December 20, 2019 as the record date for the determination of Liberty's shareholders entitled to receive notice of, and to vote at, the Liberty special meeting and any adjournments or postponements of the Liberty special meeting. Only holders of record of Liberty common shares at the close of business on the record date are entitled to receive notice of, and to vote at, the Liberty special meeting.

        Approval of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement requires the affirmative vote of holders of at least two-thirds of the Liberty common shares outstanding and entitled to vote on such proposal. If you do not vote on the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement, this will have the same effect as a vote by you against the approval of such proposal. The company mergers cannot be completed without the approval by Liberty's shareholders of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement.

        Approval of the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain named executive officers of Liberty in connection with the company mergers and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of all votes cast on such proposal.

        Approval of the proposal to approve one or more adjournments of the Liberty special meeting to another date, time or place, if necessary, to solicit additional proxies in favor of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement requires the affirmative vote of a majority of all votes cast on such proposal.

        The Liberty board has unanimously approved the merger agreement, the company mergers and the other transactions contemplated thereby and unanimously recommends that the Liberty shareholders vote FOR the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement, FOR the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain named executive officers of Liberty in connection with the company mergers and the other transactions contemplated by the merger agreement, and FOR the proposal to approve one or more adjournments of the Liberty special meeting to another date, time or place, if necessary, to solicit additional proxies in favor of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement.

YOUR VOTE IS IMPORTANT

        Whether or not you plan to attend the Liberty special meeting, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the Liberty special meeting. If Liberty shareholders of record return properly executed proxies but do not indicate how their Liberty common shares should be voted on a proposal, the Liberty common shares represented by their properly executed proxy will be voted as the Liberty board recommends and, therefore, FOR the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement, FOR the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain named executive officers of Liberty in connection with the company mergers and the other transactions contemplated by the merger agreement, and FOR the proposal to approve one or more adjournments of the Liberty special meeting to another date, time or place, if necessary, to solicit additional proxies in favor of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement. Even if you plan to attend the Liberty special meeting in person, we urge you to submit your proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) completing, signing, dating and returning the enclosed proxy card in the accompanying postage-paid envelope prior to the Liberty special meeting to ensure that your shares will be represented and voted at the Liberty special meeting.

        To submit a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or, if the option is available to you, call the toll-free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card to submit your proxy. Submitting a proxy will assure that your vote is counted at the Liberty special meeting if you do not attend in person. If your Liberty common shares are held in "street name" by your broker or other nominee, only your broker or other nominee can vote your Liberty common shares and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your Liberty common shares. You may revoke your proxy at any time before it is voted at the Liberty special meeting. Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the company mergers, the other transactions contemplated by the merger agreement and the Liberty special meeting.

        This notice and the enclosed proxy statement/prospectus are first being mailed to Liberty shareholders on or about December 23, 2019.

By Order of the Board of Trustees of Liberty Property Trust,

Shawn Neuman Secretary

Wayne, PA
December 23, 2019

ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Prologis and Liberty from other documents that are not included in or delivered with this proxy statement/prospectus. See "Where You Can Find More Information and Incorporation by Reference" beginning on page 170.

        Documents incorporated by reference are also available to Liberty shareholders without charge upon written or oral request. You can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers.

Prologis, Inc.	Liberty Property Trust
Pier 1, Bay 1	650 East Swedesford Road, Suite 400
San Francisco, CA 94111	Wayne, PA 19087
Attention: Investor Relations	Attention: Investor Relations
(415) 394-9000	(610) 648-1700
www.prologis.com	www.libertyproperty.com

        To receive timely delivery of the requested documents in advance of the applicable special meeting, you should make your request no later than January 23, 2020.

 ABOUT THIS DOCUMENT

        This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by Prologis (File No. 333-235260) with the Securities and Exchange Commission, which we refer to as the SEC, constitutes a prospectus of Prologis for purposes of the Securities Act of 1933, as amended, which we refer to as the "Securities Act," with respect to the shares of Prologis common stock to be issued to Liberty shareholders in exchange for Liberty common shares and holders of awards under Liberty equity incentive plans pursuant to the merger agreement. This proxy statement/prospectus also constitutes a proxy statement for Liberty for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act." In addition, it constitutes a notice of meeting with respect to the Liberty special meeting.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated December 23, 2019. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this proxy statement/prospectus to Liberty shareholders nor the issuance by Prologis of shares of its common stock to Liberty shareholders or holders of awards under Liberty equity incentive plans pursuant to the merger agreement will create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding Prologis has been provided by Prologis and information contained in this proxy statement/prospectus regarding Liberty has been provided by Liberty.

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ii

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DEFINED TERMS

        The following terms are used throughout this proxy statement/prospectus. Unless stated otherwise, the terms set forth below, whenever used in this proxy statement/prospectus, have the following meanings:

  •
  "Citi" means Citigroup Global Markets Inc., financial advisor to Liberty.

  •
  "closing" means the closing of the mergers.

  •
  "closing date" means the date on which the closing actually occurs.

  •
  "Code" means the Internal Revenue Code of 1986, as amended.

  •
  "Combined Company" means Prologis and its subsidiaries after the effective time of the Topco merger.

  •
  "Combined Company common stock" means the common stock of Prologis after the effective time of the Topco merger.

  •
  "company mergers" means the Liberty merger and the Topco merger.

  •
  "contribution" means the contribution of all of the outstanding equity interests of Liberty to Prologis OP in exchange for the issuance of equity interests in Prologis OP (which we refer to as the "issuance") to certain other subsidiaries of Prologis.

  •
  "contribution and issuance effective time" means the date and time the contribution and issuance becomes effective.

  •
  "DLLCA" means the Delaware Limited Liability Company Act.

  •
  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  •
  "exchange agent" means Computershare Trust Company, N.A.

  •
  "exchange ratio" means the right to receive 0.675 shares of Prologis common stock or 0.675 Prologis OP common units for each Liberty common share or Liberty OP common unit, respectively.

  •
  "GAAP" means generally accepted accounting principles as applied in the United States.

  •
  "Goldman Sachs" means Goldman Sachs & Co. LLC, financial advisor to Liberty.

  •
  "Innisfree" means Innisfree M&A Incorporated.

  •
  "Liberty" means Liberty Property Trust.

  •
  "Liberty board" means the board of trustees of Liberty.

  •
  "Liberty common shares" means the common shares of beneficial interest of Liberty, par value $0.001 per share.

  •
  "Liberty merger" means the merger of Liberty Merger Sub with and into Liberty, with Liberty continuing as the surviving entity. The Liberty merger is referred to in the merger agreement as the "Company Merger."

  •
  "Liberty merger effective time" means the date and time the Liberty merger becomes effective.

  •
  "Liberty Merger Sub" means an indirect wholly owned subsidiary of Liberty to be formed as a Maryland limited liability company after the date of the merger agreement.

  •
  "Liberty OP" means Liberty Property Limited Partnership.

  •
  "Liberty OP common units" means the common limited partnership interests of Liberty OP other than the Liberty OP preferred units.

  •
  "Liberty OP partnership agreement" means the Second Amended and Restated Agreement of Limited Partnership of Liberty OP, as amended.

  •
  "Liberty OP preferred units" means the partnership interests of Liberty OP designated as "6.25% Series I-2 Cumulative Redeemable Preferred Partnership Interests" under the Liberty OP partnership agreement.

  •
  "Liberty parties" means Liberty, Liberty OP and New Liberty Holdco.

  •
  "Liberty shareholder approval" means the affirmative vote of the holders of at least two-thirds of the outstanding Liberty common shares entitled to vote on the approval of the company mergers.

  •
  "Maryland REIT Law" means the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended.

  •
  "merger agreement" means the Agreement and Plan of Merger, dated as of October 27, 2019, by and among the Prologis parties and the Liberty parties, as it may be amended from time to time, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference.

  •
  "merger consideration" means 0.675 shares of Prologis common stock for each New Liberty Holdco common share.

  •
  "mergers" means the Liberty merger, the Topco merger and the partnership merger.

  •
  "MGCL" means the Maryland General Corporation Law.

  •
  "MLLCA" means the Maryland Limited Liability Company Act.

  •
  "New Liberty Holdco" means Leaf Holdco Property Trust.

  •
  "New Liberty Holdco common shares" means the common shares of beneficial interest, par value $0.001 per share, of New Liberty Holdco.

  •
  "new Prologis common units" means the new Prologis OP common units into which the Liberty OP common units are converted in the partnership merger.

  •
  "new Prologis preferred units" means the new limited partnership interests in Prologis OP to be designated as "6.25% Class B Cumulative Redeemable Preferred Partnership Units" (or another designation as determined by Prologis) under the Prologis OP partnership agreement.

  •
  "NYSE" means the New York Stock Exchange.

  •
  "partnership merger" means the merger of Prologis OP Merger Sub with and into Liberty OP, with Liberty OP continuing as the surviving entity.

  •
  "partnership merger effective time" means the date and time the partnership merger becomes effective.

  •
  "partnership merger preferred consideration" means one new validly issued new Prologis preferred unit for each Liberty OP preferred unit.

  •
  "Pennsylvania law" means Title 15 of the Pennsylvania Consolidated Statutes, as amended.

  •
  "Prologis" means Prologis, Inc.

  •
  "Prologis board" means the board of directors of Prologis.

  •
  "Prologis common stock" means the common stock of Prologis, par value $0.01 per share.

  •
  "Prologis Merger Sub" means Lambda REIT Acquisition LLC.

  •
  "Prologis OP" means Prologis, L.P.

  •
  "Prologis OP common unit" means a limited partnership interest in Prologis OP designated as a "Common Unit" under the Prologis OP partnership agreement.

  •
  "Prologis OP Merger Sub" means Lambda OP Acquisition LLC.

  •
  "Prologis OP partnership agreement" means the thirteenth amended and restated agreement of limited partnership of Prologis OP, as amended from time to time.

  •
  "Prologis OP preferred units" means a limited partnership interest in Prologis OP designated as a "Series Q Preferred Partnership Unit" under the Prologis OP partnership agreement.

  •
  "Prologis parties" means Prologis, Prologis OP, Prologis Merger Sub and Prologis OP Merger Sub.

  •
  "SDAT" means the State Department of Assessments and Taxation of the State of Maryland.

  •
  "SEC" means the Securities and Exchange Commission.

  •
  "Securities Act" means the Securities Act of 1933, as amended.

  •
  "surviving partnership" means Liberty OP after the effective time of the partnership merger.

  •
  "Topco merger" means the merger of New Liberty Holdco with and into Prologis Merger Sub, with Prologis Merger Sub continuing as the surviving entity.

  •
  "Topco merger effective time" means the date and time the Topco merger becomes effective.

  •
  "U.S. Treasury regulations" means regulations (as in effect from time to time) of the U.S. Department of Treasury under the Code.

  •
  "VWAP of Prologis common stock" means the volume weighted average price of Prologis common stock for the 10 trading days immediately prior to the 2nd business day prior to the date of the Topco merger effective time, starting with the opening of trading on the 1st trading day of such period and ending with the closing of trading on the trading day immediately prior to the 2nd business day prior to the date of the Topco merger effective time, as reported by Bloomberg (or, in the event Bloomberg does not report such information, such third-party service as is mutually agreed upon in good faith by Prologis and Liberty).

QUESTIONS AND ANSWERS

        The following are answers to some questions that Liberty shareholders may have regarding the proposed combination of Prologis and Liberty. Prologis and Liberty urge you to read carefully this entire proxy statement/prospectus, including the Annexes, and the documents incorporated by reference into this proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you.

Q:
What is the proposed transaction?

A:
Prologis and Liberty have entered into a merger agreement, pursuant to which, subject to the terms and conditions set forth in the merger agreement, Prologis will acquire Liberty in four steps: (i) first, in the Liberty merger, Liberty Merger Sub will merge with and into Liberty, with Liberty continuing as the surviving entity and a wholly owned subsidiary of New Liberty Holdco (which is currently a wholly owned subsidiary of Liberty), (ii) thereafter, in the Topco merger, New Liberty Holdco will merge with and into Prologis Merger Sub, with Prologis Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Prologis, (iii) thereafter, in the contribution and issuance, Prologis, its applicable subsidiaries and Prologis Merger Sub will cause all of the outstanding equity interests of Liberty to be contributed to Prologis OP in exchange for the issuance by Prologis OP of Prologis OP common units to other subsidiaries of Prologis, and (iv) thereafter, in the partnership merger, Prologis OP Merger Sub will merge with and into Liberty OP, with Liberty OP continuing as the surviving entity and a wholly owned subsidiary of Prologis OP.

Q:
What will happen in the proposed transaction?

A:
At the Liberty merger effective time, each issued and outstanding Liberty common share as of immediately before the Liberty merger effective time will be automatically converted into the right to receive one New Liberty Holdco common share. Also as of the Liberty merger effective time, each outstanding equity award relating to Liberty common shares will be automatically converted into an equivalent award relating to an equal number of New Liberty Holdco common shares.

  At the Topco merger effective time, each New Liberty Holdco common share issued and outstanding immediately prior to the Topco merger effective time (other than New Liberty Holdco common shares owned by New Liberty Holdco or any of New Liberty Holdco's wholly owned subsidiaries and New Liberty Holdco common shares owned by Prologis or any of Prologis' wholly owned subsidiaries) will be automatically converted into the right to receive 0.675 shares of Prologis common stock, together with cash in lieu of fractional shares, without interest, upon the terms and subject to the conditions set forth in the merger agreement.

  At the Topco merger effective time, each outstanding restricted stock award, restricted stock unit award, and stock option relating to New Liberty Holdco common shares will vest and be cancelled in exchange for a payment of the merger consideration (or a cash payment equal to the value of the merger consideration, in the case of an award that is payable in cash by its terms) in respect of each underlying New Liberty Holdco common share (reduced by the aggregate exercise price in the case of each stock option). Performance-based restricted stock unit awards will vest based on the actual level of achievement of the applicable performance goals through the day immediately prior to the Topco merger effective time (or, in the case of awards granted in 2017, if the merger occurs on or after January 1, 2020, based on actual performance during the completed performance period).

  At the partnership merger effective time, (i) the general partner interests in Liberty OP as of immediately prior to the partnership merger effective time will remain general partnership interests in Liberty OP, (ii) each Liberty OP common unit that is issued and outstanding immediately prior to the partnership merger effective time will automatically be converted into 0.675 new validly issued Prologis OP common units and each holder of Liberty OP common units will be admitted as a limited partner of Prologis OP in accordance with the terms of the Prologis OP partnership agreement (no fractional new Prologis OP common units will be issued in the partnership merger; rather, any fractional Prologis OP common unit will be rounded to the nearest whole number), and (iii) each Liberty OP preferred unit that is issued and outstanding immediately prior to the partnership merger effective time will automatically be converted into one new validly issued new Prologis preferred unit with substantially the same terms and rights as such Liberty OP preferred units immediately prior to the partnership merger and each holder of new Prologis preferred units will be admitted as a limited partner of Prologis OP in accordance with the terms of Prologis OP's partnership agreement.

  Prior to the closing of the mergers, Prologis, as general partner of Prologis OP, will cause the Prologis OP partnership agreement to be amended to create and authorize such new Prologis preferred units.

  See "The Merger Agreement—Merger Consideration; Effects of the Mergers" beginning on page 113 for detailed descriptions of the merger consideration and treatment of securities.

Q:
What happens if the market price of shares of Prologis common stock or Liberty common shares changes before the closing of the mergers?

A:
No change will be made to the exchange ratio of 0.675 if the market price of shares of Prologis common stock or Liberty common shares changes before the mergers. As a result, the market value of the consideration to be received by Liberty shareholders in the Topco merger and Liberty OP unitholders in the partnership merger will increase or decrease depending on the market price of shares of Prologis common stock at the effective time of the mergers.

Q:
Why am I receiving this proxy statement/prospectus?

A:
The Liberty board is using this proxy statement/prospectus to solicit proxies of Liberty shareholders in connection with seeking approval of the company mergers. In addition, Prologis is using this proxy statement/prospectus as a prospectus for Liberty shareholders because Prologis is offering shares of Prologis common stock to be issued in connection with the company mergers. The company mergers cannot be completed unless the holders of Liberty common shares vote to approve the company mergers on the terms and conditions set forth in the merger agreement.

  Liberty will hold a meeting of its shareholders to obtain this approval and to consider other proposals as described elsewhere in this proxy statement/prospectus.

  This proxy statement/prospectus contains important information about the company mergers and the other proposals being voted on at the Liberty special meeting and you should read it carefully. The enclosed voting materials allow you to vote your Liberty common shares without attending the special meeting.

  Your vote is important. You are encouraged to submit your proxy as promptly as possible.

Q:
Am I being asked to vote on any other proposals at the special meetings in addition to the company mergers proposal?

A:
At the Liberty special meeting, Liberty shareholders will be asked to consider and vote upon the following additional proposals:

  •
  A non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain named executive officers of Liberty in connection with the company mergers and the other transactions contemplated by the merger agreement; and

  •
  To approve one or more adjournments of the Liberty special meeting to another date, time or place, if necessary, to solicit additional proxies in favor of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement.

Q:
Why are Prologis and Liberty proposing the mergers?

A:
Among other reasons, because if completed, the mergers are expected to provide a number of significant potential strategic opportunities and benefits, including combining two complementary portfolios with similar business strategies in top United States markets, allowing the Combined Company to capture immediate and substantial cost synergies and creating a balanced platform from a geographic and customer perspective in strategic markets and submarkets. The Combined Company will continue as the largest industrial real estate investment trust, or "REIT," by total enterprise value and among the largest publicly traded United States REITs. To review the reasons of the Liberty board for the mergers in greater detail, see "The Mergers—Recommendation of the Liberty Board of Trustees and its Reasons for the Mergers" beginning on page 65.

Q:
Who will be the board of directors and management of the Combined Company?

A:
There will be no change to the current members of the Prologis board or executive officers as a result of the mergers. Hamid R. Moghadam will continue to serve as Chief Executive Officer and Chairman of the Combined Company.

Q:
Will Prologis and Liberty continue to pay dividends or distributions prior to the closing of the mergers?

A:
Yes.

  The merger agreement permits Prologis to pay, subject to certain other exceptions related to preferred stock, (i) regular quarterly cash distributions at a quarterly rate not to exceed $0.53 per share of Prologis common stock, except that the Prologis board may increase such dividend by no more than 15%, (ii) regular distributions that are required to be made in respect of the Prologis OP common units in connection with any dividends paid on the shares of the Prologis common stock, (iii) distributions that are required to be made in respect of the Prologis OP preferred units under the Prologis OP partnership agreement and (iv) any distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of United States federal income or excise tax.

  The merger agreement permits Liberty to pay, subject to certain other exceptions related to preferred shares, (i) regular quarterly cash distributions at a quarterly rate not to exceed $0.41 per share of Liberty common shares, (ii) regular distributions that are required to be made in respect of the Liberty OP common units in connection with any dividends paid on the Liberty common shares, (iii) distributions that are required to be made in respect of Liberty OP preferred units under the Liberty OP partnership agreement and (iv) any distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of United States federal income or excise tax.

  The timing of quarterly dividends will be coordinated by Prologis and Liberty so that if either Prologis stockholders or Liberty shareholders receive a dividend for any particular quarter prior to the closing date, the stockholders or shareholders of the other entity will also receive a dividend for that quarter prior to the closing date.

Q:
When and where is the special meeting of the Liberty shareholders?

A:
The Liberty special meeting will be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103 on January 30, 2020, commencing at 11:00 am, local time.

Q:
Who can vote at the Liberty special meeting?

A:
All holders of Liberty common shares of record as of the close of business on December 20, 2019, the record date for determining shareholders entitled to notice of and to vote at the Liberty special meeting, are entitled to receive notice of and to vote at the Liberty special meeting. As of December 16, 2019, there were 157,597,864 Liberty common shares outstanding and entitled to vote at the Liberty special meeting, held by approximately 773 holders of record. Each outstanding Liberty common share is entitled to one vote on each proposal presented at the Liberty special meeting.

Q:
What constitutes a quorum?

A:
To constitute a quorum for the conduct of the Liberty special meeting, there must be present at the Liberty special meeting in person or by proxy shareholders entitled to cast a majority of all the votes entitled to be cast. If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for purpose of determining whether a quorum is present at the Liberty special meeting. If your shares are held in "street name" by your broker or other nominee and you do not tell the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the Liberty special meeting.

Q:
What vote is required to approve the proposals?

A:
The proposals to be voted upon at the Liberty special meeting require the following votes in order to be approved:

•
Approval of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement requires the affirmative vote of holders of at least two-thirds of the Liberty common shares outstanding and entitled to vote on such proposal.

•
Approval of the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain named executive officers of Liberty in connection with the company mergers and the other transactions contemplated by the merger agreement requires the affirmative vote of holders of Liberty common shares constituting a majority of all votes cast on such proposal.

•
Approval of the proposal to approve one or more adjournments of the Liberty special meeting to another date, time or place, if necessary, to solicit additional proxies in favor of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement requires the affirmative vote of holders of Liberty common shares constituting a majority of all votes cast on such proposal.

Q:
How does the Liberty board recommend that Liberty shareholders vote on the proposals?

A:
The Liberty board has unanimously approved the merger agreement, the company mergers and the other transactions contemplated by the merger agreement and recommends that the Liberty shareholders vote FOR the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement, FOR the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain named executive officers of Liberty in connection with the company mergers and the other transactions contemplated by the merger agreement, and FOR the proposal to approve one or more adjournments of the Liberty special meeting to another date, time or place, if necessary, to solicit additional proxies in favor of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement.

  For a more complete description of the recommendation of the Liberty board, see "The Mergers—Recommendation of the Liberty Board of Trustees and its Reasons for the Mergers" beginning on page 65.

Q:
Do any of Liberty's named executive officers or trustees have interests in the mergers that may differ from those of Liberty shareholders?

A:
Liberty's named executive officers and trustees have interests in the mergers that are different from, or in addition to, their interests as Liberty shareholders. The members of the Liberty board were aware of and considered these interests, among other matters, in evaluating the merger agreement and the mergers, and in recommending that Liberty shareholders vote FOR the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement. For a description of these interests, see the section entitled "The Mergers—Interests of Liberty's Trustees and Named Executive Officers in the Mergers" beginning on page 97.

Q:
Are there any conditions to closing of the mergers that must be satisfied for the mergers to be completed?

A:
In addition to the approval of the Liberty shareholders of the company mergers on the terms and conditions set forth in the merger agreement, there are a number of customary conditions that must be satisfied or waived for the mergers to be consummated. For a description of all of the conditions to the mergers, see "The Merger Agreement—Conditions to Completion of the Mergers" beginning on page 138.

Q:
Are there risks associated with the mergers that I should consider in deciding how to vote?

A:
Yes. There are a number of risks related to the mergers that are discussed in this proxy statement/prospectus described in the section entitled "Risk Factors" beginning on page 35.

Q:
If I do not vote for a proposal, what effect will that have?

A:
If you are a Liberty shareholder, failure to vote, abstentions and broker non-votes will have the same effect as votes AGAINST the proposal to approve the company mergers. Failure to vote, abstentions and broker non-votes will have no effect on (i) the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain named executive officers of Liberty in connection with the company mergers and the other transactions contemplated by the merger agreement, or (ii) the proposal to approve one or more adjournments of the Liberty special meeting to another date, time or place, if necessary, to solicit additional proxies in favor of the proposal to approve the company mergers and the other transactions contemplated by the merger agreement.

Q:
Will my rights as a shareholder of Liberty change as a result of the company mergers?

A:
Yes. Liberty shareholders will have different rights following the effective time of the company mergers due to the differences between the governing documents of Prologis and Liberty. For more information regarding the differences in stockholder rights, see "Comparison of Rights of the Prologis Stockholders and the Liberty Shareholders" beginning on page 153.

Q:
When are the mergers expected to be completed?

A:
Prologis and Liberty expect to complete the mergers as soon as reasonably practicable following satisfaction of all of the required conditions. If the Liberty shareholders approve the company mergers and if the other conditions to closing the mergers are satisfied or waived, it is currently expected that the mergers will be completed in the first quarter of 2020. However, there is no guarantee that the conditions to the mergers will be satisfied or that the mergers will close.

Q:
What are the material United States federal income tax consequences to United States holders of the company mergers?

A:
Each of the Liberty merger and the Topco merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that each of the company mergers qualify as a reorganization, United States holders (as defined in the discussion under the heading "The Mergers—Material United States Federal Income Tax Consequences of the Company Mergers") of Liberty common shares generally will not recognize gain or loss for United States federal income tax purposes upon the receipt of New Liberty Holdco common shares in exchange for Liberty common shares in connection with the Liberty merger and United States holders of New Liberty Holdco common shares generally will not recognize gain or loss for United States federal income tax purposes upon the receipt of Prologis common stock in exchange for New Liberty Holdco common shares in connection with the Topco merger, except with respect to cash received in lieu of fractional shares of Prologis common stock. Holders of Liberty common shares should read the discussion under the heading "The Mergers—Material United States Federal Income Tax Consequences of the Company Mergers" beginning on page 104 and consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-United States income and other tax laws) of the company mergers.

Q.
What happens if the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain named executed officers of Liberty in connection with the company mergers is not approved?

A.
Approval, on an advisory (non-binding) basis, of compensation that may be paid or become payable to certain named executive officers of Liberty in connection with the company mergers is not a condition to completion of the mergers. Because the vote regarding merger-related compensation is advisory only, it will not be binding on either Liberty or Prologis regardless of whether the mergers are completed. Accordingly, if the mergers are completed, the merger-related compensation will become payable in connection with the mergers and a qualifying termination of employment, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the non-binding advisory proposal.

Q:
Are Liberty shareholders entitled to appraisal rights?

A:
No. Liberty shareholders are not entitled to exercise appraisal rights in connection with the mergers. See "The Merger Agreement—Merger Consideration; Effects of the Mergers—Dissenters' Rights" beginning on page 117 for more information.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed preaddressed postage-paid envelope or, if available, by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your Liberty common shares will be represented and voted at the Liberty special meeting. Please refer to your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are available to you. The method by which you submit a proxy will in no way limit your right to vote at the Liberty special meeting if you later decide to attend the meeting in person. However, if your Liberty common shares are held in the name of a broker or other nominee, you must obtain a legal proxy, executed in your favor, from your broker or other nominee, to be able to vote in person at the Liberty special meeting.

Q:
How will my proxy be voted?

A:
All Liberty common shares entitled to vote and represented by properly completed proxies received prior to the Liberty special meeting, and not revoked, will be voted at the Liberty special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your Liberty common shares should be voted on a matter, the Liberty common shares represented by your proxy will be voted as the Liberty board recommends and, therefore, FOR the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement, FOR the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain named executive officers of Liberty in connection with the company mergers and the other transactions contemplated by the merger agreement, and FOR the proposal to approve one or more adjournments of the Liberty special meeting to another date, time or place, if necessary, to solicit additional proxies in favor of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement. See "The Liberty Special Meeting—Abstentions and Broker Non-Votes" on page 54.

Q:
Can I revoke my proxy or change my vote after I have delivered my proxy?

A:
Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the Liberty special meeting. If you are a holder of record, you can do this in any of the three following ways:

•
by sending a written notice to the corporate Secretary of Liberty, in time to be received before the Liberty special meeting, stating that you would like to revoke your proxy;

•
by completing, signing and dating another proxy card and returning it by mail in time to be received before the Liberty special meeting, or by submitting a later-dated proxy by the Internet or telephone in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•
by attending the Liberty special meeting and voting in person. Simply attending the Liberty special meeting without voting will not revoke your proxy or change your vote.

  If your Liberty common shares are held in an account at a broker or other nominee and you desire to change your vote or vote in person, you should contact your broker or other nominee for instructions on how to do so.

Q:
What does it mean if I receive more than one set of voting materials for the Liberty special meeting?

A:
You may receive more than one set of voting materials for the Liberty special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Liberty common shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold your Liberty common shares. If you are a holder of record and your Liberty common shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please submit your proxy by telephone or over the Internet.

Q:
Do I need identification to attend the Liberty special meeting in person?

A:
Yes. Please bring proper identification, together with proof that you are a record owner of Liberty common shares. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned Liberty common shares on the record date.

Q:
Will a proxy solicitor be used?

A:
Yes. Liberty has engaged Innisfree M&A Incorporated, which we refer to as "Innisfree," to assist in the solicitation of proxies for the Liberty special meeting and Liberty estimates it will pay Innisfree a fee of approximately $25,000. Liberty has also agreed to reimburse Innisfree for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation. In addition to mailing proxy solicitation material, Liberty's trustees, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Liberty's trustees, officers or employees for such services.

Q:
Who can answer my questions?

A:
If you have any questions about the mergers or how to submit your proxy or need additional copies of this proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

Liberty Property Trust
650 East Swedesford Road, Suite 400
Wayne, PA 19087
Attention: Investor Relations
(610) 648-1700
www.libertyproperty.com

Proxy Solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Toll-free: (888) 750-5834
Banks and Brokers: (212) 750-5833

SUMMARY

        The following summary highlights some of the information contained in this proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement, the mergers and the other transactions contemplated by the merger agreement, Prologis and Liberty encourage you to read carefully this entire proxy statement/prospectus, including the attached Annexes and the other documents to which we have referred you because this section does not provide all the information that might be important to you with respect to the mergers and the Liberty special meeting. See also the section entitled "Where You Can Find More Information and Incorporation by Reference" beginning on page 170. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Parties to the Merger

Prologis, Inc. and Prologis, L.P. (See page 50)

  Prologis, Inc.
  Pier 1, Bay 1
  San Francisco, California 94111
  (415) 394-9000

        Prologis, Inc. was formed in 1997 and is the global leader in logistics real estate with a focus on key markets in 19 countries on four continents. Prologis owns, manages and develops well-located, high-quality logistics facilities. Prologis' local teams actively manage its portfolio, which encompasses leasing and property management, capital deployment and opportunistic dispositions allowing it to recycle capital to self-fund its development and acquisition activities. The majority of Prologis' properties in the U.S. are wholly owned, while its properties outside the U.S. are generally held in co-investment ventures to mitigate Prologis' exposure to foreign currency movements. Prologis common stock is listed on the NYSE, trading under the symbol "PLD."

        Prologis, L.P. was formed in 1997 and is the primary operating subsidiary of Prologis. As of September 30, 2019, Prologis owned an approximate 97.22% common general partnership interest in Prologis OP and 100% of the preferred units in Prologis OP. As the sole general partner of Prologis OP, Prologis has complete responsibility and discretion in the day-to-day management and control of Prologis OP. Prologis only holds a de minimis amount of assets outside of Prologis OP.

Lambda REIT Acquisition LLC

        Lambda REIT Acquisition LLC, a wholly owned subsidiary of Prologis which we refer to as "Prologis Merger Sub," is a Maryland limited liability company organized on October 25, 2019 for the purpose of effecting the Topco merger. Prologis Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Prologis Merger Sub are located at Pier 1, Bay 1, San Francisco, California 94111.

Lambda OP Acquisition LLC

        Lambda OP Acquisition LLC, a wholly owned subsidiary of Prologis OP, which we refer to as "Prologis OP Merger Sub," is a Delaware limited liability company organized on October 24, 2019 for the purpose of effecting the partnership merger. Prologis OP Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Prologis OP Merger Sub are located at Pier 1, Bay 1, San Francisco, California 94111.

Liberty Property Trust and Liberty Property Limited Partnership (See page 51)

  Liberty Property Trust
  650 East Swedesford Road, Suite 400
  Wayne, PA 19087
  (610) 648-1700

        Liberty Property Trust, a Maryland real estate investment trust, through its controlling interest in Liberty Property Limited Partnership is a leader in commercial real estate, serving customers in the United States and United Kingdom, through the development, acquisition, ownership and management of superior logistics, warehouse, manufacturing, and R&D facilities in key markets. As of September 30, 2019, Liberty owned interests in 580 properties in operation, comprised of approximately 111.7 million square feet, 25 properties under development, which when completed are expected to comprise approximately 5.2 million square feet, and three properties held for redevelopment or as value-added, comprising approximately 140,000 square feet, as well as approximately 1,700 acres of developable land.

        Liberty common shares are listed on the NYSE, trading under the symbol "LPT."

Leaf Holdco Property Trust

        Leaf Holdco Property Trust, which we refer to as "New Liberty Holdco," is a Maryland real estate investment trust formed on October 25, 2019 for the purpose of effecting the Topco merger. New Liberty Holdco is a wholly owned subsidiary of Liberty. New Liberty Holdco has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of New Liberty Holdco are located at 650 East Swedesford Road, Suite 400, Wayne, PA 19087.

The Combined Company (See page 52)

        References to the Combined Company are to Prologis after the effective time of the Topco merger. The Combined Company will continue to be named "Prologis, Inc." and will be a Maryland corporation. The Combined Company after the completion of the mergers is expected to have a total market capitalization of approximately $63 billion (based on the closing price of Prologis common stock on September 30, 2019 of $85.22 per share). The Combined Company will have a footprint in high-demand metropolitan areas throughout the world.

        The business of the Combined Company will be operated through Prologis OP. Prologis will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of Prologis OP.

        The common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol "PLD."

        The Combined Company's principal executive offices will continue to be located at Pier 1, Bay 1, San Francisco, California 94111, and its telephone number will be (415) 394-9000.

The Mergers

The Merger Agreement (See page 112)

        The Prologis parties and the Liberty parties have entered into the merger agreement attached as Annex A to this proxy statement/prospectus, which is incorporated herein by reference. Prologis and Liberty encourage you to carefully read the merger agreement in its entirety because it is the principal document governing the mergers and the other transactions contemplated by the merger agreement.

        The merger agreement provides that the closing of the mergers will take place at the offices of Wachtell, Lipton, Rosen & Katz (referred to herein as "Wachtell Lipton"), 51 West 52nd Street, New York, New York 10019 on the second business day following the date on which the last of the conditions to the closing of the mergers has been satisfied or waived (other than those conditions that by their terms are required to be satisfied at the closing), unless otherwise agreed by the Prologis parties and the Liberty parties.

The Mergers (See page 59)

        Upon the terms and subject to the conditions set forth in the merger agreement, Liberty and Prologis will combine through a multi-step process:

  •
  first, in the Liberty merger, Liberty Merger Sub will merge with and into Liberty, with Liberty continuing as the surviving entity and an indirect wholly owned subsidiary of New Liberty Holdco;

  •
  thereafter, in the Topco merger, New Liberty Holdco will merge with and into Prologis Merger Sub, with Prologis Merger Sub continuing as the surviving entity and remaining a wholly owned subsidiary of Prologis;

  •
  thereafter, in the contribution and issuance, Prologis, its applicable subsidiaries and Prologis Merger Sub will cause all of the outstanding equity interests of Liberty to be contributed to Prologis OP in exchange for the issuance by Prologis OP of Prologis OP common units to certain subsidiaries of Prologis; and

  •
  thereafter, in the partnership merger, Prologis OP Merger Sub will merge with and into Liberty OP, with Liberty OP continuing as the surviving entity and a wholly owned subsidiary of Prologis OP.

        Upon the consummation of the Liberty merger described above, the separate existence of Liberty Merger Sub will cease. Upon completion of the Topco merger described above, the separate existence of New Liberty Holdco will cease. Upon completion of the partnership merger described above, the separate existence of Prologis OP Merger Sub will cease.

Merger Consideration (See page 113)

        In the Liberty merger, each issued and outstanding Liberty common share immediately prior to the Liberty merger effective time will be converted into one newly issued New Liberty Holdco common share. The Liberty common shares and the New Liberty Holdco common shares will be identical in all respects.

        In the Topco merger, each issued and outstanding New Liberty Holdco common share immediately prior to the Topco merger effective time (other than (i) New Liberty Holdco common shares owned by any of the Liberty parties or any wholly owned subsidiary of Liberty and (ii) New Liberty Holdco common shares owned by the Prologis parties or any of their respective wholly owned subsidiaries, which New Liberty Holdco common shares will be canceled) will be converted into the right to receive 0.675 validly issued, fully paid and non-assessable shares of Prologis common stock, without interest but subject to any withholding required under applicable tax law, plus the right, if any, to receive cash in lieu of fractional shares of Prologis common stock in to which such New Liberty Holdco common shares would have been converted pursuant to the merger agreement.

        In the partnership merger, (i) each Liberty OP common unit that is issued and outstanding immediately prior to the partnership merger effective time will automatically be converted into 0.675 new validly issued Prologis OP common units (such consideration referred to as the "partnership merger common consideration") and (ii) each Liberty OP preferred unit that is issued and outstanding immediately prior to the partnership merger effective time will automatically be converted into one new validly issued new Prologis preferred unit with substantially the same terms and rights as such Liberty OP preferred units immediately prior to the partnership merger. No fractional new Prologis OP common units will be issued in the partnership merger. Any fractional new Prologis OP common unit that would otherwise be issued to any holder of Liberty OP common units will be rounded up to the nearest whole number.

Recommendation of the Liberty Board of Trustees (See page 53)

        The Liberty board has unanimously approved the merger agreement, the company mergers and the other transactions contemplated thereby. The Liberty board made its determination after consultation with its legal and financial advisors and consideration of numerous factors.

        The Liberty board unanimously recommends that the Liberty shareholders vote FOR the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement, FOR the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain named executive officers of Liberty in connection with the company mergers and the other transactions contemplated by the merger agreement, and FOR the proposal to approve one or more adjournments of the Liberty special meeting to another date, time or place, if necessary, to solicit additional proxies in favor of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement.

The Liberty Special Meeting (See page 53)

        Liberty has agreed to hold a special meeting for the purpose of voting upon the approval of the company mergers and other related matters. The Liberty board has agreed to recommend that the Liberty shareholders approve the company mergers and to use its reasonable best efforts to solicit the approval of the company mergers at the Liberty special meeting. The Liberty special meeting will be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103 on January 30, 2020, commencing at 11:00 am, local time.

        At the Liberty special meeting, the Liberty shareholders will be asked to consider and vote upon the following matters:

  1.
  a proposal to approve the company mergers on the terms and conditions set forth in the merger agreement;

  2.
  a non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain named executive officers of Liberty in connection with the company mergers and the other transactions contemplated by the merger agreement; and

  3.
  a proposal to approve one or more adjournments of the Liberty special meeting to another date, time or place, if necessary, to solicit additional proxies in favor of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement.

        Approval of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement requires the affirmative vote of holders of at least two-thirds of the outstanding Liberty common shares outstanding and entitled to vote on such proposal.

        Approval of the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain named executive officers of Liberty in connection with the company mergers and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of all votes cast on such proposal.

        Approval of the proposal to approve one or more adjournments of the Liberty special meeting to another date, time or place, if necessary, to solicit additional proxies in favor of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement requires the affirmative vote of a majority of all votes cast on such proposal.

        At the close of business on December 16, 2019, trustees and executive officers of Liberty were entitled to vote 869,462 Liberty common shares, or approximately 0.6% of the Liberty common shares issued and outstanding on that date. Liberty currently expects that all Liberty trustees and executive officers will vote their Liberty common shares in favor of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement as well as the other proposals to be considered at the Liberty special meeting, although none of them is contractually obligated to do so.

        Your vote as a Liberty shareholder is very important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Liberty special meeting in person.

Opinions of Liberty's Financial Advisors (See pages 71 and 80 and Annexes B and C)

Opinion of Goldman Sachs

        Goldman Sachs delivered its opinion to the Liberty board that, as of October 27, 2019 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Prologis and its affiliates) of Liberty common shares.

        The full text of the written opinion of Goldman Sachs, dated October 27, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference in its entirety. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Liberty board in connection with its consideration of the proposed transaction contemplated by the merger agreement, which we refer to as the "transaction." The Goldman Sachs opinion is not a recommendation as to how any holder of Liberty common shares should vote with respect to the transaction or any other matter.

Opinion of Citi

        In connection with the transaction, Citi, as Liberty's financial advisor, rendered an oral opinion to the Liberty board at its October 27, 2019 meeting as to the fairness, from a financial point of view, to the holders of Liberty common shares and as of the date of the opinion, of the exchange ratio to be paid to the holders of Liberty common shares pursuant to the merger agreement, which was confirmed by delivery of a written opinion dated October 27, 2019. The full text of Citi's written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference in its entirety. The description of Citi's opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Citi's opinion.

        Citi's opinion was provided for the information of the Liberty board (in its capacity as such) in connection with its evaluation of the transaction and was limited to the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio to be paid to the holders of outstanding Liberty common shares pursuant to the merger agreement and did not address any other terms, aspects or implications of the transaction. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Liberty to effect the transaction, the relative merits of the transaction as compared to any alternative business strategies that might exist for Liberty or the effect of any other transaction in which Liberty might engage. Citi's opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed transaction or any other matter.

Treatment of the Liberty Equity Awards (See page 97)

        At the Liberty merger effective time, each issued and outstanding Liberty common share as of immediately before the Liberty merger effective time will be automatically converted into the right to receive one New Liberty Holdco common share. Also as of the Liberty merger effective time, each outstanding equity award relating to Liberty common shares will be automatically converted into an equivalent award relating to an equal number of New Liberty Holdco common shares.

        At the Topco merger effective time, each New Liberty Holdco common share issued and outstanding immediately prior to the Topco merger effective time (other than New Liberty Holdco common shares owned by New Liberty Holdco or any of New Liberty Holdco's wholly owned subsidiaries and New Liberty Holdco common shares owned by Prologis or any of Prologis' wholly owned subsidiaries) will be automatically converted into the right to receive 0.675 shares of Prologis common stock, together with cash in lieu of fractional shares, without interest, upon the terms and subject to the conditions set forth in the merger agreement.

        At the Topco merger effective time, each outstanding restricted stock award, restricted stock unit award, and stock option relating to New Liberty Holdco common shares will vest and be cancelled in exchange for a payment of the merger consideration (or a cash payment equal to the value of the merger consideration, in the case of an award that is payable in cash by its terms) in respect of each underlying New Liberty Holdco common share (reduced by the aggregate exercise price in the case of each stock option). Performance-based restricted stock unit awards will vest based on the actual level of achievement of the applicable performance goals through the day immediately prior to the Topco merger effective time (or, in the case of awards granted in 2017, if the merger occurs on or after January 1, 2020, based on actual performance during the completed performance period).

Directors and Management of the Combined Company Following the Mergers (See page 113)

        There will be no change to the members of the Prologis board or executive officers as a result of the mergers. Hamid R. Moghadam will serve as Chief Executive Officer and Chairman of the Combined Company.

        See "The Merger Agreement—Directors and Management of the Combined Company Following the Mergers" for more information.

Interests of Liberty's Trustees and Named Executive Officers in the Mergers (See page 97)

        The interests of Liberty's trustees and named executive officers in the mergers that are different from, or in addition to, those of Liberty's shareholders generally are described below. The Liberty board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the mergers, and in making the recommendations set forth in this proxy statement/prospectus, including its recommendation that the Liberty shareholders vote FOR the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement. These interests include:

  •
  accelerated vesting and settlement of all outstanding equity awards, with 2018 and 2019 performance-based awards (and 2017 performance-based awards, if the closing of the mergers occurs in 2019) vesting based on actual performance as of the consummation of the Topco merger;

  •
  payment of 2019 annual cash incentives in December 2019, assuming maximum performance;

  •
  entitlement to severance benefits under the senior officer severance plan covering Liberty's named executive officers upon a qualifying termination of employment (referred to herein as the "Senior Officer Severance Plan"); and

  •
  entitlement to continued indemnification, expense advancement and insurance coverage under indemnification agreements and the merger agreement.

Listing of Prologis Common Stock; Delisting and Deregistration of Liberty Common Shares (See page 111)

        It is a condition to each party's obligation to complete the mergers that the shares of Prologis common stock to be issued in connection with the Topco merger be approved for listing on the NYSE, subject to official notice of issuance. Prologis has agreed to use its commercially reasonable efforts to have the application for the listing of the Prologis common stock accepted by the NYSE as promptly as is practicable. After the Topco merger is completed, the Liberty common shares currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Shareholder Appraisal Rights in the Mergers (See page 117)

        No dissenters' or appraisal rights or other similar rights of objecting Liberty shareholders will be available with respect to the mergers or the other transactions contemplated by the merger agreement.

Expected Timing of the Merger

        The parties expect the mergers to be completed in the first quarter of 2020. Neither Liberty nor Prologis can predict the actual date on which the mergers will be completed, or if the mergers will be completed at all, because completion of the mergers is subject to conditions and factors outside of the control of both companies, including the approval of the company mergers by the Liberty shareholders and the satisfaction of certain other closing conditions.

Conditions to Completion of the Mergers (See page 138)

        The respective obligations of each of the Liberty parties and the Prologis parties to effect the mergers and to consummate the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of certain customary conditions, including, among others, the approval of the company mergers by the Liberty shareholders, the absence of any legal prohibitions, listing of Prologis common stock, delivery of certain tax opinions, the accuracy of the other parties' representations and warranties (subject to customary materiality qualifiers), and compliance by the other parties with their respective obligations under the merger agreement (subject to customary materiality qualifiers).

        Neither Liberty nor Prologis can be certain when, or if, the conditions to the completion of the mergers will be satisfied or waived, or that the mergers will be effected. See "The Merger Agreement—Conditions to Completion of the Mergers" beginning on page 138 for more information.

Regulatory Approvals Required for the Mergers (See page 104)

        The consummation of the mergers and the other transactions contemplated by the merger agreement is not subject to the receipt of any governmental approvals or the expiration of any regulatory waiting period.

No Solicitation of Acquisition Proposals (See page 129)

        The merger agreement provides that Liberty will not, and will cause its subsidiaries and its and their respective officers, directors and trustees not to, and will instruct and use its reasonable best efforts to cause its and their respective other affiliates, officers, directors, trustees, employees or consultants or investment bankers, financial advisors, attorneys, accountants or other representative retained by such person or entity not to, directly or indirectly:

  •
  solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries, indications of interest or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined in "The Merger Agreement—No Solicitation of Acquisition Proposals");

  •
  engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide any non-public information or data to any person or entity relating to, an acquisition proposal or any inquiries, proposals, indications of interest or offers that constitute, or would reasonably be expected to lead to an acquisition proposal;

  •
  approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement relating to any acquisition proposal; or

  •
  propose or agree to do any of the foregoing.

        Notwithstanding these restrictions, under certain circumstances, and to the extent that the Liberty board concludes in good faith, after receiving the advice of its outside legal counsel and its financial advisors, that an acquisition proposal either constitutes or would reasonably be expected to lead to a superior proposal (as defined in "The Merger Agreement—No Solicitation of Acquisition Proposals") and that failure to do so would be inconsistent with their duties as trustees under applicable law, Liberty may, prior to the Liberty special meeting, provide non-public information or data, and engage in discussions and negotiations, with respect to certain unsolicited bona fide written acquisition proposals that did not result from a breach of the merger agreement, subject to certain specified requirements.

        See "The Merger Agreement—Covenants and Agreements—No Solicitation of Acquisition Proposals" on page 129 for more information.

No Change of Board Recommendation; No Entry into Alternative Transactions (See page 129)

        Prior to obtaining the Liberty shareholder approval, the Liberty board may make a change in company recommendation (as defined in "The Merger Agreement—No Solicitation of Acquisition Proposals" beginning on page 129), if and only if:

  •
  (i) Liberty has received an unsolicited bona fide written acquisition proposal that did not result from a breach of Liberty's non-solicitation covenant and covenants restricting the sharing of information in the merger agreement (and such proposal is not withdrawn) and the Liberty board concludes in good faith (after consultation with its outside legal counsel and its financial advisors) that such acquisition proposal constitutes a superior proposal or (ii) an intervening event (as defined in "The Merger Agreement—No Solicitation of Acquisition Proposals") has occurred, and in the case of either clause (i) or clause (ii), the Liberty board concludes in good faith (after consultation with its outside counsel) that the failure to take such action would be inconsistent with their duties as trustees under applicable law;

  •
  Liberty gives Prologis at least four business days' prior written notice of its intention to take such action, which notice (i) in the case of an acquisition proposal, specifies in reasonable detail the reasons for Liberty taking such action, including the material terms and conditions of any such superior proposal that is the basis of the proposed action and (ii) in the case of an intervening event, advising Prologis that Liberty intends to take such action and specifying in reasonable detail the reasons therefor; and

  •
  during such notice period, the Liberty board considers, and, if requested by Prologis, engages, and causes its representatives to engage, in good faith discussions with Prologis regarding any adjustment or modification of the terms of the merger agreement proposed by Prologis and the Liberty board, following such notice period, again concludes in good faith (after consultation with its outside legal counsel and its financial advisors and taking into account any adjustment or modification of the terms of the merger agreement proposed by Prologis) that (i) in the case of both an acquisition proposal and an intervening event, the failure to do so would be inconsistent with their duties as trustees under applicable law and (ii) in the case of an acquisition proposal, such acquisition proposal continues to constitute a superior proposal.

        Unless the merger agreement is terminated with respect to a superior proposal, notwithstanding a change in company recommendation, Liberty must cause the approval of the company mergers to be submitted to a vote of its shareholders. In addition, Liberty may not submit to the vote of its shareholders any acquisition proposal other than the company mergers prior to the termination of the merger agreement.

        See "The Merger Agreement—Covenants and Agreements—No Solicitation of Acquisition Proposals" on page 129 for more information.

Termination of the Merger Agreement (See page 141)

        The merger agreement may be terminated and the mergers may be abandoned at any time prior to the Topco merger effective time, whether before or after the receipt of the Liberty shareholder approval (unless otherwise specified below), under the following circumstances:

  •
  by mutual written consent of Liberty and Prologis;

  •
  by either Liberty or Prologis if:

  •
  upon the completion of voting at the Liberty special meeting, the Liberty shareholder approval is not obtained (except that Liberty will not have this right to terminate if the failure to obtain the Liberty shareholder approval was primarily caused by a material breach by any of the Liberty parties of their respective obligations with respect to the preparation of the Form S-4 and the proxy statement/prospectus, the Liberty special meeting, non-solicitation of acquisition proposals or making any change in company recommendation);

  •
  a governmental authority of competent jurisdiction has issued an order, decree, judgment, injunction or taken any other action, which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the mergers, and such order, decree, judgment, injunction or other action has become final and non-appealable; or

  •
  the mergers have not been consummated on or before 5:00 p.m. (New York time) on June 1, 2020 (except that this termination right will not be available to a party whose failure to comply with any provision of the merger agreement has been the primary cause of, or resulted in, the failure of the mergers to occur on or before such date).

  •
  by Liberty if:

  •
  at any time prior to the receipt of the Liberty shareholder approval, in order to enter into an acquisition agreement with respect to a superior proposal in compliance with the terms of the merger agreement (except that the merger agreement may not be so terminated unless Liberty concurrently pays the termination fee described below); or

  •
  any of the Prologis parties has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the related closing conditions not being satisfied on the closing date, unless such breach or failure to perform is not cured or curable by the earlier of 30 days after notice of such breach or failure to perform is given or two business days prior to June 1, 2020 (except that Liberty will not have this right to terminate if Liberty or Liberty OP is in breach of any of its own representations, warranties, covenants or agreements set forth in the merger agreement such that the related closing conditions would not be satisfied).

  •
  by Prologis if:

  •
  prior to obtaining the Liberty shareholder approval, a change in company recommendation has occurred (except that Prologis will no longer have this right to terminate if and when the Liberty shareholder approval is obtained);

  •
  there is a willful breach of the non-solicitation/change of recommendation covenants; or

  •
  any of the Liberty parties has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the related closing conditions not being satisfied on the closing date, and such breach or failure to perform is not cured or curable by the earlier of 30 days after notice of such breach or failure to perform is given or two business days prior to June 1, 2020 (except that Prologis will not have this right to terminate if Prologis or Prologis OP is in breach of any of its own representations, warranties, covenants or agreements set forth in the merger agreement such that the related closing conditions would not be satisfied).

        See "The Merger Agreement—Termination of the Merger Agreement" beginning on page 141 for more information.

Termination Fee and Expenses (See page 142)

        Liberty has agreed to pay to Prologis a termination fee of $325 million (except as described below) if the merger agreement is terminated in the following circumstances:

  •
  Liberty terminates the merger agreement, at any time prior to the receipt of the Liberty shareholder approval, to enter into an acquisition agreement with respect to a superior proposal; or

  •
  Prologis terminates the merger agreement following a change in company recommendation.

        Further, Liberty has agreed to pay to Prologis a termination fee of $325 million in the following instances (provided that for purposes of the analysis below, the references to "20%" in the definition of "acquisition proposal" in the merger agreement will instead be deemed to be "50%"):

  •
  In the event that:

  •
  Liberty receives or has received an acquisition proposal with respect to Liberty or any Liberty subsidiary that has been publicly announced or otherwise communicated to the Liberty board prior to the time of the Liberty special meeting or, in certain circumstances, the date of termination of the merger agreement;

  •
  thereafter (i) Liberty or Prologis terminates the merger agreement as a result of the failure to obtain the Liberty shareholder approval, (ii) Liberty or Prologis terminates the merger agreement as a result of the failure to complete the mergers on or before June 1, 2020 or (iii) Prologis terminates the merger agreement as a result of any of the Liberty parties'

      breach or failure to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the related closing conditions not being satisfied on the closing date, and such breach or failure to perform is not cured or curable by the earlier of 30 days after notice of such breach or failure to perform is given or two business days prior to June 1, 2020; and

    •
    before the date that is twelve months after the date of termination of the merger agreement, any transaction or series of related transactions included within the definition of an acquisition proposal is consummated or Liberty or a Liberty subsidiary enters into an acquisition agreement with respect to such a transaction or series of related transactions.

        However, the termination fee will only be $150 million if each of the following occurs:

  •
  the merger agreement is terminated:

  •
  by Liberty prior to the receipt of the Liberty shareholder approval in order to enter into an acquisition agreement with respect to a superior proposal from a qualified bidder in compliance with the merger agreement; or

  •
  by Prologis in response to a change in company recommendation with respect to a superior proposal from a qualified bidder; and

  •
  a bidder will be a qualified bidder if such bidder made an unsolicited bona fide written acquisition proposal (that did not result from a breach of the non-solicitation covenants in the merger agreement) that remains pending at 11:59 p.m. (New York time) on November 26, 2019, and that, on or prior to such date, the Liberty board concluded in good faith (after consultation with its outside legal counsel and its financial advisors) either constituted or would reasonably be expected to lead to a superior proposal, and subject to certain other requirements set forth in the merger agreement; and

  •
  the termination of the merger agreement occurred prior to the later of the following:

  •
  11:59 p.m. (New York time) on December 11, 2019; and

  •
  11:59 p.m. (New York time) on the first business day after the end of any notice period (including any extensions thereof) with respect to a superior proposal by a qualified bidder for which notice period commenced on or prior to December 11, 2019.

        Liberty did not receive a bona fide written acquisition proposal from any bidders, including any qualified bidders, on or prior to 11:59 p.m. (New York time) on November 26, 2019.

        Liberty has agreed to pay to Prologis all documented reasonable out-of-pocket expenses (including fees and expenses of counsel and other advisors) paid or payable by any of the Prologis parties in connection with the merger agreement and the other transactions contemplated by the merger agreement up to a maximum of $15 million if the merger agreement is terminated by either Liberty or Prologis because the Liberty shareholders fail to approve the company mergers at a duly convened meeting. Any such amount paid by Liberty would be credited against the payment of any termination fee that Liberty subsequently becomes obligated to pay Prologis. See "The Merger Agreement—Termination of the Merger Agreement" beginning on page 141 for more information.

Remedies (See page 144)

        The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement by any other party and to specifically enforce the terms and provisions of the merger agreement.

Litigation Relating to the Mergers (See page 111)

        On November 27, 2019, Liberty and the Liberty board were sued in a lawsuit, captioned Shiva Stein v. Liberty Property Trust Inc. et al., Case No. 1:19-cv-03428 (the "Stein Action"), filed in the United States District Court for the District of Maryland, in connection with Liberty's proposed merger with Prologis and the related Form S-4. The complaint in the Stein Action alleges that Liberty and the Liberty board violated federal securities laws by omitting material information from the Form S-4, rendering the Form S-4 materially deficient. On December 5, 2019, Liberty, Liberty OP, the Liberty board, Prologis, Prologis OP, Prologis Merger Sub, Prologis OP Merger Sub and New Liberty Holdco were sued in a putative class action lawsuit, captioned John Thompson v. Liberty Property Trust, et al., Case No. 1:19-cv-02230 (the "Thompson Action"), filed in the United States District Court for the District of Delaware, and also in connection with Liberty's proposed merger with Prologis and the related Form S-4. The complaint in the Thompson Action alleges that Liberty, Liberty OP, the Liberty board, Prologis, Prologis OP, Prologis Merger Sub, Prologis OP Merger Sub and New Liberty Holdco violated federal securities laws by omitting from the Form S-4, and/or misrepresenting in the Form S-4, material information, rendering the Form S-4 materially deficient. On December 16, 2019, Liberty and the Liberty board were sued in a lawsuit, captioned Berlinger v. Liberty Property Trust et al., Case No. 1:19-cv-03562 (the "Berlinger Action"), filed in the United States District Court for the District of Maryland, in connection with Liberty's proposed merger with Prologis and the related Form S-4. The complaint in the Berlinger Action alleges that Liberty and the Liberty board violated federal securities laws by omitting material information in the Form S-4, rendering the Form S-4 materially deficient. On December 16, 2019, Prologis, Liberty and the Liberty board were sued in a putative class action lawsuit, captioned Robert Garfield v. William P. Hankowsky et al., No. 2019-cv-9529-cv (the "Garfield Action"), filed in the Court of Common Pleas of Dauphin County, Pennsylvania. The complaint in the Garfield Action alleges that Prologis and Liberty omitted material information from the Form S-4, rendering the Form S-4 materially deficient, that the Liberty board violated its fiduciary duties to Liberty shareholders in connection with the proposed merger of Liberty and Prologis, and that Prologis aided and abetted those breaches of fiduciary duty. Plaintiffs in the Stein, Thompson, Berlinger and Garfield Actions seek, among other things, (i) to enjoin the transaction, and (ii) attorneys' fees and costs in connection with these lawsuits. If additional similar complaints are filed, absent new or different allegations that are material, neither Liberty nor Prologis will necessarily announce such additional filings.

        Although the ultimate outcome of litigation cannot be predicted with certainty, Liberty and Prologis believe that these lawsuits are without merit and intend to defend against these actions vigorously.

Material United States Federal Income Tax Consequences of the Company Mergers (See page 104)

        Prologis and Liberty intend that each of the Liberty merger and the Topco merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that Liberty receives a written opinion from its counsel to the effect that the Liberty merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that Prologis and Liberty receive written opinions from their respective counsel to the effect that the Topco merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that each of the Liberty merger and the Topco merger qualifies as a reorganization, United States holders (as defined in the discussion under the heading "The Mergers—Material United States Federal Income Tax Consequences of the Company Mergers") of Liberty common shares generally will not recognize gain or loss for United States federal income tax purposes upon the receipt of New Liberty Holdco common shares in exchange for Liberty common shares in connection with the Liberty merger and United States holders of New Liberty Holdco common shares are not expected to recognize gain or loss as a result of the Topco merger (except with respect to the receipt of cash in lieu of fractional shares of Prologis common stock, if any).

        For further discussion of material United States federal income tax consequences of the company mergers, see "The Mergers—Material United States Federal Income Tax Consequences of the Company Mergers" beginning on page 104.

        Holders of Liberty common shares should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-United States income and other tax laws) of the company mergers and the ownership and disposition of shares of the Combined Company common stock.

Accounting Treatment of the Mergers (See page 109)

        Prologis prepares its financial statements in accordance with United States generally accepted accounting principles, which we refer to as "GAAP." The mergers will be accounted for by using the business combination accounting rules. See "The Merger—Accounting Treatment" beginning on page 109 for more information.

Comparison of Rights of Prologis Stockholders and Liberty Shareholders (See page 153)

        The rights of Liberty shareholders are currently governed by and subject to the provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, or "Maryland REIT Law," and the declaration of trust and bylaws of Liberty. Upon consummation of the company mergers, the rights of the former Liberty shareholders who receive shares of Prologis common stock in the Topco merger will be governed by the Maryland General Corporation Law, or the "MGCL," and the Prologis charter and bylaws, rather than the declaration of trust and bylaws of Liberty. See "Comparison of Rights of the Prologis Stockholders and the Liberty Shareholders" beginning on page 153 for more information.

Selected Historical Financial Information of Prologis

        The following selected historical financial information for each of the years during the five-year period ended December 31, 2018 and the selected balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2018 have been derived from Prologis' audited consolidated financial statements. The selected historical financial information for the nine months ended September 30, 2019 and 2018 and the selected balance sheet data as of September 30, 2019 have been derived from Prologis' unaudited interim consolidated financial statements.

        You should read the selected historical financial information presented below together with the consolidated financial statements and the related notes thereto and management's discussion and analysis of financial condition and results of operations of Prologis included in Prologis' Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which are incorporated herein by reference. See also "Where You Can Find More Information and Incorporation by Reference" beginning on page 170.

	Nine Months Ended September 30,		For the Years Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(in millions, except per share amounts)
Operating Data:
Total revenues	$2,504	$1,997	$2,804	$2,618	$2,533	$2,197	$1,761
Total expenses	$1,750	$1,391	$1,957	$1,847	$1,865	$1,817	$1,441
Gains on real estate transactions, net(1)	$536	$483	$841	$1,183	$758	$759	$726
Operating income(1)	$1,290	$1,089	$1,688	$1,954	$1,426	$1,139	$1,046
Interest expense	$180	$167	$229	$274	$303	$301	$309
Consolidated net earnings	$1,276	$1,132	$1,823	$1,761	$1,293	$926	$739
Net earnings attributable to common stockholders	$1,181	$1,047	$1,643	$1,642	$1,203	$863	$622
Net earnings per share attributable to common stockholders—Basic	$1.87	$1.92	$2.90	$3.10	$2.29	$1.66	$1.25
Net earnings per share attributable to common stockholders—Diluted	$1.86	$1.90	$2.87	$3.06	$2.27	$1.64	$1.24
Weighted average common shares outstanding:
Basic	630	547	567	530	526	521	500
Diluted	655	569	590	552	547	534	506
Core FFO(2):	$1,613	$1,262	$1,788	$1,551	$1,400	$1,181	$953
Common Share Dividends:
Common share dividends paid per share	$1.59	$1.44	$1.92	$1.76	$1.68	$1.52	$1.32

(1)
In the fourth quarter of 2018, the SEC guidance for presentation of gains was updated with the adoption of the SEC's Disclosure Simplification. For all quarterly reports in 2019, Prologis has presented gains on real estate transactions as part of operating income in line with this change and the prevailing guidance in GAAP. All operating income amounts in the table above have been updated to conform to this presentation.

(2)
Core FFO is a non-GAAP financial measure. See the "—Funds From Operations Attributable to Common Stockholders/Unitholders" section below for Prologis' definition of Core FFO and a complete reconciliation to net earnings.

		As of December 31,
	As of September 30, 2019
		2018	2017	2016	2015	2014
	(in millions)
Financial Position:
Investments in real estate properties	$34,912	$34,587	$25,839	$27,119	$27,521	$22,190
Net investments in real estate properties	$29,624	$29,930	$21,779	$23,361	$24,247	$19,399
Investments in and advances to unconsolidated entities	$5,887	$5,745	$5,496	$4,230	$4,756	$4,825
Total assets	$39,448	$38,418	$29,481	$30,250	$31,395	$25,775
Total debt	$11,459	$11,090	$9,413	$10,608	$11,627	$9,337
Total liabilities	$13,513	$12,617	$10,775	$11,792	$12,974	$10,591
Noncontrolling interests	$3,418	$3,503	$3,075	$3,467	$3,753	$1,208
Prologis, Inc. shareholders' equity	$22,517	$22,298	$15,631	$14,991	$14,668	$13,976
Number of common shares outstanding	632	630	532	529	525	509

Funds From Operations Attributable to Common Stockholders/Unitholders

        Funds From Operations, or "FFO," is a non-GAAP financial measure that is commonly used in the real estate industry. The most directly comparable GAAP measure to FFO is net earnings.

        The National Association of Real Estate Investment Trusts, or "NAREIT," defines FFO as earnings computed under GAAP to exclude historical cost depreciation and gains and losses from the sales, along with impairment charges, of previously depreciated properties. Prologis also excludes the gains on revaluation of equity investments upon acquisition of a controlling interest and the gain recognized from a partial sale of its investment, as these are similar to gains from the sales of previously depreciated properties. Prologis excludes similar adjustments from its unconsolidated entities and the third parties' share of its consolidated co-investment ventures.

        Prologis' FFO Measures.    Prologis' FFO measures begin with NAREIT's definition, and Prologis makes certain adjustments to reflect its business and the way that management plans and executes its business strategy. While not infrequent or unusual, the additional items Prologis adjusts for in calculating FFO, as modified by Prologis and Core FFO (both as defined below), are subject to significant fluctuations from period to period. Although these items may have a material impact on Prologis' operations and are reflected in its financial statements, the removal of the effects of these items allows Prologis to better understand the core operating performance of its properties over the long-term. These items have both positive and negative short-term effects on Prologis' results of operations in inconsistent and unpredictable directions that are not relevant to its long-term outlook.

        Prologis calculates its FFO measures, as defined below, based on its proportionate ownership share of both its unconsolidated and consolidated ventures. Prologis reflects its share of its FFO measures for unconsolidated ventures by applying its average ownership percentage for the period to the applicable reconciling items on an entity by entity basis. Prologis reflects its share for consolidated ventures in which it does not own 100% of the equity by adjusting its FFO measures to remove the noncontrolling interests share of the applicable reconciling items based on its average ownership percentage for the applicable periods.

        These FFO measures are used by Prologis' management as supplemental financial measures of operating performance and it believes that it is important that stockholders, potential investors and financial analysts understand the measures management uses. Prologis does not use its FFO measures as, nor should they be considered to be, alternatives to net earnings computed under GAAP, as indicators of Prologis' operating performance, as alternatives to cash from operating activities computed under GAAP or as indicators of Prologis' ability to fund its cash needs.

        Prologis analyzes its operating performance primarily by the rental revenues of its real estate and the revenues from its strategic capital business, net of operating, administrative and financing expenses. This income stream is not directly impacted by fluctuations in the market value of our investments in real estate or debt securities.

        FFO, as modified by Prologis attributable to common stockholders and unitholders, or FFO, as modified by Prologis.    To arrive at FFO, as modified by Prologis, Prologis adjusts the NAREIT defined FFO measure to exclude the impact of foreign currency related items and deferred tax, specifically:

  •
  deferred income tax benefits and deferred income tax expenses recognized by its subsidiaries;

  •
  current income tax expense related to acquired tax liabilities that were recorded as deferred tax liabilities in an acquisition, to the extent the expense is offset with a deferred income tax benefit in earnings that is excluded from its defined FFO measure;

  •
  unhedged foreign currency exchange gains and losses resulting from debt transactions between Prologis and its foreign consolidated subsidiaries and its foreign unconsolidated entities;

  •
  foreign currency exchange gains and losses from the remeasurement (based on current foreign currency exchange rates) of certain third-party debt of Prologis' foreign consolidated and unconsolidated entities; and

  •
  mark-to-market adjustments associated with derivative financial instruments.

        Prologis uses FFO, as modified by Prologis, so that management, analysts and investors are able to evaluate Prologis' performance against other REITs that do not have similar operations or operations in jurisdictions outside the United States.

        Core FFO attributable to common stockholders and unitholders, or "Core FFO."    In addition to FFO, as modified by Prologis, Prologis also uses Core FFO. To arrive at Core FFO, Prologis adjusts FFO, as modified by Prologis, to exclude the following recurring and nonrecurring items that Prologis recognized directly in FFO, as modified by Prologis:

  •
  gains or losses from the disposition of land and development properties that were developed with the intent to contribute or sell;

  •
  income tax expense related to the sale of investments in real estate and third-party acquisition costs related to the acquisition of real estate;

  •
  impairment charges recognized related to Prologis' investments in real estate generally as a result of its change in intent to contribute or sell these properties;

  •
  gains or losses from the early extinguishment of debt and redemption and repurchase of preferred stock; and

  •
  expenses related to natural disasters.

        Prologis uses Core FFO, including by segment and region, to: (i) assess its operating performance as compared to other real estate companies; (ii) evaluate its performance and the performance of its properties in comparison with expected results and results of previous periods; (iii) evaluate the performance of its management; (iv) budget and forecast future results to assist in the allocation of resources; (v) provide guidance to the financial markets to understand its expected operating performance; and (vi) evaluate how a specific potential investment will impact its future results.

        Limitations on the use of Prologis' FFO measures.    While Prologis believes its modified FFO measures are important supplemental measures, neither NAREIT's nor Prologis' measures of FFO should be used alone because they exclude significant economic components of net earnings computed under GAAP and are, therefore, limited as an analytical tool. Accordingly, these are only a few of the many measures Prologis uses when analyzing its business. Some of the limitations are:

  •
  The current income tax expenses and acquisition costs that are excluded from Prologis' modified FFO measures represent the taxes and transaction costs that are payable.

  •
  Depreciation and amortization of real estate assets are economic costs that are excluded from FFO. FFO is limited, as it does not reflect the cash requirements that may be necessary for future replacements of the real estate assets. Furthermore, the amortization of capital expenditures and leasing costs necessary to maintain the operating performance of logistics facilities are not reflected in FFO.

  •
  Gains or losses from non-development property dispositions and impairment charges related to expected dispositions represent changes in value of the properties. By excluding these gains and losses, FFO does not capture realized changes in the value of disposed properties arising from changes in market conditions.

  •
  The deferred income tax benefits and expenses that are excluded from Prologis' modified FFO measures result from the creation of a deferred income tax asset or liability that may have to be settled at some future point. Prologis' modified FFO measures do not currently reflect any income or expense that may result from such settlement.

  •
  The foreign currency exchange gains and losses that are excluded from Prologis' modified FFO measures are generally recognized based on movements in foreign currency exchange rates through a specific point in time. The ultimate settlement of Prologis' foreign currency-denominated net assets is indefinite as to timing and amount. Prologis' FFO measures are limited in that they do not reflect the current period changes in these net assets that result from periodic foreign currency exchange rate movements.

  •
  The gains and losses on extinguishment of debt or preferred stock that Prologis excludes from its Core FFO, may provide a benefit or cost to Prologis as it may be settling its debt at less or more than its future obligation.

  •
  The natural disaster expenses that Prologis excludes from Core FFO are costs that Prologis has incurred.

        Prologis compensates for these limitations by using its FFO measures only in conjunction with net earnings computed under GAAP when making its decisions. This information should be read with Prologis' complete consolidated financial statements prepared under GAAP. To assist investors in compensating for these limitations, Prologis reconciles its modified FFO measures to its net earnings computed under GAAP below.

        The following table is a reconciliation of Prologis' FFO measures to net earnings computed under GAAP for the nine months ended September 30, 2019 and 2018 and for each of the years during the five-year period ended December 31, 2018:

	Nine Months Ended September 30,		For the Years Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(in millions, except per share amounts)
FFO:
Reconciliation of net earnings attributable to common stockholders/unitholders to FFO measures:
Net earnings attributable to common stockholders	$1,181	$1,047	$1,643	$1,642	$1,203	$863	$622
Add (deduct) NAREIT defined adjustments:
Real estate related depreciation and amortization	823	635	913	848	900	855	618
Gains on real estate transactions, net (excluding development properties and land)	(233)	(154)	(371)	(855)	(423)	(501)	(553)
Reconciling items related to noncontrolling interests	(25)	(33)	23	(39)	(105)	(78)	48
Our share of reconciling items included in earnings from unconsolidated entities	182	157	142	147	162	185	186

NAREIT defined FFO	$1,928	$1,652	$2,350	$1,743	$1,737	$1,324	$921
Add (deduct) our modified adjustments:
Unrealized foreign currency and derivative losses (gains) and related amortization, net	$(53)	$(73)	$(120)	$69	$(8)	$1	$19
Deferred income tax expense (benefit), net	10	(1)	1	(5)	(5)	(5)	(87)
Current income tax expense related to acquired tax liabilities	—	1	1	2	—	4	30
Reconciling items related to noncontrolling interests	—	—	—	—	1	(1)	—
Our share of reconciling items included in earnings from unconsolidated entities	(2)	3	—	(14)	(23)	(14)	5

FFO, as modified by Prologis	$1,883	$1,582	$2,232	$1,795	$1,702	$1,309	$888
Adjustments to arrive at Core FFO:
Gains on dispositions of development properties and land, net	$(303)	$(329)	$(470)	$(328)	$(334)	$(258)	$(173)
Current income tax expense on dispositions	13	14	17	19	24	—	15
Acquisition expenses	—	—	—	—	4	47	4
Losses (gains) on early extinguishment of debt and repurchase of preferred stock, net	16	3	3	72	(2)	86	172
Reconciling items related to noncontrolling interests	—	5	6	—	4	(11)	—
Our share of reconciling items included in earnings from unconsolidated entities	4	(13)	—	(7)	2	8	47

Core FFO	$1,613	$1,262	$1,788	$1,551	$1,400	$1,181	$953

Selected Historical Financial Information of Liberty

        The following selected historical financial information for each of the years during the five-year period ended December 31, 2018 and the selected balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2018 have been derived from Liberty's audited consolidated financial statements. The selected historical financial information for the nine months ended September 30, 2019 and 2018 and the selected balance sheet data as of September 30, 2019 have been derived from Liberty's unaudited interim consolidated financial statements.

        You should read the selected historical financial information presented below together with the consolidated financial statements and the related notes thereto and management's discussion and analysis of financial condition and results of operations of Liberty included in Liberty's Current Report on Form 8-K filed with the SEC on November 25, 2019 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which are incorporated herein by reference. See also "Where You Can Find More Information and Incorporation by Reference" beginning on page 170.

	Nine Months Ended September 30,		Year Ended December 31,
Operating Data	2019	2018	2018	2017	2016	2015	2014
(In millions, except per share data)
Total revenue	$482	$499	$670	$636	$652	$700	$689
Income from continuing operations	$155	$94	$149	$236	$329	$210	$138
Income from discontinued operations	$106	$225	$344	$54	$37	$36	$86
Net income	$261	$319	$493	$290	$366	$246	$224
Net income available to common shareholders	$254	$310	$480	$282	$357	$239	$218
Basic income per common share:
Income from continuing operations	$1.02	$0.62	$0.98	$1.56	$2.20	$1.38	$0.91
Income from discontinued operations	$0.69	$1.48	$2.28	$0.36	$0.24	$0.24	$0.57
Income available to common shareholders	$1.71	$2.10	$3.26	$1.92	$2.44	$1.62	$1.48
Diluted income per common share:
Income from continuing operations	$1.01	$0.61	$0.97	$1.55	$2.19	$1.37	$0.91
Income from discontinued operations	$0.69	$1.48	$2.27	$0.36	$0.24	$0.24	$0.57
Income available to common shareholders	$1.70	$2.09	$3.24	$1.91	$2.43	$1.61	$1.48
Dividends paid per common share	$1.22	$1.20	$1.60	$1.68	$1.90	$1.90	$1.90
Trust—weighted average number of shares outstanding—basic(1)	149	147	147	147	146	148	147
Trust—weighted average number of shares outstanding—diluted(2)	149	148	148	148	147	149	148
NAREIT FFO available to common shareholders—diluted(3)	$305	$221	$333	$391	$357	$441	$376

		December 31,
	September 30, 2019
Balance Sheet Data		2018	2017	2016	2015	2014
(In millions)
Net real estate	$5,766	$5,451	$4,701	$4,365	$5,005	$5,081
Total assets	$7,339	$6,934	$6,440	$5,993	$6,558	$6,612
Total indebtedness	$3,031	$3,093	$2,910	$2,557	$3,147	$3,150
Liberty Property Trust shareholders' equity	$3,843	$3,330	$3,087	$3,003	$2,973	$3,047

(1)
Basic weighted average number of shares includes vested Liberty common shares outstanding during the year.

(2)
Diluted weighted average number of shares includes the vested and unvested Liberty common shares outstanding during the year as well as the dilutive effect of outstanding options.

(3)
NAREIT FFO is a non-GAAP financial measure. See "Funds from Operations of Liberty" below for Liberty's definition of NAREIT FFO and a complete reconciliation to net income.

Funds From Operations of Liberty

        Liberty uses the NAREIT definition of FFO as an operating measure of Liberty's financial performance. Liberty believes that the calculation of FFO is helpful to investors and management as it is a measure of Liberty's operating performance that excludes depreciation and amortization and gains and losses from dispositions of depreciable property. As a result, year over year comparison of FFO reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, providing perspective not immediately apparent from net income. In addition, Liberty's management believes that FFO provides useful information to the investment community about Liberty's financial performance when compared to other REITs since FFO is generally recognized as the standard for reporting the operating performance of a REIT. FFO is defined by NAREIT as follows: net income (computed in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Liberty has opted to include gains and losses from the sale of assets incidental to its main business as a REIT. FFO as defined by NAREIT does not represent net income or cash flows from operations as defined by GAAP and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of Liberty's operating performance or to cash flows as a measure of liquidity. FFO as defined by NAREIT also does not represent cash flows generated from operating, investing or financing activities as defined by GAAP.

	Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(in millions)
Reconciliation of net income available to common shareholders to NAREIT FFO available to common shareholders—diluted:
Net income available to common shareholders	$254	$310	$480	$282	$357	$239	$218
Adjustments:
Depreciation and amortization of unconsolidated joint ventures	9	10	13	10	11	12	13
Depreciation and amortization	131	130	173	180	204	225	230
(Gain)/loss on property dispositions / impairment—real estate assets of unconsolidated joint ventures	7	—	6	3	(7)	11	—
(Gain) on property dispositions / impairment—depreciable real estate assets continuing operations	(8)	(51)	(54)	(83)	(216)	(82)	(91)
(Gain) on property dispositions / impairment—depreciable real estate assets discontinued operations	(94)	(185)	(296)	(8)	—	—	—
Noncontrolling interest less preferred share distributions	6	7	11	7	8	6	6

NAREIT FFO available to common shareholders—diluted	$305	$221	$333	$391	$357	$411	$376

Selected Unaudited Pro Forma Condensed Combined Financial Information (See page F-1)

        The following table shows summary unaudited pro forma condensed combined financial information about the financial condition and operating results of the Combined Company after giving effect to the proposed mergers and the completed acquisition of DCT Industrial Trust Inc., referred to herein as "DCT," by Prologis on August 22, 2018.

        The unaudited pro forma condensed combined financial information includes the DCT acquisition accounted for as an asset acquisition and assumes the mergers are accounted for as an asset acquisition with Prologis as the acquirer. The selected unaudited pro forma condensed combined balance sheet data gives effect to the mergers as if they had occurred on September 30, 2019. The selected unaudited pro forma condensed combined statement of operations data gives effect to the mergers as if they had become effective at January 1, 2018, based on the most recent valuation data available. On August 22, 2018, Prologis acquired DCT, and therefore the DCT results are included in Prologis results since that date. The selected unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 includes the historical consolidated statement of operations of DCT for the period from January 1, 2018 through June 30, 2018, with adjustments to include the DCT results from July 1, 2018 through the acquisition date and to give effect to the completion of the acquisition as if it had occurred on January 1, 2018.

        The summary unaudited pro forma condensed combined financial information listed below has been derived from and should be read in conjunction with (i) the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this proxy statement/prospectus (ii) the consolidated financial statements and the related notes of Prologis contained in its Annual Report on Form 10-K for the year ended December 31, 2018 and of Liberty as contained in its Current Report on Form 8-K filed with the SEC on November 25, 2019, (iii) the consolidated financial statements and related notes of DCT for the year ended December 31, 2017 and for the six months ended June 30, 2018 and (iii) the consolidated financial statements and related notes of both Prologis and Liberty contained in their respective Quarterly Reports on Form 10-Q for the nine months ended September 30, 2019, all of which are incorporated by reference into this proxy statement/prospectus. See "Unaudited Pro Forma Condensed Combined Financial Statements" and "Where You Can Find More Information and Incorporation by Reference."

        The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if such transactions had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of the future operating results or financial position of the Combined Company.

        The unaudited pro forma condensed combined financial information does not give effect to any potential revenue enhancements or cost synergies that management expects to result from the mergers. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the definitive allocation of the final purchase price that will be recorded subsequent to completion of the mergers. The determination of the final purchase price will be based on the trading price of Prologis common stock as of the closing date.

	For the Nine Months Ended September 30, 2019	For the Year Ended December 31, 2018
	(in millions, except per share amounts)
Operating Data:
Total revenues	$2,995	$3,784
Operating income	$1,373	$1,811
Consolidated net earnings	$1,330	$1,890
Net earnings attributable to common stockholders	$1,235	$1,705
Net earnings per share attributable to common stockholders
Basic	$1.67	$2.32
Diluted	$1.66	$2.30

As of September 30, 2019
Balance Sheet Data:
Investments in real estate properties	$46,376
Net investments in real estate	$48,545
Total assets	$52,985
Total debt	$14,695
Prologis, Inc. stockholders' equity	$32,080

Selected Unaudited Comparative Per Share Information

        The following table sets forth selected per share information on an historical basis and for the Combined Company on a pro forma basis after giving effect to the DCT acquisition and to the mergers, for the year ended December 31, 2018 and the nine months ended September 30, 2019, in the case of Prologis common stock and Liberty common shares, and for the period from January 1, 2018 to June 30, 2018 in the case of DCT common stock, par value $0.01 per share. The information in the table is unaudited. You should read the tables below together with the historical consolidated financial statements and related notes of Prologis contained in its Annual Report on Form 10-K for the year ended December 31, 2018 and of Liberty as contained in its Current Report on Form 8-K filed with the SEC on November 25, 2019 and with the consolidated financial statements and related notes of DCT for the year ended December 31, 2017, and each of Prologis' and Liberty's respective Quarterly Reports on Form 10-Q for the quarter ended September 30, 2019, which are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information and Incorporation by Reference" beginning on page 170 for more information.

        The pro forma Combined Company net earnings per share for the nine months ended September 30, 2019 and the year ended December 31, 2018 includes the combined net earnings attributable to the common stockholders of Prologis and common shareholders of Liberty on a pro forma basis as if the transaction was consummated on January 1, 2018 and, with respect to net book value per share of common stock or common share, on September 30, 2019.

        The Prologis pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this proxy statement/prospectus.

        The Liberty pro forma equivalent information shows the effect of the mergers from the perspective of an owner of Liberty common shares and the information was computed by multiplying the Prologis pro forma combined information by the exchange ratio of 0.675.

	Prologis Historical	Liberty Historical(1)	Pro Forma Combined(2)	Pro Forma Equivalent Liberty Share
For the year ended December 31, 2018 for Prologis and Liberty
Net earnings per share attributable to common stockholders, basic	$2.90	$0.98	$2.32	$1.57
Net earnings per share attributable to common stockholders, diluted	$2.87	$0.97	$2.30	$1.55
Cash dividends declared per share of common stock	$1.92	$1.60	$1.92	$1.30
For the nine months ended September 30, 2019
Net earnings per share attributable to common stockholders, basic	$1.87	$1.02	$1.67	$1.13
Net earnings per share attributable to common stockholders, diluted	$1.86	$1.01	$1.66	$1.12
Cash dividends declared per share of common stock	$1.59	$1.23	$1.59	$1.07
As of September 30, 2019
Net book value per share of common stock	$35.53	$24.36	$43.33	$29.25

(1)
Net earnings per share attributable to common stockholders (basic and diluted) only includes income from continuing operations.

(2)
Pro forma combined information includes the historical consolidated statement of operations of DCT for the period from January 1, 2018 through June 30, 2018, with adjustments to include the DCT results from July 1, 2018 through August 22, 2018 and to give effect to the completion of the acquisition as if it had occurred on January 1, 2018.

Recent Closing Prices

        The table below sets forth the closing per share sales prices of Prologis common stock and Liberty common shares as reported by the NYSE on October 25, 2019, the last full trading day before the public announcement of the execution of the merger agreement by Prologis and Liberty. The Liberty pro forma equivalent closing share price is equal to the closing price of a share of Prologis common stock on each such date multiplied by 0.675 (the exchange ratio of shares of Prologis common stock for each Liberty common share).

	Prologis Common Stock	Liberty Common Shares	Liberty Pro Forma Equivalent
October 25, 2019	$90.86	$50.57	$61.33

        The market price of Prologis common stock and Liberty common shares will fluctuate between the date of this proxy statement/prospectus and the effective time of the mergers. Because the number of shares of Prologis common stock to be issued in the Topco merger for each Liberty common share is fixed in the merger agreement, the market value of Prologis common stock to be received by Liberty shareholders at the effective time of the Topco merger may vary significantly from the prices shown in the table above. As a result, you should obtain recent market prices of shares of Prologis common stock and Liberty common shares prior to voting your shares. See "Risk Factors—Risk Factors Relating to the Mergers" beginning on page 35.

        Following the mergers, Prologis common stock will continue to be listed on the NYSE and, until the completion of the Topco merger, Liberty common shares will continue to be listed on the NYSE.

RISK FACTORS

        In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements," you should carefully consider the following risks before deciding how to vote your Liberty common shares. In addition, you should read and consider the risks associated with each of the businesses of Prologis and Liberty because these risks will also affect the Combined Company. These risks can be found in the respective Annual Reports on Form 10-K for the year ended December 31, 2018 and subsequent Quarterly Reports on Form 10-Q of Prologis and Liberty, each of which is filed with the SEC and incorporated by reference into this proxy statement/prospectus. You should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information and Incorporation by Reference" beginning on page 170.

Risks Related to the Mergers

The exchange ratio is fixed and will not be adjusted in the event of any change in the stock prices of either Prologis or Liberty.

        Upon the closing of the company mergers, each outstanding Liberty common share (other than Liberty common shares owned by any of the Liberty parties or any wholly owned subsidiary of Liberty and each Liberty common share owned by any of the Prologis parties or any of their respective wholly owned subsidiaries) will be converted into the right to receive 0.675 shares of Prologis common stock, with cash paid in lieu of any fractional shares, without interest. The exchange ratio of 0.675 was fixed in the merger agreement and, except for certain adjustments on account of changes in the capitalization of Prologis or Liberty, will not be adjusted for changes in the market prices of either shares of Prologis common stock or Liberty common shares. Changes in the market price of shares of Prologis common stock prior to the closing of the company mergers will affect the market value of the merger consideration that Liberty shareholders will be entitled to receive upon completion of the mergers. Stock price changes may result from a variety of factors (many of which are beyond the control of Prologis and Liberty), including the following factors:

  •
  market reaction to the announcement of the mergers and the prospects of the Combined Company;

  •
  changes in the respective businesses, operations, assets, liabilities and prospects of Prologis, Liberty or the Combined Company;

  •
  changes in market assessments of the business, operations, financial position and prospects of Prologis, Liberty or the Combined Company;

  •
  market assessments of the likelihood that the mergers will close;

  •
  interest rates, general market and economic conditions and other factors generally affecting the market prices of Prologis common stock and Liberty common shares;

  •
  federal, state and local legislation, governmental regulation and legal developments in the businesses in which Prologis or Liberty operate; and

  •
  other factors beyond the control of Prologis and Liberty, including those described or referred to elsewhere in this "Risk Factors" section.

        The market price of shares of Prologis common stock at the closing of the mergers may vary from its price on the date the merger agreement was executed, on the date of this proxy statement/prospectus, on the date of the Liberty special meeting and on the date of the closing of the mergers. As a result, the market value of the merger consideration represented by the exchange ratio will also vary. For example, based on the range of trading prices of shares of Prologis common stock during the period after October 25, 2019, the last trading day before Liberty and Prologis announced the mergers, through December 16, 2019, the exchange ratio represented a market value ranging from $57.43 to $62.64.

        If the market price of shares of Prologis common stock increases between the date the merger agreement was signed, the date of this proxy statement/prospectus, the date of the Liberty special meeting or the date of the closing of the mergers, Liberty shareholders could receive shares of Prologis common stock that have a market value upon completion of the mergers that is greater than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed, the date of the proxy statement/prospectus or on the date of the Liberty special meeting, respectively. Conversely, if the market price of shares of Prologis common stock declines between the date the merger agreement was signed or the date of the Liberty special meeting and the closing of the mergers, Liberty shareholders could receive shares of Prologis common stock that have a market value upon the closing of the mergers that is less than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed, the date of this proxy statement/prospectus or on the date of the Liberty special meeting, respectively. Furthermore, at the time of the Liberty special meeting, Liberty shareholders will not know with certainty the value of the Prologis common stock that they will receive upon completion of the mergers.

        Therefore, while the number of shares of Prologis common stock to be issued per Liberty common share is fixed, Liberty shareholders cannot be sure of the market value of the merger consideration they will receive upon the closing of the mergers.

Liberty shareholders will be diluted by the mergers.

        The mergers will result in Liberty shareholders having an ownership stake in the Combined Company that is smaller than their current stake in Liberty. Upon completion of the mergers, based on the number of shares of Prologis common stock and Liberty common shares outstanding on December 16, 2019, we estimate that continuing Prologis stockholders will own approximately 86% of the issued and outstanding common stock of the Combined Company, and former Liberty shareholders will own approximately 14% of the issued and outstanding common stock of the Combined Company. Consequently, Liberty shareholders, as a general matter, will have less influence over the management and policies of the Combined Company after the effective time of the Topco merger than they currently exercise over the management and policies of Liberty.

Completion of the mergers is subject to many conditions and if these conditions are not satisfied or waived, the mergers will not be completed, which could result in a requirement that Liberty pay certain termination fees.

        The consummation of the mergers is subject to certain conditions, including (i) the approval of the company mergers by the holders at least two-thirds of the outstanding Liberty common shares entitled to vote on such matter, (ii) the shares of Prologis common stock to be issued in the Topco merger having been approved for listing on the NYSE, (iii) the Form S-4 having been declared effective, (iv) the absence of any temporary restraining order, injunction or other order, decree or judgment being issued by any governmental authority and no law being enacted, which would have the effect of making illegal or otherwise prohibiting the consummation of the mergers or the other transactions contemplated by the merger agreement, (v) the receipt of certain legal opinions by Prologis and Liberty and (vi) other customary conditions specified in the merger agreement. See "The Merger Agreement—Conditions to the Completion of the Mergers."

        There can be no assurance that the conditions to the closing of the mergers will be satisfied or waived or that the mergers will be completed. Failure to consummate the mergers may adversely affect

Liberty's results of operations and business prospects for the following reasons, among others: (i) Liberty will incur certain transaction costs, regardless of whether the proposed mergers close, which could adversely affect its financial condition, results of operations and ability to make distributions to its shareholders; and (ii) the proposed mergers, whether or not they close, will divert the attention of certain of Liberty's management and other key employees from ongoing business activities, including the pursuit of other opportunities that could be beneficial to Liberty. In addition, Liberty or Prologis may terminate the merger agreement under certain circumstances, including, among other reasons, if the mergers are not completed by June 1, 2020.

        If the merger agreement is terminated under certain circumstances specified in the merger agreement, Liberty may be required to pay Prologis a termination fee of $325 million (or $150 million under certain circumstances) and/or reimburse Prologis' transaction expenses up to an amount equal to $15 million. If the mergers are not consummated, the price of Liberty common shares might decline.

Failure to complete the mergers could negatively impact the stock prices and the future business and financial results of Liberty.

        If the mergers are not completed, the ongoing business of Liberty could be materially adversely affected and without realizing any of the benefits of having completed the mergers, Liberty will be subject to a variety of risks associated with the failure to complete the mergers, including the following:

  •
  the market price of Liberty common shares could decline;

  •
  Liberty being required, under certain circumstances, to pay to Prologis a termination fee of $325 million (or $150 million under certain circumstances) depending on the circumstances and/or reimburse Prologis' reasonable expenses up to $15 million;

  •
  if the merger agreement is terminated and the Liberty board seeks another business combination, Liberty shareholders cannot be certain that Liberty will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that Prologis has agreed to in the merger agreement;

  •
  Liberty may experience negative reactions from the financial markets or its tenants, vendors or employees;

  •
  Liberty having to pay certain costs relating to the mergers, such as legal, accounting, financial advisor, filing, printing and mailing fees whether or not the mergers are completed; and

  •
  diversion of Liberty management focus and resources from operational matters and other strategic opportunities while working to implement the mergers.

        If the mergers are not completed, these risks could materially affect the business, financial results and share price of Liberty. In addition, if the mergers are not completed, Liberty could be subject to litigation related to any failure to complete the mergers or related to any enforcement proceeding commenced against Liberty to perform its obligations under the merger agreement. The materialization of any of these risks could adversely impact Liberty's ongoing business.

The pendency of the mergers could adversely affect the business and operations of Liberty.

        Prior to the effective time of the mergers, some tenants, prospective tenants or vendors of Liberty may delay or defer decisions, which could negatively affect the revenues, earnings, cash flows and expenses of Liberty, regardless of whether the mergers are completed. Similarly, current and prospective employees of Liberty may experience uncertainty about their future roles with the Combined Company following the mergers, which may materially adversely affect the ability of Liberty to attract and retain key personnel during the pendency of the mergers. In addition, due to operating restrictions in the merger agreement, Liberty may be unable, during the pendency of the mergers, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial.

The merger agreement contains provisions that could make it difficult for a third party to acquire Liberty prior to the mergers.

        Pursuant to the merger agreement, Liberty has agreed not to (i) solicit proposals relating to certain alternative transactions, (ii) engage in discussions or negotiations or provide non-public information in connection with any proposal for an alternative transaction from a third party or (iii) approve or enter into any agreements providing for any such alternative transaction, in each case, subject to certain exceptions to permit members of the Liberty board to comply with their duties as trustees under applicable law. Notwithstanding these "no-shop" restrictions, prior to obtaining the Liberty shareholder approval, under specified circumstances the Liberty board may change its recommendation of the transaction, and Liberty may also terminate the merger agreement to accept a superior proposal upon payment of the termination fee described below.

        The merger agreement provides that, in connection with the termination of the merger agreement under specified circumstances, Liberty may be required to pay to Prologis a termination fee of $325 million (or $150 million under certain circumstances) and/or reimburse Prologis' transaction expenses up to an amount equal to $15 million. See "The Merger Agreement—Covenants and Agreements—No Solicitation of Acquisition Proposals" and "The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Liberty to Prologis."

        These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Liberty from considering or proposing such an acquisition, even if the potential competing acquirer was prepared to pay consideration with a higher per share value than the value proposed to be received or realized in the mergers, or might result in a potential competing acquirer proposing to pay a lower per share value than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.

        If the merger agreement is terminated and Liberty determines to seek another business combination, Liberty may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the mergers contemplated by the merger agreement.

If the mergers are not consummated by June 1, 2020, either Prologis or Liberty may terminate the merger agreement.

        Either Prologis or Liberty may terminate the merger agreement if the mergers have not been consummated by June 1, 2020. However, this termination right will not be available to a party if that party failed to comply with the merger agreement and that failure was the primary cause of, or resulted in, the failure to consummate the mergers on or before June 1, 2020. See "The Merger Agreement—Termination of the Merger Agreement."

Some of the trustees and named executive officers of Liberty have interests in the mergers that are different from, or in addition to, those of the other Liberty shareholders.

        In considering whether to approve the mergers as contemplated by the merger agreement, Liberty shareholders should recognize that members of management and the Liberty board have interests in the mergers that differ from, or are in addition to, the interests of other Liberty shareholders. Some of the trustees and named executive officers of Liberty have arrangements that provide them with interests in the mergers that are different from, or in addition to, those of the Liberty shareholders, generally. These interests include, among other things, a severance payment if terminated upon, or following, consummation of the mergers. These interests, among other things, may influence or may have influenced the trustees and named executive officers of Liberty to support or approve the company mergers. See "The Mergers—Interests of Liberty's Trustees and Named Executive Officers in the Mergers."

If the company mergers do not qualify as reorganizations, there may be adverse tax consequences.

        Each of the Liberty merger and the Topco merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that Liberty receives a written opinion from its counsel to the effect that the Liberty merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that Prologis and Liberty receive written opinions from their respective counsel to the effect that the Topco merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The foregoing opinions, however, are limited to the factual representations provided by Prologis and Liberty to counsel and the assumptions set forth therein, and are not a guarantee that the company mergers, in fact, will qualify as reorganizations. Moreover, neither Liberty nor Prologis has requested or plans to request a ruling from the IRS that the company mergers qualify as reorganizations. If the Liberty merger were to fail to qualify as a reorganization, then each United States holder (as defined in the discussion under the heading "The Mergers—Material United States Federal Income Tax Consequences of the Company Mergers") of Liberty common shares generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the shares of New Liberty Holdco common shares received by such holder in the Liberty merger; and (ii) such holder's adjusted tax basis in its Liberty common shares. If the Topco merger were to fail to qualify as a reorganization, then each United States holder of New Liberty Holdco common shares generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the shares of Prologis common stock and cash in lieu of any fractional share of Prologis common stock received by such holder in the Topco merger; and (ii) such holder's adjusted tax basis in its New Liberty Holdco common shares.

In connection with the announcement of the merger agreement, four lawsuits have been filed and are pending as of December 18, 2019, seeking, among other things, to enjoin the mergers. An injunction or other adverse ruling being entered in either lawsuit may prevent the mergers from being effective or from becoming effective within the expected timeframe.

        On November 27, 2019, the Stein Action was filed in connection with Liberty's proposed merger with Prologis and the related Form S-4. The complaint in the Stein Action alleges that Liberty and the Liberty board violated federal securities laws by omitting material information from the Form S-4, rendering the Form S-4 materially deficient. On December 5, 2019, the Thompson Action was filed, also in connection with Liberty's proposed merger with Prologis and the related Form S-4. The complaint in the Thompson Action alleges that Liberty, Liberty OP, the Liberty board, Prologis, Prologis OP, Prologis Merger Sub, Prologis OP Merger Sub and New Liberty Holdco violated federal securities laws by omitting from the Form S-4, and/or misrepresenting in the Form S-4, material information, rendering the Form S-4 materially deficient. On December 16, 2019, the Berlinger Action was filed in the United States District Court for the District of Maryland, in connection with Liberty's proposed merger with Prologis and the related Form S-4. The complaint in the Berlinger Action alleges that Liberty and the Liberty board violated federal securities laws by omitting material information in the Form S-4, rendering the Form S-4 materially deficient. On December 16, 2019, the Garfield Action was filed. The complaint in the Garfield Action alleges that Prologis and Liberty omitted material information from the Form S-4, rendering the Form S-4 materially deficient, that the Liberty board violated its fiduciary duties to Liberty shareholders in connection with the proposed merger of Liberty and Prologis, and that Prologis aided and abetted those breaches of fiduciary duty. Plaintiffs in the Stein, Thompson, Berlinger and Garfield Actions seek, among other things, (i) to enjoin the transaction, and (ii) attorneys' fees and costs in connection with these lawsuits. If additional similar complaints are filed, absent new or different allegations that are material, neither Liberty nor Prologis will necessarily announce such additional filings.

        While Liberty and Prologis management believe that the allegations in these complaints are without merit and intend to defend vigorously against these allegations, we cannot assure you as to the outcome of these, or any similar future lawsuits, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims. For more information about litigation related to the mergers, see "The Mergers—Litigation Relating to the Mergers" beginning on page 111.

Risks Related to the Combined Company Following the Mergers

The Combined Company expects to incur substantial expenses related to the mergers.

        The Combined Company expects to incur substantial expenses in connection with completing the mergers and integrating the operations and systems of Liberty with those of Prologis. While Prologis has assumed that a certain level of expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of the Combined Company's expenses relating to the completion of the mergers and the Combined Company's operations. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the expenses associated with the mergers could, particularly in the near term, reduce the savings that the Combined Company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the operations of Liberty following the completion of the mergers.

Following the mergers, the Combined Company may be unable to integrate the operations of Prologis and Liberty successfully and realize the anticipated synergies and other benefits of the mergers or do so within the anticipated timeframe.

        The mergers involve the combination of two companies that currently operate as independent public companies and their respective operating partnerships. The Combined Company is expected to benefit from the elimination of duplicative costs associated with supporting a public company platform and the leveraging of state of the art technology and systems. However, the Combined Company will be required to devote significant management attention and resources to integrating the operations of Prologis and Liberty. Potential difficulties the Combined Company may encounter in the integration process include the following:

  •
  the inability to successfully combine the operations of Prologis and Liberty in a manner that permits the Combined Company to achieve the cost savings anticipated to result from the mergers, which would result in the anticipated benefits of the mergers not being realized in the timeframe currently anticipated or at all;

  •
  the inability to dispose of former Liberty assets or operations that are outside of the Combined Company's area of expertise;

  •
  potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the mergers; and

  •
  performance shortfalls as a result of the diversion of management's attention caused by completing the mergers and integrating the companies' operations.

        For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the Combined Company's management, the disruption of the Combined Company's ongoing business or inconsistencies in the Combined Company's operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the

Combined Company to maintain relationships with tenants, vendors and employees or to achieve the anticipated benefits of the mergers, or could otherwise adversely affect the business and financial results of the Combined Company.

The Combined Company's anticipated level of indebtedness may increase upon completion of the mergers and may increase the related risks Prologis now faces.

        In connection with the mergers, the Combined Company may assume and/or refinance certain indebtedness of Liberty and Liberty OP and, as a result, may be subject to increased risks associated with debt financing, including an increased risk that the Combined Company's cash flow could be insufficient to meet required payments on its debt. On September 30, 2019, Prologis had indebtedness of approximately $11.5 billion. After giving effect to the mergers, the Combined Company's total pro forma consolidated indebtedness will increase. Taking into account Prologis' existing indebtedness and the assumption of Liberty's debt in the mergers, the Combined Company's pro forma consolidated indebtedness as of September 30, 2019, after giving effect to the mergers, would be approximately $14.7 billion.

        The Combined Company's increased indebtedness could have important consequences to holders of its common stock, including Liberty shareholders who receive Prologis common stock in the Topco merger, including:

  •
  increasing the Combined Company's vulnerability to general adverse economic and industry conditions;

  •
  limiting the Combined Company's ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

  •
  requiring the use of a substantial portion of the Combined Company's cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements;

  •
  limiting the Combined Company's flexibility in planning for, or reacting to, changes in its business and its industry; and

  •
  putting the Combined Company at a disadvantage compared to its competitors with less indebtedness.

        If the Combined Company defaults under a mortgage loan, it will automatically be in default under any other loan that has cross-default provisions, and it may lose the properties securing these loans. Although the Combined Company anticipates that it will pay off its mortgage payables as soon as prepayment penalties and other costs make it economically feasible to do so, the Combined Company cannot anticipate when such payment will occur.

The future results of the Combined Company will suffer if the Combined Company does not effectively manage its expanded operations following the mergers.

        Following the mergers, the Combined Company expects to continue to expand its operations through additional acquisitions and development of properties, some of which may involve complex challenges. The future success of the Combined Company will depend, in part, upon the ability of the Combined Company to manage its expansion opportunities, which may pose substantial challenges for the Combined Company to integrate new operations into its existing business in an efficient and timely manner, and upon its ability to successfully monitor its operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. There is no assurance that the Combined Company's expansion or acquisition opportunities will be successful, or that the Combined

Company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

Counterparties to certain significant agreements with Liberty may exercise contractual rights under such agreements in connection with the mergers.

        Liberty is a party to certain agreements that give the counterparty certain rights following a "change in control," including in some cases the right to terminate the agreement. Under some such agreements, the mergers may constitute a change in control and therefore the counterparty may exercise certain rights under the agreement upon the closing of the mergers. Any such counterparty may request modifications of their respective agreements as a condition to granting a waiver or consent under their agreement. The pursuit of such rights by the counterparties may result in the Combined Company suffering a loss of potential future revenue or incurring liabilities and may result in the loss of rights that are material to the Combined Company's business. There can be no assurances that such counterparties will not exercise their rights under these agreements, including termination rights where available, or that the exercise of any such rights under, or modification of, these agreements will not adversely affect the business or operations of the Combined Company.

Risks Related to an Investment in the Combined Company Common Stock Following the Mergers

The market price and trading volume of the Combined Company common stock may be volatile.

        The United States stock markets, including the NYSE, on which the Combined Company common stock will continue to be listed under the symbol "PLD," have experienced significant price and volume fluctuations. As a result, the market price of shares of the Combined Company common stock is likely to be similarly volatile, and investors in shares of the Combined Company common stock may experience a decrease in the value of their shares, including decreases unrelated to the Combined Company's operating performance or prospects. Prologis and Liberty cannot assure you that the market price of the Combined Company common stock will not fluctuate or decline significantly in the future.

        In addition to the risks listed in this "Risk Factors" section, a number of factors could negatively affect the Combined Company's share price or result in fluctuations in the price or trading volume of the Combined Company common stock, including:

  •
  the annual yield from distributions on the Combined Company common stock as compared to yields on other financial instruments;

  •
  equity issuances by the Combined Company, or future sales of substantial amounts of the Combined Company common stock by its existing or future stockholders, or the perception that such issuances or future sales may occur;

  •
  increases in market interest rates or a decrease in the Combined Company's distributions to stockholders that lead purchasers of the Combined Company common stock to demand a higher yield;

  •
  changes in market valuations of similar companies;

  •
  fluctuations in stock market prices and volumes;

  •
  additions or departures of key management personnel;

  •
  the Combined Company's operating performance and the performance of other similar companies;

  •
  actual or anticipated differences in the Combined Company's quarterly operating results;

  •
  changes in expectations of future financial performance or changes in estimates of securities analysts;

  •
  publication of research reports about the Combined Company or its industry by securities analysts;

  •
  failure to qualify as a REIT for federal income tax purposes;

  •
  adverse market reaction to any indebtedness the Combined Company incurs in the future;

  •
  strategic decisions by the Combined Company or its competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

  •
  the passage of legislation or other regulatory developments that adversely affect the Combined Company or its industry or any failure by the Combined Company to comply with regulatory requirements;

  •
  the expiration or loss of local tax abatements, tax credit programs, or other governmental incentives;

  •
  the imposition of a penalty tax as a result of certain property transfers that may generate prohibited transaction income;

  •
  the inability of the Combined Company to sell properties if and when it would be appropriate to do so;

  •
  risks and liabilities in connection with the Combined Company's co-investment ventures and investment in new or existing co-investment ventures, including the that the Combined Company's property ownership through joint ventures may limit its ability to act exclusively in its interests and may depend on the financial performance of its co-venturers;

  •
  speculation in the press or investment community;

  •
  changes in the Combined Company's earnings;

  •
  failure to satisfy the listing requirements of the NYSE;

  •
  failure to comply with the requirements of the Sarbanes-Oxley Act;

  •
  actions by institutional stockholders of the Combined Company;

  •
  changes in accounting principles;

  •
  changes in environmental conditions or the potential impact of climate change;

  •
  terrorist attacks or other acts of violence or war in areas in which the Combined Company's properties are located or markets on which the Combined Company's securities are traded; and

  •
  general economic and/or market conditions, including factors unrelated to the Combined Company's performance.

        In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert the Combined Company's management's attention and resources, which could have a material adverse effect on the Combined Company's cash flows, its ability to execute its business strategy and the Combined Company's ability to make distributions to its stockholders.

The market price of shares of the common stock of the Combined Company may be affected by factors different from those affecting the prices of shares of Prologis common stock or Liberty common shares before the mergers.

        The results of operations of the Combined Company, as well as the market price of the common stock of the Combined Company, after the mergers may be affected by other factors in addition to those currently affecting Prologis' or Liberty's results of operations and the market prices of Prologis common stock and Liberty common shares. These factors include:

  •
  a greater number of shares of the Combined Company common stock outstanding as compared to the number of currently outstanding shares of Prologis common stock;

  •
  different stockholders; and

  •
  different assets and capitalizations.

        Accordingly, the historical market prices and financial results of Prologis and Liberty may not be indicative for the Combined Company after the mergers. For a discussion of the businesses of Prologis and Liberty and certain risks to consider in connection with investing in those businesses, see the documents incorporated by reference by Prologis and Liberty into this proxy statement/prospectus referred to under "Where You Can Find More Information and Incorporation by Reference."

The market price of the Combined Company common stock may decline as a result of the mergers.

        The market price of the Combined Company common stock may decline as a result of the mergers if the Combined Company does not achieve the perceived benefits of the mergers as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the mergers on the Combined Company's financial results is not consistent with the expectations of financial or industry analysts.

        In addition, upon consummation of the mergers, Prologis stockholders and Liberty shareholders will own interests in a Combined Company operating an expanded business with a different mix of properties, risks and liabilities. Current Prologis stockholders and Liberty shareholders may not wish to continue to invest in the Combined Company, or for other reasons may wish to dispose of some or all of their shares of the Combined Company common stock. If, following the effective time of the company mergers, large amounts of the Combined Company common stock are sold, the price of the Combined Company common stock could decline.

After the mergers are completed, Liberty shareholders who receive shares of Prologis common stock in the Topco merger will have different rights that may be less favorable than their current rights as Liberty shareholders.

        After the closing of the mergers, Liberty shareholders who receive shares of Prologis common stock in the Topco merger will have different rights than they currently have as Liberty shareholders. For a detailed discussion of the similarities and material differences between the current rights you have as a Liberty shareholder and the rights you will have as a stockholder of the Combined Company following the mergers, see "Comparison of Rights of the Prologis Stockholders and the Liberty Shareholders."

The Combined Company cannot assure you that it will be able to continue paying dividends at or above the rates currently paid by Prologis and Liberty.

        The stockholders of the Combined Company may not receive dividends at the same rate they received dividends as Prologis stockholders and as Liberty shareholders following the mergers for various reasons, including the following:

  •
  the Combined Company may not have enough cash to pay such dividends due to changes in the Combined Company's cash requirements, capital spending plans, cash flow or financial position;

  •
  decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the Combined Company's board of directors, which reserves the right to change Prologis' current dividend practices at any time and for any reason;

  •
  the Combined Company may desire to retain cash to maintain or improve its credit ratings; and

  •
  the amount of dividends that the Combined Company's subsidiaries may distribute to the Combined Company may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

        Stockholders of the Combined Company will have no contractual or other legal right to dividends that have not been declared by the Combined Company's board of directors.

The Combined Company may need to incur additional indebtedness in the future.

        In connection with executing the Combined Company's business strategies following the mergers, the Combined Company expects to evaluate the possibility of additional acquisitions and strategic investments, and the Combined Company may elect to finance these endeavors by incurring additional indebtedness. The amount of such indebtedness could have material adverse consequences for the Combined Company, including hindering the Combined Company's ability to adjust to changing market, industry or economic conditions; limiting the Combined Company's ability to access the capital markets to refinance maturing debt or to fund acquisitions or emerging businesses; limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses; making the Combined Company more vulnerable to economic or industry downturns, including interest rate increases; and placing the Combined Company at a competitive disadvantage compared to less leveraged competitors.

The historical and unaudited pro forma combined financial information included elsewhere in this proxy statement/prospectus may not be representative of the Combined Company's results following the effective time of the Topco merger, and accordingly, you have limited financial information on which to evaluate the Combined Company.

        The unaudited pro forma combined financial information included elsewhere in this proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the mergers been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the Combined Company. The unaudited pro forma combined financial information does not reflect future events that may occur after the effective time of the Topco merger, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the mergers, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma combined financial information presented elsewhere in this proxy statement/prospectus is based in part on certain assumptions regarding the mergers that Prologis and Liberty believe are reasonable under the circumstances. Prologis and Liberty cannot assure you that the assumptions will prove to be accurate over time.

The Combined Company may incur adverse tax consequences if Prologis or Liberty has failed or fails to qualify as a REIT for United States federal income tax purposes.

        Each of Prologis and Liberty has operated in a manner that it believes has allowed it to qualify as a REIT for United States federal income tax purposes under the Code and each intends to continue to do so through the closing date or the moment in time immediately prior to the Topco merger effective time, respectively. The Combined Company intends to continue operating in such a manner following the Topco merger. The closing of the company mergers is conditioned on the receipt by Prologis of an opinion of Liberty's counsel to the effect that Liberty has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and on the receipt by Liberty of an opinion of Prologis' counsel to the effect that Prologis has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Prologis' proposed method of organization and operation will enable it to continue to satisfy the requirements for qualification and taxation as a REIT under the Code. The foregoing REIT opinions, however, are limited to the factual representations provided by Prologis and Liberty to counsel and the assumptions set forth therein, and are not a guarantee that Prologis or Liberty, in fact, has qualified or, in the case of Prologis, will continue to qualify as a REIT. Moreover, neither Liberty nor Prologis has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable U.S. Treasury regulations is greater in the case of a REIT, like Prologis, that holds assets through a partnership and that has substantial foreign operations. The determination of various factual matters and circumstances not entirely within Liberty's and Prologis' control may affect their ability to qualify as REITs.

        If Prologis or Liberty (or, following the Topco merger, the Combined Company) loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders or shareholders, because:

  •
  it would be subject to United States federal income tax on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders or shareholders in computing its taxable income);

  •
  it could be subject to the federal alternative minimum tax and possibly increased state and local taxes for such periods;

  •
  unless it is entitled to relief under applicable statutory provisions, neither it nor any "successor" company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

  •
  for five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it could be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

        As a result of all these factors, Prologis' or Liberty's (or following the Topco merger, the Combined Company's) failure to qualify as a REIT could impair the Combined Company's ability to expand its business and raise capital, and would materially adversely affect the value of its capital stock or shares of beneficial interest.

In certain circumstances, even if the Combined Company qualifies as a REIT, it and its subsidiaries may be subject to certain United States federal, state, and other taxes, which would reduce the Combined Company's cash available for distribution to its stockholders.

        Even if the Combined Company has qualified and continues to qualify as a REIT, it may be subject to some federal, state and local taxes on its income or property and, in certain cases, a 100% penalty tax, in the event it sells property as a dealer. In addition, the Combined Company's domestic corporate subsidiaries that are taxable REIT subsidiaries could be subject to federal and state taxes, and its foreign properties and companies are subject to tax in the jurisdictions in which they operate and are located. Any federal, state or other taxes the Combined Company pays will reduce its cash available for distribution to stockholders.

If Prologis OP is classified as a "publicly traded partnership" under the Code, the Combined Company's status as a REIT and its ability to pay distributions to the Combined Company's stockholders could be adversely affected.

        Prologis OP is organized as a partnership for United States federal income tax purposes. Even though Prologis OP will not elect to be treated as an association taxable as a corporation, it may be taxed as a corporation if it is deemed to be a "publicly traded partnership." A publicly traded partnership is a partnership whose interests are traded on an established securities market or are considered readily tradable on a secondary market or the substantial equivalent thereof. Prologis believes and currently takes the position that Prologis OP should not be classified as a publicly traded partnership because interests in Prologis OP are not traded on an established securities market, and Prologis OP should satisfy certain safe harbors, which prevent a partnership's interests from being treated as readily tradable on an established securities market or substantial equivalent thereof. No assurance can be given, however, that the IRS would not assert that Prologis OP constitutes a publicly traded partnership or that facts and circumstances will not develop which could result in Prologis OP being treated as a publicly traded partnership. If the IRS were to assert successfully that Prologis OP is a publicly traded partnership, and substantially all of Prologis OP's gross income did not consist of specified types of passive income, Prologis OP would be treated as an association taxable as a corporation and would be subject to corporate tax at the entity level. In such event, the character of the Combined Company's assets and items of gross income would change and would result in a termination of the Combined Company's status as a REIT. In addition, the imposition of a corporate tax on Prologis OP would reduce the amount of cash available for distribution to the Combined Company's stockholders.

The Combined Company depends on key personnel for its future success, and the loss of key personnel or inability to attract and retain personnel could harm the Combined Company's business.

        The members of the Prologis board and Prologis' executive officers will continue as the members of the board and executive management of the Combined Company. The future success of the Combined Company depends in large part on its ability to hire and retain a sufficient number of qualified personnel. The future success of the Combined Company also depends upon the service of the Combined Company's executive officers, who have extensive market knowledge and relationships and will exercise substantial influence over the Combined Company's operational, financing, acquisition and disposition activity. Among the reasons that they are important to the Combined Company's success is that each has a national or regional industry reputation that is expected to attract business and investment opportunities and assist the Combined Company in negotiations with lenders, existing and potential tenants and industry personnel.

        Many of the Combined Company's other key executive personnel, particularly its senior managers, also have extensive experience and strong reputations in the industry. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and existing and prospective customers is critically important to the success of the Combined Company's business. The loss of services of one or more members of the Combined Company's senior management team, or the Combined Company's inability to attract and retain highly qualified personnel, could adversely affect the Combined Company's business, diminish the Combined Company's investment opportunities and weaken its relationships with lenders, business partners, existing and prospective customers and industry personnel, which could materially and adversely affect the Combined Company.

Prologis and Liberty face other risks.

        The foregoing risks are not exhaustive, and you should be aware that, following the mergers, the Combined Company will face various other risks, including those discussed in reports filed by Prologis and Liberty with the SEC. See "Where You Can Find More Information and Incorporation by Reference."

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        The statements in this document that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which Prologis and Liberty operate as well as beliefs and assumptions of management of Prologis and management of Liberty. Such statements involve uncertainties that could significantly impact financial results of Prologis or Liberty. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "may," "could," and "will" including variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. All statements that address operating performance, events or developments that Prologis or Liberty expect or anticipate will occur in the future—including statements relating to the potential benefits of the proposed mergers, the expected timing to complete the proposed mergers, rent and occupancy growth, development activity, contribution and disposition activity, general conditions in the geographic areas where Prologis and Liberty operate, debt, capital structure and financial position, Prologis' ability to form new co-investment ventures and the availability of capital in existing or new co-investment ventures—are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although Prologis and Liberty believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, Prologis and Liberty can give no assurance that these expectations will be attained, and therefore actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to:

  (i)
  national, international, regional and local economic and political climates;

  (ii)
  changes in global financial markets, interest rates and foreign currency exchange rates;

  (iii)
  increased or unanticipated competition for each of Prologis' and Liberty's properties;

  (iv)
  risks associated with acquisitions, dispositions and development of properties;

  (v)
  maintenance of REIT status, tax structuring and changes in income tax laws and rates;

  (vi)
  availability of financing and capital, the levels of debt that each of Prologis and Liberty maintain and their respective credit ratings;

  (vii)
  risks related to each of Prologis' and Liberty's investments in their respective co-investment ventures, including their respective abilities to establish new co-investment ventures;

  (viii)
  risks of doing business internationally, including currency risks;

  (ix)
  environmental uncertainties, including risks of natural disasters;

  (x)
  risks associated with achieving expected revenue synergies or cost savings;

  (xi)
  risks associated with the expected benefits of the mergers, the ability to consummate the mergers and the timing of the closing of the mergers and the possibility that the mergers do not close;

  (xii)
  those additional risks and factors discussed in the reports filed with the SEC by Prologis and Liberty from time to time, including those discussed under the heading "Risk Factors" in their respective most recently filed reports on Form 10-K and Form 10-Q. Neither Prologis nor Liberty undertakes any duty to update any forward-looking statements appearing in this document except as may be required by law; and

  (xiii)
  risks and uncertainties set forth in and incorporated by reference into this proxy statement/prospectus in the section entitled "Risk Factors" beginning on page 35.

 THE COMPANIES

Prologis, Inc. and Prologis, L.P.

Pier 1, Bay 1
San Francisco, California 94111
(415) 394-9000

        Prologis was formed in 1997 and is the global leader in logistics real estate with a focus on key markets in 19 countries on four continents. Prologis owns, manages and develops well-located, high-quality logistics facilities. Prologis' local teams actively manage its portfolio, which encompasses leasing and property management, capital deployment and opportunistic dispositions allowing it to recycle capital to self-fund its development and acquisition activities. The majority of Prologis' properties in the U.S. are wholly owned, while its properties outside the U.S. are generally held in co-investment ventures to mitigate Prologis' exposure to foreign currency movements.

        Prologis commenced operations as a fully integrated real estate company in 1997, elected to be taxed as a REIT under the Code, and believes the current organization and method of operation will enable Prologis to maintain its status as a REIT.

        Prologis OP was formed in 1997 and is the primary operating subsidiary of Prologis. As of September 30, 2019, Prologis owned an approximate 97.22% common general partnership interest in Prologis OP and 100% of the preferred units in Prologis OP. As the sole general partner of Prologis OP, Prologis has complete responsibility and discretion in the day-to-day management and control of Prologis OP. Prologis only holds a de minimis amount of assets outside of Prologis OP.

        Prologis common stock is listed on the NYSE, trading under the symbol "PLD." Prologis' global headquarters are located at Pier 1, Bay 1, San Francisco, California 94111; its telephone number is (415) 394-9000. Prologis' other principal office locations are in Amsterdam, Denver, Luxembourg, Mexico City, Shanghai, Singapore and Tokyo. Prologis' website address is http://www.prologis.com. Information contained on Prologis' website is not and should not be deemed a part of this prospectus, the accompanying prospectus supplement or any other report or filing filed with the Securities and Exchange Commission.

        Additional information about Prologis, Prologis OP and their subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information and Incorporation by Reference" beginning on page 170.

Lambda REIT Acquisition LLC

        Prologis Merger Sub, a wholly owned subsidiary of Prologis, is a Maryland limited liability company organized on October 25, 2019 for the purpose of effecting the Topco merger. Prologis Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Prologis Merger Sub are located at Pier 1, Bay 1, San Francisco, California 94111.

Lambda OP Acquisition LLC

        Prologis OP Merger Sub, a wholly owned subsidiary of Prologis OP, is a Delaware limited liability company organized on October 24, 2019 for the purpose of effecting the partnership merger. Prologis OP Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Prologis OP Merger Sub are located at Pier 1, Bay 1, San Francisco, California 94111.

Liberty Property Trust and Liberty Property Limited Partnership

650 East Swedesford Road, Suite 400
Wayne, PA 19087
(610) 648-1700

        Liberty, together with its subsidiaries, is a self-administered and self-managed Maryland real estate investment trust that is a leader in commercial real estate, serving customers in the United States and United Kingdom, through the development, acquisition, ownership and management of superior logistics, warehouse, manufacturing, and R&D facilities in key markets. As of September 30, 2019, Liberty owned and operated 499 industrial and 16 non-core properties totaling 96.9 million square feet, 22 properties under development, which when completed are expected to comprise 4.7 million square feet and 1,267 acres of developable land, substantially all of which is zoned for commercial use. As of September 30, 2019, Liberty also owned one property held for redevelopment or as "value-added," which are properties that are neither development nor redevelopment properties, but are properties that are either acquired but not stabilized or can be converted to a higher and better use. This property, when completed, is expected to comprise 55,000 square feet. Additionally, as of September 30, 2019, Liberty had an ownership interest, through unconsolidated joint ventures, in 48 industrial and 17 non-core properties totaling 14.8 million square feet, three properties under development, which when completed are expected to comprise 475,000 square feet, and a 219-room hotel, which is excluded from the square footage total, and 433 acres of developable land, substantially all of which is zoned for commercial use. Liberty also owned through unconsolidated joint ventures two properties held for redevelopment or as "value-added" which, when completed, are expected to comprise 85,000 square feet.

        Liberty is structured as an umbrella partnership REIT under which substantially all of Liberty's current and future business is, and will be, conducted through the operating partnership, Liberty OP. As of September 30, 2019, Liberty owned approximately 97.8% of the outstanding equity interests in Liberty OP. As the sole general partner of Liberty OP, Liberty has the full, exclusive and complete responsibility for and discretion in its day-to-day management and control.

        Liberty was formed as a Maryland real estate investment trust in 1994 and has elected to be treated as a REIT under the Code, and Liberty OP was formed as a Pennsylvania limited partnership in 1994. Liberty common shares are listed on the NYSE, trading under the symbol "LPT." The primary office of Liberty is located in Wayne, Pennsylvania at the address above. Liberty's website is located at www.libertyproperty.com. The information found on, or otherwise accessible through, Liberty's website is not incorporated into, and does not form a part of, this proxy statement/prospectus or any other report or document Liberty files with or furnishes to the SEC.

        Additional information about Liberty, Liberty OP and their subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information and Incorporation by Reference" beginning on page 170.

Leaf Holdco Property Trust

        New Liberty Holdco is a Maryland real estate investment trust formed on October 25, 2019 for the purpose of effecting the Topco merger. New Liberty Holdco has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of New Liberty Holdco are located at 650 East Swedesford Road, Suite 400, Wayne, PA 19087.

The Combined Company

        References to the Combined Company are to Prologis after the effective time of the Topco merger. The Combined Company will be named "Prologis, Inc." and will be a Maryland corporation. At the effective time of the Topco merger, all of the directors of Prologis immediately prior to the effective time of the Topco merger will comprise the board of directors of the Combined Company. The Combined Company is expected to have a pro forma enterprise value of approximately $79.5 billion and a total market capitalization of approximately $63 billion (each based on the closing price of Prologis common stock on September 30, 2019 of $85.22 per share). The Combined Company will have a footprint in high-demand metropolitan areas throughout the world.

        The business of the Combined Company will be operated through Prologis OP and its subsidiaries. The Prologis parties will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of Prologis OP.

        The common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol "PLD."

        The Combined Company's principal executive offices will continue to be located at Pier 1, Bay 1, San Francisco, California 94111, and its telephone number will be (415) 394-9000.

 THE LIBERTY SPECIAL MEETING

        This proxy statement/prospectus is being furnished in connection with the solicitation of proxies from Liberty shareholders for use at the Liberty special meeting. This proxy statement/prospectus and accompanying form of proxy are first being mailed to Liberty shareholders on or about December 23, 2019.

Date, Time, Place and Purpose of the Liberty Special Meeting

        The special meeting of the Liberty shareholders will be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103 on January 30, 2020, commencing at 11:00 am, local time, to consider and vote upon the following matters:

  1.
  a proposal to approve the company mergers on the terms and conditions set forth in the merger agreement;

  2.
  a non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain named executive officers of Liberty in connection with the company mergers and the other transactions contemplated by the merger agreement; and

  3.
  a proposal to approve one or more adjournments of the Liberty special meeting to another date, time or place, if necessary, to solicit additional proxies in favor of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement.

Recommendation of the Liberty Board of Trustees

        The Liberty board has unanimously approved the merger agreement, the company mergers and the other transactions contemplated thereby and unanimously recommends that the Liberty shareholders vote FOR the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement, FOR the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain named executive officers of Liberty in connection with the company mergers and the other transactions contemplated by the merger agreement, and FOR the proposal to approve one or more adjournments of the Liberty special meeting to another date, time or place, if necessary, to solicit additional proxies in favor of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement. For the reasons for this recommendation, see "The Mergers—Recommendation of the Liberty Board of Trustees and its Reasons for the Mergers."

Liberty Record Date; Who Can Vote at the Liberty Special Meeting

        Only holders of record of Liberty common shares at the close of business on December 20, 2019, the record date for the Liberty special meeting, are entitled to notice of, and to vote at, the Liberty special meeting and any adjournment or postponement of the Liberty special meeting. As of December 16, 2019, there were 157,597,864 Liberty common shares outstanding and entitled to vote at the Liberty special meeting, held by approximately 773 shareholders of record.

        Each Liberty common share owned on Liberty's record date is entitled to one vote on each proposal at the Liberty special meeting.

Trustees and Officers of Liberty

        At the close of business on December 16, 2019, trustees and executive officers of Liberty were entitled to vote 869,462 Liberty common shares, or approximately 0.6% of the Liberty common shares issued and outstanding on that date. Liberty currently expects that all Liberty trustees and executive officers will vote their Liberty common shares in favor of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement as well as the other proposals to be considered at the Liberty special meeting, although none of them is contractually obligated to do so.

Required Vote; Quorum

        Approval of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement requires the affirmative vote of holders of at least two-thirds of the Liberty common shares outstanding and entitled to vote on such proposal.

        Approval of the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain named executive officers of Liberty in connection with the company mergers and the other transactions contemplated by the merger agreement requires the affirmative vote of holders of Liberty common shares constituting a majority of all votes cast on such proposal.

        Approval of the proposal to approve one or more adjournments of the Liberty special meeting to another date, time or place, if necessary, to solicit additional proxies in favor of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement requires the affirmative vote of holders of Liberty common shares constituting a majority of all votes cast on such proposal.

        Regardless of the number of Liberty common shares you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote your shares by phone or Internet. If you do not vote, this will have the same effect as a vote AGAINST the proposal to approve the company mergers.

        To constitute a quorum for the special meeting, there must be present at the special meeting in person or by proxy Liberty shareholders entitled to cast a majority of all the votes entitled to be cast. If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for purpose of determining whether a quorum is present at the Liberty special meeting. If your shares are held in "street name" by your broker or other nominee and you do not tell the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the Liberty special meeting.

Abstentions and Broker Non-Votes

        An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting.

        If your shares are held by a broker or other nominee on your behalf in "street name," your broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many brokerage firms and other nominees have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card. In accordance with the rules of the NYSE, brokers and other nominees who hold common shares in "street name" for their customers do not have discretionary authority to vote the shares with respect to the proposal to approve the company mergers. Accordingly, if brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the proposal to approve the company mergers. Under such circumstance, a "broker non-vote" would arise.

        Abstentions and broker non-votes will have the same effect as votes AGAINST the proposal to approve the company mergers and the other transactions contemplated by the merger agreement. Abstentions and broker non-votes will have no effect on (i) the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain named executive officers of Liberty in connection with the mergers and the other transactions contemplated by the merger agreement, or (ii) the proposal to approve one or more adjournments of the Liberty special meeting to another date, time or place, if necessary, to solicit additional proxies in favor of the proposal to approve the company mergers.

Manner of Submitting Proxy

        Liberty shareholders may vote for or against the proposals submitted at the Liberty special meeting in person or by proxy. Liberty shareholders can authorize a proxy in the following ways:

  •
  Telephone or via the Internet.  This proxy statement/prospectus is accompanied by a proxy card with instructions for submitting voting instructions. Liberty shareholders may authorize a proxy by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Shares will be voted as directed by Liberty shareholders in the same manner as if such Liberty shareholder had completed, signed, dated and returned a proxy card, as described below.

  •
  Mail:  Liberty shareholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

        Liberty shareholders should refer to their proxy cards or the information forwarded by their broker or other nominee to see which options are available to them.

        The Internet and telephone proxy submission procedures are designed to authenticate shareholders and to allow them to confirm that their instructions have been properly recorded. If you submit a proxy over the Internet or by telephone, then you need not return a written proxy card or voting instruction card by mail. The Internet and telephone facilities available to record holders will close at 11:59 p.m. Eastern Time on January 29, 2020.

        The method by which Liberty shareholders submit a proxy will in no way limit their right to vote at the Liberty special meeting if they later decide to attend the meeting and vote in person. If Liberty common shares are held in the name of a broker or other nominee, Liberty shareholders must obtain a proxy, executed in their favor, from the broker or other nominee, to be able to vote in person at the Liberty special meeting.

        All Liberty common shares entitled to vote and represented by properly completed proxies received prior to the Liberty special meeting, and not revoked, will be voted at the Liberty special meeting as instructed on the proxies. If Liberty shareholders of record return properly executed proxies but do not indicate how their Liberty common shares should be voted on a proposal, the Liberty common shares represented by their properly executed proxy will be voted as the Liberty board recommends and therefore, FOR the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement, FOR the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain named executive officers of Liberty in connection with the company mergers and the other transactions contemplated by the merger agreement, and FOR the proposal to approve one or more adjournments of the Liberty special meeting to another date, time or place, if necessary, to solicit additional proxies in favor of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement. If you do not provide voting instructions to your broker or other nominee, your Liberty common shares will be considered broker non-votes.

Shares Held in "Street Name"

        If Liberty shareholders hold Liberty common shares in an account of a broker or other nominee and they wish to vote such shares, they must return their voting instructions to the broker or other nominee.

        If Liberty shareholders hold Liberty common shares in an account of a broker or other nominee and attend the Liberty special meeting, they should bring a letter from their broker or other nominee identifying them as the beneficial owner of such Liberty common shares and, if they desire to vote in person at the Liberty special meeting, authorizing them to vote.

Revocation of Proxies or Voting Instructions

        Liberty shareholders of record may change their vote or revoke their proxy at any time before it is exercised at the Liberty special meeting by:

  •
  submitting notice in writing to Liberty's Secretary at Liberty Property Trust, 650 East Swedesford Road, Suite 400, Wayne, PA 19087, Attn: Secretary;

  •
  executing and delivering a later-dated proxy card or submitting a later-dated proxy by telephone or on the Internet; or

  •
  attending the special meeting and voting in person at the Liberty special meeting.

        Attending the Liberty special meeting without voting will not revoke your proxy.

        Liberty shareholders who hold Liberty common shares in an account of a broker or other nominee may revoke their voting instructions by following the instructions provided by their broker or other nominee.

Solicitation of Proxies; Payment of Solicitation Expenses

        The solicitation of proxies from Liberty shareholders is made on behalf of the Liberty board. Liberty will pay the cost of soliciting proxies from Liberty shareholders. Liberty has engaged Innisfree to assist in the solicitation of proxies for the special meeting and Liberty estimates it will pay Innisfree a fee of approximately $25,000. Liberty has also agreed to reimburse Innisfree for reasonable expenses incurred in connection with the proxy solicitation. In addition to mailing proxy solicitation materials, Liberty's trustees and officers, and employees of Liberty may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Liberty's trustees or officers, or to employees of Liberty for such services.

        In accordance with the regulations of the SEC and NYSE, Liberty also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Liberty common shares.

 PROPOSALS SUBMITTED TO LIBERTY SHAREHOLDERS

Company Mergers Proposal

(Proposal 1 on the Proxy Card)

        Liberty shareholders are asked to consider and vote on a proposal to approve the company mergers on the terms and conditions set forth in the merger agreement. For a summary and detailed information regarding this proposal, see the information about the company mergers and the merger agreement throughout this proxy statement/prospectus, including the information set forth in sections entitled "The Mergers" beginning on page 59 and "The Merger Agreement" beginning on page 112. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus.

        Pursuant to the merger agreement, approval of this proposal is a condition to the consummation of the mergers. If this proposal is not approved, the mergers will not be completed.

        Liberty is requesting that Liberty shareholders approve the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement. Approval of this proposal requires the affirmative vote of at least two-thirds of the votes outstanding and entitled to be cast on such proposal.

Recommendation of the Liberty Board of Trustees

        The Liberty board unanimously recommends that Liberty shareholders vote FOR the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement.

Liberty Compensation Proposal

(Proposal 2 on the Proxy Card)

        This section sets forth information relating to the non-binding advisory vote on merger-related compensation that may be paid or become payable to certain Liberty named executive officers. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, Liberty is providing its shareholders with the opportunity to cast a non-binding advisory vote on the compensation that may be paid or become payable to Liberty's named executive officers, as determined in accordance with Item 402(t) of Regulation S-K, that is based upon or otherwise relates to the mergers and the other transactions contemplated by the merger agreement and arises from any form of arrangement or understanding, whether written or unwritten, between Liberty or the Combined Company and the named executive officers. Liberty therefore is asking its shareholders to vote on the adoption of the following resolution:

    "RESOLVED, that the compensation that may be paid or become payable to Liberty Property Trust's named executive officers in connection with the company mergers and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in "The Mergers—Interests of Liberty's Trustees and Named Executive Officers in the Mergers—Information for Advisory Vote" is hereby APPROVED."

Vote Required

        The vote regarding the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain named executive officers of Liberty in connection with the company mergers and the other transactions contemplated by the merger agreement is a vote separate and apart from the vote on the proposal to approve the company mergers. Because the vote regarding merger-related compensation is advisory only, it will not be binding on either Liberty or Prologis regardless of whether the mergers are completed. Accordingly, if the mergers are completed, the merger-related compensation will become payable in connection with the mergers and a qualifying termination of employment, subject only to the conditions applicable thereto, regardless of the outcome of this non-binding advisory vote.

        Approval of the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain named executive officers of Liberty in connection with the mergers and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of all votes cast on such proposal.

Recommendation of the Liberty Board of Trustees

        The Liberty board unanimously recommends that Liberty shareholders vote FOR the non-binding advisory proposal to approve certain compensation that may be paid or become payable to certain named executive officers of Liberty in connection with the company mergers and the other transactions contemplated by the merger agreement.

Liberty Adjournment Proposal

(Proposal 3 on the Proxy Card)

        The Liberty shareholders are being asked to approve a proposal that will give the chairman of the Liberty special meeting the authority to adjourn the Liberty special meeting one or more times to another date, time or place, to permit, among other things, further solicitation of proxies, if necessary, to obtain additional votes in favor of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement if there are not sufficient votes at the time of the Liberty special meeting to approve such proposal.

        If, at the Liberty special meeting, the number of Liberty common shares present or represented by proxy and voting for the approval of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement is insufficient to approve such proposal, Liberty intends to adjourn the Liberty special meeting to another place, date or time in order to enable the Liberty board to solicit additional proxies for approval of the proposal.

        Liberty is asking Liberty shareholders to approve one or more adjournments of the Liberty special meeting to another date, time or place, if necessary, to solicit additional proxies in favor of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement. Approval of this proposal requires the affirmative vote of a majority of all votes cast on such proposal.

Recommendation of the Liberty Board of Trustees

        The Liberty board unanimously recommends that Liberty shareholders vote FOR the proposal to approve one or more adjournments of the Liberty special meeting to another date, time or place, if necessary, to solicit additional proxies in favor of the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement.

Other Business

        No business may be brought before the Liberty special meeting except as set forth in this notice.

THE MERGERS

        The following is a description of the material aspects of the mergers. While Prologis and Liberty believe that the following description covers the material terms of the mergers, the description may not contain all of the information that is important to Prologis stockholders and Liberty shareholders. Prologis and Liberty encourage Prologis stockholders and Liberty shareholders to carefully read this entire proxy statement/prospectus, including the merger agreement and the other documents attached to this proxy statement/prospectus or incorporated herein by reference, for a more complete understanding of the mergers.

General

        The Liberty board has unanimously (i) determined and declared that the company mergers are advisable and in the best interests of Liberty and its shareholders, (ii) approved each of the company mergers, and (iii) approved the merger agreement. Based on, among other factors, the reasons described below in the section "—Recommendation of the Liberty Board of Trustees and its Reasons for the Mergers," the Liberty board believes that the merger consideration to be received by holders of Liberty common shares is fair, from a financial point of view, to such holders. Pursuant to the merger agreement, (i) Liberty Merger Sub will merge with and into Liberty, with Liberty continuing as the surviving entity and an indirect wholly owned subsidiary of New Liberty Holdco, (ii) thereafter, New Liberty Holdco will merge with and into Prologis Merger Sub, with Prologis Merger Sub continuing as the surviving entity and remaining a wholly owned subsidiary of Prologis, (iii) thereafter, Prologis, its applicable subsidiaries and Prologis Merger Sub will cause all of the outstanding equity interests of Liberty to be contributed to Prologis OP in exchange for the issuance by Prologis OP of Prologis OP common units to other subsidiaries of Prologis, and (iv) thereafter, Prologis OP Merger Sub will merge with and into Liberty OP, with Liberty OP continuing as the surviving entity and a wholly owned subsidiary of Prologis OP. Liberty shareholders will receive the merger consideration described below under "The Merger Agreement—Merger Consideration; Effects of the Mergers."

Background of the Mergers

        Over the years, in the ordinary course of business, and from time to time, the Liberty board and management team have evaluated and considered a variety of financial and strategic opportunities for Liberty as part of its long-term strategy to enhance value for Liberty shareholders, including potential acquisitions, divestitures, business combinations and other transactions. Among other things, this included a yearly strategy session of the board at which such alternatives were considered.

        In the fall of 2017, Hamid R. Moghadam, the Chief Executive Officer of Prologis, and William P. Hankowsky, Liberty's Chairman of the Board, President and Chief Executive Officer, had an informal meeting at which they discussed their respective companies. At the meeting and in an email communication he sent soon thereafter, Mr. Moghadam expressed interest in exploring a potential strategic transaction between the companies. While general price ranges and structure were discussed, the parties did not develop a specific framework of deal terms. Mr. Hankowsky informed the Liberty board of these discussions and the Liberty board thereafter discussed Prologis' interest in exploring a potential transaction at a regularly scheduled meeting in which it also received input and advice from financial and legal advisors. Following these discussions, the consensus was not to pursue a transaction at that time, and Mr. Hankowsky communicated this to Mr. Moghadam. As a result, no further discussions occurred, nor was any non-disclosure agreement or any other transaction-related agreement entered into between the parties.

        Over the next two years, Mr. Moghadam and Mr. Hankowsky spoke informally on several occasions, during which conversations Mr. Moghadam reiterated Prologis' interest in exploring a strategic transaction between the companies. The parties did not discuss specific terms. Also during this period, the Liberty board received periodic input and advice from its financial advisors, Goldman Sachs and Citi, regarding the current market environment in the industrial REIT sector and Liberty management's strategic plan as it was updated from time to time.

        On September 13, 2019, Mr. Moghadam contacted a representative of Goldman Sachs, which was generally known to have an investment banking relationship with Liberty, to discuss Prologis' interest in pursuing a potential strategic transaction between the companies. During this discussion, Mr. Moghadam stated that Prologis would be interested in a stock-for-stock transaction with Liberty, valuing Liberty common shares at $60 per share. Although not discussed specifically, this implied an exchange ratio of 0.71 shares of Prologis common stock for each Liberty common share based on Prologis' closing stock price of $84.04 on September 12, 2019 and an approximately 15% pro forma ownership of the Combined Company for Liberty's shareholders, with an implied premium of 16.8% to Liberty's share price based on the closing price of Liberty common shares of $51.36 on September 12, 2019. Mr. Moghadam indicated that Prologis would be prepared to move forward with pursuing a transaction structured on terms similar to Prologis' August 2018 acquisition of DCT, including among other terms a two-tiered termination fee that would provide for a lower termination fee if, subject to certain other requirements, the merger agreement were to be terminated within a specified number of days after signing.

        Following this conversation, the representative of Goldman Sachs informed Mr. Hankowsky of Mr. Moghadam's call, and arrangements were made for Mr. Hankowsky and Mr. Moghadam to speak the following week. Thereafter, Mr. Hankowsky informed the Lead Independent Trustee of the Liberty board that Mr. Moghadam had contacted Goldman Sachs and conveyed to him the general terms that Mr. Moghadam had articulated.

        On September 18, 2019, Mr. Hankowsky and Mr. Moghadam spoke directly by telephone. During this discussion, Mr. Moghadam repeated the same offer details he had discussed with representatives of Goldman Sachs, reiterating the proposal of a stock-for-stock transaction valuing Liberty common shares at $60 per share, resulting in an implied exchange ratio of 0.69 shares of Prologis common stock for each Liberty common share based on Prologis' closing stock price of $86.44 on September 17, 2019, which would result in an implied premium of 16.9% to Liberty's share price based on the closing price of Liberty common shares of $51.34 on September 17, 2019. Mr. Moghadam and Mr. Hankowsky also discussed Mr. Moghadam's expectation that the Prologis board and management team would manage the post-closing operations of the Combined Company, with the potential for some Liberty employees to continue working for the Combined Company. Mr. Moghadam also indicated that Prologis would not be offering Liberty representation on the Combined Company's board of directors. Mr. Hankowsky responded that he would report this proposal to the Liberty board.

        On September 20, 2019, the Liberty board convened telephonically to discuss Prologis' offer. The Liberty board was conceptually supportive of moving forward with preliminary discussions with Prologis regarding a transaction that valued Liberty common shares at $60 per share, and agreed to consider the matter further at its upcoming, regularly scheduled, in-person meeting on September 26, 2019. In preparation for that meeting, the Liberty board requested that, before engaging further with Prologis, representatives of Goldman Sachs and Citi contact "Party A," an investment firm active in the industrial property sector, to obtain by September 25, 2019 Party A's view on Liberty's valuation and to gauge its interest in a possible acquisition of Liberty. Promptly following the September 20, 2019 meeting, representatives of Goldman Sachs and Citi contacted representatives of Party A by telephone and requested that if Party A was potentially interested in an acquisition of Liberty, it provide a preliminary valuation of Liberty by September 25, 2019. On September 25, 2019, a representative of Party A called a representative from Goldman Sachs and, while not submitting a formal offer, indicated that any offer by Party A would likely be at the low end of a 10-15% premium range over the price of Liberty common shares, which closed at $50.93 on September 24, 2019.

        On September 26, 2019, the Liberty board held its regularly scheduled meeting. Members of Liberty's senior management and representatives from Goldman Sachs, Citi and Morgan Lewis, outside counsel to Liberty, were in attendance and the Liberty board discussed Prologis' offer. At this meeting, representatives of Goldman Sachs and Citi reviewed with the Liberty board, among other things, certain operating and financial characteristics of Prologis' business, a comparison of Liberty's and Prologis' portfolios, and preliminary financial analyses of a proposed combination with Prologis based on Prologis' proposed exchange ratio. The Liberty board also discussed with its advisors other transaction considerations, including governance and management, deal certainty, the proposed two-tiered termination fee and other non-solicitation and fiduciary out mechanisms. Representatives of Goldman Sachs and Citi also discussed their communications with Party A and described Party A's indicated range of a possible valuation. Representatives of Morgan Lewis provided an overview of the Liberty board's duties as trustees under Maryland law. During the meeting, the Liberty board discussed these matters and also discussed and considered the following alternatives to pursuing the potential stock-for-stock transaction with and as proposed by Prologis: (i) continuing to pursue Liberty's existing business strategy as an independent, stand-alone company, (ii) the viability of pursuing another strategic combination and (iii) exploring possible cash sale transactions, including with Party A. Following discussion, the Liberty board authorized senior management and Goldman Sachs and Citi to continue engaging in dialogue with Prologis regarding the potential transaction, and to pursue a transaction in accordance with the structure and terms discussed at the meeting. The Liberty board discussed and agreed that if an agreement in principle on the terms of such a transaction could be reached, an appropriate period of exclusivity would likely be established in which the parties would seek to enter into a definitive agreement.

        On September 27, 2019, representatives of Goldman Sachs and Citi discussed the contemplated transaction terms with Mr. Moghadam. In these conversations, Mr. Moghadam indicated on a preliminary, non-binding basis that Prologis was willing to pursue entry into a transaction with Liberty structured as a stock-for-stock merger of the two companies at a 0.7127 exchange ratio, which implied an approximately 19.7% premium to Liberty's share price based on the closing price of Liberty common shares of $51.38 on September 26, 2019, and an approximately 15% pro forma ownership of Liberty's shareholders in the Combined Company. As instructed by the Liberty board, representatives of Goldman Sachs and Citi indicated that their expectation was that the transaction would include, among other things, a no-shop provision with a fiduciary out and a two-tiered termination fee. Mr. Moghadam stated that the other terms of Prologis' proposal were that Liberty would not receive any seats on the Combined Company's board of directors and that the definitive merger agreement would contain customary terms for a public company transaction of this nature, in line with Prologis' recent acquisition of DCT.

        To facilitate confidential discussions and the sharing of confidential information between the parties, the parties thereafter negotiated the terms of a non-disclosure agreement, which Prologis requested include an exclusivity provision in consideration of Prologis spending significant resources to complete due diligence and pursue the proposed transaction. On September 30, 2019, Liberty and Prologis entered into a non-disclosure agreement that included an exclusivity provision through October 29, 2019 (during which time Liberty was prohibited from seeking out other strategic/sale transactions), as well as customary mutual standstill and confidentiality restrictions. Subsequently, on the same day, Liberty opened a virtual data room with due diligence information for Prologis, and on October 4, 2019 Prologis opened its virtual data room with due diligence information for Liberty.

        On October 1, 2019, representatives of Prologis and Liberty and their respective financial advisors (BofA Securities and Morgan Stanley, financial advisors to Prologis, and Goldman Sachs and Citi, financial advisors to Liberty), participated in several calls during which the parties discussed the due diligence process and the process for negotiating the terms of a definitive merger agreement.

        On October 4 and October 5, 2019, respectively, representatives of Citi and Goldman Sachs provided draft engagement letters to Liberty for the engagement of the advisors specifically as to a strategic transaction such as that proposed by Prologis. They also provided relationship disclosure letters describing certain relationships with Liberty and Prologis. The engagement letters were thereafter executed on October 8 and October 9, 2019, respectively.

        On October 8, 2019, Wachtell Lipton, counsel to Prologis, sent to Morgan Lewis a draft merger agreement, which contemplated Liberty and Liberty OP merging directly into Prologis and Prologis OP, respectively, with Prologis and Prologis OP each surviving, and included generally reciprocal representations and warranties and customary interim operating covenants and closing conditions, as well as non-solicitation and fiduciary out provisions and a two-tier termination fee structure, all of which were generally consistent with those contained in the merger agreement between Prologis and DCT. From October 8, 2019 through October 15, 2019, Liberty and its legal and financial advisors reviewed the draft merger agreement and the terms thereof.

        On October 15, 2019, Morgan Lewis provided Wachtell Lipton with initial comments on the draft merger agreement on behalf of Liberty. The revised draft merger agreement provided for, among other things, certain qualifications of representations and warranties and exceptions to interim operating covenants and certain changes to the non-solicitation and fiduciary out provisions, closing conditions and the benefits and employment matters and tax matters provisions.

        On October 16-17, 2019, numerous telephonic meetings were held between Liberty and Prologis to discuss various due diligence matters, including Liberty's planned acquisitions, dispositions and development pipeline; Liberty's joint ventures; employee compensation; share vesting schedules; and Prologis' projections and the impact of the transaction on the Combined Company. From October 16 through October 25, 2019, there were also several telephonic discussions between Liberty and Prologis regarding employee severance and retention arrangements, management fees, tax matters, and other matters relating to the transaction and due diligence.

        On October 17, 2019, representatives of Morgan Lewis and Wachtell Lipton met telephonically to discuss certain open issues with respect to the revised draft of the merger agreement. Also between October 17, 2019 and October 22, 2019, representatives of Morgan Lewis and Wachtell Lipton discussed Prologis' proposed revision to the structure for the transaction that would cause it to be consummated through a series of steps.

        On October 18, 2019, Morgan Lewis received a revised draft of the proposed merger agreement from Wachtell Lipton. Also on October 18, 2019, Morgan Lewis sent an initial draft of Liberty's disclosure schedules to the proposed merger agreement to Wachtell Lipton.

        On October 22, 2019, Mr. Moghadam contacted Mr. Hankowsky and informed him that, in light of the recent relative trading performance of Prologis common stock and Liberty common shares, Prologis was no longer willing to enter into a transaction at the exchange ratio of 0.7127. Mr. Moghadam indicated that Prologis remained interested in a transaction, but at an exchange ratio of 0.6739, which implied an approximately 21.7% premium to Liberty's share price based on the closing price of Liberty common shares of $50.29 on October 22, 2019 and an approximately 14% pro forma ownership of Liberty shareholders in the Combined Company. Mr. Moghadam also indicated to Mr. Hankowsky that it was important for Prologis to consummate the proposed transaction through a series of steps that were being discussed between the advisors.

        On October 23, 2019, following discussions with representatives of Liberty's financial and legal advisors and members of the Liberty board, Mr. Hankowsky contacted Mr. Moghadam to discuss preliminary views on the proposed reduced exchange ratio. Mr. Hankowsky communicated that a deal with an exchange ratio within a range of 0.69 - 0.71 would likely be acceptable to Liberty.

Mr. Moghadam declined the Liberty counter offer and communicated that Prologis would be willing to proceed at an exchange ratio of 0.674.

        On October 23, 2019, the Liberty board met telephonically to discuss the reduced exchange ratio, with representatives of Goldman Sachs, Citi and Morgan Lewis participating. At the meeting, the Liberty board, with the assistance of Liberty's financial and legal advisors, discussed and evaluated the revised offer from Prologis. Among other considerations, the Liberty board discussed and evaluated the stated rationale of the revised offer and the potential underlying reasons for the recent trading performance. The Liberty board considered the prospects of Liberty as a stand-alone entity and the benefits and risks of a combination with Prologis. Following a discussion regarding the revised Prologis offer, the Liberty board authorized the Liberty management team to continue pursuing a transaction with Prologis at an exchange ratio of no lower than 0.674, so long as it received assurances from Prologis that it would move expeditiously towards an agreed transaction without further revision to the proposed material terms.

        After the meeting, representatives from Citi and Goldman Sachs called Mr. Moghadam to discuss raising the exchange ratio and the potential for including an exchange ratio collar, which would provide some protection to Liberty's shareholders in the event Prologis' stock price declined. Mr. Moghadam declined the proposal to include a collar structure, but agreed to move forward based on an 0.675 exchange ratio, which implied an approximately 23.4% premium to Liberty's share price based on the closing price of Liberty common shares of $50.26 on October 23, 2019 and an approximately 14% pro forma ownership of Liberty shareholders in the Combined Company. Mr. Moghadam also reiterated Prologis' strong desire to effect the transaction through a revised structure of the proposed mergers, which had to date been discussed by the parties and their advisors, but not accepted by Liberty. Subsequently on that same day, Mr. Hankowsky telephoned Mr. Moghadam to confirm Liberty's willingness to proceed on these proposed terms.

        Later on October 23, 2019, Wachtell Lipton and Morgan Lewis continued to discuss the draft merger agreement, including changes necessary to reflect Prologis' proposed revised structure for the transaction. Thereafter, also on October 23, 2019, Morgan Lewis sent Wachtell Lipton a revised draft of the proposed merger agreement.

        On October 24, 2019, the Liberty board held a telephonic special meeting. Representatives of Citi and Goldman Sachs and Morgan Lewis were also in attendance. At the meeting, representatives of Morgan Lewis discussed with the Liberty board the duties of a trustee under Maryland law and provided a summary of the current proposed draft merger agreement. As part of the discussions, representatives of Morgan Lewis walked the Liberty board through, among other things, the structure of the transaction, the general nature of the representations and warranties, interim operating covenants, other covenants and closing conditions contained in the merger agreement, the two-tier termination fee structure, the events that would trigger the payment of a termination fee and/or expense reimbursement, the terms of the non-solicitation covenant and related deal protection provisions in the merger agreement. Liberty's management also reported on the due diligence they had conducted into the affairs of Prologis, from a legal, tax and financial standpoint. The Liberty board asked questions of representatives of Morgan Lewis regarding the current proposed draft merger agreement and discussed various terms of the agreement.

        Representatives of Goldman Sachs and Citi discussed their preliminary financial analyses of the proposed transaction with the Liberty board, noting that their analyses were based on certain internal financial analyses and forecasts for Liberty and for Prologis on a standalone basis and on a pro forma basis giving effect to the transaction, in each case as prepared by management of Liberty (based in part, in the case of the forecasts for Prologis on a standalone basis and on a pro forma basis giving effect to the transaction, on certain information communicated by the management of Prologis relating to, among other things, Prologis' internal financial analyses, certain potential operating synergies and

Prologis' expectations as to financing arrangements) and approved by Liberty for use by Goldman Sachs and Citi, including certain operating synergies projected by management of Liberty to result from the transaction, as approved by Liberty for use by Goldman Sachs and Citi.

        The Liberty board discussed its financial advisors' preliminary financial analyses in detail and asked questions of representatives of Goldman Sachs and Citi. The Liberty board discussed the relative trading of the two companies since the Liberty board's initial meeting to discuss Prologis' proposal and the price and significant premium implied by the proposed exchange ratio. After also reviewing the legal summary of the current proposed draft merger agreement from Morgan Lewis, the Liberty board determined that Liberty should continue to proceed with working toward finalizing the merger agreement and other aspects of the transaction.

        Wachtell Lipton sent Morgan Lewis a revised draft of the proposed merger agreement on October 24, 2019. Subsequently, on the same day, Wachtell Lipton circulated to Morgan Lewis an initial draft of Prologis' disclosure schedules to the merger agreement.

        Representatives of Wachtell Lipton and Morgan Lewis had a telephonic discussion regarding the revised merger agreement on October 25, 2019. Subsequently, Morgan Lewis sent Wachtell Lipton a revised draft of the merger agreement on October 25, 2019. Later that night and following a telephonic discussion between representatives of Wachtell Lipton and Morgan Lewis regarding open issues in the merger agreement, Wachtell Lipton circulated a further revised draft of the merger agreement to Morgan Lewis.

        On October 26, 2019, representatives of Wachtell Lipton and Morgan Lewis engaged in multiple telephonic discussions and exchanged several drafts to finalize the merger agreement and the disclosure schedules. On the evening of October 26, 2019, the proposed final draft of the merger agreement was then circulated to all parties.

        On October 27, 2019, representatives of Wachtell Lipton and Morgan Lewis finalized the terms of Liberty's and Prologis' disclosure schedules and the exhibits to the merger agreement.

        Also on October 27, 2019, the Liberty board held a telephonic special meeting with members of senior management of Liberty and representatives of Morgan Lewis, Goldman Sachs and Citi. Representatives of Goldman Sachs and Citi reviewed with the Liberty board their financial analyses of the merger consideration. Goldman Sachs then delivered to the Liberty board an oral opinion, which was confirmed by delivery of a written opinion dated October 27, 2019, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in such written opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders (other than Prologis and its affiliates) of Liberty common shares. Citi delivered to the Liberty board an oral opinion, which was confirmed by delivery of a written opinion dated October 27, 2019, to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the exchange ratio to be paid to the holders of Liberty common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders. Representatives of Morgan Lewis summarized the final terms of the proposed merger agreement. The Liberty board discussed the value and significant premium provided by the exchange ratio. Following these presentations and discussions, and other discussions by the Liberty board concerning, among other things, the matters described below under "The Mergers—Recommendation of the Liberty Board of Trustees and its Reasons for the Mergers," the Liberty board, by a unanimous vote of all trustees (who also constituted the trustees of New Liberty Holdco), then (i) approved, determined and declared advisable the merger agreement and the transactions contemplated thereby, including the mergers, (ii) authorized and approved the execution, delivery and performance of the merger agreement and the mergers and declared that the mergers are advisable and in the best interests of Liberty, New Liberty Holdco and Liberty OP, as applicable, (iii) directed that the company mergers be submitted for consideration at a meeting of the Liberty shareholders, (iv) resolved to recommend that the shareholders of Liberty vote in favor of the company mergers and approved the inclusion of such recommendation in the proxy statement to be sent to shareholders in respect of the mergers.

        Following the Liberty board meeting, Mr. Hankowsky contacted Mr. Moghadam to advise Mr. Moghadam that the Liberty board had approved the transaction.

        Also on October 27, 2019, the Prologis board held a special meeting with members of Prologis' senior management in attendance. Members of Prologis' senior management reviewed with the Prologis board the results of its due diligence investigation of Liberty, the final terms and conditions of the proposed merger agreement, the duties of the Prologis board under Maryland law, required approvals for the transaction and the financial implications to Prologis of the mergers. Following these discussions, the Prologis board, by a unanimous vote of all directors, then approved the merger agreement and the transactions contemplated thereby, including the mergers and the issuances of Prologis common stock and Prologis OP units in connection therewith. The Prologis board declared the merger agreement and the transactions contemplated thereby, including the mergers and the issuance of Prologis common stock and Prologis OP units in connection therewith, to be advisable and in the best interests of Prologis and its stockholders.

        On the evening of October 27, 2019, Liberty and Prologis executed and delivered the merger agreement and issued a joint press release publicly announcing the mergers and execution of the merger agreement.

Recommendation of the Liberty Board of Trustees and its Reasons for the Mergers

        In evaluating the merger agreement and the transactions contemplated thereby, including the mergers, the Liberty board consulted with Liberty's senior management and its outside legal counsel and financial advisors and unanimously determined and declared that the merger agreement, the mergers and the other transactions contemplated by the merger agreement are advisable and in the best interests of Liberty and its shareholders. The Liberty board has unanimously approved the mergers and the other transactions contemplated by the merger agreement, has unanimously approved the merger agreement and unanimously recommends that the Liberty shareholders vote to approve the company mergers on the terms and conditions set forth in the merger agreement.

        In determining that the mergers are advisable and in the best interests of Liberty and its shareholders, in authorizing and approving the mergers on the terms set forth in the merger agreement, in approving the merger agreement and in recommending that Liberty shareholders vote to approve the company mergers on the terms set forth in the merger agreement, the Liberty board considered various factors that it viewed as supporting its decisions, including the following material factors:

  •
  the receipt of Prologis common stock as merger consideration provides Liberty shareholders with the opportunity to have an ownership stake in the Combined Company, which is expected to provide a number of significant potential strategic opportunities and benefits, including the following:

  •
  the mergers combine two, complementary portfolios with similar business strategies in top United States markets, allowing the Combined Company to capture immediate and substantial cost synergies in the form of corporate general and administrative cost savings, operating cost savings, leveraging of Prologis' investments in technology, reductions in interest and lease expenses, as well as long-term revenue synergies from operating performance and development value creation, all of which will ultimately drive increases to net operating income;

    •
    the Combined Company will operate on a platform with deeper market knowledge and relationships, more flexibility and access to better information, resulting in the ability to serve customers better and generate greater revenue;

    •
    the Combined Company will be among the largest publicly traded United States REITs (and the largest publicly traded industrial REIT) based on equity market capitalization, and its meaningful scale and investment grade rating are expected to allow it to capitalize on corporate and operating cost efficiencies and to gain more efficient access to less expensive capital, giving it significant competitive advantages over its smaller, less efficient peers; and

    •
    the Combined Company's portfolio will be balanced from a geographic and customer perspective in strategic markets and submarkets, which, together with the scale of the combined operations, is expected to result in substantial benefits for the Combined Company and its stakeholders;

  •
  the information with respect to the business, operating results and financial condition of Prologis, on both historical and prospective bases, including Prologis' stable operating performance, the quality, breadth and experience of Prologis' senior management team, and the complementary markets served by the two companies, as well as the Liberty board's knowledge of the current and prospective environment in which the two companies operate, including industry, economic and market conditions, taking into account the results of Liberty's due diligence review of Prologis (including with respect to operational, legal, financial, environmental and tax matters);

  •
  current market and industry trends, Liberty's future prospects as an independent company and the challenges and risks that could affect Liberty's future performance;

  •
  the merger consideration had an implied value per Liberty common share of $61.33, which represented a premium of approximately 21.3% to Liberty's share price, based on closing prices on October 25, 2019, the last trading day prior to the public announcement of the merger agreement;

  •
  the exchange ratio is fixed and will not fluctuate as a result of changes in the market price of Liberty common shares or Prologis common stock, which provides certainty as to the pro forma percentage ownership of the Combined Company that the Liberty shareholders would receive in the company mergers;

  •
  the merger consideration, consisting of Prologis common stock, which will be listed for trading on the NYSE, continues to provide liquidity for Liberty shareholders desiring to liquidate their investment after the company mergers;

  •
  the opinion of Goldman Sachs and the opinion of Citi, each dated October 27, 2019, to the Liberty board as to the fairness, from a financial point of view and as of the date of the applicable opinion, to holders of Liberty common shares, of the exchange ratio provided for in the merger agreement, as more fully described below in the section entitled "The Mergers—Opinions of Liberty's Financial Advisors";

  •
  the expectation that, for Liberty shareholders that are United States holders, the company mergers will generally qualify as a tax-free transaction for United States federal income tax purposes;

  •
  that the company mergers are subject to approval by holders of at least two-thirds of the outstanding Liberty common shares entitled to vote;

  •
  that the merger agreement permits Liberty to continue to pay its shareholders regular quarterly dividends of up to $0.41 per Liberty common share until consummation of the mergers;

  •
  that the merger agreement provides Liberty with the ability, under certain specified circumstances, to consider an unsolicited acquisition proposal if the Liberty board determines such proposal constitutes or would reasonably be expected to lead to a superior proposal and concludes in good faith that failure to take such action would be inconsistent with their duties as trustees under applicable law, and the merger agreement provides the Liberty board with the ability, under certain specified circumstances, to make a change in recommendation or to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal upon payment of a termination fee, in an amount equal to either $150 million or $325 million, depending on, among other things, when the termination occurs and whether the person making the superior proposal is a qualified bidder, which the Liberty board concluded was reasonable in the context of termination fees payable in comparable transactions and in light of the overall structure of the transaction and terms of the merger agreement;

  •
  that the merger agreement provides Liberty with sufficient operating flexibility between the signing of the merger agreement and the completion of the company mergers for Liberty to conduct its business in the ordinary course of business consistent with past practice;

  •
  the commitment on the part of each of Liberty and Prologis to complete the company mergers as reflected in their respective obligations under the terms of the merger agreement and the absence of any material required government consents, and the likelihood that the company mergers will be completed on a timely basis;

  •
  the other terms of the merger agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the merger agreement;

  •
  that the company mergers would be in the best interests of Liberty shareholders in light of the expected long-term strategic and financial benefits associated with the combination of Liberty and Prologis, the ability of Liberty shareholders to continue to benefit from the prospects of the Combined Company, the overall terms of the merger agreement and transactions contemplated thereby and the timing, likelihood and risks of completing alternative transactions, including the business, competition, industry and market risks that would apply to Liberty and the company mergers, as compared to potential alternatives, including the continued independent operation of Liberty and Liberty's prospects for a merger or sale transaction with a company other than Prologis and the potential terms for such other transactions as more particularly described in this proxy statement/prospectus under "The Mergers—Background of the Mergers"; and

  •
  the course of negotiations with Prologis, which were conducted at arm's length and during which the Liberty board was advised by its legal and financial advisors, including the fact that the negotiations resulted in provisions allowing an interested party an opportunity to make an alternative proposal during a specified period, which if accepted by Liberty under specified circumstances, would result in a termination fee of $150 million (instead of $325 million) being paid to Prologis.

        The Liberty board also considered a variety of risks and other potentially negative factors in considering the merger agreement, the mergers and the other transactions contemplated by the merger agreement, including the following material factors:

  •
  that, following the completion of the company mergers, Liberty would no longer exist as an independent public company and Liberty shareholders would be able to participate in any future earnings growth Liberty might have achieved solely through their ownership of Prologis common stock;

  •
  that, because the merger consideration is a fixed exchange ratio of shares of Prologis common stock, Liberty shareholders could be adversely affected by a decline in the market price of Prologis common stock and the fact that the merger agreement does not provide for any adjustment of the merger consideration if the market price of Prologis common stock declines and does not provide a price-based termination right or other similar protection in favor of Liberty or Liberty shareholders;

  •
  the risk that the cost savings, operational synergies and other benefits to the Liberty shareholders expected to result from the company mergers might not be fully realized or not realized at all, including as a result of possible changes in the real estate market or the industrial real estate business affecting the markets in which the Combined Company will operate or as a result of potential difficulties integrating the two companies and their respective operations;

  •
  the risk that a different strategic alternative potentially could be more beneficial to Liberty shareholders than the proposed company mergers;

  •
  that, under the terms of the merger agreement, Liberty must pay to Prologis a termination fee in an amount of either $150 million or $325 million, depending on, among other things, when the termination occurs and whether a person making a superior proposal is a qualified bidder, if the merger agreement is terminated under certain circumstances, which might discourage or deter other parties from proposing an alternative transaction that may be more advantageous to Liberty shareholders;

  •
  that, under the terms of the merger agreement, if Liberty shareholders vote on, but do not approve, the company mergers, and the merger agreement is thereafter terminated, Liberty may be required to reimburse Prologis' transaction expenses up to an amount equal to $15 million, regardless of whether an alternative transaction is available to Liberty;

  •
  that the terms of the merger agreement place limitations on the ability of Liberty to solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer by or with a third party with respect to a competing transaction and to furnish information to, or enter into discussions with, a third party interested in pursuing an alternative strategic transaction;

  •
  the risk that one or more of the conditions to the parties' obligations to complete the company mergers will not be satisfied or waived;

  •
  the risk of diverting management focus and resources from operational matters and other strategic opportunities as well as causing significant distractions for Liberty's employees while working to implement the company mergers, which may result in harm to Liberty's business if the mergers do not close;

  •
  the possibility that the mergers may not be completed, or may be unduly delayed, for reasons beyond the control of Liberty or Prologis, including because Liberty shareholders may not approve the company mergers and the other transactions contemplated by the merger agreement;

  •
  that provisions in the merger agreement placing certain restrictions on the operation of Liberty's business during the period between the signing of the merger agreement and consummation of the Topco merger may delay or prevent Liberty from undertaking business opportunities that may arise or other actions it would otherwise take with respect to its operations absent the pending completion of the company mergers;

  •
  that Liberty and Prologis may be obligated to complete the mergers without having obtained appropriate consents, approvals or waivers from the counterparties under certain of Liberty's contracts that require consent or approval to consummate the mergers, and the risk that such consummation could trigger the termination of, or default under, such contracts or the exercise of rights by the counterparties under such contracts;

  •
  that certain of Liberty's trustees and named executive officers have certain interests in the company mergers that might be different from the interests of Liberty shareholders generally as described under the section entitled "The Mergers—Interests of Liberty's Trustees and Named Executive Officers in the Mergers";

  •
  the expenses to be incurred in connection with the merger agreement, the company mergers and the other transactions contemplated thereby; and

  •
  the types and nature of the risks described under the section entitled "Risk Factors."

        This discussion of the foregoing information and material factors considered by the Liberty board in reaching its conclusions and recommendations is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the Liberty board in evaluating the merger agreement and the transactions contemplated by the merger agreement, including the company mergers, and the complexity of these matters, the Liberty board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the Liberty board may have given different weight to different factors. The Liberty board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement, the mergers and the other transactions contemplated by the merger agreement.

        This explanation of the reasoning of the Liberty board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements."

        After careful consideration, for the reasons set forth above, the Liberty board unanimously recommends that the Liberty shareholders vote FOR the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement.

Prologis' Reasons for the Mergers

        After careful consideration, the Prologis board, by a unanimous vote of all directors, approved the merger agreement and the mergers. In the course of evaluating the merger agreement and the mergers, the Prologis board consulted with Prologis' management and Prologis' outside legal and financial advisors and considered a number of factors that the Prologis board believed supported its decision to approve the merger agreement, including the following material factors:

  •
  its belief that Liberty's logistics assets are highly complementary to Prologis' U.S. portfolio and that the mergers will increase Prologis' holdings and growth potential in several key markets, including by deepening Prologis' presence in target markets such as Lehigh Valley, Chicago, Houston, Central PA, New Jersey and Southern California;

  •
  its expectation that the strategic fit between the Prologis and Liberty portfolios will allow Prologis to capture cost and long-term revenue synergies, including approximately $120 million from immediate corporate general and administrative cost savings, operating leverage, lower interest expense and lease adjustments;

  •
  its belief that the mergers will result in $60 million of annual revenue synergies and development value creation;

  •
  its expectation that the mergers will strengthen Prologis' customer roster by expanding Prologis' relationship with 180 existing customers while adding more than 325 new customers;

  •
  its expectation that the execution of the proposed transactions will create significant additional capital for the Combined Company from the future sale of non-core assets, which will help fund future growth;

  •
  its belief that the businesses of Prologis and Liberty are highly complementary and that the integration of the two companies will be completed in a timely and efficient manner with minimal disruption to tenants and employees;

  •
  its expectation that upon completion of the mergers, Prologis stockholders will own approximately 86% of the common stock of the Combined Company;

  •
  that, following the mergers, there will be no changes to the Prologis board or executive management team, with Hamid R. Moghadam serving as Chief Executive Officer and Chairman of the Combined Company;

  •
  management's knowledge of Prologis' business, financial condition, results of operations, industry and competitors;

  •
  management's knowledge of Liberty's business, financial condition, results of operations, industry and competitors, taking into account the results of Prologis' due diligence review of Liberty;

  •
  restrictions on Liberty's ability to solicit acquisition proposals, engage in negotiations or discussions concerning, or provide any non-public information or data to any person or entity relating to, an acquisition proposal and enter into any agreement relating to any acquisition proposal, as further discussed in the section entitled "The Merger Agreement—Covenants and Agreements—No Solicitation of Acquisition Proposals";

  •
  the merger agreement's provisions requiring Liberty to pay Prologis a termination fee of $325 million (or $150 million under certain circumstances) and/or reimburse Prologis' transaction expenses up to an amount equal to $15 million if the merger agreement is terminated under specified circumstances;

  •
  the historical and then-current trading prices and volumes of each of the Prologis common stock and the Liberty common shares;

  •
  the fact that the exchange ratio is fixed and will not be adjusted for fluctuations in the market price of Prologis common stock or Liberty common shares; and

  •
  the other terms and conditions of the merger agreement.

        The Prologis board also considered a number of risks and other factors identified in its deliberations as weighing negatively against the merger, including the following:

  •
  the risk of not capturing all of the anticipated estimated cost and long-term revenue synergies and the risk that other anticipated benefits of the mergers might not be realized on the expected time frame or at all;

  •
  the risk that the mergers might not be completed in a timely manner or at all, and that such failure could negatively affect the price of Prologis common stock and future business and financial results;

  •
  the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the mergers;

  •
  the restrictions on the conduct of Prologis' business during the period between the execution of the merger agreement and the consummation of the mergers (or, if applicable, the termination of the merger agreement);

  •
  the costs to be incurred in connection with the mergers and related transactions;

  •
  the risk that Prologis or Liberty may be unable to retain key employees;

  •
  the potential impact on the market price of Prologis common stock as a result of the issuance of the merger consideration to Liberty shareholders;

  •
  the merger agreement's provisions permitting Liberty to terminate the merger agreement prior to the receipt of the Liberty shareholder approval to enter into an acquisition agreement with respect to a superior proposal (subject to compliance with the provisions of the merger agreement regarding non-solicitation of acquisition proposals) upon payment by Liberty to Prologis of a termination fee of $325 million (or $150 million under certain circumstances); and

  •
  the risks described in the section entitled "Risk Factors."

        After consideration of these factors, the Prologis board determined that, overall, the potential benefits of the mergers outweighed the potential risks. Accordingly, the Prologis board approved the merger agreement and the transactions contemplated thereby.

        The foregoing discussion of factors considered by the Prologis board is not intended to be exhaustive and may not include all the factors considered by the Prologis board. In view of the wide variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, the Prologis board did not attempt to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the mergers and the merger agreement. In addition, individual members of the Prologis board may have given differing weights to different factors. The Prologis board conducted an overall review of the factors described above and other factors, including through discussions with, and inquiry of, Prologis' management and outside legal and financial advisors.

Opinions of Liberty's Financial Advisors

Opinion of Goldman Sachs

        Goldman Sachs rendered its opinion to the Liberty board that, as of October 27, 2019 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Prologis and its affiliates) of Liberty common shares.

        The full text of the written opinion of Goldman Sachs, dated October 27, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Liberty board in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Liberty common shares should vote with respect to the transaction or any other matter.

        In connection with rendering the opinion described above, Goldman Sachs reviewed, among other things:

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  the merger agreement;

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  annual reports to shareholders or stockholders and Annual Reports on Form 10-K of Liberty and Prologis for the five years ended December 31, 2018;

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  certain interim reports to shareholders or stockholders and Quarterly Reports on Form 10-Q of Liberty and Prologis;

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  certain other communications from Liberty and Prologis to their respective shareholders or stockholders;

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  certain publicly available research analyst reports for Liberty and Prologis;

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  certain internal financial analyses and forecasts for Prologis on a standalone basis as prepared by the management of Prologis, as well as certain information regarding Prologis on a pro forma basis giving effect to the transaction, as communicated by the management of Prologis to the management of Liberty; and

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  certain internal financial analyses and forecasts for Liberty and certain financial analyses and forecasts for Prologis on a standalone basis and on a pro forma basis giving effect to the transaction, in each case as prepared by the management of Liberty and approved for Goldman Sachs' and Citi's use by Liberty, which we refer to collectively as the "Liberty management forecasts," including certain operating synergies projected by the management of Liberty to result from the transaction, as approved for Goldman Sachs' and Citi's use by Liberty, which we refer to as "Synergies."

        Goldman Sachs also held discussions with members of the senior management of Liberty and Prologis regarding their assessments of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition and future prospects of Liberty and Prologis; reviewed the reported price and trading activity for the Liberty common shares and shares of Prologis common stock; compared certain financial and stock market information for Liberty and Prologis with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the U.S. real estate investment trust industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

        For purposes of rendering its opinion, Goldman Sachs, with Liberty's consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Liberty's consent that the Liberty management forecasts, including the Synergies, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Liberty. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Liberty or Prologis or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on Liberty or Prologis or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion does not address the underlying business decision of Liberty to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to Liberty; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs' opinion addresses only the fairness from a financial point of view to the holders (other than Prologis and its affiliates) of Liberty common shares, as of the date of the opinion, of the exchange ratio pursuant to the merger agreement. Goldman Sachs' opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transaction, including the company mergers or the partnership merger or any consideration received in connection therewith, the fairness of the transaction, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Liberty; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, trustees or employees of Liberty, or class of such persons, in connection with the transaction, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the prices at which shares of Prologis common stock will trade at any time or as to the impact of the transaction on the solvency or viability of Liberty or Prologis or the ability of Liberty or Prologis to pay their respective obligations when they come due. Goldman Sachs' opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the Liberty board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 25, 2019, the last trading day before the public announcement of the transaction, and is not necessarily indicative of current market conditions.

  Implied Premia and Multiple Analysis

        Goldman Sachs calculated an implied value of $61.33 for the exchange ratio of 0.675 shares of Prologis common stock to be paid for each Liberty common share by multiplying the closing price of $90.86 per share of Prologis common stock on October 25, 2019 by the exchange ratio of 0.675.

        Goldman Sachs also calculated the premium (or discount) represented by the implied value of $61.33 for the exchange ratio (calculated as described above) in relation to:

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  the closing price per Liberty common share as of October 25, 2019;

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  the highest closing price per Liberty common share for the 52-week period ended October 25, 2019; and

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  the average closing price per Liberty common share for the 30-day and one-year periods ended October 25, 2019.

        The results of these calculations are as follows:

Reference Price for the Liberty common shares	Implied Premium Represented by Implied Value of $61.33 for the Exchange Ratio
October 25, 2019 Closing Price of $50.57	21.3%
52-Week Highest Closing Price of $53.39	14.9%
30-day Average Closing Price of $50.91	20.5%
One-Year Average Closing Price of $48.21	27.2%

        Goldman Sachs calculated the premium represented by the exchange ratio pursuant to the merger agreement in relation to the exchange ratios calculated by:

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  dividing the closing price per Liberty common share as of October 25, 2019 by the closing price per share of Prologis common stock as of such date,

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  the average of the exchange ratios calculated by dividing the daily closing price per Liberty common share by the daily closing price per share of Prologis common stock for the 30-day period ended October 25, 2019; and

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  the average of the exchange ratios calculated by dividing the daily closing price per Liberty common share by the daily closing price per share of Prologis common stock for the one-year period ended October 25, 2019.

        The result of these calculations were as follows:

Reference Exchange Ratio	Implied Premium Represented by the Exchange Ratio Pursuant to the Merger Agreement
Closing Price as of October 25, 2019 (0.5566x)	21.3%
30-Day Closing Average (0.5824x)	15.9%
One-Year Closing Average (0.6499x)	3.9%

        In addition, Goldman Sachs calculated an implied equity value for Liberty by using the implied value of the exchange ratio pursuant to the merger agreement (which we refer to as the "Implied Liberty Transaction Equity Value"), multiplying that value per share by the number of fully diluted outstanding Liberty common shares, as provided by Liberty management. Goldman Sachs also calculated an enterprise value for Liberty by adding to the Implied Liberty Transaction Equity Value, the estimate of Liberty's net debt (defined as debt less cash) and preferred equity and non-controlling interests as of September 30, 2019, as provided by Liberty management. The foregoing calculation of enterprise value is referred to as the Implied Liberty Transaction Enterprise Value.

        Using the foregoing, Goldman Sachs calculated the following multiples:

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  Implied Liberty Transaction Enterprise Value, as a multiple of the median of estimates of the earnings before interest, taxes, depreciation and amortization, or "EBITDA," of Liberty for 2019 and 2020, based on Institutional Brokers' Estimate System ("IBES"), which are referred to as "EBITDA Consensus Estimates";

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  Implied Liberty Transaction Enterprise Value, as a multiple of Adjusted EBITDA of Liberty for 2019 and 2020, as reflected in the Liberty management forecasts;

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  the implied value of $61.33 for the exchange ratio, as a multiple of the median of estimates of funds from operations, or "FFO," per share of Liberty for 2019 and 2020, based on IBES, which are referred to as "FFO Consensus Estimates"; and

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  the implied value of $61.33 for the exchange ratio, in each case as a multiple of estimated FFO per share of Liberty for 2019 and 2020, as reflected in the Liberty management forecasts.

        The results of these calculations were as follows:

Implied Multiple using Implied Value of $61.33 for the Exchange Ratio
Enterprise Value as a multiple of 2019E EBITDA of $447 million (EBITDA Consensus Estimates)	27.9x
Enterprise Value as a multiple of 2019E Adjusted EBITDA of $493 million (Liberty management forecasts)	25.3x
Enterprise Value as a multiple of 2020E EBITDA of $476 million (EBITDA Consensus Estimates)	26.2x
Enterprise Value as a multiple of 2020E Adjusted EBITDA of $508 million (Liberty management forecasts)	24.6x
Price per share as a multiple of 2019E FFO of $2.53 per Liberty common share (FFO Consensus Estimates)	24.2x
Price per share as a multiple of 2019E FFO of $2.58 per Liberty common share (Liberty management forecasts)	23.8x
Price per share as a multiple of 2020E FFO of $2.67 per Liberty common share (FFO Consensus Estimates)	23.0x
Price per share as a multiple of 2020E FFO of $2.64 per Liberty common share (Liberty management forecasts)	23.2x

  Illustrative Discounted Cash Flow Analyses for Liberty and Prologis

        Using the Liberty management forecasts, Goldman Sachs performed illustrative discounted cash flow analyses on each of Liberty and Prologis on a standalone basis.

  Liberty

        Using discount rates ranging from 4.5% to 5.5%, reflecting estimates of Liberty's weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2019 (i) estimates of unlevered free cash flow for Liberty for October 1, 2019 through December 31, 2024 as reflected in the Liberty management forecasts, (ii) a range of illustrative terminal values for Liberty, which were calculated by applying exit terminal year EBITDA multiples ranging from 20.0x to 24.0x to a terminal year estimate of Adjusted EBITDA to be generated by Liberty, as reflected in the Liberty management forecasts (which analysis implied perpetuity growth rates ranging from 0.3% to 1.9%), and (iii) an illustrative terminal value of non-stabilized assets in the terminal year based on the incremental stabilized net operating income, as derived from the Liberty management forecasts, and a risk adjusted nominal capitalization rate of approximately 5.6% derived from information published by Green Street Advisors. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which we refer to as CAPM, which requires certain company-specific inputs, including the company's target capital structure weightings, the cost of long-term debt, and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of exit terminal year EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience taking into account historical trading multiples of Liberty, Prologis and the following publicly traded corporations in the REIT industry, which we refer to collectively as the "Selected Public Companies":

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  Duke Realty Corporation

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  EastGroup Properties, Inc.

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  First Industrial Realty Trust, Inc.

        Goldman Sachs derived ranges of illustrative enterprise values for Liberty by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Liberty the amount of Liberty's net debt (defined as debt less cash) and preferred equity and non-controlling interests as of September 30, 2019, in each case, as provided by the management of Liberty, to derive a range of illustrative equity values for Liberty. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Liberty, as provided by the management of Liberty, to derive a range of illustrative present values per share ranging from $55.75 to $71.86.

  Prologis

        Using discount rates ranging from 4.5% to 5.5%, reflecting estimates of Prologis weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2019 (i) estimates of unlevered free cash flow for Prologis for October 1, 2019 through December 31, 2024 as reflected in the Liberty management forecasts, (ii) a range of illustrative terminal values for Prologis, which were calculated by applying exit terminal year EBITDA multiples ranging from 23.0x to 27.0x to a terminal year estimate of the Adjusted EBITDA to be generated by Prologis, as reflected in the Liberty management forecasts (which analysis implied perpetuity growth rates ranging from 1.0% to 2.4%), and (iii) an illustrative terminal value of non-stabilized assets in the terminal year based on the incremental stabilized net operating income, as derived from the Liberty management forecasts, and a risk adjusted nominal capitalization rate of approximately 5.0% derived from information published by Green Street Advisors. Goldman Sachs derived such discount rates by application of CAPM, which requires certain company-specific inputs, including the company's target capital structure weightings, the cost of long-term debt, and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of exit terminal year EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience taking into account historical trading multiples of Prologis, Liberty and the Selected Public Companies. Goldman Sachs derived ranges of illustrative enterprise values of Prologis by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Prologis the amount of Prologis' net debt (defined as debt less cash) and preferred equity and non-controlling interests as of September 30, 2019, in each case, as provided by the management of Liberty, to derive a range of illustrative equity values for Prologis. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Prologis, as provided by the management of Liberty, to derive a range of illustrative present values per share ranging from $82.44 to $104.30.

  Illustrative Present Value of Future Share Price Analyses for Liberty Standalone, Prologis Standalone and for the Pro Forma Value to be Received per Liberty Common Share

  Liberty Standalone

        Goldman Sachs performed an illustrative analysis of the implied present value of a future value per Liberty common share, including the present value of accumulated dividends, which is designed to provide an indication of the present value of a theoretical future value of a company's equity as a function of such company's financial multiples.

        For this analysis, Goldman Sachs first derived a range of theoretical future values per Liberty common share as of December 31, 2019 to 2022, by applying price to next twelve months ("NTM") FFO multiples ranging from 17.0x to 21.0x to the estimates of Liberty's one-year forward FFO per share as of the end of that fiscal year, respectively, reflected in the Liberty management forecasts. The FFO multiples that were applied were derived by Goldman Sachs utilizing its professional judgment and experience taking into account historical trading multiples of Liberty, Prologis and the Selected Public Companies. Goldman Sachs then discounted to present value as of September 30, 2019 the theoretical future values per Liberty common share it derived and the estimated dividends to be paid per Liberty common share through the end of the applicable year as reflected in the Liberty management forecasts by a discount rate of 5.5%, which reflects an estimate of Liberty's cost of equity, derived by application of CAPM, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally, to yield illustrative present values per Liberty common share ranging from $44.69 to $60.18.

  Prologis Standalone

        Goldman Sachs performed an illustrative analysis of the implied present value of a future value per share of Prologis common stock, including the present value of accumulated dividends, which is designed to provide an indication of the present value of a theoretical future value of a company's equity as a function of such company's financial multiples.

        For this analysis, Goldman Sachs first derived a range of theoretical future values per share for Prologis common stock as of December 31, 2019 to 2022, by applying price to NTM FFO multiples ranging from 22.0x to 26.0x to the estimates of Prologis' one-year forward FFO per share as of the end of that fiscal year, respectively, reflected in the Liberty management forecasts. The FFO multiples that were applied were derived by Goldman Sachs utilizing its professional judgment and experience taking into account historical trading multiples of Prologis, Liberty and the Selected Public Companies. Goldman Sachs then discounted to a present value as of September 30, 2019 the theoretical future values per share of Prologis common stock it derived and the estimated dividends to be paid per share of Prologis common stock through the end of the applicable year as reflected in the Liberty management forecasts by a discount rate of 5.5%, which reflects an estimate of Prologis' cost of equity, derived by application of CAPM, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally, to yield illustrative present values per share of Prologis common stock ranging from $78.02 to $99.93.

  Pro Forma Value to be Received per Liberty Common Share

        Goldman Sachs performed an illustrative analysis of the implied present value of a future value of the consideration to be received per Liberty common share, including the present value of accumulated dividends, which is designed to provide an indication of the present value of a theoretical future value of the consideration received per Liberty common share as a function of such pro forma company's financial multiples.

        For this analysis, Goldman Sachs first derived a range of theoretical future values of the consideration received per Liberty common share as of December 31, 2019 to 2022, by applying price to NTM FFO multiples ranging from 21.5x to 25.5x to the estimates of the pro forma company's one-year forward exchange-ratio-adjusted FFO per share as of the end of that fiscal year, respectively, reflected in the Liberty management forecasts. The FFO multiples that were applied were derived by Goldman Sachs utilizing its professional judgment and experience taking into account historical trading multiples of Liberty, Prologis and the Selected Public Companies. Goldman Sachs then discounted to a present value as of September 30, 2019 the theoretical future values of the consideration received per Liberty common share it derived and the estimated exchange-ratio-adjusted dividends to be paid per consideration received per Liberty common share through the end of the applicable year as reflected in the Liberty management forecasts by a discount rate of 5.5%, which reflects an estimate of the pro forma company's cost of equity, derived by application of CAPM, which requires certain company-specific inputs, including, a beta for the company, as well as certain financial metrics for the United States financial markets generally, to yield illustrative present values received per Liberty common share (including synergies) ranging from $53.36 to $68.28.

  Illustrative Implied Premia of Precedent REIT Transactions

        Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for transactions announced since April 25, 2013 involving a U.S. listed REIT target, where the disclosed transaction value exceeded $500 million.

        For the entire period, using publicly available information, Goldman Sachs calculated the 25th percentile, median, mean and 75th percentile of the premia of the price paid in the transactions relative to the closing stock prices of the target involved in the transaction on the trading day prior to the date on which such transaction was announced or a news report, management commentary, public filing, or other public disclosure regarding such transaction occurred, which we refer to as the "undisturbed date." The following table presents the results of this analysis:

Premia on Share Price on Undisturbed Date
75th Percentile	20.8%
Mean	18.1
Median	15.3
25th Percentile	12.3

        Goldman Sachs then applied a reference range of illustrative premia of 12.3% to 20.8%, reflecting the 25th percentile and 75th percentile one-day premia, to the closing price per Liberty common share on October 25, 2019, the last trading day before the public announcement of the transaction, of $50.57 to derive a range of illustrative implied values per Liberty common share of $56.78 to $61.10.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Liberty or Prologis or the transaction.

        Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to the Liberty board as to the fairness from a financial point of view to the holders (other than Prologis and its affiliates) of Liberty common shares of the exchange ratio pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Liberty, Prologis, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The exchange ratio was determined through arm's-length negotiations between Liberty and Prologis and was approved by the Liberty board. Goldman Sachs provided advice to Liberty during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to Liberty or the Liberty board or that any specific exchange ratio constituted the only appropriate exchange ratio for the transaction.

        As described above, Goldman Sachs' opinion to the Liberty board was one of many factors taken into consideration by the Liberty board in making its determination to approve the merger agreement.

The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement/prospectus.

        Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Liberty, Prologis, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement. Goldman Sachs acted as financial advisor to Liberty in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Liberty and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint book-running manager on Liberty's public offering of 4.375% senior unsecured notes due 2029 (aggregate principal amount $350 million) in January 2019; and as joint-bookrunner on Liberty's public offering of 8.0 million Liberty common shares in September 2019. During the two-year period ended October 27, 2019, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Liberty and/or its affiliates of approximately $8.6 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Prologis and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint-bookrunner on a public offering of investment units in Nippon Prologis REIT, an affiliate of Prologis (aggregate principal amount ¥29.5 billion) in March 2018; as co-manager on Prologis' public offering of 3.875% notes due 2028, and 4.375% notes due 2048 (aggregate principal amount $700 million) in June 2018; as joint-bookrunner on Prologis' public offering of 1.875% senior notes due 2029 (aggregate principal amount €700 million) in July 2018; as co-manager on a public offering of Prologis' 0.652% Notes due 2025, 0.972% Notes due 2028, 1.077% Notes due 2030, and 1.470% Notes due 2038 (aggregate principal amount ¥55.1 billion) in September 2018; as joint-bookrunner on a public offering of investment units by Nippon Prologis REIT (aggregate principal amount ¥36.6 billion) in June 2019; and as joint-bookrunner on a public offering by Prologis of 1.500% Medium-Term Notes due 2049, 0.625% Medium-Term Notes due 2031 and 0.250% Medium-Term Notes due 2027 (aggregate principal amount €1.8 billion) in August 2019. During the two-year period ended October 27, 2019, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Prologis and/or its affiliates of less than $4.5 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Liberty, Prologis and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

        The Liberty board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated October 9, 2019, Liberty engaged Goldman Sachs to act as its financial advisor in connection with the transaction. The engagement letter between Liberty and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $30 million, all of which is contingent upon consummation of the transaction. In addition, Liberty has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Citi

        Liberty has engaged Citi to act as its financial advisor in connection with the transaction. In connection with Citi's engagement, the Liberty board requested that Citi evaluate the fairness, from a financial point of view, to the holders of Liberty common shares, of the exchange ratio to be paid to such holders pursuant to the merger agreement. On October 27, 2019, at a meeting of the Liberty board held to evaluate the proposed transaction, Citi rendered to the Liberty board an oral opinion, confirmed by delivery of a written opinion dated October 27, 2019, to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the exchange ratio to be paid to the holders of Liberty common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders.

        The full text of Citi's written opinion, dated October 27, 2019, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. The description of Citi's opinion set forth below is qualified in its entirety by reference to the full text of Citi's opinion. Citi's opinion was provided for the information of the Liberty board (in its capacity as such) in connection with its evaluation of the transaction and was limited to the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio to be paid to the holders of outstanding Liberty common shares. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Liberty to effect or enter into the transaction, the relative merits of the transaction as compared to any alternative business strategies that might exist for Liberty or the effect of any other transaction in which Liberty might engage. Citi's opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed transaction or any other matter.

        In arriving at its opinion, Citi, among other things:

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  reviewed a draft of the merger agreement dated October 26, 2019;

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  held discussions with certain senior officers, trustees and other representatives and advisors of Liberty and certain senior officers and other representatives and advisors of Prologis concerning the businesses, operations and prospects of Liberty and Prologis;

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  examined certain publicly available business and financial information relating to Liberty and Prologis as well as certain financial forecasts and other information and data relating to Liberty and Prologis which were provided to or discussed with Citi by the management of Liberty and Prologis, including (i) certain internal financial analyses and forecasts for Prologis on a standalone basis as prepared by the management of Prologis, (ii) certain information regarding Prologis on a pro forma basis giving effect to the transaction, as communicated by the management of Prologis to the management of Liberty, and (iii) the Liberty management forecasts, including the Synergies (including the amount, timing and achievability thereof);

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  reviewed the financial terms of the transaction as set forth in the draft merger agreement in relation to, among other things, current and historical market prices and trading volumes of Liberty common shares and Prologis common stock, the historical and projected earnings and other operating data of Liberty and Prologis, and the capitalization and financial condition of Liberty and Prologis;

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  considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the transaction;

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  analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Liberty and Prologis;

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  evaluated certain potential pro forma financial effects of the transaction on Prologis; and

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  conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

        In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements of Liberty and Prologis that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the Liberty management forecasts and other information and data relating to Liberty and Prologis provided to or otherwise reviewed by or discussed with Citi, Citi was advised by the management of Liberty that such Liberty management forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Liberty as to the future financial performance of Liberty and Prologis, the potential strategic implications and operational benefits anticipated to result from the transaction and the other matters covered thereby, and Citi assumed, with Liberty's consent, that the financial results (including with respect to the potential strategic implications and operational benefits anticipated to result from the transaction) reflected in such Liberty management forecasts and other information and data would be realized in the amounts and at the times projected.

        Citi assumed, with Liberty's consent, that the transaction and related transactions (including the partnership merger) would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Liberty, Prologis or the contemplated benefits of the transaction.

        Representatives of Liberty advised Citi, who further assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft dated October 26, 2019 reviewed by Citi. Citi also assumed, with Liberty's consent, that the Liberty merger and the Topco merger will each be treated as a tax-free reorganization for federal income tax purposes. Citi was advised by Liberty, and assumed, with Liberty's consent, that Liberty has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 1994 and that Prologis has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 1997, and that the transaction and related transactions would not adversely affect such status or operations of Liberty or Prologis. Citi's opinion relates to the relative values of Liberty and Prologis. Citi did not express any opinion as to what the value of the Prologis common stock actually would be when issued pursuant to the Topco merger or the price at which the Prologis common stock would trade at any time. Citi did not make nor was Citi provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Liberty or Prologis nor did Citi make any physical inspection of the properties or assets of Liberty or Prologis.

        Citi's opinion did not address the underlying business decision of Liberty to effect the transaction, the relative merits of the transaction as compared to any alternative business strategies that might exist for Liberty or the effect of any other transaction in which Liberty might engage. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of (i) the amount or nature or any other aspect of any compensation to any officers, trustees or employees of any parties to the transaction, or any class of such persons, relative to the exchange ratio or (ii) any consideration to be received in connection with the partnership merger by the holders of any class of securities of any party thereto. Citi's opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing as of the date of its opinion. The issuance of Citi's opinion was authorized by Citi's fairness opinion committee.

        In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi's opinion or the analyses underlying, and factors considered in connection with, Citi's opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

        In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Liberty and Prologis. No company, business or transaction reviewed is identical or directly comparable to Liberty or Prologis or the transaction and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, business segments or transactions reviewed or the results from any particular analysis.

        The estimates contained in Citi's analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi's analyses are inherently subject to substantial uncertainty.

        Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the transaction. The type and amount of consideration payable in the transaction were determined through negotiations between Liberty and Prologis and the decision to enter into the merger agreement was solely that of the Liberty board. Citi's opinion was only one of many factors considered by the Liberty board in its evaluation of the transaction and should not be viewed as determinative of the views of the Liberty board or Liberty management with respect to the transaction or the exchange ratio.

Financial Analyses

        The following is a summary of the material financial analyses prepared and reviewed with the Liberty board in connection with the rendering of Citi's opinion, dated October 27, 2019. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Citi assumes no responsibility if future results are different from those described whether or not any such difference is material.

        For purposes of the financial analyses described below, Citi calculated the implied transaction consideration to be $61.33, which was derived by multiplying the closing price per share of Prologis common stock of $90.86 on October 25, 2019, the last trading day prior to delivery of Citi's opinion, by the exchange ratio of 0.675 shares of Prologis common stock for each Liberty common share to be issued pursuant to the Topco merger.

        Financial data for Liberty and Prologis utilized in the financial analyses described below were based on the Liberty management forecasts.

  Discounted Cash Flow Analyses

        Liberty.    Citi performed a discounted cash flow analysis of Liberty by calculating the estimated present value of the unlevered, after-tax free cash flows that Liberty was expected to generate during the period from October 1, 2019 through December 31, 2024. For purposes of its analysis, the estimated terminal value of Liberty was calculated by applying a selected range of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") multiples of 18.8x to 22.8x, selected based on Citi's professional judgment, to Liberty's estimated terminal year Adjusted EBITDA of $650 million and adding to such terminal value an illustrative terminal value of non-stabilized assets in the terminal year based on the incremental stabilized net operating income, as derived from the Liberty management forecasts, and a risk adjusted nominal capitalization rate of approximately 5.6% derived from information published by Green Street Advisors. The forecasted unlevered, after-tax free cash flows for Liberty and the derived terminal values were then discounted to present values, as of September 30, 2019, using discount rates ranging from 5.72% to 6.52% based upon an analysis of Liberty's weighted average cost of capital, which Citi performed utilizing the capital asset pricing model with inputs that Citi determined were relevant based on publicly available data and Citi's professional judgment. Based on the above-described analysis, Citi derived a range of implied values per share for Liberty as of September 30, 2019 of $48.95 to $63.37, as compared to the implied transaction consideration of $61.33.

        Prologis.    Citi performed a discounted cash flow analysis of Prologis on a standalone basis by calculating the estimated present value of the unlevered, after-tax free cash flows that Prologis was expected to generate during the period from October 1, 2019 through December 31, 2024. For purposes of its analysis, the estimated terminal value of Prologis was calculated by applying a selected range of Adjusted EBITDA multiples of 22.1x to 26.1x, selected based on Citi's professional judgment to Prologis' estimated unlevered, after-tax free cash flows for the terminal year Adjusted EBITDA of $3,457 million and adding to such terminal value an illustrative terminal value of non-stabilized assets in the terminal year based on the incremental stabilized net operating income, as derived from the Liberty management forecasts, and a risk adjusted nominal capitalization rate of approximately 5.0% derived from information published by Green Street Advisors. The forecasted unlevered, after-tax free cash flows for Prologis and the derived terminal values were then discounted to present values, as of September 30, 2019, using discount rates ranging from 6.44% to 7.38% based upon an analysis of Prologis' weighted average cost of capital, which Citi performed utilizing the capital asset pricing model with inputs that Citi determined were relevant based on publicly available data and Citi's professional judgment. Based on the above-described analysis, Citi derived a range of implied values per share for Prologis as of September 30, 2019 of $70.18 to $89.53.

  Selected Public Companies Analysis

        Using publicly available information, including (a) published estimates of calendar year 2020 EBITDA, (b) published estimates of calendar year 2020 FFO per share, (c) published estimates of calendar year 2020 AFFO per share, and (d) published estimates of NAV per share, Citi reviewed and compared certain financial information for Liberty and Prologis to corresponding financial information, ratios and public market multiples, including certain multiple and percentages for EBITDA, FFO, AFFO and NAV per share, for Duke Realty Corporation, EastGroup Properties, Inc., and First Industrial Realty Trust, Inc., which we refer to collectively as the "Selected Public Companies". Citi selected the Selected Public Companies based on its professional judgment and experience. Although none of the Selected Public Companies are directly comparable to Liberty or Prologis, the companies were selected because they are publicly traded companies with operations or businesses that for purposes of analysis may be considered similar to certain operations of Liberty and Prologis.

        With respect to each of the Selected Public Companies, Liberty and Prologis, Citi calculated:

  •
  the percentage premium or discount of the company's share price to its estimated NAV per share (which is based on such company's forecast by Green Street Advisors) (which we refer to collectively as the "NAV Premium/Discount");

  •
  the company's EBITDA multiple for 2020, which is calculated by dividing (i) the equity value (which is calculated as the closing share price on October 25, 2019 multiplied by the fully diluted number of share outstanding) plus debt and minority interests, less cash and cash equivalents by (ii) the company's estimated EBITDA for 2020 (which is based on such company's consensus analyst forecast) (which we refer to collectively as the "EBITDA Multiple");

  •
  the company's FFO multiple for 2020, which was calculated by dividing (i) the closing share price on October 25, 2019 by (ii) the company's estimated FFO per share for 2020 (which is based on such company's consensus analyst forecast) (which we refer to collectively as the "FFO Multiple"); and

  •
  the company's AFFO multiple for 2020, which was calculated by dividing (i) the closing share price on October 25, 2019 by (ii) the company's estimated AFFO for 2020 (which is based on such company's consensus analyst forecast) (which we refer to collectively as the "AFFO Multiple").

        Financial data of the Selected Public Companies were based on publicly available Wall Street research analysts' estimates, public filings and other publicly available information. Financial data of Liberty and Prologis was based on the Liberty management forecasts and public filings.

        The following table presents the results of this analysis:

	2020 EBITDA Multiple	2020 FFO Multiple	2020 AFFO Multiple	Premium / (Discount) to NAV
Duke Realty Corporation	23.8x	22.7x	25.3x	2.9%
EastGroup Properties, Inc.	25.8	25.5	33.6	29.4
First Industrial Realty Trust, Inc.	22.3	22.5	26.7	10.8
Prologis	29.9	25.8	29.1	25.5
Liberty	22.5	18.9	23.5	(8.3)

        Citi then applied selected ranges of 2020 EBITDA Multiples derived from the Selected Public Companies (which for purposes of the Liberty analysis includes Prologis but not Liberty) of 22.3x to 29.9x to the corresponding management forecast of Liberty's 2020 estimated Adjusted EBITDA, selected ranges of 2020 FFO Multiple derived from the Selected Public Companies of 22.5x to 25.8x to the corresponding management forecast of Liberty's estimated 2020 FFO per share, selected ranges of 2020 AFFO Multiple derived from the Selected Public Companies of 25.3x to 33.6x to the corresponding management forecast of Liberty's estimated 2020 AFFO per share, and selected ranges of NAV Premium/Discount derived from the Selected Public Companies of 2.9% to 29.4% to the corresponding range of management estimates of Liberty's NAV per share. This analysis indicated the following implied per share equity value reference ranges for Liberty, as compared to the implied transaction consideration of $61.33 per share:

Implied Per Share Equity Value Reference Range
Adjusted EBITDA Multiple:	$49.86 - $72.10
FFO Multiple:	$60.10 - $68.92
AFFO Multiple:	$54.56 - $72.39
NAV Premium/Discount:	$56.72 - $71.34

        Citi then applied selected ranges of 2020 EBITDA Multiples derived from the Selected Public Companies (which for purposes of the Prologis analysis includes Liberty but not Prologis) of 22.3x to 25.8x to the corresponding management forecast of Prologis' 2020 estimated Adjusted EBITDA, selected ranges of 2020 FFO Multiple derived from the Selected Public Companies of 18.9x to 25.5x to the corresponding management forecast of Prologis' estimated 2020 FFO per share, selected ranges of 2020 AFFO Multiple derived from the Selected Public Companies of 23.5x to 33.6x to the corresponding management forecast of Prologis' estimated 2020 AFFO per share, and selected ranges of NAV Premium/Discount derived from the Selected Public Companies of (8.3)% to 29.4% to the corresponding range of Liberty's management estimates of Prologis' NAV per share. This analysis indicated the following implied per share equity value reference ranges for Prologis:

Implied Per Share Equity Value Reference Range
Adjusted EBITDA Multiple:	$63.52 - $76.60
FFO Multiple:	$66.29 - $89.35
AFFO Multiple:	$72.54 - $103.84
NAV Premium/Discount:	$66.40 - $93.67

  Selected Precedent Transactions Analysis

        Using public filings and publicly available information, Citi reviewed financial data for the 39 selected transactions set forth in the table below (which we collectively refer to as the "Company Selected Transactions"). The Company Selected Transactions were selected by Citi because they involved publicly traded companies within the REIT industry with, based on Citi's experience with mergers and acquisitions, certain financial, operational or business characteristics that, in Citi's view, made them sufficiently comparable to Liberty, Prologis and the merger or otherwise relevant for purposes of the comparison.

        For each of the Company Selected Transactions, Citi reviewed, among other things, the ratio of the target's share premium or discount to the closing stock price on the last day of trading prior to the date on which such Company Selected Transaction was announced or a news report, management commentary, public filing, or other public disclosure regarding such transaction occurred (which we refer to as the "undisturbed date").

        Financial data of the Company Selected Transactions were based on public filings and other publicly available information. Liberty Selected Transactions reviewed and the results of this analysis were as follows:

Date Announced	Acquiror	Target	Premium to Price on Undisturbed Date (%)
7/3/19	AXA Investment Managers—Real Assets	NorthStar Realty Europe	16.4%
5/6/19	Park Hotels & Resorts	Chesapeake Lodging Trust	8.2
3/25/19	Cousins Properties	Tier REIT, Inc.	15.6
1/2/19	Omega Healthcare Investors	MedEquities Realty Trust	53.1
9/6/18	Pebblebrook Hotel Trust	LaSalle Hotel Properties	48.0
7/31/18	Brookfield Asset Management	Forest City Realty Trust	26.6
6/25/18	Greystar Investment Group	Education Realty Trust	13.6
5/7/18	Blackstone Group LP	Gramercy Property Trust	15.4
4/29/18	Prologis, Inc.	DCT Industrial Trust	15.6
3/26/18	Brookfield Property Partners	GGP	15.2
7/3/17	Greystar Growth and Income Fund LP	Monogram Residential Trust	22.4
6/30/17	Canada Pension Plan Investment Board	Parkway	13.1
6/28/17	Government Properties Income Trust	First Potomac Realty Trust	11.4
6/9/17	Digital Realty Trust	Dupont Fabros Technology	14.9
5/7/17	Sabra Health Care REIT	Care Capital Properties	11.8
4/24/17	RLJ Lodging Trust	FelCor Lodging Trust	16.7
2/27/17	Tricon Capital Group	Silver Bay Realty Trust	19.0
1/19/17	Starwood Capital Group	Milestone Apartments REIT	9.4
11/14/16	Regency Centers Corp.	Equity One	12.8
8/15/16	Mid-America Apartment Communities	Post Properties	16.6
4/29/16	Cousins Properties	Parkway Properties	13.0
1/19/16	Brookfield Asset Management	Rouse Properties	35.3
12/15/15	DRA Advisors	Inland Real Estate Corporation	6.6
12/3/15	American Homes 4 Rent	American Residential Properties	8.7
10/16/15	Harrison Street Real Estate Capital	Campus Crest Communities	23.4
10/8/15	Blackstone Group LP	Biomed Realty Trust	23.8
9/8/15	Blackstone Group LP	Strategic Hotels & Resorts	3.7
6/22/15	Lone Star Investment Advisors	Home Properties	9.2
4/22/15	Brookfield Asset Management	Associated Estates Realty	17.4
4/10/15	Blackstone Group LP	Excel Trust	14.5
10/31/14	Omega Healthcare Investors	Aviv REIT	16.2
9/16/14	Washington Prime Group	Glimcher Realty Trust	34.1
8/13/14	Health Care REIT	HealthLease Properties REIT	31.1
6/2/14	Ventas	American Realty Capital Healthcare	13.9
12/9/13	Essex Property Trust	BRE Properties	12.1
10/23/13	American Realty Capital Properties	Cole Real Estate Investments	13.8
6/3/13	Mid-America Apartment Communities, Inc.	Colonial Properties Trust	10.7
5/28/13	American Realty Capital	CapLease	19.7

Date Announced	Acquiror	Target	Premium to Price on Undisturbed Date (%)
4/25/13	Brookfield Office	MPG Office Trust	21.2

        For the entire period, using publicly available information, Citi calculated, among other things, the 25th percentile, median, mean and 75th percentile of the premia of the price paid in the transactions relative to the closing stock prices of the target involved in the transaction on the undisturbed date. The following table presents the results of this analysis:

Premia on Share Price on Undisturbed Date
75th Percentile	20.8%
Mean	18.1
Median	15.3
25th Percentile	12.3

        Citi then applied a reference range of illustrative premia of 12.3% to 20.8%, reflecting the 25th percentile and 75th percentile one-day premia, to the closing price per Liberty common share on October 25, 2019, the last trading day before the public announcement of the transaction, of $50.57 to derive a range of illustrative implied values per Liberty common share of $56.78 to $61.10.

  Illustrative Exchange Ratios Analysis

        Based upon a comparison of the range of implied equity values for each of Liberty and Prologis calculated pursuant to the discounted cash flow analysis and public companies analysis, Citi calculated a range of implied exchange ratios for the transaction. This analysis indicated the following implied exchange ratios:

Range of Implied Exchange Ratios
Discounted cash flow analysis	0.547x - 0.903x
Public companies analysis
Enterprise Value / 2020E Adjusted EBITDA	0.651x - 1.135x
Price / 2020E FFO	0.673x - 1.040x
Price / 2020E AFFO	0.524x - 0.998x
Premium (Discount) to NAV	0.606x - 1.074x

        Citi then compared the range of implied exchange ratios above to the exchange ratio of 0.675x provided for in the transaction.

  Certain Additional Information

        Combined Company DCF Analysis.    Citi performed a discounted cash flow analysis of the Combined Company (including synergies and estimated transaction costs) by calculating the estimated present value of the unlevered, after-tax free cash flows that the Combined Company was expected to generate during the period from October 1, 2019 through December 31, 2024. For purposes of its analysis, the estimated terminal value of the Combined Company was calculated by applying a selected range of Adjusted EBITDA multiples of 22.1x to 26.1x, selected based on Citi's professional judgment to the Combined Company's estimated terminal year Adjusted EBITDA of $4,167 million. The forecasted unlevered, after-tax free cash flows for the Combined Company and the derived terminal values were then discounted to present values, as of September 30, 2019, using discount rates ranging from 6.44% to 7.38% based upon an analysis of the Combined Company's weighted average cost of capital, which Citi performed utilizing the capital asset pricing model with inputs that Citi determined were relevant based on publicly available data and Citi's professional judgment.

        Based on the above-described analysis, Citi derived a range of implied values per share for the Combined Company which, as of September 30, 2019 and assuming a pro forma ownership of approximately 14.3% of the holders of Liberty common shares in the Combined Company, resulted in an implied value per Liberty common share of $49.28 to $62.78 and compared this range with the implied value per Liberty common share for the Company stand-alone analysis of $48.95 to $63.37 referenced above.

        Other Financial Factors.    Citi also observed certain additional factors regarding Liberty that were not considered part of Citi's financial analyses with respect to its opinion but were referenced for informational purposes, including the following:

  •
  historical trading prices of Liberty common shares and shares of Prologis common stock during the 52-week period ended October 25, 2019, which indicated low to high closing prices during such period of approximately $40.15 to $53.39 per Liberty common share and $55.21 to $92.49 per share of Prologis common stock;

  •
  undiscounted publicly available Wall Street research analysts' price targets for Liberty common shares, which indicated standalone price targets of $50.00 to $57.00 per Liberty common share and $82.00 to $105.00 per share of Prologis common stock; and

  •
  the estimated NAV of Liberty's and Prologis' assets based on publicly available Wall Street research analysts' estimates, which when calculated yielded implied per share equity value reference ranges of $49.36 to $55.85 per Liberty common share and $66.72 to $86.73 per share of Prologis common stock.

  Miscellaneous

        Liberty has agreed to pay Citi for its services in connection with the proposed transaction an aggregate fee of approximately $20 million, of which a part was payable upon delivery of Citi's opinion and the large majority is payable contingent upon consummation of the transaction. In addition, Liberty agreed to reimburse Citi for certain expenses, including reasonable fees and expenses of counsel, and to indemnify Citi and certain related parties against liabilities, including liabilities under federal securities laws, arising from Citi's engagement.

        As the Liberty board was aware, Citi and its affiliates in the past have provided, and are currently providing, services to Liberty unrelated to the proposed transaction, for which services Citi and its affiliates have received and expect to receive compensation, including, without limitation, during the two-year period prior to the date of its opinion, having acted as (a) bookrunner on a $465 million follow-on common share issuance completed by Liberty in September 2019, (b) bookrunner in the public offering of $350 million principal amount of Liberty OP's 4.375% Senior Notes due 2029, and (c) lender under Liberty's $800 million credit facility and $100 million delayed drawn term loan facility. Citi and its affiliates received during such two-year period aggregate fees of approximately $8 million from Liberty for investment banking services. Citi and its affiliates in the past have also provided, and are currently providing, services to Prologis and its affiliates unrelated to the proposed transaction, for which services Citi and its affiliates have received and expect to receive compensation, including, without limitation, during the two-year period prior to the date of its opinion, having acted as (a) advisor to Prologis on the sale of a $1.1 billion portfolio of U.S. and European logistics assets to Mapletree Investments Pte Ltd completed in 2018, (b) co-manager on Prologis' offering of three series of notes in an aggregate principal amount of €1.8 billion in August 2019, (c) co-manager on Prologis' issuance of 0.652% Notes due 2025 in an aggregate principal amount of ¥5 billion, 0.972% Notes due 2028 in an aggregate principal amount of ¥40 billion, 1.077% Notes due 2030 in an aggregate principal amount of ¥5.1 billion, and 1.470% Notes due 2038 in an aggregate principal amount of ¥5 billion, in September 2018, (d) co-manager on Prologis' €700 million issuance of senior notes due in January 2029, in July 2018, (e) bookrunner on Prologis' offering of two series of notes in an aggregate principal amount of $700 million, consisting of $400 million aggregate principal amount of 3.875% notes due September 15, 2028, and $300 million aggregate principal amount of 4.375% notes due September 15, 2048, in June 2018, (f) bookrunner on Prologis' £500 million issuance of senior notes with an interest rate of 2.3%, maturing in June 2029, (g) lender under Prologis' $3.5 billion global senior credit facility, and (h) lender under Prologis' $500 million senior term loan facility. Citi and its affiliates received during such two-year period aggregate fees of approximately $16 million from Prologis for investment banking services. In the ordinary course of its business, Citi and its affiliates may actively trade or hold the securities of Liberty and Prologis for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Liberty, Prologis and their respective affiliates.

        Liberty selected Citi to act as its financial advisor in connection with the proposed transaction based on Citi's reputation, experience and familiarity with Liberty, Prologis and their respective businesses. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Certain Prologis Unaudited Prospective Financial Information

        Although Prologis periodically may issue limited financial guidance to investors, Prologis does not as a matter of course make public long-term projections as to future revenues, earnings, EBITDA, funds from operations, funds from operations, as adjusted, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the mergers and the other transactions contemplated by the merger agreement, Prologis' management provided to management of Liberty in connection with its evaluation of the mergers and the other transactions contemplated by the merger agreement, and to Liberty's financial advisors, Goldman Sachs and Citi, certain unaudited prospective financial information regarding Prologis' operations for fiscal years 2019 through 2022 (the "Prologis management forecasts"). The below summary of the Prologis management forecasts is included for the purpose of providing Liberty shareholders access to certain non-public information that was furnished to certain parties in connection with the mergers and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any Liberty shareholder.

        The Prologis management forecasts were not prepared with a view toward public disclosure, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. The inclusion of the Prologis management forecasts should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the Prologis management forecasts. The Prologis management forecasts included in this proxy statement/prospectus have been prepared by, and are the responsibility of, Prologis' management.

        While presented with numeric specificity, the unaudited prospective financial information set forth below was based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to Prologis' business) that are inherently subjective and uncertain and are beyond the control of Prologis' management. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to Prologis' business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections of this proxy statement/prospectus entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors." This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized. Liberty shareholders are urged to review the most recent SEC filings of Prologis for a description of the reported and anticipated results of operations and financial condition and capital resources, including in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Prologis' Annual Report on Form 10-K for the year ended December 31, 2018 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, which are incorporated by reference into this proxy statement/prospectus.

        None of Liberty, Prologis or their respective officers, trustees, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information.

        PROLOGIS UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE BELOW UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES LESS PREDICTIVE WITH EACH SUCCESSIVE YEAR.

        Liberty and Prologis may calculate certain non-GAAP financial metrics, including Adjusted EBITDA, FFO, AFFO and unlevered free cash flow ("FCF") using different methodologies. Consequently, the financial metrics presented in each company's prospective financial information disclosures and in the sections of this proxy statement/prospectus with respect to the opinions of Liberty's financial advisors to Liberty may not be directly comparable to one another. Further, these financial metrics are "non-GAAP financial measures" as set forth in Item 10(e) of Regulation S-K and should not be considered as alternatives to net income (determined in accordance with GAAP) or as an indication of Prologis' performance. None of these non-GAAP measures represents cash generated from operating activities determined in accordance with GAAP, and none are a measure of liquidity or an indicator of Prologis' ability to make cash distributions.

        Prologis has not made and makes no representation to Liberty or any Liberty shareholder, in the merger agreement or otherwise, concerning the below unaudited prospective financial information or regarding Prologis' ultimate performance compared to the unaudited prospective financial information or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, Prologis urges all Liberty shareholders not to place undue reliance on such information and to review Prologis' most recent SEC filings for a description of Prologis' reported financial results.

        Neither KPMG LLP nor any other registered public accounting firm has compiled, examined or performed any audit or other procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of KPMG LLP contained in Prologis' Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this prospectus/proxy statement, relates to the historical financial information of Prologis. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the dates on which it was prepared.

        The Prologis management forecasts were based on numerous variables and assumptions, including the following: general and administrative average expense growth of 2.5% per year for the projected period, Prologis share of building acquisitions of approximately $700 million - $900 million per year, approximately $2.0 - $2.4 billion of Prologis share of development starts per year, approximately $1.8 - $2.5 billion of Prologis share of assumed dispositions and contributions combined beginning in calendar year 2020, and no equity issuances in the pro forma period, except for the shares issued in conjunction with the mergers.

        The Prologis management forecasts were provided to management of Liberty and Liberty's financial advisors, Goldman Sachs and Citi. The following table presents a summary of the Prologis management forecasts for the calendar years 2019 through 2022 for Prologis on a standalone basis.

	Year Ending December 31,
	2019E	2020E	2021E	2022E
	(in millions)
Consolidated Net Earnings	$1,884	$1,461	$1,530	$1,672
Adjusted EBITDA(1)	$2,637	$2,964	$3,126	$3,311
Core FFO(2)	$2,166	$2,345	$2,494	$2,672
AFFO Excluding Gains(3)	$1,857	$2,035	$2,164	$2,309

(1)
Adjusted EBITDA as used by Prologis is a non-GAAP measure and is calculated beginning with consolidated net earnings attributable to common stockholders and removing the effect of: interest expense, income taxes, depreciation and amortization, impairment charges, gains or losses from the disposition of investments in real estate, gains from the revaluation of equity investments upon acquisition of a controlling interest, gains or losses on early extinguishment of debt and derivative contracts (including cash charges), similar adjustments made to Prologis' FFO measures, and other items, such as, stock based compensation and unrealized gains or losses on foreign currency and derivatives.

(2)
For a definition of Core FFO, see "Selected Historical Financial Information of Prologis—Funds From Operations Attributable to Common Stockholders/Unitholders."

(3)
AFFO Excluding Gains excludes realized gains from the disposition of land and development properties and is derived by adjusting Core FFO to include recurring capital expenditures and exclude the following items that Prologis recognizes directly in Core FFO: (i) straight-line rents; (ii) amortization of above- and below-market lease intangibles; (iii) amortization of management contracts; (iv) amortization of debt premiums and discounts and financing costs, net of amounts capitalized; and (v) stock compensation expense.

Certain Liberty Unaudited Prospective Financial Information

        Although Liberty periodically may issue limited financial guidance to investors, Liberty does not as a matter of course make public long-term projections as to future revenues, earnings, EBITDA, funds from operations, funds from operations, as adjusted, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the mergers and the other transactions contemplated by the merger agreement, Liberty's management prepared and provided to the Liberty board in connection with its evaluation of the mergers and the other transactions contemplated by the merger agreement, and to its financial advisors, Goldman Sachs and Citi, including in connection with their respective financial analyses described above under the section entitled "—Opinions of Liberty's Financial Advisors," the Liberty management forecasts. In preparing the Liberty management forecasts, Liberty's management considered information communicated by Prologis and certain operating synergies that Liberty's management projected to result from the transaction. The below summary of the Liberty management forecasts is included for the purpose of providing Liberty shareholders access to certain nonpublic information that was furnished to certain parties in connection with the mergers and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any Liberty shareholder.

        The Liberty management forecasts were not prepared with a view toward public disclosure, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. The inclusion of the Liberty management forecasts should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the Liberty management forecasts. The Liberty management forecasts included in this proxy statement/prospectus have been prepared by, and are the responsibility of, Liberty's management.

        While presented with numeric specificity, the unaudited prospective financial information set forth below was based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to Liberty's business, Prologis' business and the business of the Combined Company on a pro forma basis giving effect to the transaction) that are inherently subjective and uncertain and are beyond the control of Liberty's management. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to Liberty's business, Prologis' business and the business of the Combined Company on a pro forma basis giving effect to the transaction (including its ability to achieve strategic goals, objectives and targets and to achieve operating synergies over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors." This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized. Liberty shareholders are urged to review the most recent SEC filings of both Liberty and Prologis for descriptions of the reported and anticipated results of operations and financial condition and capital resources, including in (i) "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Liberty's Annual Report on Form 10-K for the year ended December 31, 2018 (and, to the extent revised, in the exhibits to Liberty's Current Report on Form 8-K filed with the SEC on November 25, 2019) and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, which are incorporated by reference into this proxy statement/prospectus, and (ii) in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Prologis' Annual Report on Form 10-K for the year ended December 31, 2018 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, which are incorporated by reference into this proxy statement/prospectus.

        None of Liberty, Prologis or their respective officers, trustees, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information.

        LIBERTY UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE BELOW UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES LESS PREDICTIVE WITH EACH SUCCESSIVE YEAR.

        Liberty and Prologis may calculate certain non-GAAP financial metrics, including net operating income, Adjusted EBITDA, FFO and AFFO using different methodologies. Consequently, the financial metrics presented in each company's prospective financial information disclosures and in the sections of this proxy statement/prospectus with respect to the opinion of Liberty's financial advisor to Liberty may not be directly comparable to one another. Further, these financial metrics are "non-GAAP financial measures" as set forth in Item 10(e) of Regulation S-K and should not be considered as alternatives to net income (determined in accordance with GAAP) or as an indication of Liberty's or the Combined Company's performance. None of these non-GAAP measures represents cash generated from operating activities determined in accordance with GAAP, and none are a measure of liquidity or an indicator of Liberty's or the Combined Company's ability to make cash distributions.

        Liberty has not made and makes no representation to Prologis or any Liberty shareholder, in the merger agreement or otherwise, concerning the below unaudited prospective financial information or regarding the ultimate performance of Liberty, Prologis or the Combined Company on a pro forma basis giving effect to the transaction compared to the unaudited prospective financial information or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, Liberty urges all Liberty shareholders not to place undue reliance on such information and to review Liberty's and Prologis' most recent SEC filings for descriptions of their respective reported financial results.

        Neither Ernst & Young LLP nor any other independent registered public accounting firm has compiled, examined or performed any audit or other procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of Ernst & Young LLP contained in Liberty's Current Report on Form 8-K filed with the SEC on November 25, 2019, which is incorporated by reference into this prospectus/proxy statement, relates to the historical financial information of Liberty. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the dates on which it was prepared.

        The portion of the Liberty management forecasts relating to Liberty (on a standalone basis) were based on numerous variables and assumptions made by Liberty management, including the following: net operating income growth rate of 3% per year for stabilized same-store industrial properties and non-stabilized industrial properties, and 1% for stabilized same-store office properties; acquisitions of approximately $50 million per year, at a capitalization rate of 4.5%, which stabilizes in the quarter after the acquisition; dispositions of approximately $200 million per year, with a capitalization rate of 5.5%; $375 million of developments per year, with a yield of 6.0% and properties delivered six quarters after development is commenced and stabilizing in the seventh quarter thereafter; the issuance of senior notes at an annual interest rate of 4.375% after the balance on the Liberty revolving credit facility reaches $400 million; no equity issuances beyond calendar year 2019; a 75% AFFO payout ratio; and general and administrative expense growth of 2.0% per year for the projected period.

        The portion of the Liberty management forecasts relating to Prologis (on a standalone basis) were, for the period from October 1, 2019 through December 31, 2022, prepared by Liberty management based on forecasts provided by Prologis management, as adapted by Liberty management to present certain measures in accordance with Liberty's methodology for determining such measures, and for the period from January 1, 2023 through December 31, 2024, prepared by Liberty management based on guidance provided by Prologis management, as developed by Liberty management for the purpose of evaluating the transaction. Additionally, the portion of the Liberty management forecasts relating to Prologis (on a standalone basis) were based on numerous variables and assumptions made by Liberty management (based in part on information communicated by Prologis), including the following: total net operating income growth rate of 10.7% for 2020, 8.8% for 2021 and 6.0% for 2022, with same-store net operating income growth at 4.75% to 5% per year for such period and 4.0% per year for 2023 and 2024; acquisitions of $2.4 billion for 2020, $1.1 billion for 2021 and $860 million for 2022, at capitalization rates for stabilized assets from 4.5% to 5.1%, and of $850 million for each of 2023 and 2024, at a 5.1% capitalization rate; developments of $2.0 billion for 2020 and 2021 and $1.8 billion for 2022, with stabilized yields of 5.6% to 5.8%, and of $1.7 billion for each of 2023 and 2024, at a 5.8% yield and properties delivered 14 months after development is commenced and stabilizing in the 20th month thereafter; the issuance of $4.7 billion in senior notes during the period from 2020 through 2022, and $1.0 billion in each of 2023 and 2024, all at an annual interest rate of 3.0%; a 75% AFFO (excluding gains on sale) payout ratio; fee and promote revenue from the management of assets for third parties that was approximately $380 million for 2019, growing at a combined annual growth rate of 9.0% for the period from 2020 through 2022 and of 5.1% per year for 2023 and 2024; and general and administrative expense growth of 2.5% per year for the projected period.

        The portion of the Liberty management forecasts relating to the Combined Company (on a pro forma basis giving effect to the transaction) were based on numerous variables and assumptions made by Liberty management (based in part on information communicated by Prologis), including the following: an assumed closing date for the company mergers of September 30, 2019; the issuance by Prologis of 109.3 million shares of Prologis common stock as merger consideration; the assumption by Prologis of $400 million of Liberty OP's 3.250% Senior Notes due 2026 and of $350 million of Liberty OP's 4.375% Senior Notes due 2029, marked to market at Prologis' cost of capital; the refinancing by Prologis of all other Liberty debt, at a 3.0% blended interest rate, resulting in an interest saving of $12-$18 million per year; $320 million of transaction costs funded with new indebtedness; pro forma FFO and AFFO based on the sum of Liberty and Prologis standalone FFO and AFFO adjusted to include projected general and administrative expense synergies of $60 million per year and financing synergies reflected in the above assumptions (excluding amortization of debt premiums in the case of AFFO), less interest of debt raised to fund transaction costs; pro forma adjusted EBITDA based on the sum of Liberty and Prologis standalone adjusted EBITDA amounts and adjusted to include projected synergies of $60 million per year; pro forma unlevered FCF based on the sum of Liberty and Prologis standalone unlevered FCF and adjusted to include projected synergies of $60 million per year; and a 75% AFFO payout ratio. The Liberty management forecasts were provided to the Liberty board and Liberty's financial advisors, Goldman Sachs and Citi.

Liberty on a Standalone Basis

        The following table presents a summary of the Liberty management forecasts relating to Liberty (on a standalone basis) for the calendar years 2019 through 2024.

	Year Ending December 31,
(in millions, except per share data)	2019E	2020E	2021E	2022E	2023E	2024E
Total Net Operating Income(1)	$528	$539	$574	$614	$650	$684
Adjusted EBITDA(2)	$493	$508	$541	$574	$604	$637
FFO(3)	$399	$425	$457	$484	$502	$525
FFO/Share(4)	$2.58	$2.64	$2.83	$3.00	$3.11	$3.25
AFFO(5)	$327	$360	$388	$411	$424	$444
Dividend/Share	$1.64	$1.67	$1.80	$1.91	$1.97	$2.06

(1)
Net operating income as used by Liberty is a non-GAAP measure and is defined as rental and operating expense reimbursements less property and real estate tax expenses from real estate operations.

(2)
Adjusted EBITDA as used by Liberty is a non-GAAP measure and is defined as net income, after adjusting for depreciation and amortization expense, interest expense, impairment charges and the effect of other non-cash items, debt extinguishment gains (losses), gains (losses) on property dispositions and income tax expense (benefit), as applicable.

(3)
For a definition of FFO, or Funds from Operations, see "Selected Historical Financial Information of Liberty—Funds from Operations of Liberty."

(4)
Based on projected weighted average diluted shares of stock.

(5)
AFFO, or FFO, as adjusted, as used by Liberty is a non-GAAP measure and is defined as FFO less Capital Expenditures—Turnover Costs and Capital Expenditures—Property Improvements, and after adjusting for the impact of straight-line rents adjustments, share-based compensation expense, impairment charges and the effect of other non-cash items, gains (losses) on sales of non-depreciable assets, and debt extinguishment gains (losses), as applicable.

        The following table presents a summary of the unlevered FCF for Liberty (on a standalone basis) for the quarter ending December 31, 2019 and the calender years 2020 through 2024.

        Unlevered FCF for Liberty was arithmetically derived from the Liberty management forecasts relating to Liberty in the above table prepared and provided by Liberty management to Goldman Sachs and Citi and approved by Liberty for use by Goldman Sachs and Citi.

		Year Ending December 31,
	Q4 2019E
		2020E	2021E	2022E	2023E	2024E
	(in millions)
Unlevered FCF(1)	$236	$201	$231	$259	$285	$314

(1)
Unlevered FCF was determined by making adjustments (including straight-line rent adjustments, income taxes, capital expenditures, dispositions, acquisitions and development) to Adjusted EBITDA.

Prologis on a Standalone Basis

        The following table presents a summary of the Liberty management forecasts relating to Prologis (on a standalone basis) for the calendar years 2019 through 2024.

	Year Ending December 31,
(in millions, except per share data)	2019E	2020E	2021E	2022E	2023E	2024E
Total Net Operating Income(1)	$2,103	$2,350	$2,540	$2,664	$2,763	$2,895
Adjusted EBITDA(1)	$2,353	$2,623	$2,796	$2,985	$3,131	$3,316
FFO(1)	$2,166	$2,345	$2,494	$2,672	$2,805	$2,969
FFO/Share(1)	$3.31	$3.57	$3.78	$4.04	$4.24	$4.49
AFFO(1)	$1,857	$2,035	$2,164	$2,309	$2,405	$2,528
Dividend/Share	$2.12	$2.32	$2.48	$2.64	$2.73	$2.86

(1)
See definitions of terms in the footnotes to the above table regarding the Liberty management forecasts relating to Liberty (on a standalone basis) for the calendar years 2019 through 2024.

        The following table presents a summary of the unlevered FCF for Prologis (on a standalone basis) for the quarter ending December 31, 2019 and the calendar years 2020 through 2024.

        Unlevered FCF for Prologis was arithmetically derived from the Liberty management forecasts relating to Prologis in the above table prepared and provided by Liberty management to Goldman Sachs and Citi and approved by Liberty for use by Goldman Sachs and Citi.

		Year Ending December 31,
	Q4 2019E
		2020E	2021E	2022E	2023E	2024E
	(in millions)
Unlevered FCF(1)	$143	$(509)	$1,382	$1,687	$1,853	$1,995

(1)
See definition of term in the footnote to the above table regarding Liberty's estimated unlevered FCF.

Combined Company on a Pro Forma Basis Giving Effect to the Transaction

        The following table presents a summary of the Liberty management forecasts relating to the Combined Company (on a pro forma basis giving effect to the transaction) for the calendar years 2019 through 2024.

	Year Ending December 31,
(in millions, except per share data)	2019E	2020E	2021E	2022E	2023E	2024E
Total Net Operating Income(1)	$2,631	$2,889	$3,114	$3,277	$3,413	$3,579
Adjusted EBITDA(1)	$2,862	$3,190	$3,398	$3,619	$3,796	$4,013
FFO(1)	$2,585	$2,846	$3,024	$3,229	$3,385	$3,573
FFO/Share(1)	$3.37	$3.70	$3.92	$4.18	$4.37	$4.62
AFFO(1)	$2,202	$2,461	$2,615	$2,782	$2,898	$3,040
Dividend/Share	$1.95	$2.40	$2.55	$2.70	$2.81	$2.95

(1)
See definitions of terms in the footnotes to the above table regarding the Liberty management forecasts relating to Liberty (on a standalone basis) for the calendar years 2019 through 2024.

        The following table presents a summary of the unlevered FCF for the Combined Company (on a pro forma basis giving effect to the transaction) for the quarter ending December 31, 2019 and the calendar years 2020 through 2024.

        Unlevered FCF for the Combined Company was arithmetically derived from the Liberty management forecasts relating to the Combined Company in the above table prepared and provided by Liberty's management to Goldman Sachs and Citi and approved by Liberty for use by Goldman Sachs and Citi.

		Year Ending December 31,
	Q4 2019E
		2020E	2021E	2022E	2023E	2024E
	(in millions)
Unlevered FCF(1)	$394	$(248)	$1,673	$2,006	$2,198	$2,369

(1)
See definition of term in the footnote to the above table regarding Liberty's estimated unlevered FCF.

Interests of Liberty's Trustees and Named Executive Officers in the Mergers

        The interests of Liberty's trustees and named executive officers in the mergers that are different from, or in addition to, those of Liberty's shareholders generally are described below. The Liberty board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the mergers, and in making the recommendations set forth in this proxy statement/prospectus, including its recommendation that the Liberty shareholders vote FOR the proposal to approve the company mergers on the terms and conditions set forth in the merger agreement. These interests include:

  •
  accelerated vesting and settlement of all outstanding equity awards, with 2018 and 2019 performance-based awards (and 2017 performance-based awards, if the closing of the mergers occurs in 2019) vesting based on actual performance as of the consummation of the Topco merger;

  •
  payment of 2019 annual cash incentives in December 2019, assuming maximum performance;

  •
  entitlement to severance benefits under the Senior Officer Severance Plan covering Liberty's named executive officers upon a qualifying termination of employment; and

  •
  entitlement to continued indemnification, expense advancement and insurance coverage under indemnification agreements and the merger agreement.

Treatment of the Liberty Equity Awards

        Conversion into New Liberty Holdco Equity Awards.    As of the Liberty merger effective time, each Liberty equity award outstanding immediately prior to the Liberty merger effective time shall automatically be converted into an equivalent equity award relating to an equal number of New Liberty Holdco common shares and will otherwise be subject to all of the same terms and conditions (including per share exercise price, if applicable) that applied to such Liberty equity award immediately prior to the Liberty merger effective time.

        Liberty Restricted Stock Awards.    Immediately prior to the Topco merger effective time, any and all outstanding issuance and forfeiture conditions on any New Liberty Holdco common shares subject to Liberty restricted stock awards shall be deemed satisfied in full, contingent upon the consummation of the Topco merger, and the holders of such New Liberty Holdco common shares will be entitled to receive promptly after the Topco merger effective time the merger consideration in respect of each such New Liberty Holdco common share, plus any fractional share consideration that such holder has the right to receive pursuant to the merger agreement, less applicable taxes and withholdings.

        Liberty Restricted Stock Unit Awards.    Each Liberty restricted stock unit award that is outstanding immediately prior to the Topco merger effective time shall vest in full and shall, as of the Topco merger effective time, be canceled in exchange for the right of the holder thereof to receive promptly after the Topco merger effective time a number of shares of Prologis common stock (or, in the case of a restricted stock unit award that is payable solely in cash by its terms, an amount in cash equal to the Prologis VWAP multiplied by a number of shares of Liberty common shares) equal to the product, rounded down to the nearest whole number of shares, of (i) the number of New Liberty Holdco common shares subject to such Liberty restricted stock unit award immediately prior to the Topco merger effective time multiplied by (ii) the exchange ratio, plus any fractional share consideration that such holder has the right to receive pursuant to the merger agreement, less applicable taxes and withholdings. For this purpose, the number of shares shall be determined, in the case of a Liberty restricted stock unit award that is subject to performance-based vesting conditions immediately prior to the Topco merger effective time, by deeming the applicable performance conditions to be achieved based upon the actual level of achievement of the applicable performance conditions through the date that is the day immediately prior to the Topco merger effective time (except that, in the case of an award granted in 2017, if the Topco merger effective time occurs on or after January 1, 2020, then the applicable performance conditions shall be deemed achieved at the actual level of achievement during the completed performance period).

        Liberty Stock Options.    At the Topco merger effective time, each outstanding and unexercised Liberty stock option will terminate and will be converted into the right of the holder thereof to receive promptly after the Topco merger effective time a number of shares of Prologis common stock, determined as of the Topco merger effective time, equal to the quotient, rounded down to the nearest whole number of shares, of (i)(A) the number of New Liberty Holdco common shares that were subject to such option immediately prior to the Topco merger effective time, multiplied by (B) the excess, if any, of the value of the merger consideration (which, for this purpose, equals the product of the exchange ratio, multiplied by the Prologis VWAP) over the per share exercise price of the Liberty stock option, divided by (ii) the Prologis VWAP, plus any fractional share consideration that such holder has the right to receive pursuant to the merger agreement, less applicable taxes and withholdings.

        For more information on the equity holdings of Liberty's trustees and named executive officers, see the table entitled "The Mergers—Security Ownership of Liberty's Trustees and Executive Officers and Current Beneficial Owners" beginning on page 102.

2019 Annual Cash Incentives

        Liberty will pay an annual cash incentive to each of its named executive officers for 2019, based on maximum performance, assuming their continued employment through the payment date. The annual cash incentives will be paid to Liberty's named executive officers in December 2019.

        The table below sets forth the annual cash incentive payment for each Liberty named executive officer, assuming continued employment through the payment date:

Name	Cash Incentive Payment
William P. Hankowsky	$2,226,564
Christopher J. Papa	$850,408
Michael T. Hagan	$833,000
Herman C. Fala	$716,040

        The amount of the annual cash incentive payable to each Liberty named executive officer for 2019 may be more than the amount of the annual cash incentive that the named executive officer otherwise would have earned for such period in the absence of the company mergers.

Liberty Named Executive Officer Post-Termination and Change in Control Arrangements

        Liberty maintains the Senior Officer Severance Plan for a group of senior officers of Liberty, including the named executive officers. The severance plan applies in the event of termination in connection with a change of control. The consummation of the mergers constitutes a change of control for purposes of the Senior Officer Severance Plan.

        Pursuant to the Senior Officer Severance Plan, if within six months prior to a change of control or two years following a change of control an executive's employment is terminated by Liberty or its successor (other than termination for cause) or the executive terminates his employment in certain circumstances defined in the agreement which constitute "good reason" the executive will receive:

  •
  a lump sum severance payment equal to a multiple times the executive's current annual base salary and target bonus (the multiple is 3X for Mr. Hankowsky and 2X for the other named executive officers);

  •
  a lump sum amount representing a pro rata portion, through the date of termination, of unpaid performance bonus for the year in which the termination occurs, based on the average of prior years' bonuses or, for recent hires, target bonus;

  •
  a lump sum payment in the sum of $10,000 in lieu of continued coverage under Liberty's term life insurance policies, plus 1.5x an amount calculated to approximate the additional cost of medical and dental premiums incurred by the officer over an 18-month period as the result of being ineligible to participate as an employee in Liberty's health insurance plans; and

  •
  automatic vesting of all options, restricted shares and restricted stock units held by the executive, with vesting of as-yet-unearned performance-based restricted stock units based on actual performance.

        If any payments and benefits to be paid or provided to a named executive officer, whether pursuant to the terms of Senior Officer Severance Plan or otherwise, would be subject to "golden parachute" excise taxes under the Code, the named executive officer's payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to the named executive officer.

        In connection with the mergers, the Senior Officer Severance Plan was amended and restated. Among other things, the amendments to the Senior Officer Severance Plan:

  •
  expand the definition of good reason such that the participant will have "good reason" to terminate employment in connection with a change in control, and will receive severance, if the participant's annual total target compensation (including base salary, annual incentive and long-term incentive, rather than only base salary, as provided by the Senior Officer Severance Plan prior to the amendment and restatement) is materially reduced; and

  •
  provide that upon a qualifying termination under the Senior Officer Severance Plan, the participant's performance-based restricted stock units will vest based on actual performance as of the date of the change of control, rather than based on target performance, as provided by the Senior Officer Severance Plan prior to the amendment and restatement.

        For an estimate of the value of the payments and benefits described above that would become payable to Liberty's named executive officers in the event of a qualifying termination of employment without cause or for good reason in connection with the mergers, see "The Mergers—Interests of Liberty's Trustees and Named Executive Officers in the Mergers—Information for Advisory Vote" and the assumptions set forth under that subheading, below.

Entitlement to Continued Indemnification, Expense Advancement and Insurance Coverage

        From and after the Topco merger effective time, pursuant to the terms of the merger agreement and subject to certain limitations, Prologis is required to, for a period of six years from the Topco merger effective time, indemnify and hold harmless each person who is, or was, on the date of the merger agreement or at any time prior thereto or any time between the date of the merger agreement and the Topco merger effective time, serving as, among others, manager, director, officer, trustee or fiduciary of Liberty or any of its subsidiaries (including New Liberty Holdco), in connection with any claim with respect to matters occurring on or before the Topco merger effective time and any losses, claims, damages, liabilities, costs, claim expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such claim, to the fullest extent that a Maryland corporation is permitted to indemnify and hold harmless its own such persons or entities under the applicable laws of the State of Maryland, as in effect on the date of the merger agreement or thereafter in effect. Prologis is also required to promptly pay on behalf of or advance to each of the indemnified parties, to the fullest extent that a Maryland corporation is permitted to indemnify and hold harmless its own such persons or entities under the applicable laws of the State of Maryland, as now or hereafter in effect, any claim expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any claim in advance of the final disposition of such claim, including payment on behalf of or advancement to the indemnified party of any claim expenses incurred by such indemnified party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to Prologis' receipt of an undertaking by or on behalf of such indemnified party to repay such claim expenses if it is ultimately determined under applicable laws or any of the Liberty governing documents that such indemnified party is not entitled to be indemnified.

        Prior to the Topco merger effective time, Liberty is required to obtain and fully pay the premium for, and Prologis is required to maintain in full force and effect (and the obligations thereunder to be honored), during the six-year period beginning on the date of the Topco merger, a "tail" prepaid directors' and officers' liability insurance policy or policies (which policy or policies by their respective express terms shall survive the mergers) from Liberty's current insurance carrier or an insurance carrier with the same or better credit rating as Liberty's current insurance carrier, of at least the same coverage and amounts and containing terms and conditions, retentions and limits of liability that are no less favorable than Liberty's and its subsidiaries' existing directors' and officers' liability policy or policies for the benefit of the indemnified parties with respect to directors' and officers' liability insurance for claims arising from facts or events that occurred on or prior to the Topco merger effective time.

        Notwithstanding the foregoing, (i) in no event will the aggregate premium for such "tail" insurance policy exceed 250% of the current annual premium paid by Liberty for such insurance, and (ii) if the aggregate premium exceeds 250%, Liberty shall be entitled to obtain comparable "tail" insurance as reasonably available for an aggregate cost equal to 250% of the current annual premium.

Information for Advisory Vote

        This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is based on or otherwise relates to the mergers and that is payable or may become payable to Liberty's named executive officers, who are Messrs. Hankowsky, Papa, Hagan and Fala. This compensation is referred to as "golden parachute compensation" by the applicable SEC disclosure rules.

        Please note that the amounts indicated below are estimates based on the material assumptions described in this proxy statement/prospectus and the notes to the table below, which may or may not actually occur, and do not reflect compensation actions that could occur after the date of this proxy statement/prospectus and before the closing of the mergers. As a result, the actual amounts, if any, which may become payable to a named executive officer may differ in material respects from the amounts set forth below. Furthermore, for purposes of calculating such amounts and in accordance with the requirements of the applicable SEC disclosure rules, Liberty has assumed:

  •
  An assumed closing date for the Topco merger of February 3, 2020;

  •
  A qualifying termination of the named executive officer's employment (i.e., a termination by Liberty without cause or by the named executive officer for good reason in accordance with the terms of the Senior Officer Severance Plan, as applicable) immediately following the occurrence of the company mergers; and

  •
  A price per Liberty common share of $58.60, which equals the average closing price of Liberty common shares over the first five business days following October 27, 2019, which was the date of the first public announcement of the signing of the merger agreement.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)(3)	Perquisites/ Benefits(4)	Total
William P. Hankowsky	$5,146,137	$10,894,231	$53,502	$16,093,870
Christopher J. Papa	$1,918,297	$3,343,121	$52,476	$5,313,894
Michael T. Hagan	$1,877,039	$3,168,430	$53,471	$5,098,940
Herman C. Fala	$1,615,407	$2,814,075	$43,491	$4,472,973

(1)
Represents the sum of (a) the lump sum of the named executive officer's base salary and target bonus, multiplied by three for Mr. Hankowsky and by two for all other named executive officers and (b) a lump sum pro rata annual cash incentive payment from January 1, 2020 through an assumed February 3, 2020 date of termination, both of which each named executive officer would be entitled to receive pursuant to the terms of Senior Officer Severance Plan on a "double-trigger" basis (i.e., in the event that the named executive officer's employment is terminated by Liberty or its successor without cause or by the named executive officer for good reason during the period commencing six (6) months prior to and ending two (2) years after the company mergers). Excludes the 2019 annual cash incentive that will be paid to the officer in December 2019.

(2)
Includes the accelerated vesting and settlement of performance-based restricted stock units for the 2018-2020 and 2019-2021 performance award periods assuming payouts of 250% and 170.5%, respectively, of the target value for Mr. Hankowsky and 200% and 145.5% respectively, of the target value for Messrs. Papa, Hagan and Fala. These payouts are estimated based on relative total shareholder return ("TSR") performance for the award period. The relative TSR calculations were performed using the average of the closing share prices for the 30 calendar days at the beginning of each period for Liberty and each member of the peer group, and for the end of the period, using the average of the closing prices of the common shares of Liberty and each member of the peer group for the 30 calendar days ended November 30, 2019. Actual payouts will not be determined until the date that the change in control occurs, and may result in an actual payout ranging from zero shares to 200% (250% for Mr. Hankowsky) of the target value. The amounts will be payable at the effective time of the company mergers on a "single-trigger" basis (i.e., upon the occurrence of the company mergers regardless of whether the employment of the named executive officer is terminated).

(3)
Excludes performance-based restricted stock units for the 2017-2019 performance award period, which are expected to be determinable and vest prior to the change in control in January 2020 and to result in payouts of 272% of the target amount for Mr. Hankowsky and of 200% of the target amount for Messrs. Papa, Hagan and Fala. The estimated value of such restricted stock units, based on the relative TSR performance for the award period (calculated pursuant to the methodology described in note (2) above), are as follows:

William P. Hankowsky	$5,384,207
Christopher Papa	$1,490,915
Michael T. Hagan	$1,346,599
Herman C. Fala	$1,251,649

Actual payouts will not be determined until the earlier of the end of the award period (December 31, 2019) and the date that the change in control occurs, and may result in an actual payout ranging from zero shares to 200% (272% for Mr. Hankowsky) of the target value.

(4)
Represents the sum of (a) a lump sum payment of $10,000 in lieu of continued coverage under Liberty's term life insurance, AD&D and disability policies and (b) an amount equal to one and one-half times the applicable COBRA premiums for the named executive officer and his applicable dependents for continued medical and dental coverage over an 18-month period. These amounts are payable on a double-trigger basis.

        For a description of the arrangements pursuant to which the foregoing payments and benefits are to be made, see the descriptions set forth in "The Mergers—Interests of Liberty's Trustees and Named Executive Officers in the Mergers—Treatment of the Liberty Equity Awards," "The Mergers—Interests of Liberty's Trustees and Named Executive Officers in the Merger—2019 Annual Cash Incentives," and "The Mergers—Interests of Liberty's Trustees and Named Executive Officers in the Mergers—Liberty Named Executive Officer Post-Termination and Change in Control Arrangements" above, which are incorporated herein by reference.

Trustees' and Officers' Insurance and Indemnification

        In connection with the mergers, Liberty's trustees and officers will receive certain insurance and indemnification under the merger agreement. For specific terms, see "The Merger Agreement—Covenants and Agreements—Indemnification; Trustees' and Officers' Insurance" beginning on page 133.

Directors of Prologis after the Mergers

        There will be no change to the members of the Prologis board as a result of the mergers, and the directors of Prologis as of immediately prior to the Topco merger effective time will continue to serve as the directors of the Combined Company. Hamid R. Moghadam will continue to serve as Prologis' Chief Executive Officer and Chairman of the Prologis board.

Security Ownership of Liberty's Trustees and Executive Officers and Current Beneficial Owners

        The following table sets forth certain information regarding the beneficial ownership, as of November 21, 2019, of Liberty common shares by (a) each of Liberty's named executive officers, (b) each of Liberty's trustees, (c) Liberty's executive officers and trustees as a group and (d) each person known to Liberty to be the beneficial owner of more than 5% of Liberty common shares. As of December 16, 2019, 157,597,864 Liberty common shares were outstanding.

Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
William P. Hankowsky	1,143,796	(1)	*
Christopher J. Papa	86,784	(2)	*
Herman C. Fala	182,857	(3)	*
Michael T. Hagan	386,179	(4)	*
Thomas C. DeLoach, Jr.	89,562	(5)	*
Katherine E. Dietze	40,100	(6)	*
Antonio F. Fernandez	12,064		*
Daniel P. Garton	57,361	(7)	*
Robert G. Gifford	4,481		*
David L. Lingerfelt	53,095	(8)	*
Marguerite M. Nader	5,581		*
Lawrence D. Raiman	1,573		*
Fredric J. Tomczyk	17,064		*
The Vanguard Group Inc.	21,775,494	(9)	13.7%
BlackRock, Inc.	20,474,937	(10)	12.9%
State Street Corporation	8,050,933	(11)	5.1%
All trustees and executive officers as a group (13 persons)	1,911,062	(12)	1.2%

*
Represents less than one percent of class.

(1)
Includes (i) 577,580 Liberty common shares subject to options, (ii) 49,063 Liberty common shares subject to restrictions that will vest upon the closing of the mergers, (iii) 97,115 Liberty common shares underlying performance-based awards that will vest and settle upon the closing of the mergers, and (iv) 61,998 are Liberty common shares held in trust for family members.

(2)
Includes (i) 17,660 Liberty common shares subject to restrictions that will vest upon the closing of the mergers and (ii) 34,981 Liberty common shares underlying performance-based awards that will vest and settle upon the closing of the mergers.

(3)
Includes (i) 85,597 Liberty common shares subject to options, (ii) 14,854 Liberty common shares subject to restrictions that will vest upon the closing of the mergers and (iii) 29,426 Liberty common shares underlying performance-based awards that will vest and settle upon the closing of the mergers.

(4)
Includes (i) 169,693 Liberty common shares subject to options, (ii) 16,558 Liberty common shares subject to restrictions that will vest upon the closing of the mergers, (iii) 32,768 Liberty common shares underlying performance-based awards that will vest and settle upon the closing of the mergers and (iv) 14,491 Liberty common shares issuable upon exchange of Liberty OP common units.

(5)
Includes 28,500 Liberty common shares subject to options.

(6)
Includes 23,500 Liberty common shares subject to options.

(7)
Includes 28,500 Liberty common shares subject to options.

(8)
Includes 30,674 Liberty common shares issuable upon exchange of Liberty OP common units.

(9)
The Vanguard Group, Inc. ("Vanguard") has sole and shared voting power over 232,157 and 213,948 Liberty common shares, respectively, and sole and shared dispositive power over 21,461,056 and 314,438 Liberty common shares, respectively. Of the 21,461,056 shares over which

  Vanguard has sole dispositive power, Vanguard Specialized Funds—Vanguard REIT Index Fund ("REIT Index Fund") has sole voting power over 7,030,816 shares. This information is based solely on a review of amendments to Schedule 13G filed by Vanguard and REIT Index Fund with the Securities and Exchange Commission on February 12, 2019, and January 31, 2019, respectively. The address of both Vanguard and REIT Index Fund is 100 Vanguard Boulevard, Malvern, PA 19355.

(10)
BlackRock, Inc. and certain of its affiliates (collectively, "BlackRock") have sole voting power and sole dispositive power over 18,971,684 and 20,474,937 Liberty common shares, respectively. This information is based solely on a review of an amendment to Schedule 13G filed by BlackRock with the Securities and Exchange Commission on January 31, 2019. BlackRock's address is 55 East 52nd Street, New York, NY 10055.

(11)
State Street Corporation and certain of its affiliates (collectively, "State Street") have shared voting power and dispositive power over 7,224,941 and 8,050,933 Liberty common shares, respectively. This information is based solely on a review of a Schedule 13G filed by State Street with the Securities and Exchange Commission on February 14, 2019, State Street's address is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

(12)
Includes (i) 827,773 Liberty common shares subject to options, (ii) 90,645 Liberty common shares subject to restrictions that will vest upon the closing of the mergers, (iii) 168,662 Liberty common shares underlying performance-based awards that will vest and settle upon the closing of the mergers and (iv) 45,165 Liberty common shares issuable upon exchange of Liberty OP common units.

        Unless otherwise indicated below, to Liberty's knowledge, all persons named in the table have sole voting and investment power with respect to their Liberty common shares, except to the extent authority is shared by spouses under community property laws. Unless otherwise listed, the address of each of the Liberty shareholders is c/o Liberty Property Trust, 650 East Swedesford Road, Suite 400, Wayne, PA 19087.

Regulatory Approvals Required for the Mergers

        Prologis and Liberty are not aware of any material federal or state regulatory requirements (including any mandatory waiting period) that must be complied with, or regulatory approvals that must be obtained, in connection with the mergers or the other transactions contemplated by the merger agreement.

Material United States Federal Income Tax Consequences of the Company Mergers

        The following is a summary of the material United States federal income tax consequences of the company mergers to United States holders (as defined below) of Liberty common shares.

        This summary is for general information purposes only and is not tax advice. The information in this summary is based on:

  •
  the Code;

  •
  current, temporary and proposed U.S. Treasury regulations promulgated under the Code;

  •
  the legislative history of the Code;

  •
  administrative interpretations and practices of the IRS; and

  •
  court decisions;

in each case, as of the date of this proxy statement/prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, U.S. Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this summary. Any such change could apply retroactively to transactions preceding the date of the change. Prologis and Liberty have not requested and do not intend to request a ruling from the IRS regarding the federal income tax consequences of the company mergers or the Combined Company's qualification as a REIT, and the statements in this proxy statement/prospectus are not binding on the IRS or any court. Thus, Prologis and Liberty can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any considerations in respect of the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto), any state, local or non-United States tax consequences, or any tax consequences arising under any federal tax laws other than federal income tax laws.

        This summary assumes you hold Liberty common shares and, following the company mergers, shares of the Combined Company common stock as "capital assets" (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all United States federal income tax consequences that may be relevant to you in light of your particular circumstances. In addition, except where specifically noted, this discussion does not address the tax consequences relevant to persons subject to special rules, including, without limitation:

  •
  banks, insurance companies, and other financial institutions;

  •
  tax-exempt organizations or governmental organizations;

  •
  S corporations, partnerships or other entities or arrangements treated as pass-through entities for United States federal income tax purposes (and investors therein);

  •
  persons who hold Liberty common shares (or, following the company mergers, the Combined Company common stock) pursuant to the exercise of any employee stock option or otherwise as compensation;

  •
  persons subject to the alternative minimum tax;

  •
  regulated investment companies, mutual funds and REITs;

  •
  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid United States federal income tax;

  •
  brokers or dealers in stock and securities, commodities or currencies;

  •
  traders in securities that elect to apply a mark-to-market method of accounting;

  •
  United States expatriates and former citizens or long-term residents of the United States;

  •
  holders who are required to recognize income or gain with respect to the company mergers no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code;

  •
  persons holding Liberty common shares (or, following the company mergers, the Combined Company common stock) as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

  •
  holders who have at any time actually or constructively owned more than 5% of Liberty common shares;

  •
  persons deemed to sell Liberty common shares (or, following the company mergers, the Combined Company common stock) under the constructive sale provisions of the Code;

  •
  persons that are not United States holders; or

  •
  United States persons whose functional currency is not the United States dollar.

        When we use the term "United States holder," we mean a holder of Liberty common shares or, following the company mergers, the Combined Company common stock who, for United States federal income tax purposes, is or is treated as:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or an entity treated as a corporation, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person for United States federal income tax purposes.

        If an entity treated as a partnership for United States federal income tax purposes holds Liberty common shares or, following the company mergers, the Combined Company common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, any entity treated as a partnership for United States federal income tax purposes holding Liberty common shares or, following the company mergers, the Combined Company common stock and the partners in such partnership should consult their tax advisors regarding the United States federal income tax consequences to them.

        THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE COMPANY MERGERS AND THE OWNERSHIP AND DISPOSITION OF THE COMBINED COMPANY COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

        It is a condition to the completion of the mergers that Liberty receives a written opinion from Morgan, Lewis & Bockius LLP (referred to herein as "Morgan Lewis") (or other counsel as may be reasonably acceptable to Liberty and Prologis) to the effect that each of the Liberty merger and the Topco merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that Prologis receives a written opinion from Wachtell Lipton (or other counsel as may be reasonably acceptable to Liberty and Prologis) to the effect that the Topco merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Morgan Lewis and Wachtell Lipton are providing opinions to Liberty and Prologis, respectively, to the same effect in connection with the filing of this proxy statement/prospectus. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by Liberty and Prologis regarding factual matters (including those contained in the tax representation letters provided by Liberty and Prologis), and covenants undertaken by Liberty and Prologis. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the company mergers could differ from those described in the tax opinions and in this summary. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the company mergers, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions. If the condition relating to either tax opinion to be delivered at closing is waived, this proxy statement/prospectus will be amended and recirculated.

        Provided each of the Liberty merger and the Topco merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the United States federal income tax consequences of the company mergers will be as follows:

  •
  Liberty will not recognize any gain or loss as a result of the company mergers.

  •
  A United States holder of Liberty common shares will not recognize any gain or loss upon receipt of the New Liberty Holdco common shares in exchange for its Liberty common shares in connection with the Liberty merger.

  •
  A United States holder will have an aggregate tax basis in the New Liberty Holdco common shares it receives in the Liberty merger equal to the United States holder's aggregate tax basis in its Liberty common shares surrendered pursuant to the Liberty merger.

  •
  The holding period of the New Liberty Holdco common shares received by a United States holder in connection with the Liberty merger will include the holding period of the Liberty common shares surrendered in connection with the Liberty merger.

  •
  A United States holder of Liberty common shares, or following the Liberty merger, of New Liberty Holdco common shares, will not recognize any gain or loss upon receipt of the Combined Company common stock in exchange for its New Liberty Holdco common shares in connection with the Topco merger, except with respect to cash received in lieu of any fractional share of the Combined Company common stock, as discussed below.

  •
  A United States holder will have an aggregate tax basis in the Combined Company common stock it receives in the Topco merger equal to the United States holder's aggregate tax basis in its New Liberty Holdco common shares surrendered pursuant to the Topco merger (including any fractional shares deemed received and exchange for cash, as discussed below).

  •
  The holding period of the Combined Company common stock received by a United States holder in connection with the Topco merger will include the holding period of the New Liberty Holdco common shares surrendered in connection with the Topco merger.

  •
  If a United States holder acquired any of its shares of Liberty common shares prior to the Liberty merger at different prices and/or at different times, U.S. Treasury regulations provide that the tax basis and holding period of each block of New Liberty Holdco common shares received by such United States holder in the Liberty merger and each block of Combined Company common stock received by such United States holder in the Topco merger will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Liberty common shares exchanged for New Liberty Holdco common shares and of the blocks of such New Liberty Holdco common shares exchanged for Combined Company common stock. United States holders that acquired different blocks of Liberty common shares at different times or at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such Liberty common shares to particular New Liberty Holdco common shares received in the Liberty merger and the allocation of the tax basis and holding period of such New Liberty Holdco common shares to particular Combined Company common stock received in the Topco merger.

  •
  Cash received by a United States holder in lieu of a fractional share of the Combined Company common stock in the Topco merger will be treated as if such fractional share had been issued in connection with the Topco merger and then redeemed by the Combined Company for cash, and such United States holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the United States holder's tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if, at the Topco merger effective time, the United States holder's holding period in respect of such fractional share (as described above) is greater than one year. Non-corporate United States shareholders are generally subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

        In general, information reporting requirements will apply to any cash received in the Topco merger. Certain holders of Liberty common shares may be subject to backup withholding (currently at a rate of 24%) with respect to any cash received in the Topco merger. Backup withholding generally will not apply, however, to a holder of shares of Liberty common shares that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9, or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the holder's United States federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.

Tax Opinions from Counsel Regarding REIT Qualification of Liberty and Prologis

        It is a condition to the obligation of Prologis to complete the mergers that Prologis receive a written tax opinion from Cozen O'Connor P.C. (or such other nationally recognized REIT counsel as may be reasonably acceptable to Prologis and Liberty) to the effect that, beginning with its taxable year ended December 31, 1997 and ending at the moment in time immediately prior to the Topco merger effective time, Liberty has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. The opinion of Cozen O'Connor P.C. (or such other counsel) will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by Liberty regarding factual matters (including those contained in tax representation letters provided by Liberty) relating to the organization and operation of Liberty and its subsidiaries.

        It is a condition to the obligation of Liberty to complete the mergers that Liberty receive an opinion from Mayer Brown (or such other nationally recognized REIT counsel reasonably acceptable to Liberty and Prologis) to the effect that beginning with Prologis' taxable year ended December 31, 1997 and through the closing date, Prologis has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Prologis' proposed method of organization and operations will enable Prologis to continue to satisfy the requirements for qualification and taxation as a REIT under the Code. The opinion of Mayer Brown (or such other counsel) will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by Prologis and Liberty regarding factual matters (including those contained in tax representation letters provided by Prologis and Liberty), and covenants undertaken by Prologis, relating to the organization and operation of Prologis, Liberty, the Combined Company and their subsidiaries.

        Neither of the opinions described above will be binding on the IRS or the courts. The Combined Company intends to continue to operate in a manner to qualify as a REIT following the company mergers, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depends upon the ability of the Combined Company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Combined Company, there can be no assurance that the actual operating results of the Combined Company will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

Tax Liabilities and Attributes Inherited from Liberty

        If Liberty failed to qualify as a REIT for any of its taxable years for which the applicable period for assessment had not expired, Liberty would be liable for (and the Combined Company would be obligated to pay) United States federal income tax on its taxable income for such years at regular corporate rates, and, assuming the company mergers qualified as a reorganization within the meaning of Section 368(a) of the Code, the Combined Company must distribute any earnings and profits of Liberty by the close of the taxable year in which the Topco merger occurs and would be subject to tax on the built-in gain on each Liberty asset existing at the time of the Topco merger if the Combined Company were to dispose of the Liberty asset in a taxable transaction during the five-year period following the Topco merger. Such tax would be imposed at the highest regular corporate rate in effect as of the date of the sale. Moreover, even if Liberty qualified as a REIT at all relevant times, the Combined Company similarly would be liable for other unpaid taxes (if any) of Liberty (such as the 100% tax on gains from any sales treated as "prohibited transactions"). Furthermore, after the Topco merger the asset and gross income tests applicable to REITs will apply to all of the assets of the Combined Company, including the assets the Combined Company acquires from Liberty, and to all of the gross income of the Combined Company, including the income derived from the assets the Combined Company acquires from Liberty. As a result, the nature of the assets that the Combined Company acquires from Liberty and the gross income the Combined Company derives from such assets will be taken into account in determining the qualification of the Combined Company as a REIT.

        Qualification as a REIT requires Liberty to satisfy numerous requirements, some on an annual and others on a quarterly basis. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances that are not entirely within the control of Liberty.

Accounting Treatment

        Prologis prepares its financial statements in accordance with GAAP. The mergers will be accounted for by using the business combination accounting rules, which requires the application of a screen test to evaluate if substantially all the fair value of the acquired properties is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or business combination. In addition, the rules require the identification of the acquirer, the determination of the acquisition date, the recognition and measurement, at fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquiree. After consideration of all applicable factors pursuant to the business combination accounting rules, the mergers are expected to be treated as an asset acquisition under GAAP.

Exchange of Shares in the Mergers

        Prologis will appoint Computershare Trust Company, N.A. as the exchange agent to handle the payment and delivery of the merger consideration (including the exchange of certificates formerly evidencing Liberty common shares for shares of common stock of the Combined Company) and the cash payments to be delivered in lieu of fractional shares. As soon as possible after the Topco merger effective time, but, in any event, no later than three business days following the Topco merger effective time, the exchange agent will mail to each holder of record of a certificate or certificates that immediately prior to the Topco merger effective time evidenced New Liberty Holdco common shares (including a certificate or certificates formerly evidencing Liberty common shares as of immediately prior to the Liberty merger effective time), referred to herein as a "certificate" or "certificates," that immediately prior to the Topco merger effective time evidenced outstanding New Liberty Holdco common shares whose shares were converted into the right to receive the merger consideration pursuant to the terms of the merger agreement, a letter of transmittal and instructions for use in effecting the surrender of certificates to the exchange agent in exchange for the merger consideration the holder is entitled to receive under the merger agreement. Each holder of New Liberty Holdco common shares (i.e., holders of Liberty common shares as of immediately prior to the Liberty merger effective time) that surrenders its certificate (or affidavit of loss in lieu thereof) to the exchange agent for cancellation along with the executed letter of transmittal and any other documents described in the instructions, and each holder of a book-entry share or book-entry shares that immediately prior to the Topco merger effective time evidenced New Liberty Holdco common shares (which was a book-entry share or were book-entry shares formerly evidencing Liberty common shares as of immediately prior to the Liberty merger effective time), referred to herein as a "book-entry share" or "book-entry shares," will receive any whole shares of Prologis common stock such holder is entitled to receive and cash in lieu of any fractional shares of Prologis common stock such holder is entitled to receive. Any holder of book-entry share or shares will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent and will automatically, upon the Topco merger effective time be entitled to receive the merger consideration due to such holder (including cash in lieu of any fractional share). From and after the Liberty merger effective time, there will be no further registration of transfers of any Liberty common shares, and from and after the Topco merger effective time, there will be no further registration of transfers of any New Liberty Holdco common shares.

        Because the Topco merger will occur immediately after the Liberty merger, Liberty shareholders will not receive certificates evidencing New Liberty Holdco common shares prior to the receipt of Prologis common stock to be issued in the Topco merger.

Dividends

        The merger agreement permits the Prologis parties to pay (i) quarterly distributions at a rate not to exceed $0.53 per share of Prologis common stock per quarter, except that the Prologis board may increase such quarterly dividend by no more than 15%, (ii) the regular distributions that are required to be made in respect of the Prologis OP common units in connection with any dividends paid on the shares of Prologis common stock and distributions that are required to be made in respect of the Prologis OP preferred units under the Prologis OP partnership agreement, (iii) distributions by Prologis OP or any Prologis significant subsidiary to Prologis, Prologis OP or any Prologis significant subsidiary that is, directly or indirectly, wholly owned by Prologis, (iv) distributions by Prologis OP or any Prologis significant subsidiary that is not wholly owned, directly or indirectly, by Prologis, including any Prologis significant subsidiary, in accordance with the requirements of the organizational documents of Prologis OP or such Prologis significant subsidiary, as applicable, and (v) distributions to the extent required for Prologis or a Prologis significant subsidiary to maintain its REIT qualification under the Code and/or to avoid or reduce the imposition of United States federal income or excise tax. The merger agreement permits the Liberty parties to pay (i) quarterly distributions at a rate not to exceed $0.41 per Liberty common share per quarter, (ii) the regular distributions that are required to be made in respect of the Liberty OP common units in connection with any permitted dividends paid on Liberty common shares and distributions that are required to be made in respect of the Liberty OP preferred units, in each case, in accordance with the terms of the Liberty OP partnership agreement, (iii) distributions by any Liberty subsidiary to Liberty, New Liberty Holdco, Liberty OP or any Liberty subsidiary that is, directly or indirectly, wholly owned by Liberty, (iv) distributions by any Liberty subsidiary that is not wholly owned, directly or indirectly, by Liberty, in accordance with the requirements of the organizational documents of such Liberty subsidiary and (v) distributions to the extent required for each of Liberty and New Liberty Holdco to maintain its REIT qualification under the Code and/or to avoid or reduce the imposition of United States federal income or excise tax. The timing of quarterly dividends will be coordinated by Prologis and Liberty so that if either Prologis stockholders or Liberty shareholders receive a dividend for any particular quarter prior to the closing date, the stockholders or shareholders of the other entity will also receive a dividend for that quarter prior to the closing date.

Listing of Prologis Common Stock

        It is a condition to each party's obligation to complete the mergers that the shares of Prologis common stock to be issued in connection with the mergers be approved for listing on the NYSE, subject to official notice of issuance. Prologis has agreed to use its commercially reasonable efforts to have the application for the listing of the Prologis common stock accepted by the NYSE as promptly as is practicable following submission of the NYSE listing application.

Delisting and Deregistration of Liberty Common Shares

        After the mergers are completed, the Liberty common shares currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Litigation Relating to the Mergers

        On November 27, 2019, the Stein Action was filed in connection with Liberty's proposed merger with Prologis and the related Form S-4. The complaint in the Stein Action alleges that Liberty and the Liberty board violated federal securities laws by omitting material information from the Form S-4, rendering the Form S-4 materially deficient. On December 5, 2019, the Thompson Action was filed, also in connection with Liberty's proposed merger with Prologis and the related Form S-4. The complaint in the Thompson Action alleges that Liberty, Liberty OP, the Liberty board, Prologis, Prologis OP, Prologis Merger Sub, Prologis OP Merger Sub and New Liberty Holdco violated federal securities laws by omitting from the Form S-4, and/or misrepresenting in the Form S-4, material information, rendering the Form S-4 materially deficient. On December 16, 2019, the Berlinger Action was filed in the United States District Court for the District of Maryland, in connection with Liberty's proposed merger with Prologis and the related Form S-4. The complaint in the Berlinger Action alleges that Liberty and the Liberty board violated federal securities laws by omitting material information in the Form S-4, rendering the Form S-4 materially deficient. On December 16, 2019, the Garfield Action was filed in the Court of Common Pleas of Dauphin County, Pennsylvania. The complaint in the Garfield Action alleges that Prologis and Liberty omitted material information from the Form S-4, rendering the Form S-4 materially deficient, that the Liberty board violated its fiduciary duties to Liberty shareholders in connection with the proposed merger of Liberty and Prologis, and that Prologis aided and abetted those breaches of fiduciary duty. Plaintiffs in the Stein, Thompson, Berlinger and Garfield Actions seek, among other things, (i) to enjoin the transaction, and (ii) attorneys' fees and costs in connection with these lawsuits. If additional similar complaints are filed, absent new or different allegations that are material, neither Liberty nor Prologis will necessarily announce such additional filings.

        Although the ultimate outcome of litigation cannot be predicted with certainty, Liberty and Prologis believe that these lawsuits are without merit and intend to defend against these actions vigorously.

THE MERGER AGREEMENT

        This section of this proxy statement/prospectus summarizes the material provisions of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. As a Liberty shareholder, you are not a third-party beneficiary of the merger agreement and therefore, except as expressly provided in the merger agreement, you may not directly enforce any of its terms and conditions.

        This summary may not contain all of the information about the merger agreement that is important to you. Liberty and Prologis urge you to carefully read the full text of the merger agreement because it is the legal document that governs the mergers. The merger agreement is not intended to provide you with any factual information about Liberty or Prologis or their respective subsidiaries. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) are qualified by certain information each of Liberty and Prologis filed with the SEC prior to the date of the merger agreement, as well as by certain disclosure schedules each of the parties delivered to the other in connection with the signing of the merger agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the merger agreement. Moreover, those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the United States federal securities laws. Moreover, the representations and warranties are not intended as statements of fact, but rather as a way of allocating risk among the parties to the merger agreement. The representations and warranties and other provisions of the merger agreement and the description of such provisions in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of Liberty and Prologis file with the SEC and the other information in this proxy statement/prospectus. See "Where You Can Find More Information and Incorporation by Reference."

        Liberty and Prologis acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this proxy statement/prospectus not misleading.

Form, Closing and Effective Time of the Mergers

        The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the applicable provisions of the Maryland REIT Law, the MLLCA, the DLLCA and Pennsylvania law, Liberty and Prologis will combine through a multi-step process:

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  first, in the Liberty merger, Liberty Merger Sub will merge with and into Liberty, with Liberty continuing as the surviving entity and an indirect wholly owned subsidiary of New Liberty Holdco;

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  thereafter, in the Topco merger, New Liberty Holdco will merge with and into Prologis Merger Sub, with Prologis Merger Sub continuing as the surviving entity and remaining a wholly owned subsidiary of Prologis;

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  thereafter, in the contribution and issuance, Prologis, its applicable subsidiaries and Prologis Merger Sub will cause all of the outstanding equity interests of Liberty to be contributed to Prologis OP in exchange for the issuance by Prologis OP of Prologis OP common units to certain subsidiaries of Prologis; and

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  thereafter, in the partnership merger, Prologis OP Merger Sub will merge with and into Liberty OP, with Liberty OP continuing as the surviving entity and a wholly owned subsidiary of Prologis OP.

        Unless the parties otherwise agree, the Liberty merger will become effective at 11:59 p.m. (New York time) on the closing date and the Topco merger will become effective at 12:01 a.m. (New York time) on the first day following the date of the Liberty merger effective time. Immediately after the Topco merger becomes effective, Prologis, its applicable subsidiaries and Prologis Merger Sub will cause the contribution and issuance to occur, and unless the parties otherwise agree, the partnership merger will become effective immediately following the contribution and issuance effective time.

        Unless the parties otherwise agree, the closing of the mergers will take place on the date that is the second business day after the satisfaction or waiver of the conditions set forth in the merger agreement (described below under "—Conditions to Completion of the Mergers") (other than those conditions that, by their terms, are required to be satisfied at the closing, but subject to the satisfaction or, if permissible, waiver of those conditions at the closing), with the Topco merger effective time and the partnership merger effective time occurring as specified above.

Organizational Documents Following the Mergers

        Immediately prior to the Liberty merger effective time, New Liberty Holdco will, and Liberty will cause new Liberty Holdco to, amend New Liberty Holdco's declaration of trust and bylaws to be in the form of Liberty's declaration of trust and bylaws immediately prior to the Liberty merger effective time.

        Prior to the closing, Prologis, as the general partner of Prologis OP, will cause the Prologis OP partnership agreement to be amended to create and authorize the new Prologis preferred units, which will have substantially the same terms and rights as the Liberty OP preferred units immediately prior to the partnership merger effective time.

        At the Liberty merger effective time, the amended and restated declaration of trust of Liberty, as amended and supplemented, and the first amended and restated bylaws of Liberty, as amended, in each case, as in effect immediately prior to the Liberty merger effective time, will be the declaration of trust and bylaws of Liberty, until thereafter supplemented or amended as provided therein and in accordance with applicable law and the applicable provisions thereof.

        At the Topco merger effective time, the articles of organization and operating agreement of Prologis Merger Sub, as in effect immediately prior to the Topco merger effective time, will continue to be the articles of organization and operating agreement of Prologis Merger Sub, as the surviving entity of the Topco merger, until thereafter supplemented or amended as provided therein and in accordance with applicable law and the applicable provisions thereof.

        At the partnership merger effective time, Liberty will continue to be the general partner of Liberty OP, until replaced in accordance with applicable law, and the Liberty OP partnership agreement, as in effect immediately prior to the partnership merger effective time will be the limited partnership agreement of Liberty OP immediately following the partnership merger effective time, until thereafter amended in accordance with the provisions thereof and in accordance with applicable law.

Directors and Management of the Combined Company Following the Mergers

        There will be no change to the members of the Prologis board or executive officers as a result of the mergers. Hamid R. Moghadam will continue to serve as Prologis' Chief Executive Officer and Chairman of the Prologis board.

Merger Consideration; Effects of the Mergers

Merger Consideration

        At the Liberty merger effective time, by virtue of the Liberty merger and without any action on the part of any holder of Liberty common shares, New Liberty Holdco common shares or membership interests in Liberty Merger Sub, upon the terms and subject to the conditions set forth in the merger agreement, (i) each outstanding membership interest of Liberty Merger Sub immediately prior to the Liberty merger effective time will be converted into one fully paid and nonassessable Liberty common share and (ii) each issued and outstanding Liberty common share immediately prior to the Liberty merger effective time will be converted into one newly issued New Liberty Holdco common share.

        At the Topco merger effective time, by virtue of the Topco merger and without any action on the part of any holder of New Liberty Holdco common shares or membership interests in Liberty Merger Sub, upon the terms and subject to the conditions set forth in the merger agreement, (i) all issued and outstanding membership interests of Prologis Merger Sub immediately prior to the Topco merger effective time will remain issued and outstanding membership interests of Prologis Merger Sub and (ii) each issued and outstanding New Liberty Holdco common share immediately prior to the Topco merger effective time (other than (x) New Liberty Holdco common shares owned by any of the Liberty parties or any wholly owned subsidiary of Liberty and (y) New Liberty Holdco common shares owned by the Prologis parties or any of their respective wholly owned subsidiaries, which New Liberty Holdco common shares will be canceled) will be converted into the right to receive the merger consideration, without interest but subject to any withholding required under applicable tax law. No fractional shares of Prologis common stock will be issued. In lieu of fractional shares of Prologis common stock, holders of New Liberty Holdco common shares will receive cash, without interest, in an amount equal to the fractional interest of Prologis common stock to which the holder would otherwise be entitled to receive multiplied by the volume weighted average price of Prologis common stock for the ten trading days immediately prior to the second business day prior to the date of the Topco merger effective time, starting with the opening of trading on the first trading day of such period and ending with the closing of trading on the trading day immediately prior to the second business day prior to the date of the Topco merger effective time, as reported by Bloomberg (the "Prologis VWAP").

        At the partnership merger effective time, by virtue of the partnership merger and without any action on the part of any holder of any Liberty OP common units, Liberty OP preferred units or any membership interests in Prologis OP Merger Sub, (i) each membership interest of Prologis OP Merger Sub issued and outstanding immediately prior to the partnership merger effective time will be converted into one new validly issued Liberty OP common unit, (ii) the general partner interests in Liberty OP as of immediately prior to the partnership merger effective time (other than any Liberty OP common units or Liberty OP preferred units held by Liberty, which will be converted as set forth below) will remain the general partnership interests in Liberty OP, (iii) each Liberty OP common unit that is issued and outstanding immediately prior to the partnership merger effective time shall be automatically converted into the partnership merger common consideration, and each holder of Liberty OP common units will be admitted as a limited partner of Prologis OP following the partnership merger effective time in accordance with the terms of the Prologis OP partnership agreement and (iv) each Liberty OP preferred unit that is issued and outstanding immediately prior to the partnership merger effective time will automatically be converted into the partnership merger preferred consideration, and each holder of Liberty OP preferred units will be admitted as a limited partner of Prologis OP following the partnership merger effective time in accordance with the terms of the Prologis OP partnership agreement. No fractional new Prologis common units will be issued in the partnership merger. Any fractional new Prologis common unit that would otherwise be issued to any holder of Liberty OP common units will be rounded up to the nearest whole number and the holders of Liberty OP common units will not be entitled to any further consideration with respect thereto.

Procedures for Surrendering Share Certificates or Book-Entry Shares

        The conversion of Liberty common shares into New Liberty Holdco common shares, and the conversion of New Liberty Holdco common shares into the right to receive the merger consideration, will occur automatically at the Liberty merger effective time and the Topco merger effective time, respectively, and in each case, without any action on the part of any holder of Liberty common shares, New Liberty Holdco common shares, membership interests in Liberty Merger Sub or membership interests in Prologis Merger Sub. In accordance with the merger agreement, Prologis will appoint Computershare Trust Company, N.A. as exchange agent to handle the payment and delivery of the merger consideration and the cash payments to be delivered in lieu of fractional shares. On or before the Topco merger effective time, Prologis will deliver to the exchange agent an amount of shares of Prologis common stock in book-entry form issuable pursuant to the terms of merger agreement equal to the aggregate merger consideration and cash in immediately available funds in an amount sufficient to pay the aggregate cash payments to be delivered in lieu of fractional shares. Prologis will deposit or cause to be deposited with the exchange agent, as necessary from time to time following the Topco merger effective time, any dividends or other distributions, if any, to which a holder of New Liberty Holdco common shares may be entitled pursuant to the terms of the merger agreement.

        As soon as possible after the Topco merger effective time, but, in any event, no later than three business days thereafter, Prologis will cause the exchange agent to mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, if any, that immediately prior to the Topco merger effective time evidenced outstanding New Liberty Holdco common shares whose shares were converted into the right to receive the merger consideration pursuant to the terms of the merger agreement, a letter of transmittal and instructions for use in effecting the surrender of certificates to the exchange agent in exchange for the merger consideration into which the number of New Liberty Holdco common shares previously evidenced by such certificate shall have been converted pursuant to the merger agreement, together with any amounts payable in respect of any fractional shares and dividends or other distributions on shares of Prologis common stock in accordance with the terms of the merger agreement.

        Each holder of New Liberty Holdco common shares (i.e., holders of Liberty common shares as of immediately prior to the Liberty merger effective time) that surrenders its certificate (or affidavit of loss in lieu thereof) to the exchange agent together with a duly completed and validly executed letter of transmittal, and each holder of a book-entry share or book-entry shares that immediately prior to the Topco merger effective time evidenced New Liberty Holdco common shares (i.e., book-entry shares formerly evidencing Liberty common shares as of immediately prior to the Liberty merger effective time), will receive the merger consideration due to such holder (including cash in lieu of any fractional share). Any holder of book-entry share or shares that immediately prior to the Topco merger effective time evidenced outstanding New Liberty Holdco common shares whose shares were converted into the right to receive the merger consideration pursuant to the terms of the merger agreement shall not be required to deliver a certificate or an executed letter of transmittal to the exchange agent and shall automatically, upon the Topco merger effective time be entitled to receive the merger consideration due to such holder (including cash in lieu of any fractional share). After the Topco merger effective time, each certificate that previously evidenced New Liberty Holdco common shares (i.e., each certificate that formerly evidenced Liberty common shares as of immediately prior to the Liberty merger effective time) will only represent the right to receive the merger consideration into which those New Liberty Holdco common shares have been converted.

Liberty Equity Incentive Plans

        Conversion into New Liberty Holdco Equity Awards.    As of the Liberty merger effective time, each Liberty equity award outstanding immediately prior to the Liberty merger effective time shall automatically be converted into an equivalent equity award relating to an equal number of New Liberty Holdco common shares and will otherwise be subject to all of the same terms and conditions (including per share exercise price, if applicable) that applied to such Liberty equity award immediately prior to the Liberty merger effective time.

        Liberty Restricted Stock Awards.    Immediately prior to the Topco merger effective time, any and all outstanding issuance and forfeiture conditions on any New Liberty Holdco common shares subject to Liberty restricted stock awards shall be deemed satisfied in full, contingent upon the consummation of the Topco merger, and the holders of such New Liberty Holdco common shares will be entitled to receive promptly after the Topco merger effective time the merger consideration in respect of each such New Liberty Holdco common share, plus any fractional share consideration that such holder has the right to receive pursuant to the merger agreement, less applicable taxes and withholdings.

        Liberty Restricted Stock Unit Awards.    Each Liberty restricted stock unit award that is outstanding immediately prior to the Topco merger effective time shall vest in full and shall, as of the Topco merger effective time be canceled in exchange for the right of the holder thereof to receive promptly after the Topco merger effective time a number of shares of Prologis common stock (or, in the case of a restricted stock unit award that is payable solely in cash by its terms, an amount in cash equal to the Prologis VWAP multiplied by a number of shares of Liberty common shares) equal to the product, rounded down to the nearest whole number of shares, of (i) the number of New Liberty Holdco common shares subject to such Liberty restricted stock unit award immediately prior to the Topco merger effective time multiplied by (ii) the exchange ratio, plus any fractional share consideration that such holder has the right to receive pursuant to the merger agreement, less applicable taxes and withholdings. For this purpose, the number of shares shall be determined, in the case of a Liberty restricted stock unit award that is subject to performance-based vesting conditions immediately prior to the Topco merger effective time, by deeming the applicable performance conditions to be achieved based upon the actual level of achievement of the applicable performance conditions through the date that is the day immediately prior to the Topco merger effective time (except that, in the case of an award granted in 2017, if the Topco merger effective time occurs on or after January 1, 2020, then the applicable performance conditions shall be deemed achieved at the actual level of achievement during the completed performance period).

        Liberty Stock Options.    At the Topco merger effective time, each outstanding and unexercised Liberty stock option will terminate and will be converted into the right of the holder thereof to receive promptly after the Topco merger effective time a number of shares of Prologis common stock, determined as of the Topco merger effective time, equal to the quotient, rounded down to the nearest whole number of shares, of (i)(A) the number of New Liberty Holdco common shares that were subject to such option immediately prior to the Topco merger effective time, multiplied by (B) the excess, if any, of the value of the merger consideration (which, for this purpose, equals the product of the exchange ratio, multiplied by the Prologis VWAP) over the per share exercise price of the Liberty stock option, divided by (ii) the Prologis VWAP, plus any fractional share consideration that such holder has the right to receive pursuant to the merger agreement, less applicable taxes and withholdings.

        Employee Stock Purchase Plan.    With respect to Liberty's amended restated employee stock purchase plan, Liberty shall cause: (i) each outstanding offering period under the employee stock purchase plan then-in progress as of the date of merger agreement to be the final offering period under the plan (which shall end December 31, 2019), (ii) the plan to be suspended such that no new offering periods shall begin on or following the date of the merger agreement, and (iii) the plan to terminate immediately prior to the Topco merger effective time, and ensure that no purchase or other rights under the plan enable the holder of such rights to acquire any interest in Prologis, Prologis OP or any Prologis subsidiary as a result of such purchase or the exercise of such rights at or after the Topco merger effective time. However, if the Topco merger effective time occurs in 2019, Liberty shall cause (x) the current offering period to terminate immediately prior to the Topco merger effective time and be the final offering period under the plan, with no shares purchased for such offering period, (y) the accumulated contributions of each plan participant under the plan to be promptly returned to each such plan participant, and (z) the plan to be terminated effective immediately prior to the Topco merger effective time.

Withholding

        All payments under the merger agreement are subject to any withholding required under applicable tax law.

Dissenters' Rights

        No dissenters' or appraisal rights, or rights of objecting shareholders under Section 8-501.1(j) of the Maryland REIT Law and Title 3, Subtitle 2 of the MGCL, will be available with respect to the mergers or the other transactions contemplated by the merger agreement, including any remedy under Section 3-201 et seq. of the MGCL.

Representations and Warranties

        The merger agreement contains a number of representations and warranties made by the Liberty parties, on the one hand, and the Prologis parties, on the other hand. The representations and warranties were made by the parties as of the date of the merger agreement and do not survive the partnership merger effective time. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the merger agreement and qualified by information each of Liberty and Prologis filed with the SEC prior to the date of the merger agreement and in the disclosure schedules delivered in connection with the merger agreement.

Representations and Warranties of the Liberty Parties

        The merger agreement contains customary representations and warranties made by the Liberty parties that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in the disclosure schedules or in certain reports filed by Liberty with the SEC on or after January 1, 2017 and at least two business days prior to the date of the merger agreement. In particular, certain of these representations and warranties are subject to materiality or "company material adverse effect" qualifications (as further described in the section entitled "—Definitions of 'Company Material Adverse Effect' and 'Parent Material Adverse Effect"' beginning on page 119 of this proxy statement/prospectus). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of Liberty did not have actual knowledge. The merger agreement includes representations and warranties by the Liberty parties relating to, among other things:

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  valid existence, good standing and compliance with law;

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  due authorization, execution, delivery and validity of the merger agreement;

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  capital structure;

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  subsidiaries;

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  absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

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  absence of existing default or violation under organizational documents or certain other agreements;

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  SEC filings, financial statements and internal controls;

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  absence of undisclosed material liabilities;

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  litigation;

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  absence of certain changes since January 1, 2019;

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  tax matters, including Liberty's qualification as a REIT;

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  real property matters;

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  environmental matters;

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  employee benefit plans and employees;

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  labor and employment matters;

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  broker's, finder's and financial advisors' fees;

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  opinions of Liberty's financial advisors;

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  shareholder vote required in order to approve the company mergers;

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  material contracts;

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  related party transactions;

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  intellectual property matters;

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  insurance;

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  accuracy of information supplied for inclusion in the proxy statement/prospectus and registration statement;

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  inapplicability of the Investment Company Act of 1940, as amended;

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  exemption of the mergers from anti-takeover statutes; and

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  activities of New Liberty Holdco.

Representations and Warranties of the Prologis Parties

        The merger agreement contains customary representations and warranties made by the Prologis parties that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in the disclosure schedules or in certain reports filed by Prologis with the SEC on or after January 1, 2017 and at least two business days prior to the date of the merger agreement. In particular, certain of these representations and warranties are subject to materiality or "parent material adverse effect" qualifications (as further described in the section entitled "—Definitions of 'Company Material Adverse Effect' and 'Parent Material Adverse Effect"' beginning on page 119 of this proxy statement/prospectus). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of Prologis did not have actual knowledge. The merger agreement includes representations and warranties by the Prologis parties relating to, among other things:

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  valid existence, good standing and compliance with law;

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  due authorization, execution, delivery and validity of the merger agreement;

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  capital structure;

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  significant subsidiaries;

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  absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

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  absence of existing default or violation under organizational documents or certain other agreements;

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  SEC filings, financial statements and internal controls;

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  absence of undisclosed material liabilities;

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  litigation;

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  absence of certain changes since January 1, 2019;

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  tax matters, including Prologis' qualification as a REIT;

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  real property matters;

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  environmental matters;

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  absence of a required vote of Prologis stockholders in order to approve the company mergers;

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  material contracts;

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  related party transactions;

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  insurance;

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  accuracy of information supplied for inclusion in the proxy statement/prospectus and registration statement;

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  inapplicability of the Investment Company Act of 1940, as amended;

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  exemption of the mergers from anti-takeover statutes; and

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  activities of New Prologis Merger Sub and Prologis OP Merger Sub.

Definitions of "Company Material Adverse Effect" and "Parent Material Adverse Effect"

        Many of the representations of the Liberty parties and the Prologis parties are qualified by a "company material adverse effect" or "parent material adverse effect" standard, respectively (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, has had, or would reasonably be expected to have, a material adverse effect). For the purposes of the merger agreement, both "company material adverse effect" and "parent material adverse effect" mean an effect, event, change, development, circumstance, condition or occurrence that (i) has had, or would reasonably be expected to have, a material adverse effect on, the assets, business, results of operations, or financial condition of (a) Liberty and Liberty's subsidiaries or (b) Prologis, Prologis OP and Prologis' subsidiaries, as applicable, in each case, taken as a whole or (ii) that will or would reasonably be expected to prevent or materially impair or delay the ability of the Liberty parties or the Prologis parties, as applicable, to consummate the mergers or the other transactions contemplated by the merger agreement on or before the outside closing date. However, for purposes of clause (i) above with respect to both the Liberty parties and the Prologis parties, any event, change, development, circumstance, condition, occurrence or effect will not be considered a material adverse effect to the extent arising out of or resulting from the following:

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  changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, trade disputes or the imposition of trade restrictions, tariffs or similar taxes;

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  changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect asset managers, the industrial (or, in the case of a company material adverse effect, metro office) real estate sector(s) or owners, operators, lessors or developers of industrial (or, in the case of a company material adverse effect, metro office) real estate;

  •
  the negotiation, execution, announcement or performance of the merger agreement in accordance with the terms of the merger agreement or the consummation of the transactions contemplated by the merger agreement, including any litigation resulting therefrom and the impact thereof on relationships, contractual or otherwise, with tenants, employees, lenders, financing sources, ground lessors, shareholders or stockholders, joint venture partners, limited partners or similar relationships;

  •
  acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the merger agreement;

  •
  earthquakes, hurricanes or other natural disasters;

  •
  any decline in the market price, or change in trading volume, of the shares of beneficial interest of Liberty or the capital stock of Prologis, as applicable, or any failure to meet internal or publicly announced financial projections, forecasts or predictions (provided, that any event, change, development, circumstance, condition, occurrence or effect giving rise to such decline, change or failure may otherwise be taken into account in determining whether there has been a company material adverse effect or parent material adverse effect, as applicable, if not falling into one of the other exceptions contained in the bullet points above or below); or

  •
  the pendency of the transactions contemplated by the merger agreement,

which, (i) in the case of the first, second, and fourth bullet points above, do not materially disproportionately affect Liberty and Liberty's subsidiaries or Prologis, Prologis OP and Prologis' subsidiaries, as applicable, in each case, taken as a whole, relative to other similarly situated asset managers, owners, operators, lessors and developers of industrial (or, in the case of a company material adverse effect, metro office) real estate and (ii) in the case of the fifth bullet point above, do not materially disproportionately affect Liberty and Liberty's subsidiaries or Prologis, Prologis OP and Prologis' subsidiaries, as applicable, in each case, taken as a whole, relative to other similarly situated asset managers, owners, operators, lessors and developers of industrial (or, in the case of a company material adverse effect, metro office) real estate in the geographic regions in the United States in which Liberty and Liberty's subsidiaries or Prologis, Prologis OP and Prologis' subsidiaries, as applicable, operate or own or lease properties.

Covenants and Agreements

Conduct of Business of the Liberty Parties Pending the Mergers

        The Liberty parties have agreed to certain restrictions on them from the date of the merger agreement until the earlier to occur of the Topco merger effective time and the date, if any, on which the merger agreement is terminated, referred to herein as the "interim period." In general, except to the extent required by law, as otherwise expressly required or permitted by the merger agreement or as may be consented to in writing by Prologis (which consent will not be unreasonably withheld, delayed or conditioned), the Liberty parties will use their commercially reasonable efforts to, and will cause each of Liberty's subsidiaries to use its commercially reasonable efforts to, (i) carry on their respective businesses in all material respects in the ordinary course, consistent with past practice and (ii) (a) maintain its material assets and properties in their current condition (normal wear and tear excepted), (b) preserve intact in all material respects their present business organizations, ongoing businesses and significant business relationships, (c) keep available the services of their present officers, and (d) preserve Liberty's (and, following the Liberty merger effective time, New Liberty Holdco's) status as a REIT within the meaning of the Code. Without limiting the generality of the foregoing, none of the Liberty parties or any of the Liberty subsidiaries will, during the interim period, subject to certain specified exceptions (including those set forth in the disclosure schedules) and except to the extent required by law, as otherwise expressly required or permitted by the merger agreement or as may be consented to in writing by Prologis (which consent will not be unreasonably withheld, delayed or conditioned):

  •
  split, combine, reclassify or subdivide any shares of beneficial interest, units or other equity securities or ownership interests of any Liberty Party or any Liberty subsidiaries (other than any wholly owned Liberty subsidiary);

  •
  declare, set aside or pay any dividend on or make any other distributions (whether in cash, shares or property or otherwise) in respect of, any shares of beneficial interest of Liberty or New Liberty Holdco, any units of Liberty OP or other equity securities or ownership interests in Liberty or any Liberty subsidiary, except for:

  •
  quarterly distributions at a rate not in excess of $0.41 per share per quarter;

  •
  regular distributions that are required to be made in respect of the Liberty OP common units in connection with any permitted dividends paid on Liberty common shares and distributions that are required to be made in respect of the Liberty OP preferred units, in each case, in accordance with the terms of the Liberty OP partnership agreement;

  •
  dividends or distributions, declared, set aside or paid by any Liberty subsidiary to Liberty, New Liberty Holdco, Liberty OP or any Liberty subsidiary that is, directly or indirectly, wholly owned by Liberty;

  •
  distributions by any Liberty subsidiary that is not wholly owned, directly or indirectly, by Liberty in accordance with the requirements of the organizational documents of such Liberty subsidiary; and

  •
  distributions to the extent required for each of Liberty and New Liberty Holdco to maintain its status as a REIT under the Code or to avoid or reduce the incurrence of any entity-level income or excise taxes by Liberty and New Liberty Holdco;

  •
  purchase, redeem, repurchase, or otherwise acquire, directly or indirectly, any shares of its beneficial interest or other equity interests of any Liberty party or a Liberty subsidiary, other than:

  •
  the acquisition by Liberty of Liberty common shares in connection with the surrender of Liberty common shares by holders of options on Liberty common shares in order to pay the exercise price of such options in connection with their exercise;

  •
  the repurchase of Liberty "excess shares" pursuant to the Liberty declaration of trust;

  •
  the withholding of Liberty common shares to satisfy withholding tax obligations with respect to outstanding Liberty equity awards;

  •
  the redemption or purchase of Liberty OP common units or Liberty OP preferred units to the extent required under the terms of the Liberty OP partnership agreement; or

  •
  in connection with the redemption or repurchase by a wholly owned Liberty subsidiary of its own securities (but solely to the extent such securities or equity equivalents are owned by Liberty or a wholly owned Liberty subsidiary);

  •
  authorize for issuance, issue, sell or grant, or agree or commit to issue, sell or grant (whether through the issuance or granting of options, warrants, convertible securities, voting securities,

    commitments, subscriptions, rights to purchase or otherwise), any shares, units or other equity interests or beneficial interest of any class or any other securities or equity equivalents (including "phantom" stock rights or stock appreciation rights) of Liberty or any Liberty subsidiaries, except for:

    •
    transactions among Liberty and one or more wholly owned Liberty subsidiaries or among one or more wholly owned Liberty subsidiaries;

    •
    issuances of Liberty common shares upon the exercise or settlement of any Liberty stock option or Liberty restricted stock unit award, in each case, that is outstanding as of the date of the merger agreement;

    •
    purchases of approximately 3,800 (but in no event more than 4,500) Liberty common shares under the Liberty amended and restated employee stock purchase plan for the offering period ending December 31, 2019; or

    •
    exchanges of Liberty OP units for Liberty common shares, in accordance with the Liberty partnership agreement;

  •
  acquire or agree to acquire, any corporation, partnership, joint venture, other business organization or any division or material amount of assets thereof, real property or personal property, except:

  •
  transactions specifically listed in the disclosure schedules;

  •
  acquisitions at a total cost of less than $75,000,000 in the aggregate; or

  •
  acquisitions Liberty or the Liberty subsidiaries are obligated to make under any joint venture agreement to which Liberty or such Liberty subsidiaries are a party as of the date of the merger agreement that were provided to Prologis prior to the date of the merger agreement;

  •
  sell, assign, transfer or dispose of, or effect a deed in lieu of foreclosure with respect to any Liberty property (or real property that if owned by Liberty or any Liberty subsidiary on the date of the merger agreement would be a Liberty property) or any other material assets, or place or permit any lien, mortgage or deed of trust, claim against title, charge which is a lien, security interest or other encumbrance thereupon (whether by asset acquisition, stock acquisition or otherwise, including by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner), except:

  •
  sales, transfers or other such dispositions of any Liberty property or any other material assets that do not exceed $20,000,000 in the aggregate;

  •
  certain pledges or encumbrances of direct or indirect equity interests in entities from time to time under Liberty's existing revolving credit facilities; or

  •
  transactions specifically listed in the disclosure schedules;

  •
  for any Liberty real property that was under ground-up development as of the date of the merger agreement or for any other Liberty real property that was under development on the date of the merger agreement for which site work had commenced, or for projects in the planning stages as of the date of the merger agreement, expend or incur any amount, or enter into, amend, modify or terminate any contracts for the design, development and construction of such properties that are material contracts of Liberty, except:

  •
  as contemplated by any existing Liberty contracts for the design, development and construction of Liberty real properties under ground-up development as of the date of the merger agreement;

    •
    for transactions specifically listed in the disclosure schedules; or

    •
    up to $50,000,000 in the aggregate in excess of the amounts set forth in the two preceding bullet points;

  •
  incur, create, assume, refinance, replace or prepay any amount of indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for, any indebtedness of any other person or entity (other than a wholly owned Liberty subsidiary), except:

  •
  indebtedness incurred under Liberty's or any Liberty subsidiary's existing credit facilities (whether drawn or undrawn as of the date hereof) or other similar lines of credit in existence as of the date hereof in the ordinary course of business for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted above);

  •
  indebtedness incurred under existing construction loan facilities with respect to ongoing construction projects by Liberty or any Liberty subsidiary;

  •
  indebtedness incurred in connection with the funding of any transactions permitted by the Liberty parties' interim operating covenants in the merger agreement (provided, that the terms of such new indebtedness allow for prepayment at any time and do not include any make-whole, yield maintenance or any other penalties upon prepayment and the principal amount, and the terms of such new indebtedness shall not in the aggregate, for each separate instrument of indebtedness, be materially more onerous on Liberty compared to the existing indebtedness);

  •
  refinancing of any existing indebtedness, including the replacement or renewal of any letters of credit (provided, that the terms of such new indebtedness allow for prepayment at any time and do not include any make-whole, yield maintenance or any other penalties upon prepayment and the principal amount, and the terms of such new indebtedness shall not in the aggregate, for each separate instrument of indebtedness, be materially more onerous on Liberty compared to the existing indebtedness and the principal amount of such replacement indebtedness shall not be materially greater than the indebtedness it is replacing);

  •
  any additional indebtedness in an amount that, in the aggregate, does not exceed $50,000,000 (provided, that the terms of such new indebtedness allow for prepayment at any time and do not include any make-whole, yield maintenance or any other penalties upon prepayment and the principal amount, and the terms of such new indebtedness shall not in the aggregate, for each separate instrument of indebtedness, be materially more onerous on Liberty compared to the existing indebtedness);

  •
  any indebtedness specifically listed in the disclosure schedules;

  •
  inter-company indebtedness among Liberty and Liberty subsidiaries; or

  •
  any surety bonds not exceeding $5,000,000 individually or $50,000,000 in the aggregate;

    and, in each case of the eight sub-bullets immediately above, such indebtedness does not prohibit or limit the transactions contemplated by the merger agreement and do not include any termination, default or payment related to the transaction contemplated by the merger agreement;

  •
  issue or sell debt securities or warrants or other rights to acquire any debt securities of Liberty or any Liberty subsidiary or guarantee any debt securities of another person or entity;

  •
  make any loans, advances or capital contributions to, or investments in, any other person or entity (including, to any of its officers, directors, trustees, affiliates, agents or consultants), or make any change in its existing borrowing or lending arrangements for or on behalf of such person or entity, enter into any "keep well" or other similar arrangement to maintain any financial statement condition of another person or entity or enter into any arrangement having the economic effect of the foregoing, other than:

  •
  by Liberty or a wholly owned Liberty subsidiary to Liberty or a wholly owned Liberty subsidiary;

  •
  loans or advances required to be made under any of Liberty's leases or ground leases that existed as of the date of the merger agreement pursuant to which any third party is a lessee or sublessee on any Liberty property;

  •
  loans or advances required to be made under any existing joint venture arrangement to which Liberty or a Liberty subsidiary is a party and that are specifically listed in the disclosure schedules; or

  •
  as contractually required by any Liberty material contract in effect on the date of the merger agreement that has been made available to Prologis;

  •
  waive, release, assign, settle or compromise any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), directly or indirectly, other than waivers, releases, assignments, settlements or compromises that:

  •
  with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $5,000,000 individually or $50,000,000 in the aggregate;

  •
  do not involve the imposition of any material injunctive relief against Liberty or any Liberty subsidiary;

  •
  do not provide for any admission of liability by Liberty or any Liberty subsidiary, other than liability that is immaterial in nature and does not involve any admission of criminal or fraudulent conduct; and

  •
  with respect to any legal action involving any present, former or purported holder or group of holders of Liberty common shares, Liberty OP common units or Liberty OP preferred units, have been reported to Prologis in accordance with the merger agreement;

  •
  fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2018, except as required by a change in GAAP or in applicable law, or make any change other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

  •
  enter into any new line of business;

  •
  fail to timely file all material reports and other material documents required to be filed with any governmental authority;

  •
  enter into any joint venture, partnership or new funds or other similar agreement;

  •
  except as required by applicable law, as required by the terms of any Liberty employee program as in effect on the date of the merger agreement, as set forth in the disclosure schedules, or as required by any other provision of the merger agreement:

  •
  hire any officer (with a title of vice president or higher) of Liberty or promote or appoint any person to a position of officer (with a title of vice president or higher) of Liberty (other than to replace any officer that departs after the date of the merger agreement);

  •
  increase in any manner the amount, rate or terms of compensation or benefits of any current or former trustees, officers or employees of Liberty or any Liberty subsidiary;

  •
  enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other company employee program;

  •
  accelerate the vesting or payment of any award under the Liberty equity incentive plan or of any other compensation or benefits to any current or former trustees, officers or employees of Liberty or any Liberty subsidiary;

  •
  grant any awards under the Liberty equity incentive plan or any bonus, incentive, performance or other compensation plan or arrangement; or

  •
  fund or otherwise secure the payment of any compensation or benefits under any Liberty employee program;

  •
  except to the extent required to comply with the Liberty parties' obligations under the merger agreement or with applicable law, amend or propose to amend (i) the Liberty declaration of trust or bylaws, (ii) the Liberty OP partnership agreement or the certificate of formation of Liberty OP, (iii) the declaration of trust or bylaws of New Liberty Holdco or (iv) such equivalent organizational or governing documents of any Liberty subsidiary material to Liberty and the Liberty subsidiaries, considered as a whole, if such amendment, in the case of clause (iv), would be adverse to Liberty or Prologis;

  •
  adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of Liberty or any Liberty subsidiaries or adopt resolutions providing for or authorizing such merger, liquidation, dissolution, consolidation, restructuring, recapitalization or reorganization (other than the mergers contemplated by the merger agreement), except in connection with any acquisitions conducted by the Liberty subsidiaries to the extent permitted by the merger agreement and in a manner that would not reasonably be expected (i) to be materially adverse to Liberty or Prologis or (ii) prevent or impair the ability of the Liberty parties to consummate the mergers;

  •
  amend any term of any outstanding shares of beneficial interest or other equity security of Liberty or any Liberty subsidiary;

  •
  enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material contract of Liberty (or any contract that, if existing as of the date of the merger agreement, would constitute a material contract of Liberty), except:

  •
  as expressly permitted by the merger agreement;

  •
  any termination or renewal in accordance with the terms of any existing material contract of Liberty;

  •
  the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which Liberty or any Liberty subsidiary is a party as required or necessitated by the merger agreement or the transactions contemplated thereby, provided that any such modification, amendment, waiver or consent does not materially increase the principal amount thereunder or otherwise materially adversely affect Liberty, any Liberty subsidiary or Prologis, Prologis OP or any Prologis subsidiary;

    •
    the entry into any commercial leases in the ordinary course of business consistent with past practice;

    •
    any renewal of any of the insurance policies of Liberty upon the scheduled termination on substantially the same terms as in effect as of the date of the merger agreement;

    •
    as specifically listed in the disclosure schedules; or

    •
    in connection with change orders related to any construction, development, redevelopment or capital expenditure projects that either (i) do not materially increase the cost of any such project, or (ii) are otherwise permitted pursuant to the merger agreement;

  •
  enter into any agreement that would limit or otherwise restrict (or purport to limit or otherwise restrict) Liberty or any of the Liberty subsidiaries or any of their successors from engaging or competing in any line of business or owning property in, whether or not restricted to, any geographic area;

  •
  make or commit to make any capital expenditures, except

  •
  pursuant to Liberty's budget provided to Prologis prior to the date of the merger agreement;

  •
  capital expenditures for tenant improvements in connection with new Liberty leases;

  •
  capital expenditures necessary to repair any casualty losses in an amount up to $10,000,000 in the aggregate or to the extent such losses are covered by existing insurance; and

  •
  capital expenditures in the ordinary course of business consistent with past practice necessary to comply with applicable law or to repair or prevent damage to any Liberty properties or as is necessary in the event of an emergency situation, after prior notice to Prologis;

  •
  take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Liberty or New Liberty Holdco to fail to qualify as a REIT or any Liberty subsidiary to cease to be treated as any of a partnership or disregarded entity for federal income tax purposes or a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of the Code, as the case may be;

  •
  enter into or modify in a manner adverse to Liberty or Prologis or their respective subsidiaries any tax protection agreement applicable to Liberty or any Liberty subsidiary, make, change or rescind any material election relating to taxes, change a material method of tax accounting, file any federal income tax return or amend any material income tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund, except, in each case:

  •
  to the extent required by law; or

  •
  to the extent necessary (i) to preserve Liberty's or New Liberty Holdco's qualification as a REIT under the Code or (ii) to qualify or preserve the status of any Liberty subsidiary as a disregarded entity or partnership for United States federal income tax purposes, a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code;

  •
  take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent each of the Liberty merger and the Topco merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  permit any insurance policy naming Liberty or any of its subsidiaries or trustees or officers as a beneficiary or an insured or a loss payable payee, or Liberty's trustees and officers liability insurance policy, to be canceled, terminated or allowed to expire unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy;

  •
  take any action that would reasonably be expected to prevent or delay the consummation of the transactions contemplated by the merger agreement, except as permitted by the merger agreement; or

  •
  authorize, or enter into any contract, agreement, commitment or arrangement to take any of the foregoing actions.

        However, nothing in the merger agreement will prohibit (i) Liberty from taking any action, at any time or from time to time, that in the reasonable judgment of the Liberty board, upon advice of outside counsel to Liberty, is necessary for Liberty or New Liberty Holdco to avoid or continue to avoid incurring entity-level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Topco merger effective time including making dividend or other distribution payments in accordance with the merger agreement to shareholders of Liberty or New Liberty Holdco, as applicable, in accordance with the merger agreement or otherwise, or to qualify or preserve the status of any Liberty subsidiary as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or REIT under the applicable provisions of Section 856 of the Code and (ii) Liberty OP from taking any action, at any time or from time to time, as Liberty OP reasonably determines to be necessary to be in compliance at all times with all of its obligations under any Liberty tax protection agreement and avoid liability for any indemnification or other payment under any Liberty tax protection agreement.

Conduct of Business of the Prologis Parties Pending the Mergers

        The Prologis parties have agreed to certain restrictions on them during the interim period. In general, except to the extent required by law, as otherwise expressly required or permitted by the merger agreement or as may be consented to in writing by Liberty (which consent will not be unreasonably withheld, delayed or conditioned), the Prologis parties will use their commercially reasonable efforts to, and shall cause each significant subsidiary of Prologis designated in the disclosure schedules, referred to herein as a "Prologis significant subsidiary," to use its commercially reasonable efforts to (i) carry on their respective businesses in all material respects in the ordinary course, consistent with past practice and (ii) (a) maintain its material assets and properties in their current condition (normal wear and tear excepted), (b) preserve intact in all material respects their present business organizations, ongoing businesses and significant business relationships, (c) provided it does not require additional compensation, keep available the services of their present executive officers and (d) preserve Prologis' status as a REIT within the meaning of the Code. Without limiting the foregoing, none of the Prologis parties or any Prologis significant subsidiary will, during the interim period, subject to certain specified exceptions (including as set forth in the disclosure schedules) and except to the extent required by law, as otherwise expressly required or permitted by the merger agreement or as may be consented to in writing by Liberty (which consent will not be unreasonably withheld, delayed or conditioned):

  •
  declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock or property or otherwise) in respect of, any shares of capital stock of Prologis, any units of

    Prologis OP or other equity securities or ownership interests in Prologis, Prologis OP or any Prologis significant subsidiary, except for:

    •
    quarterly distributions at a rate not in excess of $0.53 per share, per quarter (except that Prologis and the Prologis board will be permitted to increase such quarterly dividend without Liberty's consent by no more than 15% and to declare and pay such dividend);

    •
    regular distributions that are required to be made in respect of the Prologis OP common units, in connection with any dividends paid on the shares of Prologis common stock and distributions that are required to be made in respect of the Prologis OP preferred units;

    •
    dividends or distributions, declared, set aside or paid by Prologis OP or any Prologis significant subsidiary to Prologis, Prologis OP or any Prologis significant subsidiary that is, directly or indirectly, wholly owned by Prologis;

    •
    distributions by Prologis OP or any Prologis significant subsidiary that is not wholly owned, directly or indirectly, by Prologis, including any Prologis significant subsidiary, in accordance with the requirements of the organizational documents of Prologis OP or such Prologis significant subsidiary, as applicable; or

    •
    distributions to the extent required for Prologis or Prologis significant subsidiary to maintain its status as a REIT under the Code or avoid or reduce the incurrence of any entity-level income or excise taxes by Prologis or Prologis significant subsidiary;

  •
  other than with respect to the acquisition of certain assets, properties and liabilities of Industrial Property Trust Inc. and its affiliates, acquire or agree to acquire, any corporation, partnership, joint venture, other business organization or any division or material amount of assets thereof or real property that, in each case, would, or would reasonably be expected to, prevent or materially impair or delay the ability of the Prologis parties to consummate the mergers on a timely basis;

  •
  fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2018, except as required by a change in GAAP or in applicable law, or make any change other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

  •
  fail to timely file all material reports and other material documents required to be filed with any governmental authority, except to the extent that such failure would not prevent or materially impair the ability of the Prologis parties to consummate the mergers on a timely basis;

  •
  except to the extent required to comply with its obligations under the merger agreement or with applicable law, amend or propose to amend (i) the Prologis charter or bylaws, (ii) the Prologis OP partnership agreement or certificate of limited partnership or (iii) such equivalent organizational or governing documents of any Prologis significant subsidiary material to Prologis, Prologis OP and the Prologis significant subsidiaries, considered as a whole, if such amendment, in the case of this clause (iii), would be adverse to Liberty or Prologis;

  •
  adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of Prologis, Prologis OP or any Prologis significant subsidiary or adopt resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, restructuring, recapitalization or reorganization, except in a manner that would not reasonably be expected (i) to be materially adverse to Liberty or Prologis or (ii) prevent or impair the ability of the Prologis parties to consummate the mergers on a timely basis;

  •
  take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Prologis or any Prologis REIT subsidiary to fail to qualify as a REIT or Prologis OP or any Prologis significant subsidiary other than a Prologis REIT subsidiary to cease to be treated as any of a partnership or disregarded entity for federal income tax purposes or a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of the Code, as the case may be;

  •
  take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent each of the Liberty merger and the Topco merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  except to the extent permitted by the merger agreement or as required by applicable law, take any action that would reasonably be expected to prevent or delay the consummation of the transactions contemplated by the merger agreement; or

  •
  authorize, or enter into any contract, agreement, commitment or arrangement to take any of the foregoing actions.

        However, nothing in the merger agreement will prohibit (i) Prologis from taking any action, at any time or from time to time, that in the reasonable judgment of the Prologis board, upon advice of outside counsel to Prologis, is necessary for Prologis or any Prologis REIT subsidiary to avoid or continue to avoid incurring entity-level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Topco merger effective time including making dividend or other distribution payments in accordance with the merger agreement to stockholders of Prologis or any Prologis REIT subsidiary, as applicable, in accordance with the merger agreement or otherwise, or to qualify or preserve the status of Prologis OP and any Prologis subsidiary other than any Prologis REIT subsidiaries or (ii) Prologis OP from taking any action, at any time or from time to time, as Prologis OP reasonably determines to be necessary to be in compliance at all times with all of its obligations under any Prologis tax protection agreement and avoid liability for any indemnification or other payment under any Prologis tax protection agreement.

No Solicitation of Acquisition Proposals

        Except as expressly provided for in the merger agreement, from the date of the merger agreement, Liberty will not, will cause its subsidiaries and its and their respective officers, directors and trustees not to, and will instruct and use its reasonable best efforts to cause its and its subsidiaries' other affiliates, officers, directors, trustees, employees or consultants or investment bankers, financial advisors, attorneys, accountants or other representative retained by such person or entity not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries, indications of interest or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined below), (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide any non-public information or data to any person or entity relating to, an acquisition proposal or any inquiries, proposals, indications of interest or offers that constitute, or would reasonably be expected to lead to an acquisition proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement relating to any acquisition proposal, referred to herein as an "acquisition agreement" or (iv) propose or agree to do any of the foregoing.

        For the purposes of the merger agreement, "acquisition proposal" means any inquiry, proposal, indication of interest or offer from any person, entity or group (other than any of the Prologis parties or their subsidiaries) relating to (i) any merger, consolidation, share exchange or similar business combination transaction involving Liberty that would result in any person or entity beneficially owning more than 20% of the outstanding voting securities of Liberty, as the case may be, or any successor thereto or parent company thereof, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly (including by way of merger, consolidation, sale of equity interests, share exchange, joint venture or any similar transaction), of any of Liberty's or its subsidiaries' assets (including stock or other ownership interests of its subsidiaries) representing more than 20% of the assets of Liberty and its subsidiaries, on a consolidated basis, (iii) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing more than 20% of the outstanding voting securities of Liberty or any successor thereto or parent company thereof, (iv) any tender offer or exchange offer that, if consummated, would result in any person, entity or "group" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act and the rules and regulations promulgated thereunder) acquiring beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act and the rules and regulations promulgated thereunder), or the right to acquire beneficial ownership, of more than 20% of the outstanding shares of the outstanding voting securities of Liberty or any successor thereto or parent company thereof or (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction in which a third party will acquire beneficial ownership of more than 20% of the outstanding voting securities of Liberty, or any successor thereto or parent company thereof. The term "acquisition proposal" does not include the mergers or the other transactions with the Prologis parties contemplated by the merger agreement.

        Notwithstanding the restrictions set forth above, the merger agreement provides that the Liberty board will be permitted to take the following actions, prior to the Liberty special meeting, in response to an unsolicited bona fide written acquisition proposal by such person or entity made after the date of the merger agreement (provided that the acquisition proposal by a person or entity did not result from a breach of the non-solicitation covenant and covenants restricting the sharing of information in the merger agreement) and which the Liberty board concludes in good faith (after consultation with its outside legal counsel and its financial advisors) either constitutes or would reasonably be expected to lead to a superior proposal, if the Liberty board concluded in good faith (after consultation with its outside legal counsel) that failure to do so would be inconsistent with their duties as trustees under applicable law: (i) engage in discussions and negotiations regarding such acquisition proposal with the person or entity who made such acquisition proposal and (ii) provide any non-public information or data to the person or entity who made such acquisition proposal after entering into a confidentiality agreement between Liberty, on the one hand, and such person or entity, on the other hand, having confidentiality and use provisions that are no more favorable as a whole to such counterparty than those contained in the confidentiality agreement between Liberty and Prologis.

        Liberty will promptly (but in no event later than 24 hours) notify Prologis of the receipt by Liberty, New Liberty Holdco, Liberty OP, the Liberty board or any of their respective representatives of any inquiry, proposal, indication of interest or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal. The notice will be made orally and promptly thereafter in writing, and must indicate the identity of the person or entity making such inquiry, proposal, indication of interest or offer, and the material terms and conditions of, such inquiry, proposal, indication of interest or offer (including a copy thereof if in writing and any material documentation or correspondence that sets forth any such terms). Liberty must also promptly (but in no event later than 24 hours) notify Prologis, orally and promptly thereafter in writing, of any changes or modifications to the material terms of the acquisition proposal and keep Prologis informed on a reasonably current basis regarding material developments, discussions and negotiations concerning any such acquisition proposal.

        Except as described below, neither the Liberty board nor any committee thereof (nor the board of trustees of New Liberty Holdco or any committee thereof) may (i) withhold or withdraw or qualify or modify in any manner adverse to the Prologis parties the recommendation of the Liberty board that the

Liberty shareholders vote in favor of the approval of the company mergers, referred to herein as the "company recommendation," (ii) adopt, approve or recommend any acquisition proposal (or any transaction or series of related transactions included within the definition of acquisition proposal), (iii) fail to include the company recommendation in the proxy statement/prospectus, (iv) fail to recommend against any acquisition proposal subject to Regulation 14D promulgated under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten business days after Prologis so requests in writing, (v) if an acquisition proposal or any material modification thereof is made public or is otherwise sent to the holders of Liberty common shares, fail to issue a press release or other public communication that reaffirms the company recommendation within ten business days after Prologis so requests in writing, (vi) authorize, cause or permit Liberty or any of its affiliates to enter into any acquisition agreement (other than an acceptable confidentiality agreement in accordance with the terms of the merger agreement) or (vii) propose, resolve or agree to take any action set forth in the foregoing clauses (i) through (vi) (any action set forth above is referred to herein as a "change in company recommendation").

        Notwithstanding the foregoing, with respect to an acquisition proposal, at any time prior to the receipt of the Liberty shareholder approval, the Liberty board may make a change in company recommendation or terminate the merger agreement, if and only if (i) an unsolicited bona fide written acquisition proposal (provided that the acquisition proposal did not result from a breach of the non-solicitation covenant and covenants restricting the sharing of information in the merger agreement) is made to Liberty and is not withdrawn, (ii) the Liberty board has concluded in good faith (after consultation with its outside legal counsel and its financial advisors) that such acquisition proposal constitutes a superior proposal (as defined below), (iii) the Liberty board has concluded in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with their duties as trustees under applicable law, (iv) four business days, which is referred to herein as the "notice period," have elapsed since Liberty has given written notice to Prologis advising Prologis that it intends to take such action and specifying in reasonable detail the reasons therefor, including the material terms and conditions of any such superior proposal that is the basis of the proposed action, which is referred to herein as a "superior proposal notice," which superior proposal notice will not, in and of itself, be deemed a change in company recommendation for any purpose of the merger agreement, (v) during such notice period, Liberty has considered and, if requested by Prologis, engaged, and caused its representatives to engage, in good faith discussions with Prologis regarding any adjustment or modification of the terms of the merger agreement proposed by Prologis and (vi) the Liberty board, following such notice period, again concludes in good faith (after consultation with its outside legal counsel and its financial advisors and taking into account any adjustment or modification of the terms of the merger agreement proposed by Prologis) that the failure to do so would be inconsistent with their duties as trustees under applicable law and that such acquisition proposal continues to constitute a superior proposal. If during the notice period, any material revisions are made to the superior proposal (including any change in the purchase price or form of consideration in such superior proposal), the Liberty board must give notice to Prologis regarding such revisions prior to the expiration of the notice period and the notice period will thereafter expire on the third business day immediately following the date of the delivery of such notice (but in no event will delivery of a such notice regarding revisions shorten the four business day duration applicable to the initial notice period). If the Liberty board does not determine in accordance with clause (vi) above that such acquisition proposal is a superior proposal, but thereafter determines to make a change in company recommendation or terminate the merger agreement with respect to another acquisition proposal (whether from the same or different person or entity), the foregoing procedures and requirements will apply anew prior to the taking of any such actions.

        For the purposes of the merger agreement, in circumstances not involving or relating to an acquisition proposal, at any time prior to the receipt of the Liberty shareholder approval, the Liberty board may make a change in company recommendation if and only if (i) an intervening event occurs,

(ii) the Liberty board has concluded in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with their duties as trustees under applicable law, (iii) four business days, which is referred to herein as the "intervening event notice period," have elapsed since Liberty has given written notice (which written notice will not, in and of itself, be deemed a change in company recommendation for any purpose of the merger agreement) to Prologis advising that Liberty intends to take such action and specifying in reasonable detail the reasons therefor, (iv) during such intervening event notice period, Liberty has considered and, if requested by Prologis, engaged and caused its representatives to engage in good faith discussions with Prologis regarding any adjustment or modification of the terms of the merger agreement proposed by Prologis and (v) the Liberty board, following such intervening event notice period, again reasonably determines in good faith (after consultation with its outside legal counsel and its financial advisors, and taking into account any adjustment or modification of the terms of the merger agreement proposed by Prologis) that failure to do so would be inconsistent with their duties as trustees under applicable law. In the event that the Liberty board does not make such a change in company recommendation following such intervening event notice period, but thereafter determines to make such a change in company recommendation in circumstances not involving an acquisition proposal, the foregoing procedures and requirements will apply anew prior to the taking of any such actions.

        For purposes of the merger agreement and with respect to an acquisition proposal, "superior proposal" means a bona fide unsolicited written acquisition proposal (except that, for purposes of the definition of "superior proposal," the references in the definition of "acquisition proposal" to "20%" are deemed replaced by "50%") made by a third party on terms that the Liberty board determines in good faith (after consultation with outside legal counsel and financial advisors and taking into account all factors and matters deemed relevant in good faith by the Liberty board, including, to the extent deemed relevant by the Liberty board, financial, legal, regulatory and any other aspects of the transactions including the identity of the person or entity making such proposal, any termination fees, expense reimbursement provisions, conditions to consummation and whether the transactions contemplated by such acquisition proposal are reasonably capable of being consummated) would be more favorable to Liberty and the holders of Liberty common shares than the transactions contemplated by the merger agreement. For purposes of the merger agreement, "intervening event" means a material fact, effect, event, change, development, circumstance, condition or occurrence that has occurred or arisen after the date of the merger agreement, that was not known to the Liberty board (or, if known, the consequences of which were not reasonably foreseeable to the Liberty board as of the date of the merger agreement) and materially affects the business, assets or operations of Liberty and the Liberty subsidiaries, taken as a whole. However, in no event will any of the following constitute or be taken into account in determining whether an "intervening event" has occurred: (i) the receipt, terms or existence of any acquisition proposal or any matter relating thereto, (ii) changes in the market price or trading volume of the shares of beneficial interest or capital stock of Liberty or Prologis or any of their respective subsidiaries, or (iii) Liberty or Prologis or any of their respective subsidiaries meeting, exceeding or failing to meet internal or publicly announced financial projections, forecasts or predictions (except that with respect to the foregoing clauses (ii) and (iii), any fact, effect, event, change, development, circumstance, condition or occurrence giving rise to such change, meeting, exceedance or failure may otherwise constitute or be taken into account in determining whether an "intervening event" has occurred if not falling into the foregoing clause (i)).

        The merger agreement required Liberty to, and to cause its subsidiaries, and its and their representatives to, (i) cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties with respect to any acquisition proposal, (ii) terminate any such third party's access to any physical or electronic data rooms and (iii) request that any such third party and its representatives destroy or return all confidential information concerning Liberty or its subsidiaries furnished by or on behalf of Liberty or any of its subsidiaries and destroy all analyses and other materials prepared by or on behalf of such person or entity that contain, reflect or analyze such confidential information, in the case of the foregoing clauses (ii) and (iii), to the extent required by and in accordance with the terms of the applicable confidentiality agreement between Liberty or any Liberty subsidiary and such person or entity. Liberty agreed to promptly inform its and its subsidiaries' respective representatives of the obligations set forth above.

        Unless the merger agreement is terminated in connection with a superior proposal, notwithstanding a change in company recommendation, Liberty must cause the approval of the company mergers to be submitted to a vote of its shareholders at the Liberty special meeting. In addition, Liberty may not submit to the vote of its shareholders any acquisition proposal other than the company mergers prior to the termination of the merger agreement.

Form S-4, Proxy Statement/Prospectus; Liberty Special Meeting

        The merger agreement provides that, as soon as reasonably practicable following the date of the merger agreement, each of the parties to the merger agreement is required to jointly prepare and cause to be filed with the SEC the proxy statement included in this proxy statement/prospectus and a registration statement on Form S-4 with respect to the Prologis common stock issuable in the Topco merger. In addition, Prologis must prepare and cause to be submitted to the NYSE the application and other agreements and documentation necessary for the listing of the Prologis common stock issuable in the Topco merger on the NYSE. Prologis must also use its commercially reasonable best efforts to have the application for the listing of the Prologis common stock accepted by the NYSE as promptly as is practicable following submission.

        The Prologis parties have the right, to the extent necessary (and following consultation with Liberty), to prepare and file a Form S-4 or any other registration form under the Securities Act or Exchange Act with respect to the new Prologis common units and new Prologis preferred units, referred to herein as the "OP unit Form S-4," to be issued in connection with the partnership merger. The Liberty parties will cooperate in the preparation of the OP unit Form S-4. In the event the Prologis parties determine to prepare and file the OP unit Form S-4, the Prologis parties will prepare and cause to be filed with the SEC, as promptly as reasonably practicable after such determination, the OP unit Form S-4.

        Liberty must cause this proxy statement/prospectus to be mailed to its shareholders entitled to vote at the Liberty special meeting and to hold the Liberty special meeting as soon as practicable after the Form S-4 is declared effective. Liberty must also include in the proxy statement/prospectus the recommendation of the Liberty board that the Liberty shareholders vote in favor of the approval of the company mergers and must use its reasonable best efforts to obtain the Liberty shareholder approval.

Indemnification; Trustees' and Officers' Insurance

        From and after the Topco merger effective time, pursuant to the terms of the merger agreement and subject to certain limitations, Prologis is required to, for a period of six years from the Topco merger effective time, indemnify and hold harmless each person who is at the date hereof, was previously, or is during any of the interim period, serving as, among others, manager, director, officer, trustee or fiduciary of Liberty or any of its subsidiaries (including New Liberty Holdco), in connection with any claim with respect to matters occurring on or before the Topco merger effective time and any losses, claims, damages, liabilities, costs, claim expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such claim, to the fullest extent that a Maryland corporation is permitted to indemnify and hold harmless its own such persons or entities under the applicable laws of the State of Maryland, as in effect on the date of the merger agreement or thereafter in effect. Prologis is also required to promptly pay on behalf of or advance to each of the indemnified parties, to the fullest extent that a Maryland corporation is permitted to indemnify and hold harmless its own such persons or entities under the applicable laws of the State of Maryland, as now or hereafter in effect, any claim expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any claim in advance of the final disposition of such claim, including payment on behalf of or advancement to the indemnified party of any claim expenses incurred by such indemnified party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to Prologis' receipt of an undertaking by or on behalf of such indemnified party to repay such claim expenses if it is ultimately determined under applicable laws or any of the Liberty governing documents that such indemnified party is not entitled to be indemnified.

        Prior to the Topco merger effective time, Liberty is required to obtain and fully pay the premium for, and Prologis is required to maintain in full force and effect (and the obligations thereunder to be honored), during the six-year period beginning on the date of the Topco merger, a "tail" prepaid directors' and officers' liability insurance policy or policies (which policy or policies by their respective express terms shall survive the mergers) from Liberty's current insurance carrier or an insurance carrier with the same or better credit rating as Liberty's current insurance carrier, of at least the same coverage and amounts and containing terms and conditions, retentions and limits of liability that are no less favorable than Liberty's and its subsidiaries' existing directors' and officers' liability policy or policies for the benefit of the indemnified parties with respect to directors' and officers' liability insurance for claims arising from facts or events that occurred on or prior to the Topco merger effective time.

        Notwithstanding the foregoing, (i) in no event will the aggregate premium for such "tail" insurance policy exceed 250% of the current annual premium paid by Liberty for such insurance, and (ii) if the aggregate premium exceeds 250%, Liberty shall be entitled to obtain comparable "tail" insurance as reasonably available for an aggregate cost equal to 250% of the current annual premium.

Efforts to Complete Transactions; Consents

        Each of the Liberty parties and the Prologis parties has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the mergers and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary or advisable consents, approvals, orders, exemptions, waivers and authorizations by or from (or to give any notice to) any public or private third party, including any that are required to be obtained or made under any law or any contract, agreement or instrument to which Liberty or any Liberty subsidiary or Prologis, Prologis OP or any Prologis subsidiary, as applicable, is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging the merger agreement or the consummation of the mergers, to effect all necessary registrations and other filings and submissions of information requested by a governmental authority, and to use its commercially reasonable efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the mergers.

Access to Information; Confidentiality

        During the interim period, to the extent permitted by applicable law and contracts, each of the Liberty parties and the Prologis parties shall, and shall cause each of its subsidiaries to, furnish Liberty or Prologis, as applicable, with such financial and operating data and other information with respect to the business, properties, offices, books, contracts, records and personnel of Liberty and its subsidiaries or Prologis, Prologis OP and the Prologis subsidiaries, as applicable, as Liberty or Prologis, as applicable, may from time to time reasonably request, and, with respect to Liberty and its subsidiaries and subject to the terms of the Liberty leases, facilitate reasonable access for Prologis and its authorized representatives during normal business hours, and upon reasonable advance notice, to all Liberty properties.

        Prior to the Topco merger effective time, each of Liberty and Prologis will hold, and will cause its respective representatives and affiliates to hold, any non-public information in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the existing confidentiality agreement by and between Prologis and Liberty, which will remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of the merger agreement or the termination thereof, subject to certain agreed exceptions.

Public Announcements

        So long as the merger agreement is in effect, each of Liberty and Prologis must, subject to certain exceptions, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to the merger agreement or any of the transactions contemplated by the merger agreement. In addition, none of Liberty or Prologis may issue any such press release or make any such public statement or filing prior to obtaining the consent of the other party (which consent may not be unreasonably withheld, conditioned or delayed), subject to certain agreed exceptions.

Notification of Certain Matters; Transaction Litigation

        Liberty and Prologis must provide prompt notice to the other of any notice or other communication received from any governmental authority in connection with the merger agreement, any of the mergers or the other transactions contemplated by the merger agreement or from any person or entity alleging that its consent is or may be required in connection with any of the mergers or the other transactions contemplated by the merger agreement.

        Promptly after becoming aware, each of Liberty and Prologis must give written notice to the other if any representation or warranty made by such party in the merger agreement becomes untrue or inaccurate such that, if uncured, it would reasonably be expected to result in any of the applicable closing conditions not being capable of being satisfied prior to the outside closing date, or if such party fails to comply with or satisfy in any material respect any covenant, condition or agreement contained in the merger agreement such that, if uncured, it would result in any of the applicable closing conditions not being satisfied.

        Each of Liberty and Prologis must give prompt notice to the other if, to Liberty's knowledge or Prologis' knowledge, as applicable, the occurrence of any state of facts or effect, event, change, development, circumstance, condition or occurrence would cause, or would reasonably be expected to cause, any of the conditions to closing not being satisfied or satisfaction thereof to be reasonably delayed.

        Each of Liberty and Prologis must give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any effect, event, change, development, circumstance, condition or occurrence relating to it or any of its subsidiaries, which could reasonably be expected to have, individually or in the aggregate, a company material adverse effect or parent material adverse effect, as applicable.

        Each of Liberty and Prologis must give prompt notice to the other of any claim, action, suit, litigation, proceeding, arbitration, mediation or other investigation or audit commenced or, to Liberty's knowledge or Prologis' knowledge, as applicable, threatened against, relating to or involving such party or any of its subsidiaries that relates to the merger agreement, the mergers or the other transactions contemplated by the merger agreement and each party must keep the other party reasonably informed regarding any such matters. Each party has agreed to allow the other the opportunity to reasonably participate in the defense and settlement of any litigation against the other party, its directors or trustees (as applicable) or its officers relating to the merger agreement, the mergers and the transactions contemplated by the merger agreement, and Liberty may not to agree to a settlement of any such litigation without Prologis' consent (not to be unreasonably withheld, conditioned or delayed in the case of any such settlement that only requires payment of monetary amounts by Liberty).

Pre-Closing Transactions

        In addition, the merger agreement requires that Liberty use commercially reasonable efforts during the interim period to provide such cooperation and assistance as Prologis may reasonably request to (i) identify certain assets that Prologis may desire to be purchased by one or more Prologis subsidiaries or affiliates of the Prologis parties from one or more Liberty subsidiaries as part of one or more "like-kind exchanges" under Section 1031 of the Code by such Prologis subsidiaries, (ii) identify certain assets that Prologis may desire to be purchased by one or more Liberty subsidiaries from one or more Prologis subsidiaries or the affiliates of the Prologis parties as part of one or more "like-kind exchanges" under Section 1031 of the Code by such Liberty subsidiaries, (iii) cause such purchases or sales referred to in the foregoing clauses (i) and (ii) to be completed pursuant to such terms as may be designated by Prologis and as may be necessary for such purchases or sales to constitute part of one or more like-kind exchanges under Section 1031 of the Code, (iv) convert or cause the conversion of any of Liberty's wholly owned subsidiaries organized as a corporation or limited partnership into a limited liability company on the basis of organizational documents as reasonably requested by Prologis, (v) sell or cause to be sold stock, partnership interests or limited liability interests owned, directly or indirectly, by Liberty in one or more Liberty subsidiaries at a price and on terms designated by Prologis, (vi) exercise any of Liberty's or its subsidiaries' rights to terminate or cause to be terminated any contract to which Liberty or a Liberty subsidiary is a party and (vii) sell or cause to be sold any of the assets and properties of Liberty or one or more of its subsidiaries at a price and on terms designated by Prologis.

        These rights of Prologis are limited, however, in that (i) Prologis may not require Liberty or any of its subsidiaries to take any action that contravenes any of Liberty's or any of its subsidiaries' organizational documents, material contracts or applicable law, (ii) any such conversions, effective times of terminations, sales or transactions must be contingent upon all conditions to the mergers under the merger agreement having been satisfied or waived and Liberty's receipt of a written notice from Prologis to such effect and that the Prologis parties are prepared to proceed immediately with the closing of the mergers, (iii) these actions (or the inability to complete them) will not affect or modify the obligations of the Prologis parties under the merger agreement, including the amount of or timing of the payment of the merger consideration, the fractional share consideration, the partnership merger common consideration and the partnership merger preferred consideration, (iv) Liberty and its subsidiaries will not be required to take any action that could adversely affect Liberty's classification, or the classification of any of Liberty's subsidiaries that is classified as a REIT, as a REIT or that could subject Liberty or any such subsidiary to any "prohibited transactions" taxes or certain other material taxes under the Code (or other material entry-level taxes), and (v) Liberty and its subsidiaries will not be required to take any such action that could result in any United States federal, state or local income tax being imposed on any holder of Liberty OP common units or Liberty OP preferred units other than Liberty or any of its subsidiaries. Prologis will, promptly upon Liberty's request, reimburse Liberty for all reasonable out-of-pocket costs incurred by Liberty or its subsidiaries in connection with Liberty's or its subsidiaries' performance of these obligations.

Financing Cooperation

        During the interim period, Liberty is required to, and is required to cause its subsidiaries to, and is required to cause its and their representatives to, provide all cooperation reasonably requested by Prologis in connection with financing arrangements as Prologis may reasonably determine is necessary or advisable in connection with the completion of the transactions contemplated by the merger agreement. Prologis may undertake offers to purchase, offers to exchange and/or consent solicitations in respect of Liberty's outstanding notes, with which Liberty has agreed to cooperate.

Other Covenants and Agreements

        The merger agreement contains certain other covenants and agreements, including covenants related to:

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  each of Liberty and Prologis using its respective reasonable best efforts (before and, as relevant, after the Topco merger effective time) to cause each of the Liberty merger and the Topco merger to qualify as a reorganization under the Code;

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  Liberty cooperating and consulting in good faith with Prologis with respect to maintenance of Liberty's REIT status (and that of any of Liberty's subsidiaries that is a REIT) for Liberty's 2019 taxable year, and both parties cooperating to cause each Taxable REIT Subsidiary of Liberty to jointly elect with Prologis to be treated as a Taxable REIT Subsidiary of Prologis, effective as of the date of the Topco merger effective time;

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  each of Liberty, New Liberty Holdco and Prologis taking all steps to cause any disposition of Liberty common shares and New Liberty Holdco common shares or acquisitions of New Liberty Holdco common shares or shares of Prologis common stock resulting from the transactions contemplated by the merger agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act, in each case subject to applicable law;

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  Prologis voting all Liberty common shares beneficially owned by it, Prologis OP or any Prologis subsidiary as of the record date of the Liberty special meeting, if any, in favor of approval of the company mergers;

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  the Liberty board adopting such resolutions or taking such other actions as may be required to terminate Liberty's equity incentive plan and dividend reinvestment and share purchase plan;

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  if requested by Prologis, Liberty or each applicable Liberty subsidiary terminating the Liberty 401(k) plan as of the day immediately prior to the closing date;

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  Prologis and its subsidiaries providing each employee of Liberty or any Liberty subsidiary immediately prior to the Topco merger effective time and who remains employed by Prologis or any Prologis subsidiary immediately following the Topco merger effective time (each, a "continuing employee") with compensation and benefits determined by the Prologis parties and, if applicable, compensation and benefits, that are mutually agreed between the Prologis parties and such continuing employee;

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  during the 24-month period commencing on the Topco merger effective time (or if earlier, the date of the continuing employee's termination of employment with Prologis, Prologis OP and the Prologis subsidiaries), Prologis being required to cause continuing employees to be provided with severance benefits that are consistent with, and no less favorable than, those provided for in the severance plan in effect for such continuing employee as of the closing of the Topco merger;

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  Prologis providing, or causing to be provided, to each employee of Liberty or any Liberty subsidiaries whose employment terminates as of the Topco merger effective time, and who meets the requirements for severance pay under the applicable severance plan in effect for such employee as of the Topco merger effective time, with severance benefits that are consistent with, and no less favorable than, those provided for in such severance plan;

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  Prologis using its reasonable best efforts to cause the resale of the Prologis common stock that may be issued upon redemption of the Prologis OP common units issued in the partnership merger, including by any pledgees of such units, to be included on its existing registration statement promptly following the closing (but, in any event, on or prior to the 30th day after the closing date);

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  the parties taking such actions as are necessary to ensure that if either the holders of Liberty common shares or the holders of Prologis common stock receive a distribution for a particular quarter prior to the closing date, then the holders of Liberty common shares and the holders of Liberty common shares, respectively, also receive a distribution for such quarter, whether in full or pro-rated for the applicable quarter, as necessary to result in the holders of Liberty common shares and the holders of Prologis common stock receiving dividends covering the same periods prior to the closing date, and the parties cooperating such that any such quarterly distribution by Liberty and Prologis will have the same record date and the same payment date in order to ensure that the shareholders of Liberty and the stockholders of Prologis receive the same number of such dividends prior to the closing; and

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  Liberty and New Liberty Holdco agreeing to effectuate certain internal reorganization transactions set forth in the disclosure schedules.

Conditions to Completion of the Mergers

Mutual Closing Conditions

        The obligations of each of the Liberty parties and the Prologis parties to effect the mergers and to consummate the other transactions contemplated by the merger agreement are subject to the satisfaction or, to the extent allowed by applicable law, waiver by the other parties, at or prior to the closing, of each of the following conditions:

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  approval by Liberty shareholders of the company mergers;

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  no law shall have been enacted, entered, promulgated or enforced by any governmental authority and be in effect which would have the effect of making illegal or otherwise prohibiting the consummation of the mergers or any of the other transactions contemplated by the merger agreement;

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  the absence of any temporary restraining order, preliminary or permanent injunction or other order, decree or judgment issued by any governmental authority which would have the effect of making illegal or otherwise prohibiting the consummation of the mergers or any of the other transactions contemplated by the merger agreement;

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  the Form S-4 having been declared effective and no stop order suspending the effectiveness of such Form S-4 having been issued and remaining in effect and no proceeding to that effect having been commenced by the SEC and not withdrawn; and

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  the shares of Prologis common stock to be issued in connection with the Topco merger having been approved for listing on the NYSE, subject to official notice of issuance.

Additional Closing Conditions for the Benefit of the Prologis Parties

        The obligations of the Prologis parties to effect the mergers and to consummate the other transactions contemplated by the merger agreement are further subject to the satisfaction or waiver by Prologis, at or prior to the closing, of each of the following additional conditions:

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  the accuracy in all material respects as of the date of the merger agreement and as of the closing (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty must be true and correct in all material respects at and as of such time) of certain representations and warranties made in the merger agreement by the Liberty parties regarding their valid existence, good standing and compliance with law, the ownership and validity of the shares of the Liberty subsidiaries, certain aspects of their capital structure, broker's and finder's fees, information supplied for inclusion in the proxy statement/prospectus and the activities of New Liberty Holdco;

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  the accuracy in all respects as of the date of the merger agreement and as of the closing (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty must be true and correct at and as of such time) of certain representations and warranties made in the merger agreement by the Liberty parties regarding the power of the Liberty parties to enter into and perform their respective obligations under the merger agreement, the absence of certain material changes with respect to the Liberty parties, the fairness opinions of Liberty's financial advisors, the vote of Liberty's shareholders necessary to approve the company mergers and the other transactions contemplated by the merger agreement, the absence of any requirement of registration under the Investment Company Act of 1940, as amended, and the inapplicability of anti-takeover statutes to the transactions contemplated by the merger agreement;

  •
  the accuracy in all but de minimis respects as of the date of the merger agreement and as of the closing (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty must be true and correct in all but de minimis respects at and as of such time) of certain representations and warranties made in the merger agreement by the Liberty parties relating to the capital structure of the Liberty parties;

  •
  the accuracy of all other representations and warranties made in the merger agreement by the Liberty parties (disregarding any materiality or company material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the closing (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty must be true and correct at and as of such time), except for any such inaccuracies that would not reasonably be expected to have, individually or in the aggregate, a company material adverse effect;

  •
  each of the Liberty parties having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the closing;

  •
  since the date of the merger agreement, the absence of any effect, event, change, development, circumstance, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a company material adverse effect;

  •
  receipt by Prologis of an officer's certificate dated as of the closing date on behalf of the Liberty parties, certifying that the closing conditions described in the six preceding bullet points have been satisfied;

  •
  receipt by Prologis of a written tax opinion of Cozen O'Connor P.C. (or such other nationally recognized REIT counsel as may be reasonably acceptable to Prologis and Liberty), dated as of the closing date, to the effect that, beginning with its taxable year ended December 31, 1997 and ending at the moment in time immediately prior to the Topco merger effective time, Liberty has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code; and

  •
  receipt by Prologis of the written opinion of Wachtell Lipton (or other counsel as may be reasonably acceptable to Prologis and Liberty), dated as of the closing date, to the effect that the Topco merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

Additional Closing Conditions for the Benefit of the Liberty Parties

        The obligations of the Liberty parties to effect the mergers and to consummate the other transactions contemplated by the merger agreement are further subject to the satisfaction or waiver by Liberty, at or prior to the closing, of each of the following additional conditions:

  •
  the accuracy in all material respects as of the date of the merger agreement and as of the closing (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty must be true and correct in all material respects at and as of such time) of certain representations and warranties made in the merger agreement by the Prologis parties regarding their valid existence, good standing and compliance with law and information supplied for inclusion in the proxy statement/prospectus;

  •
  the accuracy in all respects as of the date of the merger agreement and as of the closing (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty must be true and correct at and as of such time) of certain representations and warranties made in the merger agreement by the Prologis parties regarding the power of the Prologis parties to enter into and perform their respective obligations under the merger agreement, the absence of certain material changes with respect to the Prologis parties and the absence of any required vote of the Prologis stockholders to approve the company mergers and the other transactions contemplated by the merger agreement;

  •
  the accuracy in all but de minimis respects as of the date of the merger agreement and as of the closing (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty must be true and correct in all but de minimis respects at and as of such time) of certain representations and warranties made in the merger agreement by the Prologis parties relating to the capital structure of the Prologis parties;

  •
  the accuracy of all other representations and warranties made in the merger agreement by the Prologis parties (disregarding any materiality or parent material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the closing (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct at and as of such time), except for any such inaccuracies that would not reasonably be expected to have, individually or in the aggregate, a parent material adverse effect;

  •
  each of the Prologis parties having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the closing;

  •
  since the date of the merger agreement, the absence of any effect, event, change, development, circumstance, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a parent material adverse effect;

  •
  receipt by Liberty of an officer's certificate dated as of the closing date on behalf of the Prologis parties, certifying that the closing conditions described in the six preceding bullet points have been satisfied;

  •
  receipt by Liberty of a written tax opinion of Mayer Brown LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to Prologis and Liberty), dated as of the closing date, to the effect that beginning with Prologis' taxable year ended December 31, 1997 and through the closing date, Prologis has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Prologis' proposed method of organization and operation will enable Parent to continue to satisfy the requirements for qualification and taxation as a REIT under the Code; and

  •
  receipt by Liberty of a written opinion of Morgan Lewis (or other counsel as may be reasonably acceptable to Prologis and Liberty), dated as of the closing date, to the effect that each of the Liberty merger and the Topco merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

Termination by Mutual Agreement

        The merger agreement may be terminated and the mergers may be abandoned at any time prior to the Topco merger effective time, whether before or after the receipt of the Liberty shareholder approval, by the mutual written consent of Liberty and Prologis, which action must be taken or authorized by the Liberty board and the Prologis board.

Termination by Either Liberty or Prologis

        The merger agreement may also be terminated by either Liberty or Prologis upon written notice to the other party, at any time prior to the Topco merger effective time, whether before or after the receipt of the Liberty shareholder approval (unless otherwise specified below), if:

  •
  upon the completion of voting at the Liberty special meeting, the Liberty shareholder approval is not obtained (except that Liberty will not have this right to terminate if the failure to obtain the Liberty shareholder approval was primarily caused by a material breach by any of the Liberty parties of their respective obligations with respect to the preparation of the Form S-4 and the proxy statement/prospectus, the Liberty special meeting, non-solicitation of acquisition proposals or making any change in company recommendation);

  •
  a governmental authority of competent jurisdiction has issued an order, decree, judgment, injunction or taken any other action, which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the mergers, and such order, decree, judgment, injunction or other action has become final and non-appealable; or

  •
  the mergers have not been consummated on or before 5:00 p.m. (New York time) on June 1, 2020 (except that this termination right will not be available to a party whose failure to comply with any provision of the merger agreement has been the primary cause of, or resulted in, the failure of the mergers to occur on or before such date).

Termination by Liberty

        The merger agreement may also be terminated by Liberty upon written notice to Prologis:

  •
  at any time prior to the receipt of the Liberty shareholder approval, in order to enter into an acquisition agreement with respect to a superior proposal in compliance with the terms of the merger agreement (except that the merger agreement may not be so terminated unless Liberty concurrently pays the termination fee described below under "—Termination Fee and Expenses Payable by Liberty to Prologis"); or

  •
  if any of the Prologis parties has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the related closing conditions not being satisfied on such date, and such breach or failure to perform is not cured or curable by the earlier of 30 days after notice of such breach or failure to perform is given or two business days prior to the outside closing date, unless Liberty or Liberty OP is in breach of any of its own representations, warranties, covenants or agreements set forth in the merger agreement such that the related closing conditions would not be satisfied.

Termination by Prologis

        The merger agreement may also be terminated by Prologis upon written notice from Prologis to Liberty:

  •
  if there has been a change in company recommendation (except that Prologis' will no longer have this right to terminate if and when the Liberty shareholder approval is obtained);

  •
  if there is a willful breach of the non-solicitation/change of recommendation covenants; or

  •
  if any of the Liberty parties has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the related closing conditions not being satisfied on such date, and such breach or failure to perform is not cured or curable by the earlier of 30 days after notice of such breach or failure to perform is given or two business days prior to the outside closing date, unless Prologis or Prologis OP is in breach of any of its own representations, warranties, covenants or agreements set forth in the merger agreement such that the related closing conditions would not be satisfied.

Termination Fee and Expenses Payable by Liberty to Prologis

        Liberty has agreed to pay to Prologis a termination fee of $325 million upon the occurrence of either of the following:

  •
  termination of the merger agreement by Liberty, at any time prior to the receipt of the Liberty shareholder approval, in order to enter into an acquisition agreement with respect to a superior proposal; or

  •
  termination of the merger agreement by Prologis following a change in company recommendation.

Further, Liberty has agreed to pay to Prologis a termination fee of $325 million (minus, if previously paid, the expenses set forth below) upon the occurrence of any of the following (provided that for purposes of the analysis below, the references to "20%" in the definition of acquisition proposal will instead be "50%"):

  •
  termination of the merger agreement by Liberty or Prologis if after a vote at the Liberty special meeting, the Liberty shareholder approval is not obtained and prior to the termination of the merger agreement, Liberty (i) receives or has received an acquisition proposal with respect to Liberty or any Liberty subsidiary that has been publicly announced or otherwise communicated to the Liberty board prior to the time of the Liberty special meeting and (ii) before the date that is twelve months after the date of termination of the merger agreement, any transaction or series of related transactions included within the definition of an acquisition proposal is consummated or Liberty or a Liberty subsidiary enters into an acquisition agreement;

  •
  termination of the merger agreement by Liberty or Prologis if the consummation of the mergers has not occurred on or before 5:00 p.m. (New York time) on the outside closing date and prior to the termination of the merger agreement, Liberty (i) receives or has received an acquisition proposal with respect to Liberty or any Liberty subsidiary that has been publicly announced or otherwise communicated to the Liberty board prior to the date of termination of the merger agreement and (ii) before the date that is twelve months after the date of termination of the merger agreement, any transaction or series of related transactions included within the definition of an acquisition proposal is consummated or Liberty or a Liberty subsidiary enters into an acquisition agreement; or

  •
  termination of the merger agreement by Prologis, if any of the Liberty parties has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the related closing conditions not being satisfied on the closing date, and such breach or failure to perform is not cured or curable by the earlier of 30 days after notice of such breach or failure to perform is given or two business days prior to the outside closing date, and prior to the termination of the merger agreement, Liberty (i) receives or has received an acquisition proposal with respect to Liberty or any Liberty subsidiary that has been publicly announced or otherwise communicated to the Liberty board prior to the date of termination of the merger agreement and (ii) before the date that is twelve months after the date of termination of the merger agreement, any transaction or series of related transactions included within the definition of an acquisition proposal is consummated or Liberty or a Liberty subsidiary enters into an acquisition agreement.

        However, the termination fee shall only be $150 million if each of the following occurs:

  •
  the merger agreement is terminated:

  •
  by Liberty prior to the receipt of the Liberty shareholder approval in order to enter into an acquisition agreement with respect to a superior proposal from a qualified bidder in compliance with the merger agreement; or

  •
  by Prologis following a change in company recommendation with respect to a superior proposal from a qualified bidder; and

  •
  a bidder will be a qualified bidder if such bidder made an unsolicited bona fide written acquisition proposal (that did not result from a breach of the non-solicitation covenants in the merger agreement) that remains pending at 11:59 p.m. (New York time) on November 26, 2019, and that, on or prior to such date, the Liberty board concluded in good faith (after consultation with its outside legal counsel and its financial advisors) either constituted or would reasonably be expected to lead to a superior proposal, and subject to certain other requirements set forth in the merger agreement; and

  •
  the termination of the merger agreement occurred prior to the later of the following:

  •
  11:59 p.m. (New York time) on December 11, 2019; and

  •
  11:59 p.m. (New York time) on the first business day after the end of any notice period (including any extensions thereof) with respect to a superior proposal by a qualified bidder for which notice period commenced on or prior to December 11, 2019.

        Liberty did not receive a bona fide written acquisition proposal from any bidders, including any qualified bidders, on or prior to 11:59 p.m. (New York time) on November 26, 2019.

        Liberty has agreed to pay to Prologis all documented reasonable out-of-pocket expenses (including fees and expenses of counsel and other advisors) paid or payable by any of the Prologis parties in connection with the merger agreement and the transactions contemplated by the merger agreement up to a maximum of $15 million if the merger agreement is terminated by either Liberty or Prologis because the Liberty shareholders failed to approve the company mergers at a duly convened meeting. Any such amount paid by Liberty would be credited against the payment of any termination fee that Liberty subsequently becomes obligated to pay Prologis.

Miscellaneous Provisions

Payment of Expenses

        The merger agreement provides that Prologis will, promptly upon Liberty's request, reimburse Liberty for all reasonable out-of-pocket costs incurred by Liberty or its subsidiaries in connection with their performance of their obligations described above under "—Covenants and Agreements—Pre-Closing Transactions." In addition, Liberty's obligation under the merger agreement to, and to cause its subsidiaries and representatives to, provide cooperation reasonably requested by Prologis to assist Prologis in connection with any note offers and consent solicitations during the interim period will be at Prologis' sole expense.

        Other than the foregoing and as described above under "—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Liberty to Prologis," the merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement.

Amendment

        The merger agreement may be amended by the parties by an instrument in writing signed on behalf of each of the parties, at any time before or after the Liberty shareholder approval is obtained. After such approval is obtained, no amendment may be made which by law requires further approval by such shareholders without obtaining such approval.

Specific Performance

        The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement by any other party and to specifically enforce the terms and provisions of the merger agreement.

Governing Law

        The partnership merger is governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflict of laws. Except as provided in the immediately preceding sentence, all disputes, claims or controversies arising out of or relating to the merger agreement, or the negotiation, validity or performance of the merger agreement, or the transactions contemplated by the merger agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland without regard to its rules of conflict of laws.

DIRECTORS AND MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGERS

        There will be no change to the members of the Prologis board as a result of the mergers, and the directors of Prologis as of immediately prior to the Topco merger effective time will continue to serve as the directors of the Combined Company. Hamid R. Moghadam will continue to serve as Prologis' Chief Executive Officer and Chairman of the Prologis board.

        The executive officers of Prologis immediately prior to the effective time of the Topco merger will continue to serve as the executive officers of the Combined Company, with Hamid R. Moghadam continuing to serve as the Chief Executive Officer of the Combined Company.

 DESCRIPTION OF CAPITAL STOCK

General

        The following is a summary of some of the terms of Prologis' capital stock, its charter and its bylaws. You should read Prologis' charter and bylaws and the applicable provisions of Maryland law for complete information on its capital stock. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the provisions of Prologis' charter and bylaws. To obtain copies of these documents, see "Where You Can Find More Information and Incorporation by Reference" beginning on page 170.

        The description of Prologis' capital stock in this section applies to the capital stock of the Combined Company after the mergers. See "Comparison of Rights of the Prologis Stockholders and the Liberty Shareholders" beginning on page 153 for additional information.

        As of December 16, 2019, the total number of shares of stock of all classes which Prologis has authority to issue is 1,100,000,000 shares, consisting of 1,000,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share.

        As of December 16, 2019, approximately 631,774,925 shares of Prologis common stock were issued and outstanding. In addition, as of December 16, 2019, approximately 1,379,000 shares of Prologis' series Q preferred stock were issued and outstanding.

Common Stock

        The following description of Prologis common stock sets forth certain general terms and provisions of its common stock. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of Prologis' charter and bylaws.

  Appraisal Rights

        Holders of shares of Prologis common stock do not have any appraisal rights.

  Preemptive Rights

        Prologis common stock has no preemptive rights to subscribe for any of its securities.

  Dividend Rights

        Subject to the preferential rights of any other shares or series or classes of stock, including Prologis' preferred stock, and to the provisions of its charter regarding ownership of shares of common stock in excess of the ownership limit, or such other limit specified in its charter or as otherwise permitted by the Prologis board, Prologis may pay distributions to the holders of shares of its common stock if and when authorized by the Prologis board and declared by Prologis out of funds legally available for distribution.

  Voting Rights

        Each outstanding share of Prologis common stock entitles the holder to one vote on all matters presented to stockholders generally for a vote, including the election of directors. Except as otherwise required by law and except as provided in any resolution adopted by the Prologis board establishing any other class or series of stock, the holders of Prologis common stock possess equal and exclusive voting power, subject to the provisions of its charter regarding the ownership of shares of common stock in excess of the ownership limit or any other limit specified in such charter or otherwise permitted by the Prologis board.

        Holders of Prologis common stock are not permitted to cumulate their votes for the election of directors. The Prologis board is not classified.

        Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless the transaction is declared advisable by its board of directors and approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Under the MGCL, the term "substantially all of the company's assets" is not defined and is, therefore, subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular transaction. Prologis' charter does not provide for a lesser percentage in any of the above situations.

  Liquidation Preference

        Under the MGCL, stockholders are generally not liable for Prologis' debts or obligations. If Prologis liquidates, subject to the right of any holders of its preferred stock to receive preferential distributions, each outstanding share of Prologis common stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all of its known debts and liabilities, including debts and liabilities arising out of Prologis' status as general partner of Prologis OP.

        Subject to the provisions of Prologis' charter regarding the ownership of shares of common stock in excess of the ownership limit, or such other limit specified in its charter, or as otherwise permitted by the Prologis board as described below, all shares of common stock have equal distribution, liquidation and voting rights, and have no preference or exchange rights.

  Conversion & Sinking Fund

        Holders of shares of Prologis common stock do not have any conversion, exchange, sinking fund, or redemption rights.

  Listing

        The common stock is listed on the NYSE under the symbol "PLD." Following completion of the Topco merger, the shares of common stock of the Combined Company will continue to be traded on the NYSE under the symbol "PLD."

  Classification of Common Stock

        Prologis' charter authorizes the Prologis board to reclassify any unissued shares of capital stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

  Transfer Agent

        All shares of Prologis common stock that are issued and outstanding are duly authorized, fully paid and nonassessable. The transfer agent, registrar and dividend disbursing agent for Prologis common stock is currently Computershare Trust Company, N.A.

Restrictions on Ownership and Transfer

        In order for Prologis to qualify as a REIT under the Code, no more than 50% in value of all classes of its outstanding shares of capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which Prologis has made an election to be treated as a REIT). In addition, if Prologis, or an owner of 10% or more of its capital stock, actually or constructively own 10% or more of one of its tenants (or a tenant of any partnership or limited liability company in which Prologis are a partner or member), the rent received by Prologis (either directly or through the partnership or limited liability company) from the tenant will not be qualifying income for purposes of the gross income tests for REITs contained in the Code. A REIT's stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

        Because the Prologis board believes it is desirable for Prologis to qualify as a REIT, its charter, subject to certain exceptions as discussed below, provides that no person may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, (i) more than 9.8% (by value or number of shares, whichever is more restrictive) of its issued and outstanding common stock or (ii) series Q preferred stock, that, together with all other capital stock owned or deemed owned by such person, would cause such person to own or be deemed to own more than 9.8% (by value or number of shares, whichever is more restrictive) of its issued and outstanding capital stock. Further, subject to certain exceptions, no person, or persons acting as a group, shall at any time directly or indirectly acquire ownership of more than 25% of the series Q preferred stock. With respect to the 9.8% ownership limit, the constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of Prologis common stock, any series of outstanding preferred stock or any other capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, common stock, any series of outstanding preferred stock or any other capital stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of its outstanding common stock or any other capital stock, as the case may be, and thereby subject the common stock, any series of outstanding preferred stock or any other capital stock to the applicable ownership limit. The Prologis board may, but in no event will be required to, waive the 9.8% and 25% ownership limits, as applicable, with respect to a particular stockholder if it determines that such ownership will not jeopardize Prologis' status as a REIT and the Prologis board otherwise decides such action would be in its best interest. As a condition of such waiver, the Prologis board may require an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving Prologis' REIT status.

        Prologis' charter also provides that:

  •
  no person may actually or constructively own common stock or series Q preferred stock that would result in Prologis being "closely held" under Section 856(h) of the Code or otherwise cause Prologis to fail to qualify as a REIT;

  •
  no person may transfer common stock or series Q preferred stock if a transfer would result in shares of Prologis' capital stock being beneficially owned by fewer than 100 persons; and

  •
  any person who acquires or attempts or intends to acquire actual or constructive ownership of common stock or series Q preferred stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to notify Prologis immediately and provide Prologis with such other information as Prologis may request in order to determine the effect of the transfer on Prologis' status as a REIT.

        These restrictions on transferability and ownership will not apply if the Prologis board determines that it is no longer in Prologis' best interest to attempt to qualify, or to continue to qualify, as a REIT and such determination is approved by the affirmative vote of holders owning at least two-thirds of the shares of Prologis' outstanding capital stock entitled to vote thereon. Except as otherwise described above, any change in the applicable ownership limit would require an amendment to Prologis' charter, which must be declared advisable by the Prologis board and approved by the affirmative vote of holders owning at least two-thirds of the shares of Prologis' outstanding capital stock entitled to vote on the amendment.

        Under Prologis' charter, if any attempted transfer of shares of stock or any other event would otherwise result in any person violating an ownership limit, any other limit imposed by the Prologis board or the other restrictions in the charter, then any such attempted transfer will be void and of no force or effect with respect to the purported transferee as to that number of shares that exceeds the applicable ownership limit or such other limit or restriction (referred to as "excess shares"). Under those circumstances, the prohibited transferee will acquire no right or interest (or, in the case of any event other than an attempted transfer, the person or entity holding record title to any shares in excess of the applicable ownership limit will cease to own any right or interest) in the excess shares. Any excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by Prologis. This automatic transfer will be considered to be effective as of the close of business on the business day prior to the date of the violating transfer or event. Within 20 days of receiving notice from Prologis of the transfer of shares to such trust, the trustee of such trust will be required to sell the excess shares to a person or entity who could own the shares without violating the applicable ownership limit, or any other limit imposed by the Prologis board, and distribute to the prohibited transferee an amount equal to the lesser of the price paid by the prohibited transferee for the excess shares or the sales proceeds received by such trust for the excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of the applicable market price of the excess shares as of the date of the event or the sales proceeds received by such trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or prohibited owner will be distributed to the beneficiary. Prior to a sale of any excess shares by such trust, the trustee will be entitled to receive, in trust for the beneficiary, all dividends and other distributions paid by Prologis with respect to the excess shares, and also will be entitled to exercise all voting rights with respect to the excess shares. Subject to Maryland law, effective as of the date that the shares have been transferred to such trust, the trustee will have the authority (at the trustee's sole discretion) to rescind as void any vote cast by a prohibited transferee or prohibited owner prior to the time that Prologis discovers that the shares have been automatically transferred to such trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary. However, if Prologis has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. If Prologis pays the prohibited transferee or prohibited owner any dividend or other distribution before it discovers that the shares were transferred to such trust, the prohibited transferee or prohibited owner will be required to repay the trustee upon demand for distribution to the beneficiary. If the transfer to such trust is not automatically effective (for any reason), to prevent violation of the applicable ownership limit or any other limit provided in Prologis' charter or imposed by the Prologis board, then Prologis' charter provides that the transfer of the excess shares will be void ab initio and the intended transferee will acquire no rights to such shares.

        In addition, shares of stock held in such trust will be considered to have been offered for sale to Prologis, or its designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to such trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (2) the applicable market price on the date that Prologis, or its designee, accept the offer. Prologis has the right to accept the offer until the trustee has sold the shares held in such trust. Upon that sale to Prologis, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee or prohibited owner.

        If any attempted transfer of shares would cause Prologis to be beneficially owned by fewer than 100 persons, its charter provides that the transfer will be void ab initio and the intended transferee will acquire no rights to such shares.

        All certificates representing shares will bear a legend referring to the restrictions described above.

        Under Prologis' charter, owners of its issued and outstanding common stock must, upon its demand, provide Prologis with a completed questionnaire containing information regarding ownership of the shares, as set forth in the U.S. Treasury regulations, and must upon demand disclose to Prologis in writing such information that Prologis may request in order to determine the effect, if any, of the stockholder's actual and constructive ownership of shares of its stock, on its status as a REIT and to ensure compliance with each ownership limit, or any other limit specified in its charter or required by the Prologis board. In addition, owners of any series of outstanding preferred stock (currently only series Q preferred stock is outstanding) must provide to Prologis information that it requests, in good faith, in order to determine its status as a REIT.

Anti-takeover Provisions in the Prologis Charter and Bylaws

        Certain provisions of the Prologis charter could make it less likely that the Prologis board or management would be changed or someone would acquire voting control of Prologis without the consent of the Prologis board. These provisions could delay, deter or prevent tender offers or takeover attempts that Prologis stockholders might believe are in their best interests, including tender offers or takeover attempts that could allow Prologis stockholders to receive premiums over the market price of their common stock.

  Preferred Stock

        At any time, without stockholder approval, the Prologis board can issue one or more new series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of Prologis through a merger, tender offer, proxy context or otherwise. Preferred stock with special voting rights or other features issued to persons favoring Prologis management could stop a takeover by preventing the person trying to take control of Prologis from acquiring enough voting shares to take control.

  Stockholders' Rights Plan

        Although Prologis does not have a stockholders' rights plan as of the date of this document, under Maryland law, the Prologis board can adopt a rights plan without stockholder approval. If adopted, a rights plan could operate to cause substantial dilution to a person or group that attempts to acquire Prologis on terms not approved by the Prologis board.

Extraordinary Actions

        Currently, the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter is required to amend the Prologis charter or approve certain other extraordinary actions, such as mergers, which could discourage or make more difficult attempts to take control of Prologis through a merger, tender offer, proxy context or otherwise.

  Opt Out of Business Combinations and Control Share Acquisition Statutes

        Prologis has elected in its bylaws not to be governed by the "control share acquisition" provisions of the MGCL (Sections 3-701 through 3-709), and the Prologis board has determined, by irrevocable resolution, that Prologis will not be governed by the "business combination" provision of the MGCL (Section 3-602). Prologis' bylaws provide that Prologis cannot at a future date determine to be governed by either provision without the approval of a majority of the outstanding shares of common stock entitled to vote. In addition, the irrevocable resolution adopted by the Prologis board may only be changed by the approval of a majority of the outstanding shares of common stock entitled to vote.

  Certain Elective Provisions of Maryland Law

        Any Maryland corporation that has a class of securities registered under the Exchange Act and at least three independent directors may elect to be governed in whole or in part by Maryland law provisions relating to extraordinary actions and unsolicited takeovers. Prologis has not elected to be governed by these specific provisions, but Prologis currently has more than three independent directors, so, except as described below, the Prologis board could elect to provide for any of the following provisions. Pursuant to these provisions, the board of directors of any Maryland corporation fitting such description, without obtaining stockholder approval and notwithstanding a contrary provision in its charter or bylaws, may elect to:

  •
  classify the board;

  •
  increase the required stockholder vote to remove a director to two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors; and/or

  •
  require that a stockholder-requested special meeting need be called only upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

        Additionally, the board could provide that:

  •
  the number of directors may be fixed only by a vote of the board of directors;

  •
  each vacancy on the board of directors (including a vacancy resulting from the removal of a director by the stockholders) may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum; and/or

  •
  any director elected to fill a vacancy will hold office for the full remainder of the term of the class of directors in which the vacancy occurred, rather than until the next election of directors.

        These provisions do not provide for limits on the power of a corporation to confer on the holders of any class or series of preferred stock the right to elect one or more directors. In addition, a corporation's charter may contain a provision or the board of directors of the corporation may adopt a resolution that prohibits the corporation from electing to be subject to any or all of these provisions. The Prologis board adopted a resolution prohibiting Prologis from electing to be subject to the classified board provision in Section 3-803 of the MGCL. This resolution is irrevocable without the approval of a majority of the outstanding shares of common stock entitled to vote.

        Although Prologis has opted out of the classified board and is not currently governed by any of the remaining provisions, Prologis' charter and/or bylaws already provide for a two-thirds vote to remove directors and only for cause, and provide that the number of directors may be determined by a resolution of the Prologis board (or by Prologis' stockholders through a bylaw amendment), subject to a minimum and maximum number, and that Prologis' secretary must call a special meeting of stockholders only upon the written request of stockholders entitled to cast at least 50% of all votes entitled to be cast at the meeting.

  Amendment to Prologis' Charter and Bylaws

        Other than certain amendments permitted to be made without stockholder approval under Maryland law, Prologis' charter may not be amended without the affirmative vote of at least two-thirds of the shares of capital stock outstanding and entitled to vote on the amendment, voting together as a single class.

        Except as described in the following paragraph, Prologis' bylaws may be amended by the vote of a majority of the Prologis board or by a vote of a majority of the shares of Prologis' capital stock entitled to vote on the amendment, except with respect to the following bylaw provisions (each of which requires the approval of a majority of the shares of common stock entitled to vote on the amendment):

  •
  provisions opting out of the control share acquisition statute;

  •
  provisions confirming that the Prologis board has determined by irrevocable resolution that Prologis will not be governed by the business combination provisions of the MGCL;

  •
  the requirement in Prologis' bylaws that its independent directors approve transactions involving Prologis' executive officers or directors or any limited partners of the Operating Partnership and their affiliates;

  •
  provisions governing amendment of Prologis' bylaws; and

  •
  provisions requiring written notice of stockholder meetings.

COMPARISON OF RIGHTS OF THE PROLOGIS STOCKHOLDERS AND
THE LIBERTY SHAREHOLDERS

        The rights of Liberty shareholders are currently governed by and subject to the provisions of the Maryland REIT Law and the declaration of trust and bylaws of Liberty. Upon consummation of the company mergers, the rights of the former Liberty shareholders who receive Prologis common stock will be governed by the MGCL and the charter and bylaws of Prologis, rather than the declaration of trust and bylaws of Liberty.

        The following is a summary of the similarities and material differences between the rights of Prologis stockholders (which will be the rights of Liberty shareholders following the Topco merger) and Liberty shareholders, but does not purport to be a complete description of those similarities or differences or a complete description of the terms of the Prologis common stock subject to issuance in the Topco merger.

        This section does not include a complete description of all similarities or differences among the rights of Prologis stockholders and Liberty shareholders, nor does it include a complete description of the specific rights of such stockholders and shareholders.

        Furthermore, the identification of some of the similarities or differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law, as well as the governing corporate or trust instruments of each of Prologis and Liberty, copies of which are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under "Where You Can Find More Information and Incorporation by Reference." The Prologis charter and bylaws are filed as exhibits to the registration statement filed by Prologis with the SEC, of which this proxy statement/prospectus forms a part, and, to the extent that this proxy statement/prospectus, including the following summary, relates to those documents, it is qualified in its entirety by reference thereto.

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Liberty Shareholders
Corporate Governance	Prologis is a Maryland corporation that is a REIT for United States federal income tax purposes.	Liberty is a Maryland real estate investment trust that is a REIT for United States federal income tax purposes.
	The rights of Prologis stockholders are governed by the MGCL, the Prologis charter and Prologis' bylaws.	The rights of Liberty shareholders are governed by the Maryland REIT Law, the Liberty declaration of trust and Liberty's bylaws.

Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Liberty Shareholders
Authorized Capital Stock or Shares of Beneficial Interest	Prologis is authorized to issue an aggregate of 1,100,000,000 shares of capital stock, consisting of (i) 1,000,000,000 shares of common stock, $0.01 par value per share, and (ii) 100,000,000 shares of preferred stock, $0.01 par value per share, subject to specific designations.

Preferred Stock. The Prologis board is authorized, without stockholder action, to issue preferred stock from time to time and to establish, among other things, the designations, preferences and relative, participating, optional, conversion, or other rights and qualifications, limitations and restrictions thereof; the rates and times of payment of dividends, the price and manner of redemption; the amount payable in the event of liquidation, dissolution, and winding-up or in the event of any merger or consolidation of or sale of assets; the rights (if any) to convert the preferred stock into, and/or to purchase, stock of any other class or series, the terms of any sinking fund or redemption or purchase account (if any) to be provided for shares of such class of preferred stock; restrictions on ownership and transfer to preserve tax benefits; and the voting powers (if any) of the holders of any class of preferred stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share.	Liberty is authorized to issue an aggregate of 300,000,000 shares of beneficial interest of Liberty, par value $0.001 per share, including common and preferred shares, which may comprise one or more series or classes, and such other types, series or classes of securities of Liberty as the Liberty trustees may create and authorize from time to time and designate as representing a beneficial interest in Liberty. The Liberty board, with the approval of a majority of the Liberty board and without any action on the part of shareholders, may amend the Liberty declaration of trust from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that Liberty has the authority to issue.

Preferred Shares. The Liberty board is authorized, without shareholder action, to authorize from time to time the issuance of one or more series of preferred shares and, with respect to any such series, to fix the numbers, designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and other terms or conditions of redemption of such series. Subject to the express terms of any series of preferred shares at the time, and notwithstanding any other provision of the Liberty declaration of trust, the Liberty board may increase or decrease the number of, alter the designation of or classify or reclassify any unissued preferred shares by setting or changing, in any one or more respects, from time to time before issuing the preferred shares, the terms, preferences, conversion and other rights, including, but not limited to, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption, of any series of preferred shares.

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Liberty Shareholders
Management Control	The Prologis board has exclusive control over the company's business affairs subject only to the restrictions in its charter and bylaws and applicable provisions of Maryland law. At each annual meeting of stockholders, Prologis' stockholders elect the directors to serve until the next annual meeting and until their successors are elected and qualify. The Prologis board may alter or eliminate Prologis' business policies without a vote of the stockholders. Accordingly, except for their vote in the election of directors, stockholders have no control over Prologis' ordinary business policies. Prologis cannot change its policy of maintaining its status as a REIT, however, without the approval of holders of at least two-thirds of the shares of its capital stock outstanding and entitled to vote on the change.	The Liberty board has full, exclusive and absolute power, control and authority over Liberty's property and over the business of Liberty, subject only to the restrictions in the Liberty declaration of trust and bylaws and applicable provisions of Maryland law. At each annual meeting of shareholders, Liberty's shareholders elect the trustees to serve until the next annual meeting and until their successors are elected and qualify. The Liberty board may alter or eliminate Liberty's business policies without a vote of the shareholders. Accordingly, except for their vote in the election of trustees, shareholders have no control over Liberty's ordinary business policies.
Board Duties to Stockholders/Shareholders
Under Maryland law, Prologis' directors must perform their duties in good faith, in a manner that they reasonably believe to be in the company's best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Prologis' directors who act in such a manner generally will not be liable to Prologis or its stockholders for monetary damages by reason of being a director. Under Maryland law, an act of a director is presumed to satisfy such standards.
Under Maryland law, Liberty's trustees must perform their duties in good faith, in a manner that they reasonably believe to be in the company's best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Liberty's trustees who act in such a manner generally will not be liable to Liberty or its shareholders for monetary damages by reason of being a trustee. Under Maryland law, an act of a trustee is presumed to satisfy such standards.
Liability of Investors	Under Maryland law, Prologis' stockholders are generally not personally liable for its debts or obligations.	Under Maryland law, Liberty's shareholders are generally not personally liable for its debts or obligations.

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Liberty Shareholders
Liquidity	A stockholder may freely transfer shares of common stock, subject to restrictions on ownership and transfer of capital stock contained in Prologis' charter, and to prospectus delivery and other requirements for registered securities. Prologis common stock is listed on the NYSE under the symbol "PLD." The breadth and strength of this secondary market will depend, among other things, upon the number of shares outstanding, Prologis' financial results and prospects, the general interest in Prologis and other real estate investments, and Prologis dividend yield compared to that of other debt and equity securities. Prologis common stock is not redeemable or convertible at the option of the holder.	A shareholder may freely transfer common shares, subject to restrictions on ownership and transfer of common shares contained in Liberty's declaration of trust, and to prospectus delivery and other requirements for registered securities. Liberty common shares are listed on the NYSE under the symbol "LPT." The breadth and strength of this secondary market will depend, among other things, upon the number of shares outstanding, Liberty's financial results and prospects, the general interest in Liberty's and other real estate investments, and Liberty's dividend yield compared to that of other debt and equity securities. Liberty common shares are not redeemable or convertible at the option of the holder.
	Transfers of Prologis common stock are subject to the ownership limits set forth in its charter as such limits may be changed by the Prologis board.	Transfers of Liberty common shares are subject to the ownership limits set forth in its declaration of trust as such limits may be changed by the Liberty board.
Voting Rights
Directors are elected by the stockholders at Prologis' annual meetings. Maryland law requires that certain major corporate transactions, including most amendments to Prologis' charter, may not be consummated without the approval of its stockholders.

Each outstanding share of Prologis common stock entitles the holder thereof to one vote on all matters submitted to a vote of Prologis stockholders, including the election of directors, and the Prologis charter permits the Prologis board to classify and authorize the issuance, from time to time, of preferred stock in one or more series or classes having voting power which may differ from that of the common stock.
Trustees are elected by the shareholders at Liberty's annual meetings. Maryland law requires that certain major corporate transactions, including most amendments to Liberty's declaration of trust, may not be consummated without the approval of its shareholders.

Each outstanding Liberty common share entitles the holder thereof to one vote on all matters submitted to a vote of Liberty's shareholders, including the election of trustees, and the Liberty declaration of trust permits the Liberty board to classify and authorize the issuance, from time to time, of preferred shares in one or more series or classes having voting power which may differ from that of the common shares.
Cumulative Voting	Holders of Prologis stock do not have the right to cumulate their votes with respect to the election of directors.	Holders of Liberty common shares do not have the right to cumulate their votes with respect to the election of trustees.

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Liberty Shareholders
Size of the Board of Directors/Trustees	The number of directors, which must be between five and 13, may be changed by the Prologis board. Currently, the Prologis board consists of 12 directors.	The number of trustees, which may never be less than three nor more than 15, is established by the Liberty board. Currently, the Liberty board consists of ten trustees.
Independent Directors	A majority of the directors on the Prologis board must be independent directors under the requirements of the NYSE listing rules and under Prologis' bylaws.	A majority of the trustees on the Liberty board must be independent trustees under the requirements of the NYSE listing rules.
Classified Board / Term of Directors/Trustees
The Prologis board is not classified. The directors of Prologis hold office for a term expiring at the next succeeding annual meeting of stockholders and until their successors are duly elected and qualify. In the event of an increase or decrease in the size of the Prologis board, each incumbent director will generally continue as a director.
The Liberty board is not classified. The trustees of Liberty hold office for a term expiring at the next succeeding annual meeting of shareholders and until their successors are duly elected and qualify. In the event of an increase or decrease in the size of the Liberty board, each incumbent trustee will generally continue as a trustee.
Removal of Directors/Trustees
	Directors may be removed only for cause and only by the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast in the election of directors, subject to the rights of holders of Prologis preferred stock to elect and remove directors elected by such holders under certain circumstances.	Trustees may be removed only by the affirmative vote of shareholders entitled to cast two-thirds of the votes entitled to be cast in the election of trustees.
Election of Directors/Trustees
Prologis' bylaws provide that, in the case of a non-contested election, directors must receive a majority of votes cast for election at a meeting at which a quorum is present. For this purpose, a majority of the votes cast means that the number of votes that are cast "for" the election of a director must exceed the number of votes that are withheld from or cast against his or her election. Under Prologis' bylaws, any incumbent director who is not re-elected but would nevertheless for any reason otherwise remain in office is required to promptly tender his or her resignation to the Prologis board for its consideration. The Prologis board will act on any such tendered resignation within 90 days following certification of the stockholder vote and will promptly and publicly disclose its decision.
Liberty's bylaws provide that, a majority of all the votes cast in an election for a trustee at a meeting of shareholders duly called and at which a quorum is present is sufficient to elect a trustee; provided, that if there are more candidates for trustee than there are board seats to be voted upon at any such meeting, then a plurality of all the votes cast at the meeting is sufficient to elect a trustee at such meeting. A majority of all the votes cast in an election for trustee means that the number of shares voted "for" a candidate for trustee must exceed the number of votes cast as "withheld" from that candidate.

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Liberty Shareholders
In a contested election (where a determination is made that the number of director nominees is expected to exceed the number of directors to be elected at a meeting), directors will be elected by a plurality of the votes cast.
Filling Vacancies of Directors/Trustees
Any vacancies on the Prologis board are filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, provided that (i) a vacancy caused by an increase in the number of directors may be filled only by the affirmative vote of a majority of the entire Prologis board and (ii) a vacancy caused by the removal of a director may be filled by the remaining directors, subject to approval by the stockholders entitled to elect the director who was removed at the next annual meeting of stockholders or at a special meeting of stockholders called for such purpose.

A director elected to fill a vacancy will serve for the remainder of the term.
Any vacancies on the Liberty board are filled by the affirmative vote of a majority of the remaining trustees, although less than a quorum, provided that a vacancy caused by an increase in the number of trustees may be filled only by the affirmative vote of a majority of the entire Liberty board.

A trustee elected to fill a vacancy will serve for the remainder of the term.
Charter/Declaration of Trust Amendments
Amendments to the Prologis charter will generally be valid only if approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the amendment, voting together as a single class.
Amendments to the Liberty declaration of trust will generally be valid only if approved by the affirmative vote of shareholders entitled to cast at least a majority of all the votes entitled to be cast on the amendment. Certain amendments to the Liberty declaration of trust require the affirmative vote of not less than two-thirds of votes entitled to be cast on the matter.

In addition, the Liberty trustees, by a two-thirds vote, may amend provisions of the Liberty declaration of trust from time to time to enable Liberty to qualify as a REIT under the Code or under the Maryland REIT Law.

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Liberty Shareholders
Bylaw Amendments	Prologis' bylaws may be amended by the vote of a majority of the Prologis board or by a vote of a majority of the shares of Prologis' capital stock entitled to vote on the amendment, except with respect to the following bylaw provisions (each of which requires the approval of a majority of the shares of common stock entitled to vote on the amendment): (i) provisions opting out of the control share acquisition statute; (ii) provisions confirming that the Prologis board has determined by irrevocable resolution that Prologis will not be governed by the business combination provisions of the MGCL; (iii) provisions governing amendment of Prologis' bylaws; (iv) the requirement in Prologis' bylaws that Prologis' independent directors approve transactions involving Prologis' executive officers or directors or any limited partners of Prologis OP and their affiliates; and (v) provisions requiring written notice of stockholder meetings.	Liberty's bylaws may be amended by the vote of a majority of the Liberty board or by a vote of a majority of Liberty common shares entitled to vote on the amendment.
Irrevocable Board Resolutions
	The Prologis board may designate any of its resolutions to be "irrevocable." Resolutions so designated may not be revoked, altered or amended subsequently by the Prologis board without approval of a majority of the outstanding shares of common stock entitled to vote.	Liberty does not have "irrevocable" board resolutions.
Vote on Merger, Conversion, Consolidation or Sale of Substantially all Assets
Subject to exceptions, a consolidation, merger, conversion, statutory share exchange or transfer of all or substantially all of Prologis' assets must be declared advisable by the Prologis board and generally requires the affirmative vote of two-thirds of all the votes entitled to be cast by stockholders on the matter.
Subject to exceptions, a consolidation, merger, conversion, statutory share exchange or transfer of all or substantially all of Liberty's assets must be advised by the Liberty board and, if Liberty is not the surviving entity, generally requires the affirmative vote of two-thirds of all the votes entitled to be cast by shareholders on the matter.

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Liberty Shareholders
Dissolution	Prologis may be dissolved upon the affirmative vote of a majority of the entire Prologis board declaring dissolution to be advisable, and approval of the dissolution at any annual or special stockholders meeting by the affirmative vote of the holders of two-thirds of the total number of shares of capital stock outstanding and entitled to vote on the dissolution, voting as a single class.

Holders of Prologis common stock are entitled to share ratably in Prologis' assets legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up, after payment of or adequate provision for all of its known debts and liabilities. These rights are subject to the preferential liquidation rights of any other class or series of Prologis' stock.	The dissolution of Liberty must be approved by a majority of the entire Liberty board and requires the affirmative vote of two-thirds of all the votes entitled to be cast by shareholders on the matter.

Holders of Liberty common shares are entitled to share ratably in Liberty's assets legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding up, after payment of or adequate provision for all of its known debts and liabilities. These rights are subject to the preferential liquidation rights of any other class or series of Liberty's shares.
Ownership Limitations
In addition to certain other ownership limitations relating to capital stock set forth in Prologis' charter, and with certain limited exceptions, no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, (i) more than 9.8% (by value or number of shares, whichever is more restrictive) of Prologis' issued and outstanding common stock or (ii) Prologis' series Q preferred stock, that, together with all other capital stock owned or deemed owned by such person, would cause such person to own or be deemed to own more than 9.8% (by value or number of shares, whichever is more restrictive) of Prologis' issued and outstanding capital stock. Further, subject to certain exceptions, no person, or persons acting as a group, may at any time directly or indirectly acquire ownership of more than 25% of Prologis' series Q preferred stock. These limits may be waived by the Prologis board with respect to a particular stockholder if the board determines that such ownership will not jeopardize Prologis' status as a REIT and the Prologis board otherwise decides such action would be in Prologis' best interest.
In addition to certain other ownership limitations relating to shares of beneficial interest set forth in Liberty's declaration of trust, and with certain limited exceptions, no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 5.0% (in value or number of shares, whichever is more restrictive) of Liberty's outstanding common shares or (ii) more than 5.0% in value of the aggregate of Liberty's outstanding common shares or preferred shares. These limits may be waived by the Liberty board with respect to a particular shareholder if the board determines that such ownership will not jeopardize Liberty's status as a REIT.

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Liberty Shareholders
Annual Meetings of the Stockholders/Shareholders	An annual meeting of Prologis stockholders is required to be held each year, at a date, time and place as designated by the Prologis board.	An annual meeting of Liberty shareholders is required to be held each year, at a date, time and place as designated by the Liberty board, or if the Liberty board fails to set a time, on the third Tuesday in April, if not a legal holiday, and if such day is a legal holiday, then on the next business day.
Special Meetings of the Stockholders/Shareholders
A special meeting of Prologis stockholders may be called at any time by the chief executive officer, president, the chairman of the Prologis board, or a majority of the directors, or by a committee of the Prologis board, which has been duly designated by the Prologis board to call such meetings.

 A special meeting must also be called by the secretary upon the written request of Prologis stockholders entitled to cast at least 50% of the total votes entitled to be cast at the meeting.

Business transacted at the special meeting of stockholders will be limited to the purposes stated in the notice.

A special meeting of Liberty shareholders may be called at any time by the chairman of the Liberty board, Liberty's president or the Liberty board.

 Subject to the satisfaction of certain procedures, a special meeting will also be called by the secretary upon the written request of Liberty shareholders entitled to cast not less than 50% of the votes entitled to be cast at the meeting.

Business transacted at the special meeting of shareholders will be limited to the purposes stated in the notice.

Advance Notice Provisions for Stockholder/Shareholder Nominations and Stockholder/Shareholder Business Proposals
The Prologis bylaws provide that with respect to an annual meeting of stockholders, nominations for election to the Prologis board and the proposal of business to be considered by the stockholders may be made only:
The Liberty bylaws provide that with respect to an annual meeting of shareholders, nominations for election to the Liberty board and the proposal of business to be considered by the shareholders may be made only:
	• pursuant to the notice of an annual meeting;	• pursuant to the notice of an annual meeting;
	• by or at the direction of the Prologis board; or	• by or at the direction of the Liberty board; or

•

by a stockholder who is entitled to vote at the meeting, was a stockholder of record both at the time of giving notice and at the time of the meeting and has complied with the advance notice procedures and/or proxy access provisions set forth in Prologis' bylaws.

•

by a shareholder who is entitled to vote at the meeting, was a shareholder of record both at the time of giving notice and at the time of the meeting and has complied with the advance notice procedures and/or proxy access provisions set forth in Liberty's bylaws.

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Liberty Shareholders
	Prologis' bylaws also provide that with respect to special meetings of stockholders, only the business specified in the notice of meeting may be brought before the meeting. Nomination of individuals for election to the Prologis board at a special meeting may only be made:	Liberty's bylaws also provide that with respect to special meetings of shareholders, only the business specified in the notice of meeting may be brought before the meeting. Nomination of individuals for election to the Liberty board at a special meeting may only be made:

•

pursuant to the notice of meeting;

•

by or at the direction of the Prologis board;

•

by any committee of persons appointed by the Prologis board with authority therefor; or

•

provided that the Prologis board has determined that directors will be elected at the special meeting, by a stockholder who has complied with the advance notice provisions of the bylaws and was a stockholder of record both at the time of giving notice and at the time of the meeting.

•

by or at the direction of the Liberty board; or

•

provided that the Liberty board has determined that trustees will be elected at the special meeting, by a shareholder who has complied with the advance notice provisions of the bylaws and was a shareholder of record both at the time of giving notice and at the time of the meeting.

Proxy Access for Director/Trustee Nominations
	Available for eligible stockholders (or a group of up to 20 stockholders) who meet the requirements set forth in Prologis' bylaws, including the requirement to have owned 3% or more of Prologis' issued and outstanding common stock continuously for a period of three years or longer as of the date of nomination, for a maximum number of stockholder nominees equal to the lesser of (i) 20% of the number of directors up for election, or if such amount is not a whole number, the closest whole number below 20% and (ii) two.	Liberty shareholders do not have proxy access rights.

Notice of proxy access must be received by the secretary of Prologis at the principal executive office of Prologis not earlier than the 120th day nor later than the 90th day prior to the first anniversary of the preceding year's annual meeting, subject to certain adjustments if the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting.

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Liberty Shareholders
Notice of Stockholder/Shareholder Meetings	The Prologis bylaws provide that not less than ten nor more than 90 days before each meeting of stockholders, it must give notice to each stockholder entitled to vote at such meeting, and to each stockholder not entitled to vote but who is entitled to notice of the meeting, written or electronic notice stating the time and place of the meeting, and in the case of a special meeting or as otherwise may be required by Maryland law, the purpose for which the meeting is called. The notice will be given by mail, by presenting it to such stockholder personally, by leaving it at the stockholder's residence or usual place of business or by any other means permitted by Maryland law.	The Liberty bylaws provide that not less than ten nor more than 90 days before each meeting of shareholders, it must give notice to each shareholder entitled to vote at such meeting, and to each shareholder not entitled to vote but who is entitled to notice of the meeting, written or printed notice stating the time and place of the meeting, and in the case of a special meeting or as otherwise may be required by Maryland law, the purpose for which the meeting is called. The notice must be given by mail, by presenting it to such shareholder personally, by leaving it at the shareholder's residence or usual place of business.

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Liberty Shareholders
State of Anti-Takeover Statutes	Maryland law provides that holders of "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers of the corporation or by employees who are also directors of the corporation. "Control shares" are shares of stock of the corporation which, if aggregated with other shares controlled by the acquirer, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Generally, a "control share acquisition" means the acquisition of outstanding control shares. A control share acquisition does not include shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. As permitted under Maryland law, Prologis has elected not to be governed by the provisions of the control share acquisition statute.	Maryland law provides that holders of "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer, by officers of the real estate investment trust or by employees who are also trustees of the real estate investment trust. "Control shares" are shares of the real estate investment trust which, if aggregated with other shares controlled by the acquirer, would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. Generally, a "control share acquisition" means the acquisition of outstanding control shares. A control share acquisition does not include shares acquired in a merger, consolidation or share exchange if the real estate investment trust is a party to the transaction or to acquisitions approved or exempted by the declaration of trust or bylaws of the real estate investment trust. As permitted by Maryland law, pursuant to Liberty's bylaws, Liberty has opted out of this provision of Maryland law with respect to any acquisition by any "Rouse Affiliate," as such term is defined in Liberty's declaration of trust.

Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Liberty Shareholders
Under Maryland law, certain "business combinations" (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned, directly or indirectly, 10% or more of the voting power at any time within the preceding two years, in each case referred to as an "interested stockholder," or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the corporation's board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the corporation's board of directors prior to the time that the interested stockholder becomes an interested stockholder or the business combination satisfies certain minimum price, form of consideration and procedural requirements. As permitted under Maryland law, the Prologis board has by resolution opted out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between Prologis and any interested stockholder.	Under Maryland law, certain "business combinations" (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland real estate investment trust and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the real estate investment trust's outstanding voting shares, or an affiliate or associate of the real estate investment trust who beneficially owned, directly or indirectly, 10% or more of the voting power at any time within the preceding two years, in each case referred to as an "interested shareholder," or an affiliate thereof, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be recommended by the real estate investment trust's board of trustees and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the real estate investment trust and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of the real estate investment trust other than shares held by the interested shareholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the real estate investment trust's board of trustees prior to the time that the interested shareholder becomes an interested shareholder or the business combination satisfies certain minimum price, form of consideration and procedural requirements.

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Liberty Shareholders
The Prologis charter provides that holders of its stock are not entitled to exercise any rights of an objecting stockholder provided for under Maryland law unless the Prologis board determines that such rights apply.

Under certain provisions of Maryland law relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or by resolutions of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions: (i) a classified board, (ii) a two-thirds vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) that any and all vacancies on the board of directors may be filled by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred, and (v) a majority requirement for the calling of a stockholder-requested special meeting of stockholders. Prologis has affirmatively opted out of the classified board provision described above and may not elect to become subject to such provision without the affirmative vote of at least a majority of the votes entitled to be cast on the matter. Through provisions in Prologis' charter and bylaws unrelated to the statute, it already has a two-thirds vote requirement for the removal of directors, has a 50% requirement for stockholder-requested special meetings, and vests in the Prologis board the power to fix the number of directorships, provided that the number is not less than the minimum number required by Maryland law.	Under certain provisions of Maryland law relating to unsolicited takeovers, a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees may elect to be subject, by provision in its declaration of trust or bylaws or by resolutions of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions: (i) a classified board, (ii) a two-thirds vote requirement for removing a trustee, (iii) a requirement that the number of trustees be fixed only by vote of the trustees, (iv) that any and all vacancies on the board of trustees may be filled by the remaining trustees, even if the remaining trustees do not constitute a quorum, and for the remainder of the full term of the class of trustees in which the vacancy occurred, and (v) a majority requirement for the calling of a shareholder-requested special meeting of shareholders. Through provisions in Liberty's declaration of trust and bylaws unrelated to the statute, it already has a two-thirds vote requirement for the removal of trustees, has a 50% requirement for shareholder-requested special meetings, and vests in the Liberty board the power to fix the number of trusteeships, provided that the number is not less than three nor more than 15.

In addition, pursuant to Liberty's bylaws, any vacancies on the Liberty board are filled by the affirmative vote of a majority of the remaining trustees, although less than a quorum, provided that a vacancy caused by an increase in the number of trustees may be filled only by the affirmative vote of a majority of the entire Liberty board.
Stockholder/Shareholder Rights Plan	Prologis does not have a stockholder rights plan in effect.	Liberty does not have a shareholder rights plan in effect.

	Rights of Prologis Stockholders (which will be the rights of stockholders of the Combined Company following the mergers)	Rights of Liberty Shareholders
Liability and Indemnification of Directors/Trustees and Officers	Prologis' charter contains provisions limiting, to the maximum extent that Maryland law in effect from time to time permits, the liability of its directors or officers to Prologis or its stockholders for money damages. Therefore, Prologis directors and officers will have no liability to Prologis or its stockholders for money or other damages except to the extent that (i) it is proven that the director or officer actually received an improper personal benefit or profit or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the action, or failure to act, of the director or officer, was the result of active and deliberate dishonesty and was material to the cause of action.	Liberty's bylaws contain provisions limiting, to the maximum extent that Maryland law in effect from time to time permits, the liability of present or former trustees or officers to Liberty or its shareholders for money damages. Therefore, Liberty trustees and officers will have no liability to Liberty or its shareholders for money or other damages except to the extent that (i) his or her act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he or she actually received improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, he or she had reasonable cause to believe that his or her act or omission was unlawful.
Prologis' charter and bylaws require it to indemnify its directors and officers to the fullest extent permitted from time to time by the MGCL.
Exclusive Forum Provision	Prologis does not have an exclusive forum provision in its bylaws.	Liberty does not have an exclusive forum provision in its bylaws.

SHAREHOLDER PROPOSALS

2020 Liberty Annual Meeting of Shareholders

        Liberty will not hold an annual meeting of shareholders in 2020 if the mergers are completed because Liberty will have been merged out of existence in the company mergers. However, if the merger agreement is terminated for any reason, Liberty expects to hold an annual meeting of shareholders in 2020. A date has not been set for Liberty's 2020 annual meeting.

        If Liberty holds an annual meeting in 2020, then all proposals of any Liberty shareholder that such shareholder wishes to be presented at a 2020 annual meeting and included in the proxy statement and form of proxy prepared for that meeting must be received by Liberty at its principal executive offices no later than December 28, 2019 to be considered for inclusion in such proxy statement and form of proxy. Any such proposal must be submitted in writing to the Secretary of Liberty Property Trust, 650 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087. A proposal that does not comply with the applicable requirements of Rule 14a-8 under the Exchange Act will not be included in Liberty management's proxy soliciting material for a 2020 annual meeting.

        A Liberty shareholder may wish to have a proposal presented at a 2020 annual meeting, but not to have such proposal included in Liberty's proxy statement and form of proxy relating to that meeting. Pursuant to Section 13(a)(2) of Article II of Liberty's bylaws, notice of any such proposal must be received by Liberty between February 29, 2020 and March 30, 2020. If it is not received during this period, such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) under the Exchange Act, and, therefore, the proxies will have the right to exercise discretionary voting authority with respect to such proposal. Any such proposal must be submitted in writing to the Secretary of Liberty Property Trust at the address appearing in the preceding paragraph.

 LEGAL MATTERS

        It is a condition to the mergers that Prologis and Liberty receive opinions from Wachtell Lipton, Mayer Brown, Morgan Lewis and Cozen O'Connor respectively, concerning the United States federal income tax consequences of the company mergers. The validity of the shares of Prologis common stock to be issued in the Topco merger will be passed upon for Prologis by Venable LLP.

EXPERTS

Prologis

        The consolidated financial statements and financial statement schedule III of Prologis and Prologis OP and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management's assessment of the effectiveness of internal control over financial reporting of Prologis as of December 31, 2018 have been incorporated by reference herein and in reliance upon the reports of KPMG LLP, independent registered public accounting firm, whose reports are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DCT

        The consolidated financial statements of DCT and DCT Industrial Operating Partnership LP (referred to herein as "DCT OP") for the year ended December 31, 2017 (including the schedule appearing therein), and the effectiveness of DCT's internal control over financial reporting as of December 31, 2017, have been incorporated by reference herein from Prologis' Current Report on Form 8-K/A, filed on August 24, 2018, have been so incorporated in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

Liberty

        The consolidated financial statements of Liberty Property Trust and Liberty Property Limited Partnership appearing in the Liberty Property Trust and Liberty Property Limited Partnership Current Report (Form 8-K) filed November 25, 2019 (including the schedule appearing therein), and the effectiveness of Liberty Property Trust's and Liberty Property Limited Partnership's internal control over financial reporting as of December 31, 2018 appearing in Liberty Property Trust's and Liberty Property Limited Partnership's 2018 Annual Report (Form 10-K) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS

        Certain banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of "householding" proxy materials. This means that only one copy of this proxy statement/prospectus may have been sent to multiple Liberty shareholders in your household. If you would prefer to receive separate copies of this proxy statement/prospectus for other Liberty shareholders in your household, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee.

        Upon request to the Vice President of Investor Relations at the address of Liberty Property Trust, 650 East Swedesford Road, Suite 400, Wayne, PA 19087, or via telephone to the Investor Relations department at 610-648-1700, Liberty will promptly provide separate copies of this proxy statement/prospectus. Liberty shareholders sharing an address who are receiving multiple copies of this proxy statement/prospectus and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

 WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

        Prologis and Liberty each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Prologis and Liberty, who file electronically with the SEC. The address of that site is www.sec.gov.

        Investors may also consult each of Prologis' and Liberty's websites for more information about Prologis or Liberty, respectively. Prologis' website is www.prologis.com. Liberty's website is www.libertyproperty.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

        Prologis has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the shares of Prologis common stock to be issued to Liberty shareholders in the company mergers. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about Prologis common stock. The rules and regulations of the SEC allow Prologis and Liberty to omit certain information included in the registration statement from this proxy statement/prospectus.

        In addition, the SEC allows Prologis and Liberty to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or later filed. This proxy statement/prospectus contains summaries of certain provisions contained in some of the Prologis or Liberty documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents.

        This proxy statement/prospectus incorporates by reference the documents listed below that Prologis has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about Prologis, its financial condition or other matters.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 13, 2019.

  •
  Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2019, filed with the SEC on October 21, 2019, for the quarterly period ended June 30, 2019, filed with the SEC on July 22, 2019 and for the quarterly period ended March 31, 2019, filed with the SEC on April 23, 2019.

  •
  Current Reports on Form 8-K, filed with the SEC on August 24, 2018 (solely with respect to exhibits 99.4 and 99.5), January 18, 2019, March 6, 2019, March 12, 2019, May 2, 2019, May 3, 2019, July 16, 2019 and amended on August 23, 2019, September 3, 2019, October 28, 2019, November 22, 2019 and December 10, 2019 (other than documents or portions of those documents not deemed to be filed).

  •
  Proxy Statement on Schedule 14A filed with the SEC on March 22, 2019 and additional proxy materials filed with the SEC on March 22, 2019, April 11, 2019, April 16, 2019 and April 22, 2019.

        In addition, Prologis incorporates by reference herein any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the effective date of the company mergers (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

        You can obtain any of the documents listed above from the SEC, through the SEC's website at the address described above or from Prologis by requesting them in writing or by telephone at the following address:

Prologis, Inc.
Pier 1, Bay 1
San Francisco, CA 94111
Attention: Investor Relations
(415) 394-9000
www.prologis.com

        These documents are available from Prologis without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

        This proxy statement/prospectus also incorporates by reference the documents listed below that Liberty has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about Liberty, its financial condition or other matters.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 27, 2019.

  •
  Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2019, filed with the SEC on November 6, 2019, for the quarterly period ended June 30, 2019, filed with the SEC on August 5, 2019 and for the quarterly period ended March 31, 2019, filed with the SEC on May 8, 2019.

  •
  Current Reports on Form 8-K, filed with the SEC on January 24, 2019, February 28, 2019, April 10, 2019, May 30, 2019, June 27, 2019, September 10, 2019, October 28, 2019 (Items 1.01, 5.02, 5.03, 8.01 and 9.01), and November 25, 2019 (other than documents or portions of those documents not deemed to be filed).

  •
  Proxy Statement on Schedule 14A filed with the SEC on April 26, 2019.

        In addition, Liberty incorporates by reference any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the Liberty special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

        You can obtain any of these documents from the SEC, through the SEC's website at the address described above, or Liberty will provide you with copies of these documents, without charge, upon written or oral request to:

Liberty Property Trust
650 East Swedesford Road, Suite 400
Wayne, PA 19087
Attention: Investor Relations
(610) 648-1700
www.libertyproperty.com

        If you are a shareholder of Liberty and would like to request documents, please do so by January 23, 2020, to receive them before the Liberty special meeting. If you request any documents from Prologis or Liberty, Prologis or Liberty, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after Prologis or Liberty receives your request.

        If you have any questions about the mergers or how to submit your proxy, or you need additional copies of this proxy statement/prospectus, the enclosed proxy card or voting instructions, you can also contact Innisfree, Liberty's proxy solicitor, at the following addresses and telephone numbers:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Toll-free: (888) 750-5834
Banks and Brokers: (212) 750-5833

        This document is a prospectus of Prologis and is a proxy statement of Liberty for the Liberty special meeting. Neither Prologis nor Liberty has authorized anyone to give any information or make any representation about the mergers or Prologis or Liberty that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Prologis or Liberty has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you different, additional or inconsistent information, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

        On October 27, 2019, Prologis, Prologis OP, Prologis Merger Sub and Prologis OP Merger Sub (the terms "we," "our," or "us" mean Prologis and Prologis OP collectively) entered into a merger agreement with Liberty, Liberty OP and New Liberty Holdco, pursuant to which, subject to the terms and conditions set forth in the merger agreement: (i) an indirect wholly owned subsidiary of Liberty will merge with and into Liberty, with Liberty continuing as the surviving entity and an indirect wholly owned subsidiary of New Liberty Holdco (the "Company Merger"), (ii) thereafter, New Liberty Holdco will merge with and into Prologis Merger Sub, with Prologis Merger Sub continuing as the surviving entity and remaining a wholly owned subsidiary of Prologis (the "Topco Merger"), (iii) thereafter, Prologis and its applicable subsidiaries and Prologis Merger Sub will cause all of the outstanding equity interests of Liberty to be contributed to Prologis OP in exchange for the issuance by Prologis OP of Prologis OP common units to other subsidiaries of Prologis and (iv) thereafter, Prologis OP Merger Sub will merge with and into Liberty OP, with Liberty OP continuing as the surviving entity and a wholly owned subsidiary of Prologis OP (the "Partnership Merger" and, collectively with the Company Merger and the Topco Merger, the "Mergers"). The combined company after the Mergers is herein referred to as the "Combined Company." A copy of the merger agreement is attached as Annex A. We encourage you to read the merger agreement carefully.

        Under the terms of the merger agreement, at the effective time of the Topco Merger, each issued and outstanding Liberty common share as of immediately prior to the Company Merger will be converted automatically into the right to receive 0.675 shares of Prologis common stock. At the effective time of the Partnership Merger, each issued and outstanding common unit of Liberty OP as of immediately prior to the Partnership Merger will be converted into 0.675 common units of Prologis OP. The 0.675 exchange ratio is fixed and will not be adjusted to reflect changes in the stock prices of Prologis common stock or Liberty common shares prior to closing. Changes in the price of Prologis common stock prior to the Mergers will affect the market value of the merger consideration that Liberty shareholders and Liberty OP unitholders will receive on the closing date of the Mergers. Subject to the approval by Liberty's shareholders and the other closing conditions described in this proxy statement/prospectus, the Mergers are expected to be consummated in the first quarter of 2020.

        Based on current information, it is expected that former Liberty shareholders will own approximately 14% and current Prologis stockholders will own approximately 86% of the issued and outstanding common stock of the Combined Company after consummation of the Mergers. After consideration of all applicable factors pursuant to the business combination accounting rules, we expect to treat the Mergers as an asset acquisition under United States Generally Accepted Accounting Principles and as a result the transaction costs will likely be capitalized to the basis of the acquired properties.

Pro forma Information

        The following Unaudited Pro Forma Condensed Combined Financial Statements combine the historical consolidated financial statements of Prologis, Liberty and DCT Industrial Trust Inc. ("Pro Forma Financial Statements"), including Pro Forma Balance Sheets and Statements of Income.

        On August 22, 2018, Prologis acquired DCT Industrial Trust Inc. At acquisition, DCT Industrial Trust Inc. and DCT Industrial Operating Partnership LP (collectively, "DCT") merged with and into Prologis and Prologis OP, respectively, which we refer to as the DCT Transaction. As DCT is not included in Prologis' consolidated results for the full year ended December 31, 2018, DCT is included in these Pro Forma Financial Statements. The Unaudited Pro Forma Condensed Combined Financial Statements of Prologis and Prologis OP at June 30, 2018 and for the six months ended June 30, 2018 and year ended December 31, 2017 for the DCT Transaction were filed with the Securities and

Exchange Commission ("SEC") on August 24, 2018 within Exhibit 99.3 of Prologis' Current Report on Form 8-K/A. These Pro Forma Financial Statements include the historical financial statement information and pro forma adjustments as if the DCT Transaction had occurred as of January 1, 2018. Both the DCT historical information and pro forma adjustments for the six months ended June 30, 2018 were used as a basis for calculating the financial statement information for the period from July 1, 2018 through the acquisition date of August 22, 2018, which is included in the DCT Pro Forma Adjustments column. The financial results of DCT are included in the consolidated Prologis financial statements beginning August 22, 2018.

        The accompanying Pro Forma Balance Sheets at September 30, 2019 have been prepared as if the Mergers had occurred as of September 30, 2019. The accompanying Pro Forma Statements of Income for the nine months ended September 30, 2019 and the year ended December 31, 2018 have been prepared as if the Mergers and the DCT Transaction had occurred as of January 1, 2018.

        During the period from January 1, 2018 to September 30, 2019, Prologis, Liberty and DCT acquired and disposed of various real estate assets. Other than the DCT Transaction, none of the assets acquired and disposed of by the respective companies during this period, individually or in the aggregate, or acquisitions and dispositions considered probable of closing as of the date of this proxy statement/prospectus, exceeded the significance level that requires the presentation of pro forma financial information pursuant to Regulation S-X, Article 11. As such, the following Pro Forma Statements of Income for the nine months ended September 30, 2019 and the year ended December 31, 2018 do not include pro forma adjustments to present the impact of these insignificant acquisitions and dispositions as if they occurred on January 1, 2018.

        Pro forma adjustments, and the assumptions on which they are based, are described in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are referred to in this section as the accompanying notes.

        The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain information that is currently available. Under acquisition accounting, the total cost or total consideration exchanged is allocated to the net tangible and identifiable intangible assets acquired and liabilities assumed, including an allocation to the individual buildings, land and lease intangibles, on a relative fair value basis. The total consideration and assignment of fair values to Liberty's assets and liabilities has not been finalized and is subject to change and the actual amounts at the time the Mergers are completed could vary materially from this pro forma information.

        The pro forma information has been prepared in accordance with the rules and regulations of the SEC. All significant adjustments that can be factually supported, are directly attributable to the Mergers and the DCT Transaction and are expected to have a continuing impact within the SEC regulations covering the preparation of pro forma financial statements, have been made. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if such transactions had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of future operating results or financial position.

        You are urged to read the pro forma information below together with Prologis', Liberty's and DCT's publicly available historical consolidated financial statements and accompanying notes.

Merger Consideration

        For purposes of the Unaudited Pro Forma Condensed Combined Financial Statements, Prologis has assumed a preliminary total purchase price of approximately $9.8 billion for the Mergers, which consists of Prologis common stock and Prologis OP common units issued in exchange for the Liberty common shares and Liberty OP common units (in millions, except price per share/unit):

Number of Liberty shares and units to be converted to Prologis shares and units at September 30, 2019(1)	109.31
Multiplied by price of Prologis common stock on December 16, 2019(2)	$88.36

Estimated fair value of Prologis common shares and units to be issued	$9,659
Estimated transaction costs(3)	115

Estimated aggregate consideration	$9,774

(1)
The Liberty shareholders and Liberty OP unitholders will receive 0.675 of a newly issued share of Prologis common stock and Prologis OP common unit, respectively, for each Liberty common share or common unit that they owned.

(2)
The estimated purchase price is based on the closing price of Prologis common stock on December 16, 2019, the latest practicable date prior to the date of this proxy statement/prospectus. Pursuant to accounting rules, the final purchase price will be based on the price of the Prologis common stock as of the closing date, and therefore, will be different from the amount shown above. Based on a sensitivity analysis, a change in the Prologis common stock price of 10% would result in an approximate $966 million change in the estimated aggregate consideration.

(3)
For purposes of the pro forma information, estimated transaction costs for the Mergers were included in the estimated aggregate consideration. These estimated transaction costs are expected to be approximately $115 million and include costs associated with investment banker advisory fees, legal fees, termination and severance and other costs. These costs will be capitalized by Prologis. Termination and severance costs for the acceleration of unvested Liberty common shares under Liberty's equity incentive plan that become fully vested at closing are included in the estimated fair value of Prologis common stock to be issued.

        The Unaudited Pro Forma Condensed Combined Financial Statements included herein do not give effect to any potential cost reductions or other operating efficiencies that we expect to result from the Mergers. Additionally, they do not include management's plans or intent after the Mergers.

PROLOGIS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

September 30, 2019

(In thousands)

	Historical (A)
			Pro Forma Adjustments		Pro Forma Combined
	Prologis	Liberty
ASSETS
Investments in real estate properties	$34,911,650	$6,805,875	$4,658,579	(B)	$46,376,104
Less accumulated depreciation	5,287,640	1,040,249	(1,040,249)	(C)	5,287,640

Net investments in real estate properties	29,624,010	5,765,626	5,698,828		41,088,464
Investments in and advances to unconsolidated entities	5,886,820	347,880	115,421	(D)	6,350,121
Assets held for sale or contribution	799,017	226,504	80,768	(E)	1,106,289

Net investments in real estate	36,309,847	6,340,010	5,895,017		48,544,874
Lease right-of-use assets	437,038	17,664	2,597	(F)	457,299
Cash and cash equivalents	1,024,994	605,465	—		1,630,459
Other assets	1,676,306	375,593	300,882	(G)	2,352,781

Total assets	$39,448,185	$7,338,732	$6,198,496		$52,985,413

LIABILITIES AND EQUITY
Liabilities:
Debt	$11,459,223	$3,031,267	$204,392	(H)	$14,694,882
Lease liabilities	432,122	18,379	2,616	(F)	453,117
Accounts payable and accrued expenses	808,898	157,404	—		966,302
Other liabilities	812,365	226,239	122,620	(I)	1,161,224

Total liabilities	13,512,608	3,433,289	329,628		17,275,525

Equity:
Stockholders' equity:
Series Q preferred shares	68,948	—	—		68,948
Common stock	6,317	158	912	(J)	7,387
Additional paid-in capital	25,693,652	4,145,822	5,415,861	(J)	35,255,335
Accumulated other comprehensive loss	(1,050,246)	(64,496)	64,496	(J)	(1,050,246)
Distributions in excess of net earnings	(2,201,461)	(238,629)	238,629	(J)	(2,201,461)

Total stockholders' equity	22,517,210	3,842,855	5,719,898		32,079,963
Noncontrolling interests	2,777,024	280	400	(K)	2,777,704
Limited partnership unitholders	641,343	62,308	148,570	(J)	852,221

Total equity	25,935,577	3,905,443	5,868,868		35,709,888

Total liabilities and equity	$39,448,185	$7,338,732	$6,198,496		$52,985,413

PROLOGIS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

For the nine months ended September 30, 2019

(In thousands, except per share data)

	Historical (A)
			Pro Forma Adjustments		Pro Forma Combined
	Prologis	Liberty
Revenues:
Rental	$2,107,961	$479,644	$1,588	(L)	$2,589,193
Strategic capital	393,416	7,018	—		400,434
Development management and other	3,228	2,099	—	(M)	5,327

Total revenues	2,504,605	488,761	1,588		2,994,954

Expenses:
Rental	550,070	118,250	—	(M)	668,320
Strategic capital	138,668	5,983	—		144,651
General and administrative	201,176	42,903	—	(M)	244,079
Depreciation and amortization	850,639	130,501	127,814	(N)	1,108,954
Other	9,643	2,712	—	(M)	12,355

Total expenses	1,750,196	300,349	127,814		2,178,359

Operating income before gains on real estate transactions, net	754,409	188,412	(126,226)		816,595
Gains on real estate transactions, net	535,717	21,125	—		556,842

Operating income	1,290,126	209,537	(126,226)		1,373,437
Other income (expense):
Earnings from unconsolidated entities, net	151,524	10,966	(2,395)	(O)	160,095
Interest expense	(179,873)	(76,644)	28,373	(P)	(228,144)
Interest and other income, net	12,876	12,446	—		25,322
Foreign currency and derivative gains, net	70,267	—	—		70,267
Losses on early extinguishment of debt, net	(16,086)	—	—		(16,086)

Total other income (expense)	38,708	(53,232)	25,978		11,454

Earnings before income taxes	1,328,834	156,305	(100,248)		1,384,891
Total income tax expense	53,230	1,449	—		54,679

Consolidated net earnings	1,275,604	154,856	(100,248)		1,330,212
Less net earnings attributable to noncontrolling interests	89,636	3,706	(2,167)	(Q)	91,175

Net earnings attributable to controlling interests	1,185,968	151,150	(98,081)		1,239,037
Less preferred stock dividends	4,498	—	—		4,498

Net earnings attributable to common stockholders	$1,181,470	$151,150	$(98,081)		$1,234,539

Weighted average common shares outstanding—Basic	630,356	148,532			737,305	(W)

Weighted average common shares outstanding—Diluted	654,818	149,383			764,125	(W)

Net earnings per share attributable to common stockholders—Basic	$1.87	$1.02			$1.67
Net earnings per share attributable to common stockholders—Diluted	$1.86	$1.01			$1.66

PROLOGIS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

For the year ended December 31, 2018

(In thousands, except per share data)

	Historical (A)
				Liberty Pro Forma Adjustments		DCT Pro Forma Adjustments		Pro Forma Combined
	Prologis	Liberty	DCT*
Revenues:
Rental	$2,388,791	$596,736	$219,204	$17,172	(L)	$63,218	(R)	$3,285,121
Strategic capital	406,300	8,844	672	—		193		416,009
Development management and other	9,358	73,224	—	—	(M)	—		82,582

Total revenues	2,804,449	678,804	219,876	17,172		63,411		3,783,712

Expenses:
Rental	600,648	146,590	53,270	—	(M)	15,304		815,812
Strategic capital	157,040	8,130	—	—		—		165,170
General and administrative	238,985	59,194	20,288	—	(M)	5,829		324,296
Depreciation and amortization	947,214	194,312	83,499	182,408	(N)	75,513	(S)	1,482,946
Other	13,560	136,620	245	—	(M)	70		150,495

Total expenses	1,957,447	544,846	157,302	182,408		96,716		2,938,719

Operating income before gains on real estate transactions, net	847,002	133,958	62,574	(165,236)		(33,305)		844,993
Gains on real estate transactions, net	840,996	81,514	43,974	—		—		966,484

Operating income	1,687,998	215,472	106,548	(165,236)		(33,305)		1,811,477
Other income (expense):
Earnings from unconsolidated entities, net	298,260	21,382	2,166	(3,004)	(O)	(959)	(T)	317,845
Interest expense	(229,141)	(87,642)	(32,183)	39,075	(P)	5,070	(U)	(304,821)
Interest and other income (expense), net	14,663	6,832	(80)	—		(23)		21,392
Foreign currency and derivative gains, net	117,096		—	—		—		117,096
Losses on early extinguishment of debt, net	(2,586)	—	—	—		—		(2,586)

Total other income (expense)	198,292	(59,428)	(30,097)	36,071		4,088		148,926

Earnings before income taxes	1,886,290	156,044	76,451	(129,165)		(29,217)		1,960,403
Total income tax expense	63,330	7,258	221	—		64		70,873

Consolidated net earnings	1,822,960	148,786	76,230	(129,165)		(29,281)		1,889,530
Less net earnings attributable to noncontrolling interests	173,599	4,490	3,291	(2,792)	(Q)	(474)	(V)	178,114

Net earnings attributable to controlling interests	1,649,361	144,296	72,939	(126,373)		(28,807)		1,711,416
Less preferred stock dividends	5,935	—	—	—		—		5,935

Net earnings attributable to common stockholders	$1,643,426	$144,296	$72,939	$(126,373)		$(28,807)		$1,705,481

Weighted average common shares outstanding—Basic	567,367	147,275	93,956					735,712	(W)

Weighted average common shares outstanding—Diluted	590,239	148,221	93,981					763,209	(W)

Net earnings per share attributable to common stockholders—Basic	$2.90	$0.98	$0.77					$2.32
Net earnings per share attributable to common stockholders—Diluted	$2.87	$0.97	$0.77					$2.30

*
DCT amounts reflect the six months ended June 30, 2018.

PROLOGIS, L.P.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

September 30, 2019

(In thousands)

	Historical (A)
			Pro Forma Adjustments		Pro Forma Combined
	Prologis	Liberty
ASSETS
Investments in real estate properties	$34,911,650	$6,805,875	$4,658,579	(B)	$46,376,104
Less accumulated depreciation	5,287,640	1,040,249	(1,040,249)	(C)	5,287,640

Net investments in real estate properties	29,624,010	5,765,626	5,698,828		41,088,464
Investments in and advances to unconsolidated entities	5,886,820	347,880	115,421	(D)	6,350,121
Assets held for sale or contribution	799,017	226,504	80,768	(E)	1,106,289

Net investments in real estate	36,309,847	6,340,010	5,895,017		48,544,874
Lease right-of-use assets	437,038	17,664	2,597	(F)	457,299
Cash and cash equivalents	1,024,994	605,465	—		1,630,459
Other assets	1,676,306	375,593	300,882	(G)	2,352,781

Total assets	$39,448,185	$7,338,732	$6,198,496		$52,985,413

LIABILITIES AND CAPITAL
Liabilities:
Debt	$11,459,223	$3,031,267	$204,392	(H)	$14,694,882
Lease liabilities	432,122	18,379	2,616	(F)	453,117
Accounts payable and accrued expenses	808,898	157,404	—		966,302
Other liabilities	812,365	226,239	122,620	(I)	1,161,224

Total liabilities	13,512,608	3,433,289	329,628		17,275,525

Capital:
Partners' capital	23,158,553	3,905,163	5,868,468	(J)	32,932,184
Noncontrolling interests	2,777,024	280	400	(K)	2,777,704

Total capital	25,935,577	3,905,443	5,868,868		35,709,888

Total liabilities and capital	$39,448,185	$7,338,732	$6,198,496		$52,985,413

PROLOGIS, L.P.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

For the nine months ended September 30, 2019

(In thousands, except per share data)

	Historical (A)
			Pro Forma Adjustments		Pro Forma Combined
	Prologis	Liberty
Revenues:
Rental	$2,107,961	$479,644	$1,588	(L)	$2,589,193
Strategic capital	393,416	7,018	—		400,434
Development management and other	3,228	2,099	—	(M)	5,327

Total revenues	2,504,605	488,761	1,588		2,994,954

Expenses:
Rental	550,070	118,250	—	(M)	668,320
Strategic capital	138,668	5,983	—		144,651
General and administrative	201,176	42,903	—	(M)	244,079
Depreciation and amortization	850,639	130,501	127,814	(N)	1,108,954
Other	9,643	2,712	—	(M)	12,355

Total expenses	1,750,196	300,349	127,814		2,178,359

Operating income before gains on real estate transactions, net	754,409	188,412	(126,226)		816,595
Gains on real estate transactions, net	535,717	21,125	—		556,842

Operating income	1,290,126	209,537	(126,226)		1,373,437
Other income (expense):
Earnings from unconsolidated entities, net	151,524	10,966	(2,395)	(O)	160,095
Interest expense	(179,873)	(76,644)	28,373	(P)	(228,144)
Interest and other income, net	12,876	12,446	—		25,322
Foreign currency and derivative gains, net	70,267	—	—		70,267
Losses on early extinguishment of debt, net	(16,086)	—	—		(16,086)

Total other income (expense)	38,708	(53,232)	25,978		11,454

Earnings before income taxes	1,328,834	156,305	(100,248)		1,384,891
Total income tax expense	53,230	1,449	—		54,679

Consolidated net earnings	1,275,604	154,856	(100,248)		1,330,212
Less net earnings attributable to noncontrolling interests	54,018	235	(4)	(Q)	54,249

Net earnings attributable to controlling interests	1,221,586	154,621	(100,244)		1,275,963
Less preferred unit distributions	4,498	—	—		4,498

Net earnings attributable to common unitholders	$1,217,088	$154,621	$(100,244)		$1,271,465

Weighted average common units outstanding—Basic	641,077	152,045			750,384	(W)

Weighted average common units outstanding—Diluted	654,818	152,896			764,125	(W)

Net earnings per unit attributable to common unitholders—Basic	$1.87	$1.02			$1.67
Net earnings per unit attributable to common unitholders—Diluted	$1.86	$1.01			$1.66

PROLOGIS, L.P.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

For the year ended December 31, 2018

(In thousands, except per share data)

	Historical (A)
				Liberty Pro Forma Adjustments		DCT Pro Forma Adjustments		Pro Forma Combined
	Prologis	Liberty	DCT*
Revenues:
Rental	$2,388,791	$596,736	$219,204	$17,172	(L)	$63,218	(R)	$3,285,121
Strategic capital	406,300	8,844	672	—		193		416,009
Development management and other	9,358	73,224	—	—	(M)	—		82,582

Total revenues	2,804,449	678,804	219,876	17,172		63,411		3,783,712

Expenses:
Rental	600,648	146,590	53,270	—	(M)	15,304		815,812
Strategic capital	157,040	8,130	—	—		—		165,170
General and administrative	238,985	59,194	20,288	—	(M)	5,829		324,296
Depreciation and amortization	947,214	194,312	83,499	182,408	(N)	75,513	(S)	1,482,946
Other	13,560	136,620	245	—	(M)	70		150,495

Total expenses	1,957,447	544,846	157,302	182,408		96,716		2,938,719

Operating income before gains on real estate transactions, net	847,002	133,958	62,574	(165,236)		(33,305)		844,993
Gains on real estate transactions, net	840,996	81,514	43,974	—		—		966,484

Operating income	1,687,998	215,472	106,548	(165,236)		(33,305)		1,811,477
Other income (expense):
Earnings from unconsolidated entities, net	298,260	21,382	2,166	(3,004)	(O)	(959)	(T)	317,845
Interest expense	(229,141)	(87,642)	(32,183)	39,075	(P)	5,070	(U)	(304,821)
Interest and other income (expense), net	14,663	6,832	(80)	—		(23)		21,392
Foreign currency and derivative gains, net	117,096	—	—	—		—		117,096
Losses on early extinguishment of debt, net	(2,586)	—	—	—		—		(2,586)

Total other income (expense)	198,292	(59,428)	(30,097)	36,071		4,088		148,926

Earnings before income taxes	1,886,290	156,044	76,451	(129,165)		(29,217)		1,960,403
Total income tax expense	63,330	7,258	221	—		64		70,873

Consolidated net earnings	1,822,960	148,786	76,230	(129,165)		(29,281)		1,889,530
Less net earnings attributable to noncontrolling interests	124,712	1,087	754	(5)	(Q)	186	(V)	126,734

Net earnings attributable to controlling interests	1,698,248	147,699	75,476	(129,160)		(29,467)		1,762,796
Less preferred unit distributions	5,935	—	—	—		—		5,935

Net earnings attributable to common unitholders	$1,692,313	$147,699	$75,476	$(129,160)		$(29,467)		$1,756,861

Weighted average common units outstanding —Basic	575,798	150,795	97,223					748,768	(W)

Weighted average common units outstanding —Diluted	590,239	151,741	97,248					763,209	(W)

Net earnings per unit attributable to common unitholders—Basic	$2.90	$0.98	$0.77					$2.32
Net earnings per units attributable to common unitholders—Diluted	$2.87	$0.97	$0.77					$2.30

*
DCT amounts reflect the six months ended June 30, 2018.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

(1) Preliminary Purchase Price Allocation

        The following preliminary allocation of the Liberty purchase price is based on the preliminary estimate of the fair value of the tangible and intangible assets and liabilities of Liberty at September 30, 2019. The final determination of the allocation of the purchase price will be based on the relative fair value of such assets and liabilities as of the actual consummation date of the Mergers and will be completed after the Mergers are consummated. Such final determination of the purchase price may be significantly different from the preliminary estimates used in the pro forma financial statements.

        The estimated purchase price of Liberty of $9.8 billion (as calculated in the manner described above) is allocated to the tangible and intangible assets acquired and assumed liabilities based on the following preliminary basis at September 30, 2019 (dollar amounts in thousands):

Investments in real estate properties, net	$11,464,454
Investments in and advances to unconsolidated entities	463,301
Assets held for sale or contribution	307,272
Cash, lease right-of-use assets and other assets, including lease intangible assets	1,302,201
Debt	(3,235,659)
Accounts payable, accrued expenses, lease liabilities and other liabilities, including lease intangible liabilities	(527,258)
Noncontrolling interests	(680)

Total estimated purchase price, including transaction costs	$9,773,631

(2) Historical Financial Statements

(A)
In order to conform to the current Prologis presentation, we condensed and reclassified certain amounts presented in the historical financial statements of Prologis, Liberty and DCT.

(3) Liberty Pro Forma Adjustments

Adjustments for Pro Forma Condensed Combined Balance Sheets:

Unless otherwise indicated, the pro forma adjustments apply to both Prologis and Prologis OP.

(B)
Liberty's real estate assets have been adjusted to their estimated fair value at September 30, 2019. We estimated the fair value of each property generally by applying a capitalization rate to the estimated net operating income and adding a portfolio premium to the property based on the relative fair value of the property in comparison to the total portfolio, excluding real estate assets classified as Assets Held for Sale or Contribution. We determined the capitalization rates that were appropriate by market, based on recent appraisals, transactions or other market data. The fair value of land is generally based on relevant market data, such as a comparison of the subject site to similar parcels that have recently been sold or are currently being offered on the market for sale.

(C)
Liberty's historical accumulated depreciation balance is eliminated.

(D)
Liberty's investments in and advances to unconsolidated entities have been adjusted to their estimated fair value at September 30, 2019. The fair values for the investments were calculated using similar valuation methods as those used for consolidated real estate assets and debt.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(3) Liberty Pro Forma Adjustments (Continued)

(E)
At September 30, 2019, Liberty had ten operating properties and three land parcels that were classified as held for sale and carried at the lesser of cost or fair value less costs to sell. Adjustments to Liberty's historical balances associated with these properties reflect the real estate assets at their sales value less costs to sell. Additionally, Prologis intends to dispose of a portion of the acquired real estate assets from Liberty, including both non-strategic logistics and non-industrial properties over the next 12 months. There was no pro forma adjustment made to reflect Prologis' future intent to sell these properties.

(F)
Liberty's lease right-of-use assets and lease liabilities for ground and office space leases, in which Liberty is the lessee, were adjusted to their estimated value at September 30, 2019. We estimated the value of each lease by calculating the present value of the future minimum rental payments at September 30, 2019 using Prologis' weighted average incremental borrowing rate of 3.8%. The weighted average remaining lease term for these operating leases was 47 years at September 30, 2019.

(G)
Adjustments to Liberty's historical balance of other assets are as follows (in thousands):

Elimination of straight-line rent receivable	$(124,509)
Elimination of previously acquired lease intangible assets	(159,716)
Elimination of deferred financing costs	(2,520)
Recognition of value of acquired lease intangible assets	587,627

Total	$300,882

  The fair value of acquired lease intangible assets includes leasing commissions, foregone rent and above market leases. We recognize an asset for leasing commissions based on our estimate of the cost to lease space in the applicable markets. Foregone rents include the value of the revenue and recovery of costs foregone during a reasonable lease-up period, as if the space was vacant, in each of the applicable markets. An asset was recognized for acquired leases with favorable rents based on our best estimate of current market rents in each of the applicable markets.

(H)
Liberty's debt balances have been adjusted to their estimated fair value at September 30, 2019. Fair value was estimated based on contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available to us for the issuance of debt with similar terms and remaining maturities.

(I)
Adjustments to Liberty's historical balance of other liabilities are as follows (in thousands):

Elimination of previously acquired lease intangible liabilities	$(12,577)
Recognition of value of acquired lease intangible liabilities	135,197

Total	$122,620

  The fair value of acquired lease intangible liabilities includes a liability for acquired leases with unfavorable rents based on our best estimate of current market rents in each of the applicable markets.

(J)
Adjustments represent the elimination of historical Liberty balances and the issuance of Prologis common stock and Prologis OP common units in exchange for Liberty common shares and Liberty OP common units in the Mergers. The adjustment for the limited partnership unitholders at

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(3) Liberty Pro Forma Adjustments (Continued)

  September 30, 2019 is based on the limited partnership unitholders' ownership percentage in the fair value adjustments described above.

(K)
The adjustment for noncontrolling interests in the consolidated entities at September 30, 2019 is based on the noncontrolling interests' share in the fair value adjustments described above.

Adjustments for Pro Forma Condensed Combined Statements of Income:

        The pro forma adjustments to the Condensed Combined Statements of Income assume that a purchase price allocation done as of January 1, 2018 was equivalent to amounts assigned based on the estimated purchase price allocation done at September 30, 2019 and reflected in the Pro Forma Condensed Combined Balance Sheets.

(L)
Rental revenue is adjusted to remove $16.0 million and $19.8 million of Liberty's historical straight-line rent and amortization of the asset or liability from acquired leases with favorable or unfavorable market rents for the nine months ended September 30, 2019 and the year ended December 31, 2018, respectively. Rental revenue is further adjusted to recognize $17.6 million and $37.0 million attributed to acquired leases on a straight-line basis and the amortization of the asset or liability from the acquired leases with favorable or unfavorable rents for the nine months ended September 30, 2019 and the year ended December 31, 2018, respectively. For purposes of the favorable and unfavorable rent adjustments, we estimated a weighted average remaining lease term associated with these leases of five years.

(M)
We expect that the Mergers will create significant corporate general and administrative as well as property operating cost savings. There can be no assurance that we will be successful in achieving these anticipated cost savings. As these adjustments cannot be factually supported, we have not included any estimate of the expected future cost savings. Additionally, certain development activities that Prologis does not plan to continue were included in Development Management and Other Revenues and Other Expenses. However, we have not included any estimate of the expected adjustment to revenues and expenses for these activities.

(N)
Depreciation and amortization expense is adjusted to remove $130.4 million and $161.9 million of Liberty's historical depreciation and amortization expense, excluding impairment charges recognized by Liberty, and recognize $258.2 million and $344.3 million of depreciation and amortization expense for the nine months ended September 30, 2019 and the year ended December 31, 2018, respectively. For purposes of this adjustment, we estimated the various components of the real estate acquired and used an estimated average useful life of 30 years for operating properties and an estimated weighted average remaining lease term associated with in-place leases at September 30, 2019 that approximated four years.

(O)
We adjusted Liberty's investment in unconsolidated entities to fair value. As a result, we adjusted the equity in earnings that Liberty recognized from these entities to reflect the impact the amortization of these fair value adjustments would have had on earnings from these unconsolidated entities.

(P)
We adjusted Liberty's interest expense based on the fair value of debt. The adjustment to interest expense includes the removal of Liberty's historical interest expense, including amortization of deferred financing costs and debt premiums and discounts, and calculation of interest expense based on the estimated fair value of acquired debt, net of amounts capitalized. The weighted

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(3) Liberty Pro Forma Adjustments (Continued)

  average interest rate associated with the debt at fair value was 2.3% at September 30, 2019 (see note H).

(Q)
An adjustment was made to reflect the income allocated to noncontrolling interests in the co-investment entities that Liberty consolidates to reflect the impact the amortization of these fair value adjustments would have had on the earnings of the noncontrolling interests or third parties. In addition, an adjustment was made to reflect the limited partnership unitholders' ownership percentage of 2.2% in all of the pro forma adjustments described above.

(4) DCT Pro Forma Adjustments

Adjustments for Pro Forma Condensed Combined Statements of Income:

        Unless otherwise indicated, the pro forma adjustments described below apply to both Prologis and Prologis OP.

        The historical results for DCT represent the period from January 1, 2018 through June 30, 2018. The historical results of Prologis include the results of DCT from the DCT Transaction date of August 22, 2018 through December 31, 2018. Therefore, the pro forma adjustment column includes the financial results from July 1, 2018 through August 21, 2018 and pro forma adjustments from January 1, 2018 through August 21, 2018.

(R)
Rental revenue is adjusted to remove DCT's historical straight-line rent and amortization of the asset or liability from acquired leases with favorable or unfavorable market rents. Rental revenue is further adjusted to recognize acquired leases on a straight-line basis and the amortization of the asset or liability from the acquired leases with favorable or unfavorable rents. For purposes of the favorable and unfavorable rent adjustments, we estimated a weighted average remaining lease term associated with these leases of four years.

(S)
Depreciation and amortization expense is adjusted to remove DCT's historical depreciation and amortization expense and recognize the pro forma new expense. For purposes of this adjustment, we estimated the various components of the real estate acquired and used an estimated average useful life of 30 years for operating properties and an estimated weighted average remaining lease term associated with the in-place leases of six years.

(T)
We adjusted DCT's investment in unconsolidated entities to fair value. As a result, we adjusted the equity in earnings that DCT recognized from these entities to reflect the impact the amortization of these fair value adjustments would have had on earnings from these unconsolidated entities.

(U)
The adjustment to interest expense includes the removal of DCT's historical interest expense, including amortization of deferred financing costs and debt premiums and discounts, and calculation of interest expense based on the estimated fair value of acquired debt, net of amounts capitalized. The weighted average interest rate associated with the debt at fair value was 3.5% at June 30, 2018.

(V)
An adjustment was made to reflect the income allocated to noncontrolling interests in the co-investment entities that DCT consolidated to reflect the impact the amortization of these fair value adjustments would have had on the earnings of the noncontrolling interests or third parties. In addition, an adjustment was made to reflect the limited partnership unitholders' ownership percentage of 3.6% in all of the pro forma adjustments described above.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(5) Combined Pro Forma Adjustments

(W)
The unaudited pro forma adjustments to shares or units outstanding used in the calculation of basic earnings per share or unit attributable to common stockholders or unitholders and diluted earnings per share attributable to common stockholders or unitholders, after giving effect to the exchange ratios for the Mergers and the DCT Transaction, were as follows (in thousands):

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Prologis, Inc.
Prologis weighted average common shares outstanding—Basic	630,356	567,367
Shares issued to Liberty shareholders—pro forma basis(1)	106,949	106,949
Shares issued to DCT stockholders—pro forma basis(2)	—	61,396

Weighted average common shares outstanding—Basic	737,305	735,712

Prologis weighted average common shares outstanding—Diluted	654,818	590,239
Shares issued to Liberty shareholders—pro forma basis(1)	109,307	109,307
Shares issued to DCT stockholders—pro forma basis(2)	—	63,663

Weighted average common shares outstanding—Diluted	764,125	763,209

Prologis, L.P.
Prologis weighted average common units outstanding—Basic	641,077	575,798
Units issued to Liberty unitholders—pro forma basis(1)	109,307	109,307
Units issued to DCT unitholders—pro forma basis(2)	—	63,663

Weighted average common units outstanding—Basic	750,384	748,768

Prologis weighted average common units outstanding—Diluted	654,818	590,239
Units issued to Liberty unitholders—pro forma basis(1)	109,307	109,307
Units issued to DCT unitholders—pro forma basis(2)	—	63,663

Weighted average common units outstanding—Diluted	764,125	763,209

(1)
The pro forma weighted average shares or units outstanding assumes the issuance of shares and units of Prologis common stock and Prologis OP common units in connection with the Mergers throughout all periods presented.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(5) Combined Pro Forma Adjustments (Continued)

(2)
The pro forma weighted average shares or units outstanding assumes each issued and outstanding share or unit of DCT common stock and common units was converted automatically into 1.02 shares or units of Prologis common stock and Prologis OP common units in connection with the DCT Transaction. Shares and units issued to DCT stockholders and DCT unitholders is for the period from January 1, 2018 through August 21, 2018, prior to the consummation of the DCT Transaction on August 22, 2018. Actual Prologis common shares and Prologis OP common units issued in the DCT Transaction are included in Prologis' weighted average common shares and common units outstanding subsequent to August 22, 2018.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PROLOGIS, INC.,

PROLOGIS, L.P.,

LAMBDA REIT ACQUISITION LLC,

LAMBDA OP ACQUISITION LLC,

LIBERTY PROPERTY TRUST,

LIBERTY PROPERTY LIMITED PARTNERSHIP

and

LEAF HOLDCO PROPERTY TRUST

Dated as of October 27, 2019

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 27, 2019, is made by and among PROLOGIS, INC., a Maryland corporation ("Parent"), PROLOGIS, L.P., a Delaware limited partnership ("Parent OP"), LAMBDA REIT ACQUISITION LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent ("Prologis Merger Sub"), LAMBDA OP ACQUISITION LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent OP ("Prologis OP Merger Sub" and, together with Parent, Parent OP and Prologis Merger Sub, the "Parent Parties"), LIBERTY PROPERTY TRUST, a Maryland real estate investment trust (the "Company"), LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (the "Partnership") and LEAF HOLDCO PROPERTY TRUST, a Maryland real estate investment trust and a wholly owned subsidiary of the Company ("New Liberty Holdco" and, together with the Company and the Partnership, the "Company Parties"). Parent, Parent OP, Prologis Merger Sub, Prologis OP Merger Sub, the Company, the Partnership and New Liberty Holdco are each sometimes referred to herein as a "Party" and, collectively, as the "Parties".

        WHEREAS, it is proposed that: (a) at the Company Merger Effective Time, the Company and Company Merger Sub shall merge pursuant to the Company Merger, in which each share of beneficial interest, par value $0.001 per share, of the Company (the "Company Common Shares") issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into one (1) New Liberty Holdco Common Share; and (b) effective on the day immediately after the date of the Company Merger Effective Time, the Company shall make a "check-the-box" election pursuant to Treasury Regulations Section 301.7701-3(c) to be disregarded as an entity separate from its owner for U.S. federal income tax purposes, in each case, as more fully described in this Agreement and on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, it is further proposed that: (a) at the Topco Merger Effective Time, New Liberty Holdco and Prologis Merger Sub shall merge pursuant to the Topco Merger, in which each New Liberty Holdco Common Share issued and outstanding immediately prior to the Topco Merger Effective Time (other than New Liberty Holdco Common Shares to be canceled in accordance with Section 3.1(b)(iii) ) shall be converted into the right to receive the Merger Consideration; and (b) immediately after the Topco Merger, all of the outstanding equity interest in the Company shall be contributed to Parent OP in exchange for equity interests in Parent OP pursuant to the Contribution and Issuance, in each case, as more fully described in this Agreement and on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, it is further proposed that: (a) at the Partnership Merger Effective Time, Prologis OP Merger Sub and the Partnership shall merge pursuant to the Partnership Merger, in which (i) each of the limited partnership interests of the Partnership (any such limited partnership unit, other than any Partnership Preferred Unit, a "Partnership OP Unit") issued and outstanding immediately prior to the Partnership Merger Effective Time will be converted into the right to receive the Partnership Merger Common Consideration and (b) each of the Partnership Preferred Units issued and outstanding immediately prior to the Partnership Merger Effective Time will be converted into the right to receive the Partnership Merger Preferred Consideration;

        WHEREAS, each of the Board of Directors of Parent (the "Parent Board") and the Board of Trustees of the Company (the "Company Board") and New Liberty Holdco has approved this Agreement and declared this Agreement and the transactions contemplated hereby, including (in the case of the Company) the Company Merger and (in the case of Parent, the Company and New Liberty Holdco) the Topco Merger and the Partnership Merger, to be advisable and in the best interests of Parent, the Company and New Liberty Holdco, respectively, and the stockholders of Parent and the shareholders of the Company, respectively, on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, Parent, in its capacity as the general partner of Parent OP, has taken all actions required for the execution of this Agreement by Parent OP and to approve the consummation by Parent OP of the transactions contemplated hereby;

        WHEREAS, the Company, in its capacity as the general partner of the Partnership, has taken all actions required for the execution of this Agreement by the Partnership and to approve the consummation by the Partnership of the transactions contemplated hereby;

        WHEREAS, each of the Board of Trustees of New Liberty Holdco, the sole member Prologis Merger Sub and the sole member of Prologis OP Merger Sub has taken all actions required for the execution of this Agreement by New Liberty Holdco, Prologis Merger Sub and Prologis OP Merger Sub, respectively, and to approve the consummation by New Liberty Holdco, Prologis Merger Sub and Prologis OP Merger Sub, respectively, of the transactions contemplated hereby, including the Topco Merger and the Partnership Merger, as applicable;

        WHEREAS, for U.S. federal income tax purposes, it is intended that (a) each of the Company Merger and the Topco Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be, and hereby is adopted as a separate plan of reorganization for each of the Company Merger and the Topco Merger for purposes of Sections 354 and 361 of the Code; and (b) the Partnership Merger shall qualify as and constitute an "assets over" form of merger under Treasury Regulations Section 1.708-1(c)(3)(i), with Parent OP being the continuing partnership pursuant to Treasury Regulations Section 1.708-1(c)(1); and

        WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Mergers.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and subject to the conditions set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Certain Definitions.

        "Acquisition Proposal" means any inquiry, proposal, indication of interest or offer from any Person or group (other than any of the Parent Parties or their Subsidiaries) relating to (a) any merger, consolidation, share exchange or similar business combination transaction involving the Company that would result in any Person beneficially owning more than twenty percent (20%) of the outstanding voting securities of the Company, as the case may be, or any successor thereto or parent company thereof, (b) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly (including by way of merger, consolidation, sale of equity interests, share exchange, joint venture or any similar transaction), of any of its or its Subsidiaries' assets (including stock or other ownership interests of its Subsidiaries) representing more than twenty percent (20%) of the assets of the Company and the Company Subsidiaries, on a consolidated basis, (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing more than twenty percent (20%) of the outstanding voting securities of the Company or any successor thereto or parent company thereof, (d) any tender offer or exchange offer that, if consummated, would result in any Person or "group" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) acquiring beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of more than twenty percent (20%) of the outstanding shares of the outstanding voting securities of the Company or any successor thereto or parent company thereof, or (e) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction in which a Third Party shall acquire beneficial ownership of more than twenty percent (20%) of the outstanding voting securities of the Company, or any successor thereto or parent company thereof; provided, however, that the term "Acquisition Proposal" shall not include the Mergers or the other transactions with the Parent Parties contemplated by this Agreement.

        "Action" means any claim, action, suit, litigation, proceeding, arbitration, mediation or other investigation or audit (in each case, whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority).

        "Affiliate" of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

        "Business Day" means any day other than (a) a Saturday or Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York.

        "Claim" means any threatened, asserted, pending or completed Action or inquiry, whether civil, criminal, administrative, investigative or otherwise, including any arbitration or other alternative dispute resolution mechanism, and whether instituted by any Party hereto, any Governmental Authority or any other Person arising out of or pertaining to matters that relate to an Indemnified Party's duties (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Mergers and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith) or service as a manager, director, officer, trustee, employee, agent or fiduciary of the Company or any of the Company Subsidiaries or, to the extent such Person is or was serving at the request or for the benefit of the Company or any of the Company Subsidiaries, any other entity or any Company Employee Program maintained by any of the foregoing at or prior to the Topco Merger Effective Time.

        "Claim Expenses" means reasonable documented attorneys' fees and all other reasonable documented out-of-pocket costs, expenses and obligations (including experts' fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim, including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party as contemplated in Section 7.5.

        "Class A Convertible Common Unit" means a limited partnership interest in Parent OP designated as a "Class A Convertible Common Unit" under the Parent Partnership Agreement.

        "Company Bylaws" means the First Amended and Restated Bylaws of the Company, as amended and supplemented and in effect on the date hereof.

        "Company Credit Facilities" means (a) that certain Fifth Amended and Restated Credit Agreement, dated as of October 20, 2017, by and among Liberty Property Limited Partnership, Liberty Property Trust, Bank of America, N.A., as administrative agent, and the lenders party thereto; and (b) that certain Line of Credit, dated as of October 20, 2017, between Liberty Property Limited Partnership and PNC Bank, National Association, in each case, as amended, restated, supplemented or otherwise modified prior to the date of this Agreement.

        "Company Datasite" means that certain datasite maintained by the Company at merrillcorp.com in connection with this Agreement and the transactions contemplated hereby, as such was in existence on the date that is one (1) Business Day prior to the date hereof.

        "Company Debt Agreements" means (a) the Company Credit Facilities; (b) the Company Notes Indenture; and (c) any loan or note secured by any mortgage of the Company or its Subsidiaries.

        "Company Declaration of Trust" means the Amended and Restated Declaration of Trust of the Company, as amended and supplemented and in effect on the date hereof.

        "Company Development Contracts" means any contracts for the design, development and construction of the Company Development Properties, including any binding agreement for ground-up development or commencement of construction by the Company or a Company Subsidiary.

        "Company Dividend Reinvestment and Share Purchase Plan" means the Company Dividend Reinvestment and Share Purchase Plan, as amended and in effect on the date hereof.

        "Company Equity Incentive Plan" means the Company's Amended and Restated Share Incentive Plan, as amended and in effect on the date hereof.

        "Company Leases" means any lease, sublease, or other right of occupancy that the Company or the Company Subsidiaries are party to as landlord with respect to each of the applicable Company Properties.

        "Company Material Adverse Effect" means, with respect to the Company or any of the Company Subsidiaries, an Event that (a) has had, or would reasonably be expected to have, a material adverse effect on the assets, business, results of operations, or financial condition of the Company and the Company Subsidiaries taken as a whole, other than Events to the extent arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, trade disputes or the imposition of trade restrictions, tariffs or similar taxes, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect asset managers, the industrial or metro office real estate sectors or owners, operators, lessors or developers of industrial or metro office real estate, (iii) the negotiation, execution, announcement or performance of this Agreement in accordance with the terms hereof or the consummation of the transactions contemplated by this Agreement, including any litigation resulting therefrom and the impact thereof on relationships, contractual or otherwise, with tenants, employees, lenders, financing sources, ground lessors, shareholders, joint venture partners, limited partners or similar relationships, (iv) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (v) earthquakes, hurricanes or other natural disasters, (vi) any decline in the market price, or change in trading volume, of the shares of beneficial interest of the Company or any failure to meet internal or publicly announced financial projections, forecasts or predictions (provided, that any Event giving rise to such decline, change or failure may otherwise be taken into account in determining whether there has been a Company Material Adverse Effect if not falling into one of the other exceptions contained in this definition), or (vii) the pendency of the transactions contemplated hereby; provided, however, that such Events (x) in the case of the foregoing clauses (i), (ii) and (iv), do not materially disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated asset managers, owners, operators, lessors and developers of industrial or metro office real estate, and (y) in the case of the foregoing clause (v), do not materially disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated asset managers, owners, operators, lessors and developers of industrial or metro office real estate in the geographic regions in the United States in which the Company and Company Subsidiaries operate or own or lease properties, or (b) will or would reasonably be expected to prevent or materially impair or delay the ability of the

Company Parties to consummate the Mergers or the other transactions contemplated hereby on or prior to the Drop Dead Date.

        "Company Material Contracts" means all contracts, agreements or understandings (whether written or oral) that are currently in effect or pursuant to which the Company or a Company Subsidiary has obligations or its assets are otherwise bound:

          (a)   that requires the Company or any Company Subsidiary to dispose of assets or properties (other than in connection with a ground lease affecting a Company Property) with a fair market value in excess of $100,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

          (b)   that requires the Company or any Company Subsidiary to acquire assets or properties (other than in connection with a ground lease affecting a Company Property) with a fair market value in excess of $100,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

          (c)   that constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in the Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of the Company Properties or the funding of improvements to Company Properties) in an amount in excess of $50,000,000;

          (d)   that constitutes an Indebtedness obligation of the Company or any Company Subsidiary with a principal amount as of the date hereof greater than $50,000,000;

          (e)   that obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $50,000,000 and that is not cancelable within one hundred eighty (180) days without material penalty to the Company or any Company Subsidiary, except for any Company Lease or any ground lease affecting any Company Property;

          (f)    that contains any non-compete, non-solicit or exclusivity provisions with respect to the ability of the Company or any Company Subsidiary to engage in any line of business or conduct business in a geographic area;

          (g)   that sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of the Company or any Company Subsidiary with a Third Party;

          (h)   that constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction which has a notional amount in excess of $10,000,000;

          (i)    any Company Development Contract with a total contract amount in excess of $75,000,000;

          (j)    that obligates the Company or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of the Company or any Company Subsidiary pursuant to which the Company or a Company Subsidiary is the indemnitor (other than the Company Governing Documents and the organizational documents of the Company Subsidiaries) which, solely in the case of any such contracts providing indemnification to any such trustees or agents, would be material to the Company; or

          (k)   that is required to be filed as an exhibit to the Company's Annual Report on Form 10-K on or after January 1, 2017 pursuant to Item 601(b)(2), Item 601(b)(4), Item 601(b)(9) or Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations.

        "Company Merger Sub" means an indirect wholly owned Subsidiary of the Company to be formed as a Maryland limited liability company after the date hereof as provided in Section 7.19 of the Company Disclosure Schedule.

        "Company Notes Indenture" means the Indenture, dated as of September 22, 2010, by and between Liberty Property Limited Partnership and The U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture, dated as of September 27, 2010, the Second Supplemental Indenture, dated as of June 11, 2012, the Third Supplemental Indenture, dated as of December 10, 2012, the Fourth Supplemental Indenture, dated as of September 27, 2013, the Fifth Supplemental Indenture, dated as of March 24, 2015, the Sixth Supplemental Indenture, dated as of September 20, 2016, the Seventh Supplemental Indenture, dated as of April 27, 2017, the Eighth Supplemental Indenture, dated as January 25, 2019, and as otherwise modified or supplemented prior to the date of this Agreement.

        "Company Option" means any option to purchase Company Common Shares granted under the Company Equity Incentive Plan.

        "Company Restricted Stock Award" means an award of Company Common Shares granted under the Company Equity Incentive Plan that is unvested or subject to a substantial risk of forfeiture.

        "Company RSU Award" means an award of restricted stock units relating to Company Common Shares granted under the Company Equity Incentive Plan.

        "Company's Knowledge" means the actual knowledge of those individuals identified in Section 1.1 of the Company Disclosure Schedule.

        "Confidentiality Agreement" means the mutual confidentiality agreement, dated as of September 30, 2019, between Parent and the Company.

        "Environment" means soil, sediment, surface or subsurface strata, surface water, ground water, ambient air and any biota living in or on such media.

        "Environmental Law" means any Law (including common law), relating to the pollution, protection, or restoration of the Environment, including those relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

        "Environmental Permit" means any material permit, approval, license or other authorization required under any applicable Environmental Law.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means each entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business (whether or not incorporated), is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

        "Event" means an effect, event, change, development, circumstance, condition or occurrence.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Expense Amount" means an amount not to exceed $15,000,000.00, equal to the sum of all documented reasonable out-of-pocket Expenses paid or payable by any of the Parent Parties, as applicable, in connection with this Agreement, the Mergers or any of the other transactions contemplated hereby.

        "Expenses" means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by any of the Parent Parties or on their behalf in connection with or related to (a) any due diligence in connection with the transactions contemplated by this Agreement, (b) the authorization, preparation, negotiation, execution and performance of this Agreement, (c) the preparation, printing and filing of the Form S-4 and the preparation, printing, filing and mailing of the Proxy Statement/Prospectus, (d) all SEC and other regulatory filing fees incurred in connection with the transactions contemplated by this Agreement, (e) the solicitation of stockholder and partner approvals, (f) engaging the services of the Exchange Agent, (g) obtaining third-party consents and (h) any other filings with the SEC and all other matters related to the consummation of the Mergers and the other transactions contemplated by this Agreement.

        "FLSA" means the federal Fair Labor Standards Act of 1938, as amended, and similar state, local and foreign laws related to the payment of wages, including minimum wage and overtime wages.

        "GAAP" means generally accepted accounting principles as applied in the United States.

        "Governmental Authority" means any United States (federal, state or local) or foreign government or arbitration board, panel or tribunal, or any governmental or quasi-governmental, regulatory, judicial, or administrative authority, board, bureau, agency, commission or self-regulatory organization or any United States or state court of competent jurisdiction.

        "Hazardous Materials" means any toxic, reactive, corrosive, ignitable or flammable chemical or chemical compound, or any hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, or for which liability or standards of care are imposed, under any Environmental Law, including petroleum and petroleum products (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenyls.

        "Indebtedness" means, with respect to any Person, without duplication, (a) all principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations of such Person for borrowed money (including any bonds, indentures, debentures or similar instruments), whether secured or unsecured, convertible or not convertible, (b) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person or incurred as financing with respect to property acquired by such Person, (c) all obligations of such Person secured by a lien on such Person's assets, (d) all capitalized lease obligations of such Person, (e) all obligations of such Person under interest rate, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), (f) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (g) all obligations in respect of bankers acceptances or letters of credit, (h) all obligations in respect of prepayment premiums, penalties, breakage costs, "make whole amounts," costs, expenses and other payment obligations that would arise if any of the Indebtedness described in the foregoing clauses (a) through (g) were prepaid or unwound and settled, (i) all guarantees of such Person of any such Indebtedness (as described in the foregoing clauses (a) through (h)) of any other Person, and (j) any agreement to provide any of the foregoing.

        "Initial Period" means the period commencing on the date of this Agreement and ending at 11:59 p.m. (New York time) on November 26, 2019.

        "Intellectual Property" means all United States and foreign (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions and extensions thereof, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (c) registered and unregistered copyrights, copyrightable works and database rights, (d) confidential and proprietary information, including trade secrets, knowhow, ideas, formulae, models, algorithms and methodologies, (e) all rights in the foregoing and in other similar intangible assets, and (f) all applications and registrations for the foregoing.

        "Intervening Event" means a material fact or Event that has occurred or arisen after the date of this Agreement, that was not known to the Company Board (or, if known, the consequences of which were not reasonably foreseeable to the Company Board as of the date of this Agreement) and materially affects the business, assets or operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that in no event will any of the following constitute or be taken into account in determining whether an "Intervening Event" has occurred: (a) the receipt, terms or existence of any Acquisition Proposal or any matter relating thereto, (b) changes in the market price or trading volume of the capital stock of the Company or Parent or any of their respective Subsidiaries, or (c) the Company or Parent or any of their respective Subsidiaries meeting, exceeding or failing to meet internal or publicly announced financial projections, forecasts or predictions; provided, further, that, with respect to the foregoing clauses (b) and (c), any fact or Event giving rise to such change, meeting, exceedance or failure may otherwise constitute or be taken into account in determining whether an "Intervening Event" has occurred if not falling into the foregoing clause (a) of this definition.

        "Investment Company Act" means the Investment Company Act of 1940, as amended.

        "IRS" means the United States Internal Revenue Service or any successor agency.

        "IT Assets" means software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, in each case, used in the operation of the businesses of the Company and the Company Subsidiaries.

        "Law" means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

        "New Preferred OP Unit" means a limited partnership interest in Parent OP to be designated as a "6.25% Class B Cumulative Redeemable Preferred Partnership Unit" (or another designation as determined by Parent) under the Parent Partnership Agreement and that will have substantially the same terms and rights as one (1) Partnership Preferred Unit immediately prior to the Partnership Merger, including with respect to distributions, redemption, tax protection, voting rights and rights upon liquidation, dissolution or winding-up.

        "NYSE" means the New York Stock Exchange.

        "Parent Common Stock" means shares of common stock of Parent, par value $0.01 per share.

        "Parent Datasite" means that certain file sharing platform maintained by Parent at Box.com in connection with this Agreement and the transactions contemplated thereby, as such was in existence on the date that is one (1) Business Day prior to the date hereof.

        "Parent Development Contracts" means any contracts for the design, development and construction of the Parent Development Properties, including any binding agreement for ground-up development or commencement of construction by Parent, Parent OP or a Parent Subsidiary.

        "Parent Equity Incentive Plans" means the following plans of the Parent Parties: the Third Amended and Restated 1997 Stock Option and Incentive Plan of Parent and Parent OP (as amended), the Amended and Restated 2002 Nonqualified Deferred Compensation Plan, the Amended and Restated 2002 Stock Option and Incentive Plan of Parent and Parent OP, the 2016 Outperformance Plan of Parent, the 2018 Outperformance Plan of Parent, the 2006 Long-Term Incentive Plan of Parent (as amended), the 2000 Share Option Plan for Outside Trustees of Parent (as amended), the 1997 Long-Term Incentive Plan (as amended) of Parent, the Deferred Fee Plan for Trustees of Parent, the 2012 Long-Term Incentive Plan of Parent and the Second Amended and Restated Promote Plan of the Parent.

        "Parent LTIP Unit" means a Partnership Unit which is designated as an "LTIP Unit" under the Parent Partnership Agreement.

        "Parent Material Adverse Effect" means, with respect to Parent, Parent OP or any of the Parent Subsidiaries, an Event that (a) has had, or would reasonably be expected to have, a material adverse effect on the assets, business, results of operations, or financial condition of Parent, Parent OP and the Parent Subsidiaries taken as a whole, other than Events to the extent arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, trade disputes or the imposition of trade restrictions, tariffs or similar taxes, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect asset managers, the industrial real estate sector or owners, operators, lessors or developers of industrial real estate, (iii) the negotiation, execution, announcement or performance of this Agreement in accordance with the terms hereof or the consummation of the transactions contemplated by this Agreement, including any litigation resulting therefrom and the impact thereof on relationships, contractual or otherwise, with tenants, employees, lenders, financing sources, ground lessors, shareholders, joint venture partners, limited partners or similar relationships, (iv) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (v) earthquakes, hurricanes or other natural disasters, (vi) any decline in the market price, or change in trading volume, of the capital stock of Parent or any failure to meet internal or publicly announced financial projections, forecasts or predictions (provided, that any Event giving rise to such decline, change or failure may otherwise be taken into account in determining whether there has been a Parent Material Adverse Effect if not falling into one of the other exceptions contained in this definition), or (vii) the pendency of the transactions contemplated hereby; provided, however, that such Events (x) in the cases of clauses (i), (ii) and (iv), do not materially disproportionately affect Parent, Parent OP and the Parent Subsidiaries, taken as a whole, relative to other similarly situated asset managers, owners, operators, lessors and developers of industrial real estate, and (y) in the case of clause (v) do not materially disproportionately affect the Parent, Parent OP and the Parent Subsidiaries, taken as a whole, relative to other similarly situated asset managers, owners, operators, lessors and developers of industrial real estate in the geographic regions in the United States in which Parent, Parent OP and Parent Subsidiaries operate or own or lease properties, or (b) will or would reasonably be expected to prevent or materially impair or delay the ability of the Parent Parties to consummate the Mergers or the other transactions contemplated hereby on or prior to the Drop Dead Date.

        "Parent Material Contract" means, with respect to Parent, Parent OP or any of the Parent Subsidiaries, all contracts, agreements or understandings (whether written or oral) that are currently in effect or pursuant to which Parent, Parent OP or a Parent Subsidiary has obligations or its assets are otherwise bound that are required to be filed as an exhibit to the Parent's Annual Report on Form 10-K on or after January 1, 2017 pursuant to Item 601(b)(2), Item 601(b)(4), Item 601(b)(9) or Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations.

        "Parent OP Unit" means a limited partnership interests in Parent OP designated as a "Common Unit" under the Parent Partnership Agreement.

        "Parent Partnership Unit" means a partnership interest in Parent OP designated as a "Partnership Unit" under the Parent Partnership Agreement.

        "Parent Preferred Unit" means a limited partnership interest in Parent OP designated as a "Series Q Preferred Partnership Unit" under the Parent Partnership Agreement.

        "Parent Significant Subsidiary" means the Parent Subsidiaries set forth in Section 1.1(a) of the Parent Disclosure Schedule.

        "Parent's Knowledge" means the actual knowledge of those individuals identified in Section 1.1(b) of the Parent Disclosure Schedule.

        "Parent Subsidiary REIT" means any Parent Subsidiary that intends to qualify as a REIT under the Code.

        "Partnership Preferred Unit" means a partnership interest in the Partnership designated as a "6.25% Series I-2 Cumulative Redeemable Preferred Partnership Interest" under the Partnership Agreement.

        "Person" means an individual, corporation, limited liability company, partnership, limited partnership, association, trust, unincorporated organization, REIT, other entity, organization or group (as defined in Section 13(d) of the Exchange Act) or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

        "Qualified Bidder" means a Person that has made during the Initial Period an unsolicited bona fide written Acquisition Proposal (provided that the Acquisition Proposal by such Person did not result from a breach of Section 7.4(a) or Section 7.4(c)) that remains pending at the conclusion of the Initial Period and that the Company Board, during the Initial Period, concluded in good faith (after consultation with its outside legal counsel and its financial advisors) either constitutes or would reasonably be expected to lead to a Superior Proposal; provided, however, that notwithstanding the satisfaction of the foregoing criteria set forth in this sentence with respect to any Person, such Person shall not be deemed to be a "Qualified Bidder" unless the Company shall have notified Parent by no later than 5:00 p.m. (New York time) on the first (1st) day immediately following the end of the Initial Period that such Person has satisfied such criteria; provided, further, that notwithstanding the satisfaction of the foregoing criteria set forth in this sentence with respect to any Person, such Person shall immediately and irrevocably cease to be a "Qualified Bidder" if, at any time after the conclusion of the Initial Period, an Acquisition Proposal submitted by such Person is withdrawn, terminates or expires.

        "Representative" of any Person means any Affiliate, officer, director, trustee, employee or consultant of such Person or any investment banker, financial advisor, attorney, accountant or other representative retained by such Person.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Subsidiary" means with respect to any Person, any corporation, limited liability company, partnership, REIT or other organization, whether incorporated or unincorporated, of which at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

        "Superior Proposal" means a bona fide unsolicited written Acquisition Proposal (except that, for purposes of this definition all percentages included in the definition of "Acquisition Proposal" shall be replaced by fifty percent (50%)) made by a Third Party on terms that the Company Board determines in good faith (after consultation with outside legal counsel and financial advisors and taking into account all factors and matters deemed relevant in good faith by the Company Board, including, to the extent deemed relevant by the Company Board, financial, legal, regulatory and any other aspects of the transactions including the identity of the Person making such proposal, any termination fees, expense reimbursement provisions, conditions to consummation and whether the transactions contemplated by such Acquisition Proposal are reasonably capable of being consummated) would be more favorable to the Company and the holders of the Company Common Shares than the transactions contemplated by this Agreement.

        "Taxes" means any and all taxes and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, license, lease, premium, capital stock, payroll, employment, social security, net worth, estimated income, escheat, excise, duty, withholding (including dividend withholding and withholding required pursuant to Section 1445 and Section 1446 of the Code), ad valorem, stamp, transfer, value added or gains taxes and similar charges.

        "Tax Returns" means all reports, returns, declarations, statements or other information filed or required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto and any amendment thereof, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

        "Termination Fee" means an amount equal to $325,000,000.00; provided, however, that, in the event the Termination Fee becomes payable as a result of the termination of this Agreement prior to the Window Period End Time (a) by the Company pursuant to Section 9.1(e) with respect to a Superior Proposal by a Qualified Bidder or (b) by Parent pursuant to Section 9.1(f)(i) in response to a Change in Company Recommendation effected in compliance with Section 7.4(b)(iv) with respect to a Superior Proposal by a Qualified Bidder, then, in the case of either of the immediately preceding clauses (a) or (b), "Termination Fee" means an amount equal to $150,000,000.00.

        "Third Party" means any Person or group of Persons other than a Party to this Agreement or their respective Affiliates.

        "Unauthorized Code" means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm software, hardware or data.

        "VWAP of Parent Common Stock" means the volume weighted average price of Parent Common Stock for the ten (10) trading days immediately prior to the second (2nd) Business Day prior to the date of the Topco Merger Effective Time, starting with the opening of trading on the first (1st) trading day of such period and ending with the closing of trading on the trading day immediately prior to the second (2nd) Business Day prior to the date of the Topco Merger Effective Time, as reported by Bloomberg (or, in the event Bloomberg does not report such information, such third-party service as is mutually agreed upon in good faith by the Parties).

        "WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

        "Willful Breach" means a deliberate and willful act or a deliberate and willful failure to act, in each case, which action or failure to act (as applicable) occurs with the actual knowledge that such act or failure to act constitutes or would result in a material breach of this Agreement, regardless of whether breaching was the intent and object of the act or the failure to act, and which in fact does cause a breach of this Agreement.

        "Window Period End Time" means, with respect to a Qualified Bidder, the later of (a) 11:59 p.m. (New York time) on December 11, 2019 and (b) 11:59 p.m. (New York time) on the first (1st) Business Day after the end of any Notice Period (including any extensions thereof pursuant to Section 7.4(b)(iv)) with respect to a Superior Proposal by such Qualified Bidder for which such Notice Period commenced on or prior to December 11, 2019.

        Section 1.2    Terms Defined Elsewhere.     The following terms are defined elsewhere in this Agreement, as indicated below:

Acceptable Confidentiality Agreement	Section 7.4(b)
Acquisition Agreement	Section 7.4(a)
Agreement	Preamble
Articles of Merger	Section 2.1(b)(ii)
Book-Entry Share	Section 3.1(b)(i)
Certificate	Section 3.1(b)(i)
Certificate of Limited Partnership	Section 4.1(c)
Certificate of Partnership Merger	Section 2.1(d)(ii)
Change in Company Recommendation	Section 7.4(b)(iii)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Company	Preamble
Company 401(k) Plan	Section 4.14(b)
Company Articles of Merger	Section 2.1(a)(ii)
Company Common Shares	Recitals
Company Development Properties	Section 4.12(h)
Company Development Property	Section 4.12(h)
Company Disclosure Schedule	Article IV
Company Employee Programs	Section 4.14(a)
Company Equity Award	Section 4.3(c)
Company Governing Documents	Section 4.1(c)
Company Merger	Section 2.1(a)(i)
Company Merger Effective Time	Section 2.1(a)(ii)
Company Mergers	Section 2.1(b)(i)
Company Parties	Preamble
Company Preferred Shares	Section 4.3(a)
Company Properties	Section 4.12(a)
Company Recommendation	Section 4.2(b)
Company SEC Reports	Section 4.8(a)
Company Shareholder Approval	Section 4.18
Company Shareholder Meeting	Section 7.1(c)
Company Subsidiaries	Section 4.1(b)
Company Subsidiary	Section 4.1(b)
Company Tax Protection Agreement	Section 6.1(w)
Consent Solicitations	Section 7.22(b)
Continuing Employee	Section 7.8(a)
Continuing Employees	Section 7.8(a)
Contribution	Section 2.1(c)(i)
Contribution and Issuance Effective Time	Section 2.1(c)(ii)
Debt Offer Documents	Section 7.22(b)
DLLCA	Section 2.1(d)(i)
Drop Dead Date	Section 9.1(b)(iii)
DSOS	Section 2.1(d)(ii)
Encumbrances	Section 4.12(a)
Exchange Agent	Section 3.4(a)
Exchange Fund	Section 3.4(a)
Exchange Ratio	Section 3.1(b)(i)

Form S-4	Section 4.6
Fractional Share Consideration	Section 3.1(b)(i)
HCERA	Section 4.14(i)
Health Plan	Section 4.14(i)
Indemnified Parties	Section 7.5(a)
Indemnifying Party	Section 7.5(a)
Interim Period	Section 6.1
Intervening Event Notice Period	Section 7.4(b)(v)
Issuance	Section 2.1(c)(i)
Letter of Transmittal	Section 3.4(c)
Maryland Court	Section 10.7(b)
Maximum Premium	Section 7.5(c)
Merger Consideration	Section 3.1(b)(i)
Mergers	Section 2.1(d)(i)
MLLCA	Section 2.1(a)(i)
MRL	Section 2.1(a)(i)
New Liberty Holdco	Preamble
New Liberty Holdco Common Share	Section 3.1(a)(ii)
New Liberty Holdco Equity Award	Section 3.3(a)
New Liberty Holdco Governing Documents	Section 4.1(c)
New OP Units	Section 3.2(c)
Note Offers and Consent Solicitations	Section 7.22(b)
Notice Period	Section 7.4(b)(iv)
Offers to Exchange	Section 7.22(b)
Offers to Purchase	Section 7.22(b)
OP Unit Form S-4	Section 7.1(a)
Other Filings	Section 7.2
Parent	Preamble
Parent Bylaws	Section 5.1(d)
Parent Charter	Section 5.1(d)
Parent Development Property	Section 5.11(e)
Parent Disclosure Schedule	Article V
Parent Equity Award	Section 5.3(c)
Parent Governing Documents	Section 5.1(d)
Parent OP	Preamble
Parent OP Certificate of Limited Partnership	Section 5.1(d)
Parent OP Governing Documents	Section 5.1(d)
Parent Parties	Preamble
Parent Partnership Agreement	Section 5.1(d)
Parent Preferred Stock	Section 5.3(a)
Parent Properties	Section 5.11(a)
Parent SEC Reports	Section 5.7(a)
Parent Subsidiary	Section 5.1(c)
Parent Tax Protection Agreement	Section 6.2(j)
Parent-Approved Transaction	Section 7.18
Parties	Preamble
Partnership	Preamble
Partnership Agreement	Section 4.1(c)
Partnership Governing Documents	Section 4.1(c)
Partnership Merger	Section 2.1(d)(i)
Partnership Merger Certificates	Section 2.1(d)(ii)

Partnership Merger Common Consideration	Section 3.2(c)
Partnership Merger Effective Time	Section 2.1(d)(ii)
Partnership Merger Preferred Consideration	Section 3.2(d)
Partnership OP Unit	Recitals
Party	Preamble
Pennsylvania Law	Section 2.1(d)(i)
Permit	Section 4.7
PPACA	Section 4.14(i)
Prologis Merger Sub	Preamble
Prologis OP Merger Sub	Preamble
Proxy Statement/Prospectus	Section 3.4(a)
Qualified REIT Subsidiary	Section 4.11(f)
Qualifying Income	Section 9.4(a)
Registered Intellectual Property	Section 4.21(a)
REIT	Section 4.11(b)
REIT Dividend	Section 7.17(b)
Sarbanes-Oxley Act	Section 4.8(a)
SDAT	Section 2.1(a)(ii)
Securities Laws	Section 4.8(a)
Superior Proposal Notice	Section 7.4(b)(iv)
Supplemental Indenture	Section 7.22(b)
Surviving Entity	Section 2.1(b)(i)
Takeover Statutes	Section 4.25
Tax Protection Agreement	Section 4.11(m)
Taxable REIT Subsidiary	Section 4.11(f)
Topco Articles of Merger	Section 2.1(b)(ii)
Topco Merger	Section 2.1(b)(i)
Topco Merger Effective Time	Section 2.1(b)(ii)
Transfer Taxes	Section 7.9(b)

ARTICLE II

THE MERGERS

        Section 2.1    The Mergers.

          (a)    The Company Merger.

              (i)  Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the "MRL"), and the Maryland Limited Liability Company Act (the "MLLCA"), at the Company Merger Effective Time, Company Merger Sub shall be (and the Company shall cause Company Merger Sub to be) merged with and into the Company (the "Company Merger"). As a result of the Company Merger, the separate existence of Company Merger Sub shall cease, and the Company shall continue as the surviving entity of the Company Merger as an indirect wholly owned Subsidiary of New Liberty Holdco. The Company Merger will have the effects set forth in the MRL and the MLLCA.

             (ii)  The Parties shall cause the Company Merger to be consummated by filing as soon as practicable on the Closing Date (A) articles of merger for the Company Merger (the "Company Articles of Merger") with the State Department of Assessments and Taxation of the State of Maryland (the "SDAT"), in such form as required by, and executed in accordance with the relevant provisions of, the MRL and the MLLCA, and (B) any other filings, recordings or publications required under the MRL and the MLLCA in connection with the Company Merger. The Company Merger shall become effective at 11:59 p.m. (New York time) on the Closing Date, with such date and time specified in the Company Articles of Merger, or on such other date and time as shall be agreed to by Parent and the Company and specified in the Company Articles of Merger (such other date and time not to exceed thirty (30) days after the Company Articles of Merger are accepted for record by the SDAT) (the date and time the Company Merger becomes effective being the "Company Merger Effective Time").

            (iii)  The Company shall elect to be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3. Such election shall be effective on the day immediately after the date of the Company Merger Effective Time.

          (b)    The Topco Merger.

              (i)  Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the applicable provisions of the MRL and the MLLCA, at the Topco Merger Effective Time, New Liberty Holdco shall be merged with and into Prologis Merger Sub (the "Topco Merger" and, together with the Company Merger, the "Company Mergers"). As a result of the Topco Merger, the separate existence of New Liberty Holdco shall cease, and Prologis Merger Sub shall continue as the surviving entity of the Topco Merger (the "Surviving Entity"). The Topco Merger will have the effects set forth in the MRL and the MLLCA.

             (ii)  The Parties shall cause the Topco Merger to be consummated by filing as soon as practicable on the Closing Date (A) articles of merger for the Topco Merger (the "Topco Articles of Merger" and, together with the Company Articles of Merger, the "Articles of Merger") with the SDAT, in such form as required by, and executed in accordance with the relevant provisions of, the MRL and the MLLCA, and (B) any other filings, recordings or publications required under the MRL and the MLLCA in connection with the Topco Merger. The Topco Merger shall become effective at 12:01 a.m. (New York time) on the first (1st) day following the date of the Company Merger Effective Time, with such date and time specified in the Topco Articles of Merger, or on such other date and time as shall be agreed to by Parent and the Company and specified in the Topco Articles of Merger (such other date and time not to exceed 30 (thirty) days after the Topco Articles of Merger are accepted for record by the SDAT) (the date and time the Topco Merger becomes effective being the "Topco Merger Effective Time").

          (c)    Contribution and Issuance.

              (i)  Immediately after the Topco Merger Effective Time, Parent, its applicable Subsidiaries and the Surviving Entity shall cause the contribution of all of the outstanding equity interests of the Company to Parent OP (the "Contribution") in exchange for the issuance by Parent OP to the applicable Subsidiaries of Parent (as Parent shall direct) of a number of newly issued Parent OP Units equal to the aggregate number of shares of Parent Common Stock issued in the Topco Merger (the "Issuance"). As a result of the Contribution, the Company shall become a direct wholly owned subsidiary of Parent OP.

             (ii)  The Parties shall, and shall cause their applicable Subsidiaries to, cause the Contribution and the Issuance to be consummated immediately after the Topco Merger Effective Time by executing an assignment and assumption agreement or other instrument of transfer or conveyance (in each case, in form and substance reasonably acceptable to Parent) to sell, transfer and convey to Parent OP all of the outstanding equity interests in the

    Company and by issuing to the applicable Subsidiaries of Parent (as Parent shall direct) evidence of ownership of the Parent OP Units issued in the Issuance (the date and time the Contribution and Issuance becomes effective being the "Contribution and Issuance Effective Time").

          (d)    Partnership Merger.

              (i)  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Delaware Limited Liability Company Act (the "DLLCA") and Title 15 of the Pennsylvania Consolidated Statutes, as amended ("Pennsylvania Law"), immediately after the Contribution and Issuance Effective Time, at the Partnership Merger Effective Time, Prologis OP Merger Sub shall be merged with and into the Partnership (the "Partnership Merger" and, together with the Company Mergers, the "Mergers"). As a result of the Partnership Merger, the separate existence of the Prologis OP Merger Sub shall cease, and the Partnership shall continue as the surviving entity of the Partnership Merger. The Partnership Merger will have the effects set forth under Pennsylvania Law and the DLLCA.

             (ii)  The Parties shall cause the Partnership Merger to be consummated by filing as soon as practicable after the Contribution and Issuance and Effective Time (A) a certificate of merger for the Partnership Merger (the "Certificate of Partnership Merger") with the Secretary of State of the State of Delaware (the "DSOS"), in such form as required by, and executed in accordance with the relevant provisions of, the DLLCA, (B) a statement of merger (together with the Certificate of Partnership Merger, the "Partnership Merger Certificates") with the Pennsylvania Department of State in accordance with Pennsylvania Law, in such form as required by, and executed in accordance with, the applicable provisions of Pennsylvania Law, and (C) any other filings, recordings or publications required under the DLLCA and Pennsylvania Law in connection with the Partnership Merger. The Partnership Merger shall become effective immediately following the Contribution and Issuance Effective Time, with such date and time specified in the Partnership Merger Certificates, or on such other date and time as shall be agreed to by Parent and the Company and specified in the Partnership Merger Certificates (the date and time the Partnership Merger becomes effective being the "Partnership Merger Effective Time".

          Section 2.2    Closing.     The closing of the Mergers (the "Closing") will take place, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, on the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are required to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), unless another date, time or place is agreed to in writing to by the Parties (it being understood that the Topco Merger Effective Time and the Partnership Merger Effective Time shall occur before the open of business on the first day following the Closing Date as specified herein). The date on which the Closing actually occurs is referred to as the "Closing Date."

        Section 2.3    Organizational Documents.

          (a)    New Liberty Holdco Organizational Documents.     Immediately prior to the Company Merger Effective Time, New Liberty Holdco shall, and the Company shall cause New Liberty Holdco to, amend the New Liberty Holdco Governing Documents to be in the form of the bylaws and declaration of trust of the Company immediately prior to the Company Merger Effective Time.

          (b)    Parent Partnership Agreement.     Prior to the Closing, Parent, as the general partner of Parent OP, shall cause the Parent Partnership Agreement to be amended to create and authorize the New Preferred OP Units, which New Preferred OP Units will have substantially the same terms and rights as the Partnership Preferred Units immediately prior to the Partnership Merger, including with respect to distributions, redemption, tax protection, voting rights and rights upon liquidation, dissolution or winding-up.

          (c)    General Partner; Limited Partnership Agreement of the Partnership.     At the Partnership Merger Effective Time, (i) the Company shall continue to be the general partner of the Partnership, until replaced in accordance with applicable Law, and (ii) the Partnership Agreement as in effect immediately prior to the Partnership Merger Effective Time shall be the limited partnership agreement of the Partnership immediately following the Partnership Merger Effective Time, until thereafter amended in accordance with the provisions thereof and in accordance with applicable Law.

          (d)    Organizations Documents of the Company.     At the Company Merger Effective Time, the Company Governing Documents, as in effect immediately prior to the Company Merger Effective Time, shall be the declaration of trust and bylaws of the Company immediately following the Company Merger Effective Time (except that the name of the Company as the surviving entity shall be changed to "LPT Holdings Trust" (or another name to be selected by Parent and reasonably acceptable to the Company), until thereafter supplemented or amended as provided therein and in accordance with applicable Law and the applicable provisions of the Company Governing Documents.

          (e)    Organizational Documents of Prologis Merger Sub.     At the Topco Merger Effective Time, the articles of organization and operating agreement of Prologis Merger Sub, as in effect immediately prior to the Topco Merger Effective Time, shall be the articles of organization and operating agreement of the Surviving Entity, until thereafter supplemented or amended as provided therein and in accordance with applicable Law and the applicable provisions therein.

        Nothing in this Section 2.3 shall affect in any way the indemnification or other obligations provided for in Section 7.5.

        Section 2.4    Directors, Trustees and Officers.

          (a)   From and after the Company Merger Effective Time, the officers and trustees of the Company immediately prior to the Company Merger Effective Time shall continue to be the officers and trustees of the Company as the surviving entity of the Company Merger, each to hold office in accordance with the Company Governing Documents.

          (b)   Prior to the Closing, the Company shall cause to be delivered to Parent resignation letters from each of the officers and trustees of the Company and New Liberty Holdco pursuant to which each such person shall resign as an officer and/or trustee (as applicable) of the Company and New Liberty Holdco effective as of the Topco Merger Effective Time and the Company, New Liberty Holdco and Parent shall cooperate prior to the Closing to ensure that persons designated by Parent shall be elected as officers and/or trustees of the Company effective as of the Topco Merger Effective Time and to give effect to Section 2.4(d). For the avoidance of doubt, the Parties agree that the resignations contemplated by this Section 2.4(b) shall not be considered a termination of a type that would render such officer or employee ineligible for severance or retention payments under the applicable Company severance plan or arrangement.

          (c)   From and after the Company Merger Effective Time until the Topco Merger Effective Time, New Liberty Holdco shall, and the Company shall cause New Liberty Holdco to, ensure that the officers and trustees of the Company immediately prior to the Company Merger Effective Time shall be the officers and trustees of New Liberty Holdco, each to hold office in accordance with the New Liberty Holdco Governing Documents.

          (d)   From and after the Topco Merger Effective Time, the officers of Prologis Merger Sub immediately prior to the Topco Merger Effective Time shall be the officers of the Surviving Entity, each to hold office in accordance with the operating agreement of the Surviving Entity.

          (e)   From and after the Partnership Merger Effective Time, the officers of Prologis OP Merger Sub immediately prior to the Partnership Merger Effective Time shall be the officers of the Partnership as the surviving entity of the Partnership Merger, each to hold office in accordance with the Partnership Agreement.

        Section 2.5    Tax Consequences.     It is intended that, for U.S. federal income tax purposes, (a) each of the Company Merger and the Topco Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is adopted as, a separate plan of reorganization for each the Company Merger and the Topco Merger for purposes of Sections 354 and 361 of the Code; and (b) the Partnership Merger shall qualify as and constitute an "assets over" form of merger under Treasury Regulations Section 1.708-1(c)(3)(i), with Parent OP being the continuing partnership pursuant to Treasury Regulations Section 1.708-1(c)(1) whereby the Partnership will be treated as contributing its assets to Parent OP in exchange for New OP Units and New Preferred OP Units, followed by a distribution by the Partnership of the New OP Units and New Preferred OP Units in liquidation of the Partnership.

ARTICLE III

EFFECTS OF THE MERGERS

        Section 3.1    Effect on Equity Interests.

          (a)    Membership Interests of Company Merger Sub and Company Common Shares and New Liberty Holdco Common Shares.     As of the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any holder of any Company Common Shares, shares of beneficial interest of New Liberty Holdco or membership interests in Company Merger Sub, the following shall occur:

            (i)    Membership Interests of Company Merger Sub.    Each membership interest of Company Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall be automatically converted into and become one fully paid and nonassessable common share of beneficial interest, par value $0.001 per share, of the Company as the surviving entity of the Company Merger.

            (ii)    Conversion of Company Common Shares.    Each Company Common Share issued and outstanding immediately prior to the Company Merger Effective Time shall be automatically converted into one (1) newly issued common share of beneficial interest, par value $0.001 per share, of New Liberty Holdco (a "New Liberty Holdco Common Share"). As a result of the Company Merger, all Company Common Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (or book-entry share) previously evidencing Company Common Shares shall thereafter represent the New Liberty Holdco Common Shares into which such Company Common Shares were converted (and, following the Topco Merger Effective Time, shares of Parent Common Stock into which such New Liberty Holdco Common Shares will be converted pursuant to Section 3.1(b)).

            (iii)    Conversion of Rights to Redeem or Exchange Partnership Units.    Each right of a limited partner in the Partnership to redeem or exchange its Partnership Units for Company Common Shares (or cash equivalents thereof) pursuant to the Partnership Agreement outstanding immediately prior to the Company Merger Effective Time shall be automatically converted into the right to redeem or exchange such Partnership Units for a number of New

    Liberty Holdco Common Shares (or cash equivalents thereof) equal to the number of Company Common Shares that such limited partner would have received if the redemption or exchange occurred immediately prior to the Company Merger Effective Time, as such number of shares may be adjusted and on the terms pursuant to the Partnership Agreement.

          (b)    New Liberty Holdco Common Shares and Membership Interests of Prologis Merger Sub.     As of the Topco Merger Effective Time, by virtue of the Topco Merger and without any action on the part of any holder of shares of beneficial interest of New Liberty Holdco or any membership interests in Prologis Merger Sub, the following shall occur:

            (i)    Conversion of New Liberty Holdco Common Shares.    Subject to Section 3.6, each New Liberty Holdco Common Share issued and outstanding immediately prior to the Topco Merger Effective Time, other than New Liberty Holdco Common Shares to be canceled in accordance with Section 3.1(b)(iii), shall be automatically converted into the right to receive 0.675 (the "Exchange Ratio") validly issued, fully paid and non-assessable shares of Parent Common Stock (the "Merger Consideration"), without interest, but subject to any withholding required under applicable tax Law, plus the right, if any, to receive pursuant to Section 3.8, cash in lieu of fractional shares of Parent Common Stock (the "Fractional Share Consideration") into which such New Liberty Holdco Common Shares would have been converted pursuant to this Section 3.1(b)(i). All New Liberty Holdco Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a "Certificate") or book-entry share (a "Book-Entry Share") that immediately prior to the Topco Merger Effective Time evidenced New Liberty Holdco Common Shares (including certificates or book-entry shares, as applicable, formerly evidencing Company Common Shares as of immediately prior to the Company Merger Effective Time) shall cease to have any rights with respect to such New Liberty Holdco Common Shares, except, in all cases, the right to receive the Merger Consideration, without interest, in accordance with this Section 3.1(b)(i), including the right, if any, to receive the Fractional Share Consideration, together with the amounts, if any, payable pursuant to Section 3.4(e).

            (ii)    Conversion of Rights to Redeem or Exchange Partnership Units.    Each right of a limited partner in the Partnership to redeem or exchange its Partnership Units for New Liberty Holdco Common Shares (or cash equivalents thereof) pursuant to Section 3.1(a)(iii) shall be automatically converted into the right to redeem or exchange such Partnership Units for that number of shares of Parent Common Stock (or cash equivalents thereof) equal to the product of the number of New Liberty Holdco Common Shares that such limited partner would have received if the redemption or exchange occurred immediately prior to the Topco Merger Effective Time multiplied by the Exchange Ratio, as such number of shares may be adjusted and on the terms pursuant to the Partnership Agreement.

            (iii)    Cancelation of New Liberty Holdco Common Shares.    Each New Liberty Holdco Common Share owned by any of the Company Parties or any wholly owned Company Subsidiary and each New Liberty Holdco Common Share owned by any of the Parent Parties or any of their respective wholly owned Subsidiaries, in each case, as of immediately prior to the Topco Merger Effective Time, shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

            (iv)    Membership Interests of Prologis Merger Sub.    All membership interests of Prologis Merger Sub issued and outstanding as of immediately prior to the Topco Merger Effective Time shall remain issued and outstanding membership interests of Prologis Merger Sub.

            (v)    Adjustments.    Without limiting the other provisions of this Agreement, the Exchange Ratio shall be adjusted appropriately to reflect the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Company

    Common Shares, New Liberty Holdco Common Shares, Partnership OP Units, Partnership Preferred Units, Parent Common Stock or Parent Partnership Units, as the case may be), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Common Shares, New Liberty Holdco Common Shares, Partnership OP Units, Partnership Preferred Units, Parent Common Stock or Parent Partnership Units, as the case may be, outstanding after the date hereof and prior to the Topco Merger Effective Time and the Partnership Merger Effective Time, as applicable, so as to provide the holders of Company Common Shares, New Liberty Holdco Common Shares, Partnership OP Units and Partnership Preferred Units with the same economic effect as contemplated by this Agreement prior to such event.

        Section 3.2    Effect on Partnership Interests.     As of the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any holder of any Partnership OP Units, Partnership Preferred Units or any membership interests in Prologis OP Merger Sub, the following shall occur:

          (a)    Membership Interests of Prologis OP Merger Sub.     Each membership interest of Prologis OP Merger Sub issued and outstanding immediately prior to the Partnership Merger Effective Time shall be automatically converted into and become one (1) new validly issued Partnership OP Unit, and such Partnership OP Unit shall be owned by Parent OP.

          (b)    General Partner Interests in Partnership.     The general partner interests in the Partnership as of immediately prior to the Partnership Merger Effective Time (other than any Partnership OP Units or Partnership Preferred Units held by the Company, which shall be converted pursuant to clauses (c) and (d) of this Section 3.2) shall remain the general partnership interests in the Partnership.

          (c)    Conversion of Partnership OP Units.     Each Partnership OP Unit that is issued and outstanding immediately prior to the Partnership Merger Effective Time shall be automatically converted into a number of new validly issued Parent OP Units ("New OP Units") in an amount equal to the Exchange Ratio (the "Partnership Merger Common Consideration"), and each holder of Partnership OP Units shall be admitted as a limited partner of Parent OP following the Partnership Merger Effective Time in accordance with the terms of the Parent Partnership Agreement. No fractional New OP Units will be issued in the Partnership Merger. Any fractional New OP Unit that would otherwise be issued to any holder of Partnership OP Units shall be rounded up to the nearest whole number and the holders of Partnership OP Units shall not be entitled to any further consideration with respect thereto.

          (d)    Conversion of Partnership Preferred Units.     Each Partnership Preferred Unit that is issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into one (1) new validly issued New Preferred OP Unit (the "Partnership Merger Preferred Consideration"), and each holder of Partnership Preferred Units shall be admitted as a limited partner of Parent OP following the Partnership Merger Effective Time in accordance with the terms of the Parent Partnership Agreement.

        Section 3.3    Effect on Equity-Based Awards.

          (a)    Treatment of Company Equity Awards in Company Merger.     As of the Company Merger Effective Time, each Company Equity Award outstanding immediately prior to the Company Merger Effective Time shall automatically be converted into an equivalent equity award relating to an equal number of New Liberty Holdco Common Shares (a "New Liberty Holdco Equity Award") and will otherwise be subject to all of the same terms and conditions (including per share exercise price, if applicable) that applied to such Company Equity Award immediately prior to the Company Merger Effective Time.

          (b)    Treatment of Company Restricted Stock Awards in Topco Merger.     Immediately prior to the Topco Merger Effective Time, any and all outstanding issuance and forfeiture conditions on any New Liberty Holdco Common Shares subject to Company Restricted Stock Awards (recognizing and taking into account that each such Company Restricted Stock Award was, at the Company Merger Effective Time, converted into an equivalent New Liberty Holdco Equity Award in accordance with Section 3.3(a)) shall be deemed satisfied in full, contingent upon the consummation of the Topco Merger, and the holders of such New Liberty Holdco Common Shares will be entitled to receive promptly, and in any event within ten (10) Business Days, after the Topco Merger Effective Time the Merger Consideration in respect of each such New Liberty Holdco Common Share, plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.8, less applicable Taxes and withholdings.

          (c)    Treatment of Company RSU Awards in Topco Merger.     Each Company RSU Award that is outstanding immediately prior to the Topco Merger Effective Time (recognizing and taking into account that each such Company RSU Award was, at the Company Merger Effective Time, converted into an equivalent New Liberty Holdco Equity Award in accordance with Section 3.3(a)) shall vest in full and shall, as of the Topco Merger Effective Time, automatically and without any action on the part of the holder thereof, be canceled in exchange for the right of the holder thereof to receive promptly, and in any event within ten (10) Business Days, after the Topco Merger Effective Time a number of shares of Parent Common Stock (or, in the case of a Company RSU Award that is payable solely in cash by its terms, an amount in cash equal to the VWAP of Parent Common Stock multiplied by a number of shares of Parent Common Stock) equal to the product, rounded down to the nearest whole number of shares, of (i) the number of New Liberty Holdco Common Shares subject to such Company RSU Award immediately prior to the Topco Merger Effective Time multiplied by (ii) the Exchange Ratio, plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.8, less applicable Taxes and withholdings. For purposes of clause (i) of the preceding sentence, the number of shares shall be determined, in the case of a Company RSU Award that is subject to performance-based vesting conditions immediately prior to the Topco Merger Effective Time, by deeming the applicable performance conditions to be achieved based upon the actual level of achievement of the applicable performance conditions through the date that is the day immediately prior to the Topco Merger Effective Time (except that, in the case of an award granted in 2017, if the Topco Merger Effective Time occurs on or after January 1, 2020, then the applicable performance conditions shall be deemed achieved at the actual level of achievement during the completed performance period).

          (d)    Treatment of Company Options in Topco Merger.     At the Topco Merger Effective Time, each outstanding and unexercised Company Option (recognizing and taking into account that each such Company Option was, at the Company Merger Effective Time, converted into an equivalent New Liberty Holdco Equity Award in accordance with Section 3.3(a)) will terminate and will be converted into the right of the holder thereof to receive promptly, and in any event within ten (10) Business Days, after the Topco Merger Effective Time a number of shares of Parent Common Stock, determined as of the Topco Merger Effective Time, equal to the quotient, rounded down to the nearest whole number of shares, of (i)(A) the number of New Liberty Holdco Common Shares that were subject to such Company Option immediately prior to the Topco Merger Effective Time, multiplied by (B) the excess, if any, of the value of the Merger Consideration over the per share exercise price of the Company Option, divided by (ii) the VWAP of Parent Common Stock, plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.8, less applicable Taxes and withholdings. For purposes of clause (i)(B) of the preceding sentence, the value of the Merger Consideration shall equal the product of (x) the Exchange Ratio, multiplied by (y) the VWAP of Parent Common Stock.

          (e)    Company Actions.     Prior to the Company Merger Effective Time, the Company and Parent agree that the Company shall, and shall be permitted under this Agreement to, take all corporate action necessary to effectuate the provisions of this Section 3.3.

          (f)    Employee Stock Purchase Plan.     With respect to the Company's Amended and Restated Employee Stock Purchase Plan (the "ESPP"), the Company shall cause: (i) each outstanding offering period under the ESPP then-in progress (an "Offering Period") as of the date of this Agreement to be the final Offering Period under the ESPP (which shall end December 31, 2019), (ii) the ESPP to be suspended such that no new Offering Periods shall begin on or following the date of the Agreement, and (iii) the ESPP to terminate immediately prior to the Topco Merger Effective Time, and ensure that no purchase or other rights under the ESPP enable the holder of such rights to acquire any interest in Parent, Parent OP or any Parent Subsidiary as a result of such purchase or the exercise of such rights at or after the Topco Merger Effective Time. Notwithstanding the foregoing, if the Topco Merger Effective Time occurs in 2019, the Company shall cause (x) the current Offering Period to terminate immediately prior to the Topco Merger Effective Time and be the final Offering Period under the ESPP, with no shares purchased for such Offering Period, (y) the accumulated contributions of each ESPP participant under the ESPP to be promptly returned to each such ESPP participant, and (z) the ESPP to be terminated effective immediately prior to the Topco Merger Effective Time. The Company Board shall pass resolutions and take other required actions for the treatment of the ESPP and the purchase rights under the ESPP as contemplated by this Section 3.3(f).

        Section 3.4    Exchange of Certificates.

          (a)    Exchange Agent.     Not less than five (5) days prior to the dissemination of the proxy statement/prospectus in definitive form relating to the Company Shareholder Meeting and the issuance of Parent Common Stock in connection with the transactions contemplated by this Agreement (together with any amendments or supplements thereto, the "Proxy Statement/Prospectus"), Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the "Exchange Agent") for the payment and delivery of the Merger Consideration and the Fractional Share Consideration, as provided in Section 3.1(b)(i) and Section 3.8. On or before the Topco Merger Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) an amount of shares of Parent Common Stock in book-entry form issuable pursuant to Section 3.1(b)(i) equal to the aggregate Merger Consideration, and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Fractional Share Consideration. Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time following the Topco Merger Effective Time, any dividends or other distributions, if any, to which a holder of New Liberty Holdco Common Shares may be entitled pursuant to Section 3.4(e). Such book-entry shares of Parent Common Stock, aggregate Fractional Share Consideration and the amounts of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 3.4(a) are collectively referred to in this Agreement as the "Exchange Fund." The Exchange Fund shall be for the sole benefit of the holders of New Liberty Holdco Common Shares that were outstanding as of immediately prior to the Topco Merger Effective Time. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of the Merger Consideration, payment of the Fractional Share Consideration and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.4(e) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

          (b)    Share, Partnership OP Unit and Partnership Preferred Unit Transfer Books.

              (i)  From and after the Partnership Merger Effective Time, there shall be no transfers on the unit transfer books of the Partnership of Partnership OP Units or Partnership Preferred

    Units. From and after the Partnership Merger Effective Time, the holders of Partnership OP Units or Partnership Preferred Units outstanding immediately prior to the Partnership Merger Effective Time shall cease to have rights with respect to such Partnership OP Units or Partnership Preferred Units, except as otherwise provided herein.

             (ii)  From and after the Company Merger Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of any Company Common Shares. From and after the Company Merger Effective Time, the holders of certificates (or book-entry shares) evidencing ownership of the Company Common Shares outstanding immediately prior to the Company Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. From and after the Company Merger Effective Time, any certificates or book-entry shares evidencing ownership of the Company Common Shares outstanding immediately prior to the Company Merger Effective Time presented to the Exchange Agent, Parent, the Company, New Liberty Holdco or any of their respective transfer agents for any reason shall be exchanged as provided in this Article III with respect to the Company Common Shares formerly evidenced thereby.

            (iii)  From and after the Topco Merger Effective Time, the share transfer books of New Liberty Holdco shall be closed and thereafter there shall be no further registration of transfers of any New Liberty Holdco Common Shares. From and after the Topco Merger Effective Time, the holders of Certificates (or Book-Entry Shares) evidencing ownership of the New Liberty Holdco Common Shares outstanding immediately prior to the Topco Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. From and after the Topco Merger Effective Time, any Certificates or Book-Entry Shares evidencing ownership of the New Liberty Holdco Common Shares outstanding immediately prior to the Topco Merger Effective Time presented to the Exchange Agent, Parent, the Company, New Liberty Holdco or any of their respective transfer agents for any reason shall be exchanged as provided in this Article III with respect to the New Liberty Holdco Common Shares formerly evidenced thereby.

          (c)    Exchange Procedures.     As soon as possible after the Topco Merger Effective Time (but, in any event, no later than three (3) Business Days following the Topco Merger Effective Time), Parent shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Certificates that immediately prior to the Topco Merger Effective Time represented outstanding New Liberty Holdco Common Shares whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1(b)(i): (i) a letter of transmittal (a "Letter of Transmittal") which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof), to the Exchange Agent, which Letter of Transmittal shall be in such form and have such other customary provisions as Parent and the Company may reasonably agree upon, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration into which the number of New Liberty Holdco Common Shares previously represented by such Certificate shall have been converted pursuant to this Agreement, together with any amounts payable in respect of the Fractional Share Consideration in accordance with Section 3.8 and dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.4(e). Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Exchange Agent, together with such Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (or affidavit of loss in lieu thereof) the Merger Consideration payable in respect of the New Liberty Holdco Common

  Shares previously represented by such Certificate pursuant to the provisions of this Article III, plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.8 and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.4(e) to be mailed or delivered by wire transfer, as soon as reasonably practicable following the later to occur of (A) the Topco Merger Effective Time or (B) the Exchange Agent's receipt of such Certificate (or affidavit of loss in lieu thereof), and such Certificate so surrendered shall be forthwith canceled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company or a transfer of ownership of New Liberty Holdco Common Shares that is not registered in the transfer records of New Liberty Holdco, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate (or affidavit of loss in lieu thereof) shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.4, each Certificate shall be deemed, at any time after the Topco Merger Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article III. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate (or affidavit of loss in lieu thereof).

          (d)    Book-Entry Shares.     Any holder of Book-Entry Shares that immediately prior to the Topco Merger Effective Time represented outstanding New Liberty Holdco Common Shares whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1(b)(i) shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration (or any amounts payable in respect of the Fractional Share Consideration in accordance with Section 3.1(b)(i) or distribution to which such holder is entitled pursuant to Section 3.4(e)) that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each registered holder of one or more Book-Entry Shares that immediately prior to the Topco Merger Effective Time represented outstanding New Liberty Holdco Common Shares whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1(b)(i) shall automatically upon the Topco Merger Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Topco Merger Effective Time, the Merger Consideration in accordance with Section 3.1(b)(i), together with any amounts payable in respect of the Fractional Share Consideration in accordance with Section 3.8 and any distribution to which such holder is entitled pursuant to Section 3.4(e) for each Book-Entry Share. Payment of the Merger Consideration, Fractional Share Consideration and distributions with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. No interest shall be paid or accrue on any cash payable upon the conversion of any Book-Entry Share.

          (e)    Dividends with Respect to Parent Common Stock.     No dividends or other distributions with respect to Parent Common Stock with a record date after the Topco Merger Effective Time shall be paid to the holder of any unsurrendered Certificate or unsurrendered Book-Entry Share with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share with respect to the shares of Parent Common Stock issuable hereunder in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or the conversion of such Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Topco Merger Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Topco Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

          (f)    Termination of Exchange Fund.     Any portion of the Exchange Fund (including any Fractional Share Consideration and any applicable dividends or other distributions with respect to Parent Common Stock) which remains undistributed to the holders of Company Common Shares for six (6) months after the Topco Merger Effective Time shall be delivered to Parent, upon demand, and any former holders of New Liberty Holdco Common Shares prior to the Topco Merger who have not theretofore complied with this Article III shall thereafter look only to Parent and only as general creditors thereof for payment of the Merger Consideration subject to the terms and conditions of this Article III.

          (g)    No Liability.     None of the Parent Parties, the Company Parties, the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person if any portion of the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

          (h)    Investment of Exchange Fund.     The Exchange Agent shall invest the cash portion of the Exchange Fund, as directed by the Parent. Any net profit resulting from, or interest or other income produced by, such investments shall be paid to Parent. No investment of the Exchange Fund shall relieve Parent or the Exchange Agent from making the payments required by this Article III. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of any of the cash payments contemplated by Section 3.4(e) or Section 3.8, Parent shall, as promptly as reasonably practicable, replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments in accordance with Section 3.4(e) and Section 3.8.

        Section 3.5    Lost Certificates.     If any Certificate (including, for the avoidance of doubt for this purpose, certificates or book-entry shares, as applicable, formerly evidencing Company Common Shares as of immediately prior to the Company Merger Effective Time) shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, to the extent required by Parent or the Exchange Agent, the posting by such Person of a bond in customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, Fractional Share Consideration and any dividends or distributions to which such holder of New Liberty Holdco Common Shares is entitled pursuant to this Article III.

        Section 3.6    Withholding Rights.     Each of the Parties, each of their respective Representatives and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and the Fractional Share Consideration (and any other consideration otherwise payable pursuant to this Agreement or deemed paid for Tax purposes), such amounts as it is required to deduct and withhold with respect to such payments under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

        Section 3.7    Dissenters' Rights.     No dissenters' or appraisal rights, or rights of objecting shareholders under Title 3, Subtitle 2 of the MGCL, shall be available with respect to the Mergers or other transactions contemplated hereby, including any remedy under Section 3-201 et seq. of the MGCL.

        Section 3.8    No Fractional Shares.     No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares evidencing New Liberty Holdco Common Shares or the conversion of New Liberty Holdco Equity Awards pursuant to Section 3.3, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of New Liberty Holdco Common Shares or a New Liberty Holdco Equity Award converted pursuant to the Topco Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the VWAP of Parent Common Stock.

        Section 3.9    Structure.     The Company Parties and the Parent Parties shall reasonably and in good faith cooperate with, and reasonably and in good faith consider any reasonable changes requested by, the Parent Parties or the Company Parties, as applicable, regarding the structure of the transactions contemplated herein (including with respect to the restructuring transactions set forth in Section 7.19 of the Company Disclosure Schedule), including entering into appropriate amendments to this Agreement; provided that any such changes do not have an adverse effect on Parent, the Company, their respective Subsidiaries or the holders of Company Common Shares, including any adverse effect on the time by which the Mergers may be consummated.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

        Except (a) as disclosed in publicly-available Company SEC Reports filed with, or furnished to, as applicable, the SEC on or after January 1, 2017 and at least two (2) Business Days prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading "Risk Factors" (but including any description of historic facts or events included therein) and any disclosure of risks or other matters included in any "forward-looking statements" disclaimer (but including any description of historic facts or events included therein) or other statements to the extent they are cautionary, predictive or forward-looking in nature), or (b) as set forth in the applicable section of the disclosure schedules of the Company Parties delivered concurrently with the execution of this Agreement by the Company Parties to the Parent Parties (the "Company Disclosure Schedule") (it being acknowledged and agreed that disclosure of any item in any Section of Article IV of the Company Disclosure Schedule shall qualify or modify the Section of this Article IV to which it corresponds and any other Section of this Article IV to the extent the applicability of the disclosure to such other Section is reasonably apparent from the text of the disclosure made (it being understood that to be so reasonably apparent it is not required that such other Sections be cross-referenced); provided, that (x) nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company Parties made herein and (y) no reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which the Company or any of the Company Subsidiaries is a party exists or has actually occurred), each of the Company Parties, jointly and severally, represent and warrant to the Parent Parties that:

        Section 4.1    Existence; Good Standing; Compliance with Law.

          (a)   The Company is a real estate investment trust duly formed, validly existing and in good standing under the Laws of the State of Maryland. Section 4.1(a) of the Company Disclosure Schedule lists the jurisdictions in which the Company is duly qualified or licensed to do business as a foreign corporation or other entity. The Company is duly qualified or licensed to do business as a foreign corporation or other entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect. The Company has all requisite corporate or other requisite entity power and authority to own, operate, lease, hold and encumber its properties and carry on its business as now conducted.

          (b)   A true, correct and complete list of each of the Company's Subsidiaries (each, a "Company Subsidiary" and, collectively, the "Company Subsidiaries"), together with the jurisdiction of organization and the Company's direct or indirect ownership or other equity interest in each such Company Subsidiary, is listed in Section 4.1(b) of the Company Disclosure Schedule. Each of the Company Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or licensing, except for jurisdictions in which such failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect. Each Company Subsidiary has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

          (c)   The Company has previously made available to Parent true, correct and complete copies of (i) the Company Declaration of Trust, (ii) the Company Bylaws (together with the Company Declaration of Trust, the "Company Governing Documents"), (iii) the certificate of limited partnership of the Partnership (the "Certificate of Limited Partnership"), (iv) the second amended and restated agreement of limited partnership of the Partnership (the "Partnership Agreement" and, together with the Certificate of Limited Partnership, the "Partnership Governing Documents"), and (v) the bylaws and declaration of trust of New Liberty Holdco (the "New Liberty Holdco Governing Documents"), in each case as amended and in effect on the date of this Agreement. Each of the Company Governing Documents, the Partnership Governing Documents and the New Liberty Holdco Governing Documents are in full force and effect, and neither the Company, New Liberty Holdco nor the Partnership is in violation of any of the provisions of such documents.

        Section 4.2    Authority.

          (a)   Each of the Company and New Liberty Holdco has all requisite corporate or other requisite entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated by this Agreement to which the Company or New Liberty Holdco, as applicable, is a party, including the Company Mergers. The execution, delivery and performance by the Company and New Liberty Holdco of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other organizational action on behalf of the Company and New Liberty Holdco, subject, with respect to the Company Mergers, to receipt of the Company Shareholder Approval and to the filing of the Company Articles of Merger with, and acceptance for record of the Company Articles of Merger by, the SDAT and, with respect to the Partnership Merger, to the filing of the applicable Partnership Merger Certificates with the DSOS and the Pennsylvania Department of State. No other corporate or other proceedings on the part of the Company or New Liberty Holdco are necessary to authorize this Agreement or the Company Mergers or to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and New Liberty Holdco and, assuming the due authorization, execution and delivery hereof by each of the Parent Parties, constitutes a valid and legally binding obligation of each of the Company and New Liberty Holdco, enforceable against the Company and New Liberty Holdco in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (b)   The Company Board, at a duly held meeting, has, on behalf of the Company and in its capacity as the general partner of the Partnership, has, by unanimous vote, and the Board of Trustees of New Liberty Holdco, at a duly held meeting, has, by unanimous vote (i) duly and validly authorized and approved the execution, delivery and performance of this Agreement and the Mergers and declared that the Mergers are advisable and in the best interests of the Company, New Liberty Holdco and the Partnership, as applicable, (ii) directed that the Company Mergers be submitted for consideration at the Company Shareholder Meeting, (iii) resolved to recommend that the shareholders of the Company vote in favor of the approval of the Company Mergers (the "Company Recommendation") and approved the inclusion of the Company Recommendation in the Proxy Statement/Prospectus, except that this clause (iii) is subject to Section 7.4(b)(iv) and Section 7.4(b)(v), and such resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, and (iv) taken all appropriate and necessary action to render any and all limitations on ownership of (x) Company Common Shares, as set forth in the Company Declaration of Trust and (y) New Liberty Holdco Common Shares, as set forth in New Liberty Holdco's declaration of trust, in each case, inapplicable to the Company Mergers and the other transactions contemplated by this Agreement.

          (c)   The Partnership has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which the Partnership is a party, including the Partnership Merger. The execution, delivery and performance by the Partnership of this Agreement and the consummation by the Partnership of the transactions contemplated hereby have been duly authorized by all necessary partnership action, and no other partnership proceedings or organizational action on the part of the Partnership are necessary to authorize this Agreement or the Partnership Merger or to consummate the transactions contemplated hereby, subject, with respect to the Partnership Merger, to the filing of the applicable Partnership Merger Certificates with the DSOS and the Pennsylvania Department of State. This Agreement has been duly executed and delivered by the Partnership and, assuming the due authorization, execution and delivery hereof by each of the Parent Parties, constitutes a valid and legally binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        Section 4.3    Capitalization.

          (a)   The authorized shares of beneficial interest of the Company consist of 300,000,000 transferable shares of beneficial interest of the Company, including 283,987,000 Company Common Shares and 16,013,000 preferred shares of beneficial interest, par value $0.001 per share ("Company Preferred Shares"). The authorized shares of beneficial interest of New Liberty Holdco consist of 300,000,000 transferable shares of beneficial interest of New Liberty Holdco, including 300,000,000 New Liberty Holdco Common Shares. As of the date hereof, all outstanding shares of beneficial interest and any other equity interests of New Liberty Holdco are owned by the Company. As of the close of business on October 23, 2019, (i) 157,522,191 Company Common Shares (including 418,797 Company Common Shares subject to Company Restricted Stock Awards) were issued and outstanding, (ii) no Company Preferred Shares were issued or outstanding, (iii) 1,064,788 Company Common Shares were subject to outstanding Company Options with a weighted average exercise price of $35.62, (iv) 522,717 Company Common Shares were subject to outstanding Company RSU Awards (consisting of (A) 244,820 Company Common Shares subject to Company RSU Awards based on achievement of any applicable performance goals at the target level and (B) an additional 277,897 Company Common Shares eligible to be earned pursuant to Company RSU Awards if any applicable performance goals are achieved at the maximum level), (v) 4,238,854 Company Common Shares have been authorized and reserved for issuance pursuant to the Company Equity Incentive Plan, (vi) 527,567 Company Common Shares have been authorized and reserved for issuance pursuant to the ESPP, (vii) no warrants, rights, performance shares, performance share units, convertible or exchangeable securities or similar securities rights that are derivative of, or provide economic rights based, directly or indirectly, on the value or price of, any shares of beneficial interest or other voting securities or ownership interests in the Company or any Company Subsidiary (other than the Company Options and Company RSU Awards disclosed in the foregoing clauses (iii) and (iv) and the Partnership OP Units disclosed in the following clause (viii)) with respect to the Company Common Shares or any other shares of beneficial interest or other equity interests of the Company were issued or outstanding, (viii) 3,489,449 Company Common Shares were reserved for issuance upon exchange of Partnership OP Units, (ix) 2,586,494 Company Common Shares were reserved for issuance under the Company Dividend Reinvestment and Share Purchase Plan and (x) the Company does not have any shares of beneficial interest or other equity interests issued or outstanding except as set forth in this sentence. Since October 23, 2019 to the date of this Agreement, no shares of beneficial interest or other equity interests of the Company (or any equity-based awards or other rights with respect to shares of beneficial interest or other equity interest of the Company) have been issued, authorized or reserved for issuance other than, in each case, with respect to Company Common Shares reserved for issuance as described in clauses (iii), (iv), (vi), (viii) and (ix) above. All issued and outstanding shares of beneficial interest of the Company and New Liberty Holdco are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

          (b)   The Company has no outstanding bonds, debentures, notes or other obligations or securities the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the shareholders of the Company on any matter (whether together with such shareholders or as a separate class).

          (c)   Section 4.3(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of all outstanding equity awards as of October 23, 2019, including Company Options, Company RSU Awards, and Company Restricted Stock Awards, granted by the Company under the Company Equity Incentive Plan (each, a "Company Equity Award" and, collectively, the "Company Equity Awards"), including the name of the Person to whom such Company Equity Awards have been granted, the number of Company Common Shares subject to each Company Equity Award, the date on which such Company Equity Award was granted, and the exercise price (if any) applicable to such Company Equity Award. All Company Common Shares to be issued pursuant to any Company Equity Award shall be, when issued, duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. As of October 23, 2019, there were an aggregate of 1,728,405 Company Equity Awards outstanding, assuming Company RSU Awards are earned at target. The dividend reinvestment feature relating to Company RSU Awards will increase the number of Company Common Shares subject to Company Equity Awards by approximately 1,800 Company Common Shares prior to Closing, assuming Company RSU Awards are earned at target. Other than the Company Equity Awards set forth in Section 4.3(c) of the Company Disclosure Schedule, there are no other equity-based awards or other rights with respect to the Company Common Shares issued and outstanding under the Company Equity Incentive Plan or otherwise as of the date hereof. All Company Equity Awards were (i) granted, accounted for, reported and disclosed in accordance with applicable Law and accounting rules and (ii) granted in accordance with the terms of the Company Equity Incentive Plan. The treatment of the Company Equity Awards contemplated in Section 3.3(a), Section 3.3(b) and Section 3.3(c) complies with the terms of the Company Equity Incentive Plan and applicable award agreements.

          (d)   There are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of beneficial interest or other equity interests of the Company or any Company Subsidiary or which restrict the transfer of any such shares, nor are there, to the Company's Knowledge, any third-party agreements or understandings with respect to the voting of any such shares or equity interests or which restrict the transfer of any such shares or equity interests.

          (e)   Except as set forth in the Partnership Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem, exchange, convert or otherwise acquire any shares of beneficial interest, partnership interests or any other securities of the Company or any Company Subsidiary.

          (f)    Neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

          (g)   Neither the Company nor any Company Subsidiary has a "poison pill" or similar shareholder rights plan.

          (h)   Except as set forth in this Section 4.3, there are no (i) voting trusts, proxies or other similar agreements or understandings to which the Company or any Company Subsidiary was bound with respect to the voting of any shares of beneficial interest of the Company or other equity interests in any Company Subsidiary, (ii) contractual obligations or commitments of any character to which the Company or any Company Subsidiary was a party or by which the Company or any Company Subsidiary was bound restricting the transfer of, or requiring the registration for the sale of, any shares of beneficial interest of the Company or other equity interests in any Company Subsidiary or (iii) stock appreciation rights, performance shares, performance share units, contingent value rights, "phantom" stock or similar securities rights that are derivative of, or provide economic rights based, directly or indirectly, on the value or price of, any shares of beneficial interest or other voting securities or ownership interests in the Company or any

  Company Subsidiary. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights, or rights of first refusal or similar rights with respect to any of its shares of beneficial interest or other equity interests.

          (i)    All dividends or other distributions on the Company Common Shares and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized and declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

          (j)    The Company is the sole general partner of the Partnership. As of October 23, 2019, the Company owned 97.8% of the Partnership OP Units and none of the Partnership Preferred Units. As of October 23, 2019, the Partnership's Limited Partners (as defined in the Partnership Agreement) (not including the Partnership OP Units held by the Company), owned 2.2% of the Partnership OP Units and 100% of the Partnership Preferred Units. Section 4.3(j) of the Company Disclosure Schedule sets forth a true, correct and complete list of the holders of all Partnership OP Units and Partnership Preferred Units, such holder's most recent address and the exact number and type (e.g., general, limited, etc.) of Partnership OP Units and Partnership Preferred Units held as of October 23, 2019. Other than Partnership OP Units and Partnership Preferred Units set forth on Section 4.3(j) of the Company Disclosure Schedule, there are no other issued or outstanding equity interests of the Partnership. Since October 23, 2019 to the date of this Agreement, no Partnership OP Units, Partnership Preferred Units or other equity interests of the Partnership have been issued, authorized or reserved for issuance. Except as set forth in this Section 4.3, there are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any partnership interests of the Partnership. Except as set forth in the Partnership Agreement, there are no outstanding contractual obligations of the Partnership to repurchase, redeem or otherwise acquire any partnership interests of the Partnership. The partnership interests owned by the Company and, to the Company's Knowledge, the partnership interests owned by the Partnership's Limited Partners (as defined in the Partnership Agreement), are subject only to the restrictions on transfer set forth in the Partnership Agreement and those imposed by applicable Securities Laws. All issued and outstanding Partnership OP Units and Partnership Preferred Units are duly authorized, validly issued, fully paid and free of preemptive rights.

        Section 4.4    Subsidiary Interests.     All issued and outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the other Company Subsidiaries are duly authorized and validly issued. There are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate any Company Subsidiary (other than the Partnership OP Units and Partnership Preferred Units disclosed pursuant to Section 4.3) to issue, transfer or sell any interests with respect to any Company Subsidiary. Except for the Partnership OP Units and Partnership Preferred Units identified in Section 4.3(j) of the Company Disclosure Schedule as being owned by a holder other than the Company, all issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly or indirectly by the Company free and clear of all liens, pledges, security interests, claims, call rights, options, right of first refusal, rights of first offer, agreements, limitations on the Company's or any Company Subsidiary's voting rights, charges or other encumbrances of any nature whatsoever.

        Section 4.5    Other Interests.     Except for the interests in the Company Subsidiaries set forth in Section 4.1(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person.

        Section 4.6    Consents and Approvals; No Violations.     Subject to receipt of the Company Shareholder Approval, and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or state "blue sky" Laws, and (b) for filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT, and the filing of the applicable Partnership Merger Certificates with the DSOS and the Pennsylvania Department of State, none of the execution, delivery or performance of this Agreement by the Company Parties, the consummation by the Company Parties of the transactions contemplated hereby or compliance by the Company Parties or the Company Subsidiaries with any of the provisions hereof will (i) conflict with or result in any breach or violation of any provision of the Company Governing Documents, the New Liberty Holdco Governing Documents or the Partnership Governing Documents, (ii) require any filing by any of the Company Parties or any Company Subsidiary with, notice to, or permit, authorization, consent or approval of, any Governmental Authority, except (A) (I) the filing with the SEC of the Proxy Statement/Prospectus in preliminary and definitive form and of a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Topco Merger (and, if required, of the New Liberty Holdco Common Shares in the Company Merger) will be registered pursuant to the Securities Act (together with any amendments or supplements thereto, the "Form S-4"), and the declaration of effectiveness of the Form S-4, and (II) the filing with the SEC of such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (B) as may be required under the rules and regulations of the NYSE, and (C) such filings as may be required in connection with Transfer Taxes, (iii) require any consent or notice under, result in a violation or breach by the Company, New Liberty Holdco or any Company Subsidiary of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancelation or acceleration) under, result in the triggering of any payment or result in the creation of any Encumbrance on any property or asset of the Company or any of the Company Subsidiaries pursuant to any of the terms, conditions or provisions of any Company Material Contract to which Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound, or (iv) violate or conflict with any Law applicable to the Company or any Company Subsidiary or any of its respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, have, or would reasonably be expected to have, a Company Material Adverse Effect.

        Section 4.7    Compliance with Applicable Laws.     Since January 1, 2017, none of the Company or any Company Subsidiary has been, or is in, violation of, or has been given written notice of or been charged with any violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound (except for Laws addressed in Section 4.12, Section 4.13 or Section 4.21, which shall be governed solely by such Sections), except for any such violations that have been cured, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for the Permits that are the subject of Section 4.12 and Section 4.13, which are addressed solely in those Sections, the Company and each Company Subsidiary has all permits, authorizations, approvals, registrations, certificates, orders, waivers, clearances and variances (each, a "Permit") necessary to conduct the Company's or a Company Subsidiary's business, as applicable, substantially as it is being conducted as of the date hereof, except in each case as would not reasonably be likely to have a Company Material Adverse Effect. To the Company's Knowledge, none of the Company or any Company Subsidiary has received written notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business, except which termination, modification or nonrenewal would not, individually or in the aggregate, have, or would reasonably be expected to have, a Company Material Adverse Effect. All such Permits are valid and in full force and effect and there are no pending or, to the Company's Knowledge, threatened administrative or judicial Actions that would reasonably be expected to result in modification, termination or revocation thereof, except which modification, termination or revocation would not, individually or in the aggregate, have, or would reasonably be expected to have, a Company Material Adverse Effect. To the Company's Knowledge, since January 1, 2017, the Company and each Company Subsidiary has been in material compliance with the terms and requirements of such Permits.

        Section 4.8    SEC Reports, Financial Statements and Internal Controls.

          (a)   Each of the Company Parties has, since January 1, 2017, filed with or otherwise furnished to (as applicable) the SEC on a timely basis all reports, schedules, forms, registration statements, definitive proxy statements and other documents required to be filed or furnished by it under the Exchange Act or the Securities Act (the "Securities Laws"), together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act") (such documents, together with any documents and information incorporated therein by reference, collectively, the "Company SEC Reports"), all of which were prepared in all material respects in accordance with the requirements of the Securities Laws. As of their respective dates, the Company SEC Reports (other than preliminary materials) (i) complied (or with respect to Company SEC Reports filed after the date hereof, will comply) as to form in all material respects with the requirements of the Securities Laws and (ii) at the time of filing or being furnished (or effectiveness in the case of registration statements) did not (or with respect to Company SEC Reports filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Reports filed with or furnished to the SEC and publicly available prior to the date of this Agreement and provided that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not supplied by or on behalf of the Company, New Liberty Holdco or the Partnership. Neither the Company, New Liberty Holdco nor the Partnership has any outstanding and unresolved comments from the SEC with respect to the Company SEC Reports. Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein, in each case in accordance with GAAP and the applicable rules, accounting requirements and regulations of the SEC consistently applied during the periods involved, except to the extent such financial statements have been modified or superseded by later Company SEC Reports filed with or furnished to the SEC and publicly available prior to the date of this Agreement, and except, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act and pursuant to Sections 13 or 15(d) of the Exchange Act and for normal year-end audit adjustments which would not be material in amount or effect. With the exception of the Partnership, no Company Subsidiary is required to file any form or report with the SEC.

          (b)   Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate of the Company or any Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company, any Company Subsidiary or such Company's or Company Subsidiary's audited financial statements or other Company SEC Reports.

          (c)   There are no liabilities of the Company or any Company Subsidiary of a nature that would be required under GAAP to be set forth on the consolidated financial statements of the Company or the notes thereto, other than liabilities (i) adequately provided for on the balance sheet of the Company dated as of December 31, 2018 (including the notes thereto) included in the Company SEC Reports filed with the SEC and publicly available prior to the date of this Agreement, (ii) incurred under this Agreement or in connection with the transactions contemplated hereby, or (iii) incurred in the ordinary course of business, consistent with past practice, subsequent to December 31, 2018.

          (d)   Since the end of the Company's most recent audited fiscal year, there have been no significant deficiencies or material weakness in the Company's internal control over financial reporting (whether or not remediated) and no change in the Company's internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting. The Company is not aware of any change in its internal control over financial reporting that has occurred since December 31, 2018 that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting. Since January 1, 2017, (x) the Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Company and required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure, (i) to the Company's Knowledge, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of the Company to material information relating to the Company required to be included in the reports the Company is required to file under the Exchange Act, and (ii) the Company's principal executive officer and its principal financial officer have disclosed to the Company's independent registered public accounting firm and the audit committee of the Company Board (A) all known significant deficiencies and material weaknesses in the design or operation of the Company's internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.

        Section 4.9    Litigation.     There is no Action pending or, to the Company's Knowledge, threatened against the Company or any of the Company Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary nor any of the Company Properties is subject to any outstanding order, writ, judgment, injunction, stipulation, award or decree of any Governmental Authority that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.10    Absence of Certain Changes.     From January 1, 2019 through the date hereof, the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than the regular quarterly dividends to be paid to holders of Company Common Shares); (b) any Company Material Contracts entered into by the Company or any of the Company Subsidiaries; (c) any material change in the Company's accounting principles, practices or methods except insofar as may have been required by a change in GAAP; or (d) any Event that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.11    Taxes.

          (a)   Each of the Company and the Company Subsidiaries (i) has timely filed (or had filed on its behalf) all material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority), and such Tax Returns are true, correct and complete in all material respects, and (ii) has timely paid (or had timely paid on its behalf) all material Taxes required to be paid by it, other than Taxes being contested in good faith and for which adequate reserves have been established in the Company's most recent financial statements contained in the Company SEC Reports.

          (b)   The Company, (i) for all taxable years commencing with the taxable year ending December 31, 1994 through and including its taxable year ending December 31 immediately prior to the Company Merger Effective Time, has elected and has been subject to U.S. federal taxation as a "real estate investment trust" (a "REIT") within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated at all times since such date, and will continue to operate until the Closing, in such a manner as to permit it to continue to qualify as a REIT for the taxable year that will end with the consummation of the Company Mergers, and (iii) has not taken or omitted to take any action that would reasonably be expected to result in the Company's failure to qualify as a REIT or a successful challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the Knowledge of the Company, threatened.

          (c)   The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns.

          (d)   No material deficiencies for any Taxes have been asserted or assessed in writing against the Company or any of the Company Subsidiaries and remain outstanding as of the date of this Agreement, and no requests for waivers of the time to assess any such Taxes are pending.

          (e)   The Company does not directly or indirectly hold any asset the disposition of which would subject it to tax on built-in gain pursuant to IRS Notice 88-19, Section 1.337(d)-7 of the Treasury Regulations, or any other temporary or final regulations issued under Section 337(d) of the Code or any elections made thereunder.

          (f)    No entity in which the Company directly or indirectly owns an interest is or at any time since the later of its acquisition or formation has been a corporation for United States federal income tax purposes, other than a corporation that qualifies as a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code ("Qualified REIT Subsidiary") or a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code ("Taxable REIT Subsidiary"). Section 4.11(f) of the Company Disclosure Schedule sets forth a true, correct and complete list of each entity in which the Company directly or indirectly owns an interest and the U.S. federal income tax status of such entity as a REIT, Qualified REIT Subsidiary, Taxable REIT Subsidiary, "partnership" or entity disregarded from its owner, controlled foreign corporation or passive foreign investment company.

          (g)   No entity in which the Company directly or indirectly owns an interest is or at any time since the later of its acquisition or formation has been a "publicly traded partnership" taxable as a corporation under Section 7704(b) of the Code.

          (h)   Taking into account all distributions to be made by the Company prior to the Topco Merger Effective Time, the Company will have distributed cash to its shareholders in its taxable year ending with the Company Mergers in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of its taxable year ending with the Company Mergers, and the calculation of such amounts shall be provided to Parent for its review and comment.

          (i)    Neither the Company nor any Company Subsidiary (other than a Taxable REIT Subsidiary of the Company) has engaged at any time in any "prohibited transactions" within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any Company Subsidiary has engaged in any transaction that would give rise to "redetermined rents", "redetermined deductions", "excess interest" or "redetermined TRS service income", in each case as defined in Section 857(b)(7) of the Code.

          (j)    (i) There are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to the Knowledge of the Company, threatened with regard to any material Taxes or Tax Returns of the Company or any Company Subsidiary, including claims by any Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns; (ii) neither the Company nor any of the Company Subsidiaries has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); and (iii) neither the Company nor any Company Subsidiary has requested or received a ruling from, or requested or entered into a binding agreement with, the IRS or other Governmental Authorities relating to Taxes.

          (k)   The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 through 1474, and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

          (l)    There are no liens for Taxes upon any property or assets of the Company or any Company Subsidiary except liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

          (m)  There is no Tax allocation or sharing agreement or similar arrangement with respect to which the Company or any Company Subsidiary is a party (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business). There are no Tax Protection Agreements to which the Company, any Company Subsidiary or any other entity in which the Company or a Company Subsidiary has an interest is directly or indirectly subject. For purposes of this Agreement, "Tax Protection Agreement" means any agreement pursuant to which a Person has agreed to (i) maintain a minimum level of debt, continue a particular debt or allocate a certain amount of debt to a particular Person, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making

  Tax elections, (iv) use or refrain from using a particular method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such Person or any of its subsidiaries, (v) use or refrain from using a particular method for allocating one or more liabilities of such Person or any of its subsidiaries under Section 752 of the Code, and/or (vi) only dispose of assets in a particular manner, in each case for Tax reasons.

          (n)   Except for ordinary course transactions that may be "reportable transactions" solely on account of the recognition of a tax loss, neither the Company nor any Company Subsidiary is or has been a party to any "reportable transaction" as such term is used in the Treasury Regulations under Section 6011 of the Code.

          (o)   Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (p)   The Company has no Knowledge of any prior or current ownership of the Company's Common Shares (through the date hereof) that would prevent the Company from qualifying as a "domestically controlled qualified investment entity" within the meaning of Section 897(h)(4)(B) of the Code.

          (q)   Neither the Company nor any of the Company Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

          (r)   Section 4.11(r) of the Company Disclosure Schedule sets forth a list of all transactions intended to qualify as an exchange subject to Section 1031(a)(1) of the Code in which either the Company or any of the Company Subsidiaries has participated that has not been completed as of the date hereof.

          (s)   Neither the Company nor any of the Company Subsidiaries (other than a Taxable REIT Subsidiary) has or has had any earnings and profits at the close of any taxable year (including such taxable year that will close as of the Closing Date) that were attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

          (t)    The Company is not aware of any fact or circumstance that could reasonably be expected to prevent each of the Company Merger and the Topco Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (u)   Neither the Company nor any of the Company Subsidiaries (i) has, or has ever had, a permanent establishment in any country other than the country in which it is organized and resident, (ii) has engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such country, or (iii) is, or has ever been, subject to Tax in a jurisdiction outside the country in which it is organized and resident.

          (v)   Neither the Company nor any of the Company Subsidiaries has made an election under Section 965(h) of the Code to pay the "net tax liability" (as defined therein) in installments or made an election under Section 965(m) of the Code to defer the inclusion in gross income of a portion of the amount required to be taken into account under Section 951(a)(1) of the Code.

        Section 4.12    Properties.

          (a)   Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries owns fee simple title to, or has a leasehold interest in, each of the real properties identified as owned by the Company in the Company SEC Reports (collectively, the "Company Properties"). In each case, such Company Properties are owned or leased, as the case may be, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances"), except for (i) liens for Taxes or other governmental charges, assessments or levies that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required by GAAP), (ii) statutory landlord's, mechanic's, carrier's, workmen's, repairmen's or other similar liens arising or incurred in the ordinary course of business consistent with past practice that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required by GAAP), or that are not otherwise material, (iii) Encumbrances disclosed in the public records or in existing title policies, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property, and (iv) other Encumbrances that do not, and would not reasonably be expected to, materially impair or interfere with the marketability, value or use and enjoyment of any such real property (as such property is currently being used or, with respect to any development properties, intended to be used).

          (b)   Section 4.12(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the real property which, as of the date of this Agreement, is under contract to be purchased by the Company or a Company Subsidiary after the date of this Agreement or that is required under a binding contract to be leased or subleased by the Company or a Company Subsidiary as lessee or sublessee after the date of this Agreement. There are no written agreements to which either the Company or any Company Subsidiary is a party pursuant to which either the Company or any Company Subsidiary is obligated to buy, lease or sublease any real properties at some future date.

          (c)   There are title insurance policies issued to the Company or the applicable Company Subsidiary for each Company Property, and no written claim has been made against any such policy by the Company or any Company Subsidiary which remains outstanding.

          (d)   Neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or, to the Company's Knowledge, threatened with respect to any of the Company Properties, that would interfere in any material manner with the current use (or with respect to development properties, the future intended use) of the Company Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the operations of such Company Properties (assuming (other than in connection with development properties) its continued use in the manner it is currently operated), or (ii) any Laws, including any zoning regulation or ordinance, building or similar Law, code, ordinance, order or regulation, has been violated (and remains in violation) for any Company Property (other than violations of any zoning regulation or ordinance resulting from a change to such zoning regulation or ordinance which render such Company Property legally non-conforming pursuant to such zoning regulations or ordinances), which have not been cured, contested in good faith or which violations would individually, or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

          (e)   Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except for any statutory rights or options to occupy or purchase any Company Property in favor of a Governmental Authority, neither the Company nor any of the Company Subsidiaries has granted any unexpired option agreements, rights of first offer or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of any Persons to purchase or otherwise acquire a Company Property or any portion thereof or entered into any contract for sale or letter of intent to sell any Company Property or any portion thereof.

          (f)    To the Company's Knowledge, each of the Company Properties has sufficient direct or indirect access to and from publicly dedicated streets for its current use and operation, without any constraints that materially interfere with the normal use, occupancy and operation thereof.

          (g)   Section 4.12(g) of the Company Disclosure Schedule lists all ground leases (whether as lessor or lessee) affecting the interest of the Company or any Company Subsidiary in the Company Properties in effect as of the date hereof, true and complete in all material respects copies of which ground leases were made available to Parent on the Company Datasite prior to the date hereof.

          (h)   Section 4.12(h) of the Company Disclosure Schedule sets forth a true, correct and complete list of the real property which is under ground-up development as of the date hereof (each, a "Company Development Property", and, collectively, the "Company Development Properties"). There are no defaults under any of the Company Development Contracts which, individually or in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect. The Company or the Company Subsidiaries have obtained any and all material approvals, consents and authorizations to initiate and complete the currently contemplated development, redevelopment or constructions of the Company Development Properties. Section 4.12(h) of the Company Disclosure Schedule lists the common name and address of each Company Property which is vacant land.

        Section 4.13    Environmental Matters.

          (a)   The Company and the Company Subsidiaries (i) are in compliance with all Environmental Laws, and (ii) are in compliance with their respective Environmental Permits, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   Neither the Company nor any Company Subsidiary has received any written notice alleging that the Company or any Company Subsidiary may be in violation of, or have liability under any Environmental Law the subject of which remains unresolved, except, as such violation or liability has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials that, in each case, would be reasonably likely to result in material liability for the Company or any Company Subsidiary.

          (d)   Since January 1, 2017, neither the Company nor any Company Subsidiary has (i) contractually assumed any material liability of another Person under any Environmental Law or (ii) released Hazardous Materials on any real property owned, leased or operated by the Company or the Company Subsidiaries, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (e)   Notwithstanding any other provision of this Agreement, this Section 4.13 contains the exclusive representations and warranties of the Company Parties with respect to Environmental Laws, Hazardous Materials or other environmental matters.

        Section 4.14    Employee Benefit Plans.

          (a)   Section 4.14(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of every material employee benefit plan, within the meaning of ERISA Section 3(3) (whether or not subject to ERISA), and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan that is currently maintained or contributed to by the Company or any Company Subsidiary or under or with respect to which the Company or any Company Subsidiary or their respective ERISA Affiliates would have any material liability ("Company Employee Programs").

          (b)   Each Company Employee Program that is intended to qualify under Section 401(a) of the Code (the "Company 401(k) Plan") has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder and, to the Company's Knowledge, no event has occurred and no condition exists that could reasonably be expected to result in the revocation of any such determination.

          (c)   Each Company Employee Program complies in form and has been administered in accordance with the requirements of applicable Law, including ERISA and the Code, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and is being administered and operated in all material respects in accordance with its terms. No Company Employee Program or any other employee benefit plan maintained, sponsored or contributed to by the Company or any ERISA Affiliate now or at any time within the previous six (6) years was subject to Title IV of ERISA or is a multiemployer plan, within the meaning of ERISA Section 3(37). None of the Company Employee Programs is a multiple employer pension plan or a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

          (d)   All payments and/or contributions required to have been made with respect to all Company Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Company Employee Program and applicable Law.

          (e)   No material liability or Action has been made, commenced or, to the Knowledge of the Company, threatened with respect to any Company Employee Program (other than for benefits payable in the ordinary course of business).

          (f)    No Company Employee Program provides for post-termination or retiree medical benefits (other than under Section 4980B of the Code) to any current or future retiree or former employee.

          (g)   Except as otherwise provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Company Mergers will (either alone or together with any other event) (i) result in, or cause, the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, trustee or other service provider of the Company, (ii) result in any payment or benefit to any person which would constitute an "excess parachute payment" (within the meaning of Section 280G of the Code), or (iii) result in any limitation on the ability of the Company or any Company Subsidiary to amend or terminate any Company Employee Program.

          (h)   There have been no non-exempt "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Employee Program and none of the Company or any of its ERISA Affiliates has engaged in any prohibited transaction, in any case that have not been corrected in full, except, in either case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (i)    The Company, and each Company Employee Program that is a "group health plan" as defined in Section 733(a)(1) of ERISA (a "Health Plan"), (i) is currently in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 ("PPACA"), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 ("HCERA"), and the regulations and guidance issued thereunder, and (ii) has been in compliance in all material respects with such Laws since March 23, 2010. No event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject the Company, or any Health Plan, to material penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of PPACA, HCERA, or the Code.

        Section 4.15    Labor and Employment Matters.

          (a)   Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between the Company, or any of the Company Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to their business. To the Company's Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

          (b)   There are no proceedings pending or, to the Company's Knowledge, threatened against the Company or any of the Company Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of the Company Subsidiaries in connection with the employment relationship, which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

          (c)   Since January 1, 2017, the Company and the Company Subsidiaries have been and are in compliance with (i) all applicable Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, harassment, non-discrimination in employment, workers' compensation, unemployment compensation and the collection and payment of withholding or payroll Taxes and similar Taxes and (ii) all obligations of the Company and the Company Subsidiaries under any employment agreement, consulting agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding, except, in each case, any such noncompliance that would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect. Since January 1, 2017, all independent contractors and consultants providing personal services to the Company and the Company Subsidiaries have been properly classified as independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and all employees of the Company and the Company Subsidiaries have been properly classified under the FLSA, except, in each case, as would not, individually or in the aggregate, have, or would reasonably be expected to have, a Company Material Adverse Effect.

          (d)   During the preceding three (3) years, (i) the Company and the Company Subsidiaries have not effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a "mass layoff" (as defined in the WARN Act) in connection with the Company or any of the Company Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) the Company and the Company Subsidiaries have not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar applicable Law.

        Section 4.16    No Brokers.     Other than with Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., which the Company has retained as its financial advisors in connection with the Mergers, neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or any of the Parent Parties to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement, the entry into this Agreement or the consummation of the Mergers or other transactions contemplated hereby. True and complete copies of the engagement letters with Goldman Sachs & Co. and Citigroup Capital Markets have been made available to Parent prior to the date hereof.

        Section 4.17    Opinions of Financial Advisors.     The Company Board has received the opinions of Goldman Sachs & Co. LLC and Citigroup Global Markets Inc. to the effect that, as of the date of such opinions and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to holders of Company Common Shares (other than Parent and its Affiliates). True and complete copies of such opinions will be provided to Parent by the Company solely for informational purposes within one (1) Business Day after the date of this Agreement.

        Section 4.18    Vote Required.     The affirmative vote of the holders of two-thirds of the outstanding Company Common Shares entitled to vote on the approval of the Company Mergers is the only vote of the holders of any class or series of shares of beneficial interest of the Company or other equity interests in any Company Subsidiary (other than the Partnership) necessary to approve the Mergers and, to the extent such shareholder approval is required, the other transactions contemplated by this Agreement (the "Company Shareholder Approval"). The Company, as the sole general partner of the Partnership and as a limited partner, has approved this Agreement and the Partnership Merger, and such approval is the only approval necessary for the approval of this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement by, or on behalf of, the Partnership.

        Section 4.19    Company Material Contracts.

          (a)   Other than as set forth in the exhibits to the Company SEC Reports filed with the SEC and publicly available prior to the date of this Agreement, Section 4.19(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Material Contracts as of the date hereof. A true, complete and correct copy of each Company Material Contract, as of the date of this Agreement, has been made available by the Company to Parent prior to the date of this Agreement. Each Company Material Contract is legal, valid, binding and enforceable on the Company and each Company Subsidiary that is a party thereto, and, to the Company's Knowledge, on each other Person party thereto, and is in full force and effect except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

          (b)   Neither the Company nor any Company Subsidiary is, and, to the Company's Knowledge, no other Party to a Company Material Contract is in violation of, or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract to which it is a party or by which any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written, or to the Knowledge of the Company, oral notice of any material violation of, or material default under, any Company Material Contract.

          (c)   As of the date of this Agreement, there is no outstanding Indebtedness of the Company and its Subsidiaries in excess of $10,000,000 in principal amount, other than Indebtedness in the principal amounts identified by instrument in Section 4.19(c) of the Company Disclosure Schedule.

        Section 4.20    Related Party Transactions.     From January 1, 2017 through the date of this Agreement, there have been no transactions or contracts between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC that have not been so reported.

        Section 4.21    Intellectual Property.

          (a)   Section 4.21(a) of the Company Disclosure Schedule sets forth a correct and complete list of all Intellectual Property owned by the Company or any Company Subsidiary that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Authority or domain name registrar (the "Registered Intellectual Property"), together with all material unregistered trademarks. To the Company's Knowledge, all material Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees.

          (b)   To the Company's Knowledge, the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted and planned to be conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party and the Company has not received any written allegations to that effect.

          (c)   To the Company's Knowledge, no third party is currently misappropriating, infringing or otherwise violating any Intellectual Property rights of the Company or any Company Subsidiary.

          (d)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted; provided, however, that the foregoing representation and warranty in this Section 4.21(d) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation, or violation of any Intellectual Property rights (which is addressed in Section 4.21(b) and Section 4.21(c)).

          (e)   To the Company's Knowledge, the Company and the Company Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other material confidential information of the Company and the Company Subsidiaries (and any confidential information owned by any Person to whom the Company or any of the Company Subsidiaries has a confidentiality obligation). To the Company's Knowledge, no such trade secrets or other material confidential information has been disclosed by the Company or any Company Subsidiaries to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other material confidential information by such Person.

          (f)    The IT Assets (i) are in operating order in all material respects and are fulfilling the purposes for which they were acquired, licensed or established in an efficient manner without material downtime or errors, (ii) have not, in the past three (3) years, experienced any material errors and/or breakdowns, (iii) to the Company's Knowledge, do not contain Unauthorized Code, (iv) to the Company's Knowledge, have not experienced any material security breaches, and (v) are considered by the Company to effectively perform, in all material respects, all information technology operations necessary to conduct the businesses of the Company and the Company Subsidiaries as they are currently conducted.

        Section 4.22    Insurance.     The Company and the Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance) and which the Company believes are adequate for the operation of its business and the protection of its assets. There is no claim by the Company or any Company Subsidiary pending under any such insurance policies which (a) has been denied or disputed by the insurer or (b) would have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid and the Company and the Company Subsidiaries are in compliance in all material respects with the terms of such insurance policies, and no written notice of cancelation or termination has been received by the Company with respect to any such insurance policy other than in connection with ordinary course renewals.

        Section 4.23    Information Supplied.     None of the information supplied or to be supplied by or on behalf of the Company Parties for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus will (a) in the case of the Form S-4, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Proxy Statement/Prospectus, on the date such Proxy Statement/Prospectus is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, or at the time that the Form S-4 is declared effective or at the Company Merger Effective Time or the Topco Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. At each of the times described in the preceding sentence, the Form S-4 and the Proxy Statement/Prospectus will (with respect to the Company, New Liberty Holdco, their officers and trustees and the Company Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Laws. No representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not supplied by or on behalf of the Company, New Liberty Holdco or the Partnership.

        Section 4.24    Investment Company Act.     None of the Company or any Company Subsidiary is required to be registered under the Investment Company Act.

        Section 4.25    Takeover Statutes.     Each of the Company Parties has taken such actions and votes as are necessary on its part to render the provisions of any "fair price," "moratorium," "control share acquisition," the provisions contained in Subtitle 6 of Title 3 of the MGCL or any other anti-takeover statute or similar federal or state statute (the "Takeover Statutes") inapplicable to this Agreement, the Mergers and other transactions contemplated by this Agreement.

        Section 4.26    Activities of New Liberty Holdco.     New Liberty Holdco was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. New Liberty Holdco has engaged in no other business activities, has no liabilities or obligations, other than those incident to its formation and incurred pursuant to this Agreement, and has conducted its operations only as contemplated hereby.

        Section 4.27    No Other Representations or Warranties.     The Company Parties acknowledge that, except for the representations and warranties made by the Parent Parties in Article V, neither Parent, Parent OP, Prologis Merger Sub, Prologis OP Merger Sub nor any of their respective Representatives makes any representations or warranties, and Parent, Parent OP, Merger Sub and Prologis OP Merger Sub hereby disclaim any other representations or warranties, with respect to Parent, Parent OP, Prologis Merger Sub, Prologis OP Merger Sub, the Parent Subsidiaries, or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by Parent, Parent OP, Merger Sub and Prologis OP Merger Sub, notwithstanding the delivery or disclosure to the Company Parties or their Representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

        Except (a) as disclosed in publicly-available Parent SEC Reports filed with, or furnished to, as applicable, the SEC on or after January 1, 2017 and at least two (2) Business Days prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading "Risk Factors" (but including any description of historic facts or events included therein) and any disclosure of risks or other matters included in any "forward-looking statements" disclaimer (but including any description of historic facts or events included therein) or other statements to the extent they are cautionary, predictive or forward-looking in nature), or (b) as set forth in the applicable section of the disclosure schedules of the Parent Parties delivered concurrently with the execution of this Agreement by the Parent Parties to the Company Parties (the "Parent Disclosure Schedule") (it being acknowledged and agreed that disclosure of any item in any Section of Article V of the Parent Disclosure Schedule shall qualify or modify the Section of this Article V to which it corresponds and any other Section of this Article V to the extent the applicability of the disclosure to such other Section is reasonably apparent from the text of the disclosure made (it being understood that to be so reasonably apparent it is not required that such other Sections be cross-referenced); provided, that (x) nothing in the Parent Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Parent Parties made herein and (y) no reference to or disclosure of any item or other matter in the Parent Disclosure Schedule shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the Parent Disclosure Schedule or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Parent, Parent OP or any of the Parent Subsidiaries is a party exists or has actually occurred), each of the Parent Parties, jointly and severally, represent and warrant to the Company Parties that:

        Section 5.1    Existence; Good Standing; Compliance with Law.

          (a)   Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect. Parent has all requisite corporate power and authority to own, operate, lease, hold and encumber its properties and carry on its business as now conducted.

          (b)   Parent OP is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. Parent OP is duly qualified or licensed to do business as a foreign limited partnership and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect. Parent OP has all requisite limited partnership power and authority to own, operate, lease, hold and encumber its properties and carry on its business as now conducted.

          (c)   Each Subsidiary of Parent (each such Subsidiary other than Parent OP, a "Parent Subsidiary" and, collectively, the "Parent Subsidiaries") is duly organized, validly existing and in good standing (where such concept is applicable) under the Laws of its jurisdiction of incorporation or organization. Each Parent Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or licensing, except for jurisdictions in which such failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect. Each Parent Subsidiary has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

          (d)   Parent has previously provided or made available to the Company true, correct and complete copies of (i) the charter of Parent (the "Parent Charter"), (ii) the eighth amended and restated bylaws of Parent (the "Parent Bylaws" and, together with the Parent Charter, the "Parent Governing Documents"), (iii) the certificate of limited partnership of Parent OP (the "Parent OP Certificate of Limited Partnership"), (iv) the thirteenth amended and restated agreement of limited partnership of Parent OP (as amended from time to time, the "Parent Partnership Agreement" and, together with the Parent OP Certificate of Limited Partnership, the "Parent OP Governing Documents") in each case as amended through the date of this Agreement. Each of the Parent Governing Documents and the Parent OP Governing Documents are in full force and effect, and neither Parent nor Parent OP is in violation of any of the provisions of such documents.

        Section 5.2    Authority.

          (a)   Each of the Parent Parties has all requisite corporate or other entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which a Parent Party or a Parent Subsidiary is a party, including the Topco Merger. The execution, delivery and performance by the Parent Parties of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on behalf of such Parent Parties, subject, with respect to the Topco Merger, to the filing of the Topco Articles of Merger with, and acceptance for record of the Topco Articles of Merger by, the SDAT and, with respect to the Partnership Merger, to the filing of the applicable Partnership Merger Certificates with the DSOS and the Pennsylvania Department of State. No other corporate proceedings on the part of the Parent Parties are necessary to authorize this Agreement or the Topco Merger or to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by the Parent Parties and, assuming the due authorization, execution and delivery hereof by each of the Company Parties, constitutes a valid and legally binding obligation of the Parent Parties, enforceable against the Parent Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (b)   The Parent Board at a duly held meeting, has, on behalf of Parent and in its capacity as general partner of Parent OP (and on behalf of Parent in Parent's capacity as sole member of Prologis Merger Sub and on behalf of Parent OP in Parent OP's capacity as the sole member of Prologis OP Merger Sub), by unanimous vote, duly and validly authorized and approved the execution, delivery and performance of this Agreement and the Mergers, and such resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way.

          (c)   Parent OP has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which Parent OP is a party. The execution, delivery and performance by Parent OP of this Agreement and the consummation by Parent OP of the transactions contemplated hereby have been duly authorized by all necessary partnership action, and no other partnership proceedings or organizational action on the part of Parent OP are necessary to authorize this Agreement or the Partnership Merger or to consummate the transactions contemplated hereby, subject, with respect to the Partnership Merger, to the filing of the applicable Partnership Merger Certificates with the DSOS and the Pennsylvania Department of State. This Agreement has been duly executed and delivered by Parent OP and, assuming the due authorization, execution and delivery hereof by each of the Company Parties, constitutes a valid and legally binding obligation of Parent OP, enforceable against Parent OP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        Section 5.3    Capitalization.

          (a)   The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"). As of the close of business on October 23, 2019, (i) 631,747,641 shares of Parent Common Stock were issued and outstanding, (ii) 68,948,250 shares of Parent Preferred Stock were issued and outstanding, (iii) 5,687,136 shares of Parent Common Stock were available for grant under the Parent Equity Incentive Plans, (iv) an aggregate of 9,243,259 shares of Parent Common Stock were reserved for issuance pursuant to the terms of outstanding Parent LTIP Units, stock options, restricted stock units and other awards granted pursuant to the Parent Equity Incentive Plans, (v) no warrants, rights, performance shares, performance share units, convertible or exchangeable securities or similar securities rights that are derivative of, or provide economic rights based, directly or indirectly, on the value or price of, any capital stock or other voting securities or ownership interests in the Parent or any Parent Subsidiary (other than the Parent LTIP Units, restricted stock units, other awards and options disclosed in the foregoing clause (iv) and the partnership units disclosed in the following clause (vi)) with respect to the Parent Common Stock were outstanding, (vi) 15,166,689 shares of Parent Common Stock were reserved for issuance upon redemption or exchange of Parent OP Units, Class A limited partnership interests in Prologis Fraser, L.P. and Class B common units in Prologis 2, L.P. and (vii) Parent does not have any shares of capital stock or other equity interests issued or outstanding except as set forth in this sentence. All issued and outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

          (b)   Parent has no outstanding bonds, debentures, notes or other obligations or securities the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of Parent on any matter (whether together with such stockholders or as a separate class).

          (c)   As of October 23, 2019, there were an aggregate of 1,377,690 outstanding equity awards granted by Parent under the Parent Equity Incentive Plans (each, a "Parent Equity Award" and, collectively, the "Parent Equity Awards"). All shares of Parent Common Stock to be issued pursuant to any Parent Equity Award shall be, when issued, duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. Other than such outstanding Parent Equity Awards, there are no other equity-based awards or other rights with respect to shares of Parent Common Stock issued and outstanding under the Parent Equity Incentive Plans or otherwise as of October 23, 2019. All Parent Equity Awards were (i) granted, accounted for, reported and disclosed in accordance with applicable Law and accounting rules and (ii) granted in accordance with the terms of the Parent Equity Incentive Plans.

          (d)   There are no agreements or understandings to which Parent, Parent OP or any Parent Significant Subsidiaries is a party with respect to the voting of any shares of capital stock of Parent or which restrict the transfer of any such shares.

          (e)   Except as set forth in the Parent Partnership Agreement and Section 5.3(a) of the Parent Disclosure Schedule, as of the date of this Agreement, there are no outstanding contractual obligations of Parent, Parent OP or any Parent Significant Subsidiary to repurchase, redeem, exchange, convert or otherwise acquire any shares of capital stock, partnership interests or any other securities of Parent, Parent OP or any Parent Significant Subsidiary.

          (f)    Parent is the sole general partner of Parent OP. As of October 23, 2019, Parent owned 631,747,641 Parent OP Units and 1,379,000 Parent Preferred Units, constituting 97.23% of the Parent Partnership Units. As of October 23, 2019, Parent OP's Limited Partners (as defined in the Parent Partnership Agreement), owned in the aggregate 9,969,358 Parent OP Units and 8,613,300 Class A Convertible Common Units, constituting 2.77% of the Parent Partnership Units (based on assumed full conversion of all Class A Convertible Common Units outstanding as of October 23, 2019). Except as set forth in this Section 5.3, as of the date hereof, there are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate Parent OP to issue, transfer or sell any Parent Partnership Units. Except as set forth in the Parent Partnership Agreement, as of the date hereof, there are no outstanding contractual obligations of Parent OP to repurchase, redeem or otherwise acquire any partnership interests of Parent OP. The partnership interests owned by Parent and, to the Knowledge of Parent, the partnership interests owned by the Parent OP's Limited Partners (as defined in the Parent Partnership Agreement), are subject only to the restrictions on transfer set forth in the Parent Partnership Agreement and those imposed by applicable Securities Laws. All issued and outstanding Parent Partnership Units are duly authorized, validly issued, fully paid and free of preemptive rights.

          (g)   Parent does not have a "poison pill" or similar stockholder rights plan.

          (h)   Except as set forth in this Section 5.3, as of the date hereof, there are no (i) stock appreciation rights, performance shares, performance share units, contingent value rights, "phantom" stock or similar securities rights that are derivative of, or provide economic rights based, directly or indirectly, on the value or price of, any capital stock or other voting securities or ownership interests in Parent, Parent OP or any Parent Significant Subsidiary, (ii) voting trusts, proxies or other similar agreements or understandings to which Parent, Parent OP or any Parent Significant Subsidiary was bound with respect to the voting of any shares of capital stock of Parent, Parent OP or Parent Subsidiaries, or (iii) contractual obligations or commitments of any character to which Parent, Parent OP or any Parent Significant Subsidiary was a party or by which Parent, Parent OP or any Parent Significant Subsidiary was bound restricting the transfer or, or requiring the registration for sale of, any shares of capital stock of Parent or equity interests in Parent OP or any Parent Significant Subsidiary. As of the date hereof, none of Parent, Parent OP or any Parent Significant Subsidiary has granted any preemptive rights, anti-dilutive rights, or rights of first refusal or similar rights with respect to any of its capital stock or other equity interests.

          (i)    All dividends or other distributions on the shares of Parent Common Stock and any material dividends or other distributions on any securities of Parent OP or any Parent Significant Subsidiary which have been authorized and declared prior to the date hereof have been paid in full or set aside for payment (except to the extent such dividends have been publicly announced and are not yet due and payable).

        Section 5.4    Significant Subsidiary Interests.     All issued and outstanding shares of capital stock of each of the Parent Significant Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Parent Significant Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. There are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate any Parent Significant Subsidiary to issue, transfer or sell any interests of any Parent Significant Subsidiary. All issued and outstanding shares or other equity interests of each Parent Significant Subsidiary are owned directly or indirectly by Parent OP free and clear of all liens, pledges, security interests, claims, call rights, options, right of first refusal, rights of first offer, agreements, limitations on Parent OP's or any Parent Significant Subsidiary's voting rights, charges or other encumbrances of any nature whatsoever.

        Section 5.5    Consents and Approvals; No Violations.     Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or state "blue sky" Laws, and (b) for filing of the Topco Articles of Merger with, and the acceptance for record of the Topco Articles of Merger by, the SDAT, and the filing of the applicable Partnership Merger Certificates with the DSOS and the Pennsylvania Department of State, none of the execution, delivery or performance of this Agreement by Parent and Parent OP, the consummation by Parent and Parent OP of the transactions contemplated hereby or compliance by Parent, Parent OP or the Parent Significant Subsidiaries with any of the provisions hereof will (i) conflict with or result in any breach or violation of any provision of the Parent Governing Documents or the Parent OP Governing Documents, (ii) require any filing by Parent, Parent OP or any Parent Significant Subsidiary with, notice to, or permit, authorization, consent or approval of, any Governmental Authority, except (A) (1) the filing with the SEC of the Form S-4 and Proxy Statement/Prospectus, and the declaration of effectiveness of the Form S-4, and (2) the filing with the SEC of such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (B) as may be required under the rules and regulations of the NYSE, and (C) such filings as may be required in connection with Transfer Taxes, (iii) require any consent or notice under, result in a violation or breach by Parent, Parent OP or any Parent Significant Subsidiary of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancelation or acceleration) under, result in the triggering of any payment or result in the creation of any Encumbrance on any property or asset of Parent, Parent OP or any of the Parent Significant Subsidiaries pursuant to any of the terms, conditions or provisions of any Parent Material Contract to which Parent, Parent OP or any Parent Significant Subsidiary is a party or by which it or any of its respective properties or assets may be bound, or (iv) violate or conflict with any Law applicable to Parent, Parent OP or any Parent Significant Subsidiary or any of its respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate have, or would reasonably be expected to have, a Parent Material Adverse Effect.

        Section 5.6    Compliance with Applicable Laws.     Since January 1, 2017, none of Parent, Parent OP or the Parent Significant Subsidiaries has been, or is in, violation of, or has been given written notice of or been charged with any violation of, any Law applicable to Parent, Parent OP or any Parent Significant Subsidiary or by which any property or asset of Parent, Parent OP or any Parent Significant Subsidiary is bound (except for Laws addressed in Section 5.11 or Section 5.12, which shall be governed solely by such Sections), except for any such violations that have been cured, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except for Permits that are the subject of Section 5.11 and Section 5.12, which are addressed solely in those Sections, Parent, Parent OP and each Parent Significant Subsidiary has all Permits necessary to conduct Parent's, Parent OP's or a Parent Significant Subsidiary's business, as applicable, substantially as it is being conducted as of the date hereof, except in each case as would not reasonably be likely to have a Parent Material Adverse Effect. To Parent's Knowledge, none of Parent, Parent OP or any Parent Significant Subsidiary has received written notice that any such Permit will be terminated or modified or cannot be renewed in the ordinary course of business. All such Permits are valid and in full force and effect and there are no pending or, to Parent's Knowledge, threatened administrative or judicial Actions that would reasonably be expected to result in modification, termination or revocation thereof, except which modification, termination or revocation would not, individually or in the aggregate, have, or would reasonably be expected to have, a Parent Material Adverse Effect. Since January 1, 2017, Parent, Parent OP and each Parent Significant Subsidiary has been in material compliance with the terms and requirements of such Permits.

        Section 5.7    SEC Reports, Financial Statements and Internal Controls.

          (a)   Each of the Parent Parties has, since January 1, 2017, filed with or otherwise furnished to (as applicable) the SEC on a timely basis all reports, schedules, forms, registration statements, definitive proxy statements and other documents required to be filed or furnished by it under the Securities Laws, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents, together with any documents and information incorporated therein by reference, collectively, the "Parent SEC Reports"), all of which were prepared in all material respects in accordance with the requirements of the Securities Laws. As of their respective dates, Parent SEC Reports (other than preliminary materials) (i) complied (or with respect to Parent SEC Reports filed after the date hereof, will comply) as to form in all material respects with the requirements of the Securities Laws and (ii) at the time of filing or being furnished (or effectiveness in the case of registration statements) did not (or with respect to Parent SEC Reports filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Parent SEC Reports filed with or furnished to the SEC and publicly available prior to the date of this Agreement and provided that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not supplied by or on behalf of Parent or the Parent OP. Neither Parent nor Parent OP has any outstanding and unresolved comments from the SEC with respect to Parent SEC Reports. Each of the consolidated balance sheets included in or incorporated by reference into Parent SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Parent included in or incorporated by reference into Parent SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of Parent and the Parent

  Subsidiaries for the periods set forth therein, in each case in accordance with GAAP and the applicable rules accounting requirements and regulations of the SEC consistently applied during the periods involved, except to the extent such financial statements have been modified or superseded by later Parent SEC Reports filed with or furnished to the SEC and publicly available prior to the date of this Agreement, and except, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act and pursuant to Sections 13 or 15(d) of the Exchange Act and for normal year-end audit adjustments which would not be material in amount or effect. No Parent Subsidiary is required to file any form or report with the SEC.

          (b)   None of Parent, Parent OP or any Parent Significant Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among Parent, Parent OP and any Parent Significant Subsidiary, on the one hand, and any unconsolidated Affiliate of Parent, Parent OP or any Parent Significant Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent, Parent OP, any Parent Significant Subsidiary or such Parent's, Parent OP's or Parent Significant Subsidiary's audited financial statements or other Parent SEC Reports.

          (c)   There are no liabilities of Parent, Parent OP or any Parent Subsidiary of a nature that would be required under GAAP to be set forth on the consolidated financial statements of Parent or the notes thereto, other than liabilities (i) adequately provided for on the balance sheet of Parent dated as of December 31, 2018 (including the notes thereto) included in the Parent SEC Reports filed with the SEC and publicly available prior to the date of this Agreement, (ii) incurred under this Agreement or in connection with the transactions contemplated hereby, or (iii) incurred in the ordinary course of business, consistent with past practice, subsequent to December 31, 2018.

          (d)   Since the end of Parent's most recent audited fiscal year, there have been no significant deficiencies or material weakness in Parent's internal control over financial reporting (whether or not remediated) and no change in Parent's internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Parent's internal control over financial reporting. Parent is not aware of any change in its internal control over financial reporting that has occurred since December 31, 2018 that has materially affected, or is reasonably likely to materially affect, Parent's internal control over financial reporting. Since January 1, 2017, (x) Parent has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure, (i) to Parent's Knowledge, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of Parent to material information required to be included in the reports Parent is required to file under the Exchange Act, and (ii) Parent's principal executive officer and its principal financial officer have disclosed to Parent's independent registered public accounting firm and the audit committee of Parent Board (A) all known significant deficiencies and material weaknesses in the design or operation of Parent's internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent's ability to record, process, summarize and report financial information, and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting. The principal executive officer and principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.

        Section 5.8    Litigation.     There is no Action pending or, to Parent's Knowledge, threatened against Parent, Parent OP or any of the Parent Significant Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent, Parent OP or any Parent Significant Subsidiary nor any of the Parent Properties is subject to any outstanding order, writ, judgment, injunction, stipulation, award or decree of any Governmental Authority that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.9    Absence of Certain Changes.     Except as expressly contemplated by this Agreement, from January 1, 2019 through the date hereof, Parent, Parent OP and the Parent Significant Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent (other than the regular quarterly dividends to be paid to holders of Parent Common Stock); (b) any Parent Material Contracts entered into by Parent, Parent OP or any of the Parent Subsidiaries; (c) any material change in Parent's accounting principles, practices or methods except insofar as may have been required by a change in GAAP; or (d) any Event that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.10    Taxes.

          (a)   Each of Parent and the Parent Subsidiaries (i) has timely filed (or had filed on its behalf) all material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Authority), and such Tax Returns are true, correct and complete in all material respects, and (ii) has paid (or had paid on its behalf) all material Taxes that are required to be paid by it, except, in each case, where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          (b)   Parent (i) for all taxable years commencing with its taxable year ending December 31, 1997 through and including its taxable year ending December 31 immediately prior to the Topco Merger Effective Time, has elected and has been subject to U.S. federal taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated at all times since such date, and intends to continue to operate for the taxable year that includes the Closing (and currently intends to continue to operate thereafter), in such a manner as to permit it to qualify as a REIT for the taxable year that will include the Company Mergers, and (iii) has not taken or omitted to take any action that would reasonably be expected to result in Parent's failure to qualify as a REIT or a successful challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the Knowledge of Parent, threatened.

          (c)   The most recent financial statements contained in Parent SEC Reports reflect an adequate reserve for all Taxes payable by Parent and the Parent Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns.

          (d)   No material deficiencies for any Taxes have been asserted or assessed in writing against Parent or any of the Parent Subsidiaries and remain outstanding as of the date of this Agreement, and no requests for waivers of the time to assess any such Taxes are pending.

          (e)   No entity in which Parent directly or indirectly owns an interest is or at any time since the later of its acquisition or formation has been a corporation for United States federal income tax purposes, other than a Parent Subsidiary REIT, a corporation that qualifies as Qualified REIT Subsidiary or a Taxable REIT Subsidiary.

          (f)    No entity in which Parent directly or indirectly owns an interest is or at any time since the later of its acquisition or formation has been a "publicly traded partnership" taxable as a corporation under Section 7704(b) of the Code.

          (g)   Neither Parent nor any Parent Subsidiary (other than a Taxable REIT Subsidiary of Parent) has engaged at any time in any "prohibited transactions" within the meaning of Section 857(b)(6) of the Code. Neither Parent nor any Parent Subsidiary has engaged in any transaction that would give rise to "redetermined rents", "redetermined deductions", "excess interest" or "redetermined TRS service income", in each case as defined in Section 857(b)(7) of the Code.

          (h)   (i) There are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to the Knowledge of Parent, threatened with regard to any material Taxes or Tax Returns of Parent or any Parent Subsidiary, including claims by any Governmental Authority in a jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns; (ii) neither Parent nor any of the Parent Subsidiaries has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); and (iii) neither Parent nor any Parent Subsidiary has requested or received a ruling from, or requested or entered into a binding agreement with, the IRS or other Governmental Authorities relating to Taxes.

          (i)    Parent and the Parent Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 through 1474, and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

          (j)    There are no liens for Taxes upon any property or assets of Parent or any Parent Subsidiary except liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

          (k)   There is no Tax allocation or sharing agreement or similar arrangement with respect to which Parent or any Parent Subsidiary is a party (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business).

          (l)    Except for ordinary course transactions that may be "reportable transactions" solely on account of the recognition of a tax loss, neither Parent nor any Parent Subsidiary is or has been a party to any "reportable transaction" as such term is used in the Treasury regulations under Section 6011 of the Code.

          (m)  Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than Parent or a Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise.

          (n)   Neither Parent nor any Parent Subsidiary (other than a Taxable REIT Subsidiary) has or has had any earnings and profits at the close of any taxable year that were attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

          (o)   Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Topco Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (p)   Neither the Parent nor any of the Parent Subsidiaries has made an election under Section 965(h) of the Code to pay the "net tax liability" (as defined therein) in installments or made an election under Section 965(m) of the Code to defer the inclusion in gross income of a portion of the amount required to be taken into account under Section 951(a)(1) of the Code.

        Section 5.11    Properties.

          (a)   Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent, Parent OP or one of the Parent Subsidiaries owns fee simple title to or has a leasehold interest in each of the real properties identified as owned by Parent in the Parent SEC Reports (collectively, the "Parent Properties"). In each case, such Parent Properties are owned or leased, as the case may be, free and clear of Encumbrances, except for (i) liens for taxes or other governmental charges, assessments or levies that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of Parent (if such reserves are required by GAAP), (ii) statutory landlord's, mechanic's, carrier's, workmen's, repairmen's or other similar liens arising or incurred in the ordinary course of business consistent with past practice that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required by GAAP), or that are not otherwise material, (iii) Encumbrances disclosed in the public records or in existing title policies, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property, and (iv) other Encumbrances that do not, and would not reasonably be expected to, materially impair or interfere with the marketability, value or use and enjoyment of any such real property (as such property is currently being used or, with respect to any development properties, intended to be used).

          (b)   Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent, Parent OP nor any Parent Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened in writing with respect to any of Parent Properties, that would interfere in any material manner with the current use of the Parent Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the operations of such Parent Properties (assuming its continued use in the manner it is currently operated), or (ii) any Laws, including any zoning regulation or ordinance, building or similar Law, code, ordinance, order or regulation has been violated (and remains in violation) for any Parent Property (other than violations of any zoning regulation or ordinance resulting from a change to such zoning regulation or ordinance which render such Parent Property legally non-conforming pursuant to such zoning regulations or ordinances), which have not been cured, contested in good faith or which violations would individually, or in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect.

          (c)   Except as would not have, or would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and except for any statutory rights or options to occupy or purchase any Parent Property in favor of a Governmental Authority, neither Parent nor any of the Parent Subsidiaries has granted any unexpired option agreements, rights of first offer or rights of first refusal with respect to the purchase of a Parent Property or any portion thereof or any other unexpired rights in favor of any Persons to purchase or otherwise acquire a Parent Property or any portion thereof or entered into any contract for sale or letter of intent to sell any Parent Property or any portion thereof.

          (d)   To the Parent's Knowledge, each of the Parent Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

          (e)   With respect to any real property which, as of the date of this Agreement, is under ground-up development by the Parent, Parent OP or any Parent Subsidiary (each, a "Parent Development Property," and, collectively, the "Parent Development Properties"), there are no defaults under any of the Parent Development Contracts which, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect. Parent or the Parent Subsidiaries have obtained any and all material approvals, consents and authorizations to initiate and complete the contemplated development, redevelopment or constructions of the Parent Development Properties as currently contemplated.

        Section 5.12    Environmental Matters.

          (a)   Parent and the Parent Subsidiaries (i) are in compliance with all Environmental Laws, and (ii) are in compliance with their respective Environmental Permits, except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   Neither Parent nor any Parent Subsidiary has received any written notice alleging that Parent or any Parent Subsidiary may be in violation of, or have liability under, any Environmental Law, the subject of which remains unresolved, except as such violation or liability has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)   Neither Parent nor any Parent Subsidiary has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials that, in each case, would be reasonably likely to result in material liability for Parent or any Parent Subsidiary.

          (d)   Since January 1, 2017, neither Parent nor any Parent Subsidiary has (i) contractually assumed any material liability of another Person under any Environmental Law or (ii) released Hazardous Materials on any real property owned, leased or operated by Parent or the Parent Subsidiaries, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (e)   Notwithstanding any other provision of this Agreement, this Section 5.12 contains the exclusive representations and warranties of the Parent Parties with respect to Environmental Laws, Hazardous Materials or other environmental matters.

        Section 5.13    Vote Required.     No vote of the shareholders of Parent is necessary for the approval of the Company Mergers and the other transactions contemplated by this Agreement by, or on behalf of, Parent.

        Section 5.14    Parent Material Contracts.

          (a)   The Parent SEC Reports set forth a true, correct and complete list of all Parent Material Contracts as of the date hereof. Each Parent Material Contract is legal, valid, binding and enforceable on the Parent, Parent OP and each Parent Subsidiary that is a party thereto, and, to Parent's Knowledge, on each other Person party thereto, and is in full force and effect except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

          (b)   None of Parent, Parent OP or any Parent Subsidiary is in violation of, or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Parent Material Contract to which it is a party or by which any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not and would not reasonably be expected to have, a Parent Material Adverse Effect. None of Parent, Parent OP or any Parent Subsidiary has received written, or to the Knowledge of Parent, oral notice of any material violation of, or material default under, any Parent Material Contract.

        Section 5.15    Related Party Transactions.     From January 1, 2017 through the date of this Agreement, there have been no transactions or contracts between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than Parent Subsidiaries) of Parent or other Persons, on the other hand, that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC that have not been so reported.

        Section 5.16    Insurance.     Parent, Parent OP and the Parent Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent (taking into account the cost and availability of such insurance) and which Parent believes are adequate for the operation of its business and the protection of its assets. There is no claim by Parent, Parent OP or any Parent Subsidiary pending under any such insurance policies which (a) has been denied or disputed by the insurer and (b) would have, or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, Parent and the Parent Subsidiaries are in compliance in all material respects with the terms of such insurance policies, and no written notice of cancelation or termination has been received by Parent with respect to any such insurance policy other than in connection with ordinary course renewals.

        Section 5.17    Information Supplied.     None of the information supplied or to be supplied by or on behalf of the Parent Parties for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus will (a) in the case of the Form S-4, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Proxy Statement/Prospectus, on the date such Proxy Statement/Prospectus is first mailed to the Company's shareholders, or at the Company Shareholder Meeting, or at the time that the Form S-4 is declared effective or at the Company Merger Effective Time or the Topco Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. At each of the times described in the preceding sentence, the Form S-4 and the Proxy Statement/Prospectus will (with respect to Parent, its officers and directors, Parent OP and the Parent Subsidiaries) comply as to form in all material respects with the applicable requirements of any Securities Laws. No representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not supplied by or on behalf of the Parent Parties.

        Section 5.18    Investment Company Act.     None of Parent, Parent OP or any Parent Subsidiary is required to be registered under the Investment Company Act.

        Section 5.19    Takeover Statute.     Each of the Parent Parties has taken such actions and votes as are necessary on its part to render the provisions of any Takeover Statute inapplicable to this Agreement, the Mergers and the other transactions contemplated by this Agreement.

        Section 5.20    Activities of Prologis Merger Sub and Prologis OP Merger Sub.     Each of Prologis Merger Sub and Prologis OP Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Each of Prologis Merger Sub and Prologis OP Merger Sub has engaged in no other business activities, has no liabilities or obligations, other than those incident to its formation and incurred pursuant to this Agreement, and has conducted its operations only as contemplated hereby.

        Section 5.21    No Other Representations or Warranties.     The Parent Parties acknowledge that, except for the representations and warranties made by the Company and the Partnership in Article IV, neither the Company, the Partnership nor any of their respective Representatives makes any representations or warranties, and the Company and the Partnership hereby disclaim any other representations or warranties, with respect to the Company, the Partnership, the Company Subsidiaries, or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by the Company and the Partnership, notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGERS

        Section 6.1    Conduct of Business by the Company.     During the period from the date of this Agreement and the earlier to occur of the Topco Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the "Interim Period"), except to the extent required by Law, as otherwise expressly required or permitted by this Agreement or as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company Parties shall use their commercially reasonable efforts to, and shall cause each of the Company Subsidiaries to use its commercially reasonable efforts to, (x) carry on their respective businesses in all material respects in the ordinary course, consistent with past practice, and (y) (1) maintain its material assets and properties in their current condition (normal wear and tear excepted), (2) preserve intact in all material respects their present business organizations, ongoing businesses and significant business relationships, (3) keep available the services of their present officers, and (4) preserve the Company's (and, following the Company Merger Effective Time, New Liberty Holdco's) status as a REIT within the meaning of the Code. Without limiting the generality of the foregoing, none of the Company Parties or any of the Company Subsidiaries will, during the Interim Period, except to the extent required by Law, as otherwise expressly required or permitted by this Agreement or as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

          (a)   split, combine, reclassify or subdivide any shares of beneficial interest, units or other equity securities or ownership interests of any Company Party or any Company Subsidiary (other than a wholly owned Company Subsidiary);

          (b)   declare, set aside or pay any dividend on, or make any other distributions (whether in cash, shares or property or otherwise) in respect of, any shares of beneficial interest of the Company or New Liberty Holdco, any units of the Partnership or other equity securities or ownership interests in the Company or any Company Subsidiary, except for: (i) the declaration and payment by the Company of dividends in accordance with Section 7.17; (ii) the regular distributions that are required to be made in respect of the Partnership OP Units in connection with any permitted dividends paid on the Company Common Shares and distributions that are required to be made in respect of the Partnership OP Units, in each case in accordance with the Partnership Agreement; (iii) dividends or distributions, declared, set aside or paid by any Company Subsidiary to the Company, New Liberty Holdco, the Partnership or any Company Subsidiary that is, directly or indirectly, wholly owned by the Company; (iv) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company in accordance with the requirements of the organizational documents of such Company Subsidiary; and (v) distributions to the extent required for each of the Company and New Liberty Holdco to maintain its status as a REIT under the Code or to avoid or reduce the incurrence of any entity-level income or excise Taxes by the Company and New Liberty Holdco;

          (c)   except for (i) transactions among the Company and one or more wholly owned Company Subsidiaries or among one or more wholly owned Company Subsidiaries, (ii) issuances of the Company Common Shares upon the exercise or settlement of any Company Option or Company RSU Award, in each case, that is outstanding as of the date of this Agreement, (iii) purchases of approximately 3,800 (but in no event more than 4,500) Company Common Shares under the ESPP for the Offering Period ending December 31, 2019, or (iv) exchanges of Partnership OP Units for Company Common Shares, in accordance with the Partnership Agreement, authorize for issuance, issue, sell or grant, or agree or commit to issue, sell or grant (whether through the issuance or granting of options, warrants, convertible securities, voting securities, commitments, subscriptions, rights to purchase or otherwise), any shares, units or other equity interests or beneficial interest of any class or any other securities or equity equivalents (including "phantom" stock rights or stock appreciation rights) of the Company or any Company Subsidiaries;

          (d)   purchase, redeem, repurchase, or otherwise acquire, directly or indirectly, any shares of its beneficial interest or other equity interests of any Company Party or a Company Subsidiary, other than (i) the acquisition by the Company of Company Common Shares in connection with the surrender of Company Common Shares by holders of Company Options in order to pay the exercise price of the Company Options in connection with the exercise of Company Options, (ii) the repurchase of Company "excess shares" pursuant to the Company Declaration of Trust, (iii) the withholding of Company Common Shares to satisfy withholding Tax obligations with respect to outstanding Company Equity Awards, (iv) the redemption or purchase of Partnership OP Units or Partnership Preferred Units to the extent required under the terms of the Partnership Agreement, or (v) in connection with the redemption or repurchase by a wholly owned Company Subsidiary of its own securities (but solely to the extent such securities or equity equivalents are owned by the Company or a wholly owned Company Subsidiary);

          (e)   acquire or agree to acquire any corporation, partnership, joint venture, other business organization or any division or material amount of assets thereof, real property or personal property, except (i) as set forth in Section 6.1(e) of the Company Disclosure Schedule or (ii) acquisitions at a total cost of less than $75,000,000 in the aggregate; provided, however, that the Company and the Company Subsidiaries shall be permitted to take any action they are obligated to take under any joint venture agreement to which the Company or such Company Subsidiaries are a party as of the date of this Agreement and that has been provided to Parent prior to the date of this Agreement;

          (f)    except as set forth in Section 6.1(f) of the Company Disclosure Schedule, sell, assign, transfer or dispose of, or effect a deed in lieu of foreclosure with respect to any Company Property (or real property that if owned by the Company or any Company Subsidiaries on the date of this Agreement would be a Company Property) or any other material assets, or place or permit any Encumbrance thereupon (whether by asset acquisition, stock acquisition or otherwise, including by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner), except (i) sales, transfers or other such dispositions of any Company Property or any other material assets that do not exceed $20,000,000 in the aggregate, or (ii) pledges or Encumbrances of direct or indirect equity interests in entities from time to time under the Company's existing revolving credit facilities that (A) acquire properties permitted to be acquired under Section 6.1(e), or (B) by the Company, or any wholly owned Company Subsidiary, with, to or from any existing wholly owned Company Subsidiary;

          (g)   for any Company Development Properties, or for any other real property of the Company under development on the date hereof for which site work has commenced, or for projects currently in the planning stages, (A) expend or incur any amount, or (B) enter into, amend, modify or terminate any Company Development Contracts which are Company Material Contracts, except (1) as contemplated by any existing Company Development Contract, (2) as set forth in Section 6.1(g) of the Company Disclosure Schedule or (3) up to $50,000,000 in the aggregate in excess of the amounts set forth in clauses (1) and (2);

          (h)   (i) incur, create, assume, refinance, replace or prepay any amount of Indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for, any Indebtedness of any other Person (other than a wholly owned Company Subsidiary), except (A) Indebtedness incurred under the Company's or any Company Subsidiary's existing credit facilities (whether drawn or undrawn as of the date hereof) or other similar lines of credit in existence as of the date hereof in the ordinary course of business for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.1(b)), (B) Indebtedness incurred under existing construction loan facilities with respect to ongoing construction projects by the Company or any Company Subsidiary, (C) Indebtedness incurred in connection with the funding of any transactions permitted by this Section 6.1 (provided, that (x) the terms of such new Indebtedness allow for prepayment at any time and do not include any make-whole, yield maintenance or any other penalties upon prepayment and the principal amount, and (y) the terms of such new Indebtedness shall not in the aggregate, for each separate instrument of Indebtedness, be materially more onerous on the Company compared to the existing Indebtedness), (D) refinancing of any existing Indebtedness, including the replacement or renewal of any letters of credit (provided, that (x) the terms of such new Indebtedness allow for prepayment at any time and do not include any make-whole, yield maintenance or any other penalties upon prepayment and the principal amount, (y) the terms of such new Indebtedness shall not in the aggregate, for each separate instrument of Indebtedness, be materially more onerous on the Company compared to the existing Indebtedness and (z) the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing), (E) any additional Indebtedness in an amount that, in the aggregate, does not exceed $50,000,000 (provided, that (x) the terms of such new Indebtedness allow for prepayment at any time and do not include any make-whole, yield maintenance or any other penalties upon prepayment and the principal amount, and (y) the terms of such new Indebtedness shall not in the aggregate, for each separate instrument of Indebtedness, be materially more onerous on the Company compared to the existing Indebtedness), (F) as set forth in Section 6.1(h) of the Company Disclosure Schedule, (G) inter-company Indebtedness among the Company and the Company Subsidiaries, or (H) any surety bonds not exceeding $5,000,000 individually or $50,000,000 in the aggregate, which, in the case of each of clauses (A) through (H), do not prohibit or limit the transactions contemplated by this Agreement and do not include any termination, default or payment related to the transactions contemplated by this Agreement; or (ii) issue or sell debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary or guarantee any debt securities of another Person;

          (i)    make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, trustees, Affiliates, agents or consultants), or make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, enter into any "keep well" or other similar arrangement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of the foregoing other than (i) by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary, (ii) loans or advances required to be made under any of the existing Company Leases or ground leases pursuant to which any Third Party is a lessee or sublessee on any Company Property, (iii) loans or advances required to be made under any existing joint venture arrangement to which the Company or a Company Subsidiary is a party and that are set forth on Section 6.1(i) of the Company Disclosure Schedule, or (iv) as contractually required by any Company Material Contract in effect on the date hereof that has been made available to Parent;

          (j)    subject to Section 7.10, other than as expressly permitted by this Section 6.1, waive, release, assign, settle or compromise any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), directly or indirectly, other than waivers, releases, assignments, settlements or compromises that (i) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $5,000,000 individually or $50,000,000 in the aggregate, (ii) do not involve the imposition of any material injunctive relief against the Company or any Company Subsidiary, (iii) do not provide for any admission of liability by the Company or any of the Company Subsidiaries, other than liability that is immaterial in nature and does not involve any admission of criminal or fraudulent conduct, and (iv) with respect to any legal Action involving any present, former or purported holder or group of holders of Company Common Shares, Partnership OP Units or Partnership Preferred Units, are in accordance with Section 7.10;

          (k)   fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2018, except as required by a change in GAAP or in applicable Law, or make any change other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

          (l)    enter into any new line of business;

          (m)  fail to timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules or regulations;

          (n)   enter into any joint venture, partnership or new funds or other similar agreement;

          (o)   except as required by applicable Law, as required by the terms of any Company Employee Program as in effect on the date hereof, as set forth in Section 6.1(o) of the Company Disclosure Schedule, or as required by any other provision of this Agreement (i) hire any officer (with a title of vice president or higher) of the Company or promote or appoint any Person to a position of officer (with a title of vice president or higher) of the Company (other than to replace any officer that departs after the date of this Agreement), (ii) increase in any manner the amount, rate or terms of compensation or benefits of any current or former trustees, officers or employees of the Company or any Company Subsidiary, (iii) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other Company Employee Program, (iv) accelerate the vesting or payment of any award under the Company Equity Incentive Plan or of any other compensation or benefits to any current or former trustees, officers or employees of the Company or any Company Subsidiary, (v) grant any awards under the Company Equity

  Incentive Plan or any bonus, incentive, performance or other compensation plan or arrangement, or (vi) fund or otherwise secure the payment of any compensation or benefits under any Company Employee Program;

          (p)   except to the extent required to comply with its obligations hereunder or with applicable Law, amend or propose to amend (i) the Company Declaration of Trust or Company Bylaws, (ii) the Partnership Agreement or Certificate of Formation, (iii) the New Liberty Holdco Governing Documents or (iv) such equivalent organizational or governing documents of any Company Subsidiary material to the Company and the Company Subsidiaries, considered as a whole, if such amendment, in the case of this clause (iv), would be adverse to the Company or Parent;

          (q)   adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiaries or adopt resolutions providing for or authorizing such merger, liquidation dissolution, consolidation, restructuring, recapitalization or reorganization (other than the Mergers), except in connection with any acquisitions conducted by Company Subsidiaries to the extent permitted pursuant to Section 6.1(e) and in a manner that would not reasonably be expected (i) to be materially adverse to the Company or Parent or (ii) prevent or impair the ability of the Company Parties to consummate the Mergers;

          (r)   amend any term of any outstanding shares of beneficial interest or other equity security of the Company or any Company Subsidiary;

          (s)   enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date hereof, would constitute a Company Material Contract), except (i) as expressly permitted by this Section 6.1, (ii) any termination or renewal in accordance with the terms of any existing Company Material Contract, (iii) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any Company Subsidiary is a party as required or necessitated by this Agreement or the transactions contemplated hereby; provided, that any such modification, amendment, waiver or consent does not materially increase the principal amount thereunder or otherwise materially adversely affect the Company, any Company Subsidiary or Parent, Parent OP or any Parent Subsidiary, (iv) the entry into any commercial leases in the ordinary course of business consistent with past practice, (v) any renewal of any of the insurance policies of the Company upon the scheduled termination on substantially the same terms as currently in effect, (vi) set forth in Section 6.1(s) of the Company Disclosure Schedule or (vii) in connection with change orders related to any construction, development, redevelopment or capital expenditure projects that either (A) do not materially increase the cost of any such project, or (B) are otherwise permitted pursuant to this Section 6.1;

          (t)    enter into any agreement that would limit or otherwise restrict (or purport to limit or otherwise restrict) the Company or any of the Company Subsidiaries or any of their successors from engaging or competing in any line of business or owning property in, whether or not restricted to, any geographic area;

          (u)   make or commit to make any capital expenditures except (i) pursuant to the Company's budget provided to Parent prior to the date of this Agreement, (ii) capital expenditures for tenant improvements in connection with new Company Leases, (iii) capital expenditures necessary to repair any casualty losses in an amount up to $10,000,000 in the aggregate or to the extent such losses are covered by existing insurance, and (iv) capital expenditures in the ordinary course of business consistent with past practice necessary to comply with applicable Law or to repair or prevent damage to any of the Company Properties or as is necessary in the event of an emergency situation, after prior notice to Parent (provided, that if the nature of such emergency renders prior notice to Parent impracticable, the Company shall provide notice to Parent as promptly as reasonably practicable after making such capital expenditure);

          (v)   take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (i) the Company or New Liberty Holdco to fail to qualify as a REIT, or (ii) any Company Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of the Code, as the case may be;

          (w)  enter into or modify in a manner adverse to the Company or Parent or their respective Subsidiaries any Tax Protection Agreement applicable to the Company or any Company Subsidiary (a "Company Tax Protection Agreement"), make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file any federal income Tax Return (except to the extent prepared in a manner in accordance with past practice, except as required by applicable Law) or amend any material income Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (i) to the extent required by Law or (ii) to the extent necessary (A) to preserve the Company's or New Liberty Holdco's qualification as a REIT under the Code or (B) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

          (x)   take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent each of the Company Merger and the Topco Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

          (y)   permit any insurance policy naming the Company or any of its Subsidiaries or trustees or officers as a beneficiary or an insured or a loss payable payee, or the Company's directors (or trustees) and officers liability insurance policy, to be canceled, terminated or allowed to expire unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy; provided, however, that, with respect to any renewal of any such policy, the Company shall (i) use commercially reasonable efforts to obtain favorable terms with respect to the assignment or other transfer of such policy and termination fees or refunds payable pursuant to such policy and (ii) (A) provide Parent a reasonable opportunity to review and consider the terms of any such policy and (B) consider in good faith any comments Parent may provide to the Company with respect to the terms of any such policy;

          (z)   except to the extent permitted by Section 7.4(d), take any action that would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement; or

          (aa) authorize, or enter into any contract, agreement, commitment or arrangement to take any of the foregoing actions.

        Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of outside counsel to the Company, is necessary for the Company or New Liberty Holdco to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Topco Merger Effective Time, including making dividend or other distribution payments in accordance with Section 7.17 to shareholders of the Company or New Liberty Holdco, as applicable, in accordance with this Agreement or otherwise, or to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or REIT

under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) the Partnership from taking any action, at any time or from time to time, as the Partnership reasonably determines to be necessary to: (A) be in compliance at all times with all of its obligations under any Company Tax Protection Agreement; and (B) avoid liability for any indemnification or other payment under any Company Tax Protection Agreement.

        Section 6.2    Conduct of Business by Parent.     During the Interim Period, except to the extent required by Law, as otherwise expressly required or permitted by this Agreement or as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), the Parent Parties shall use their commercially reasonable efforts to, and shall cause each of the Parent Significant Subsidiaries to use its commercially reasonable efforts to, (x) carry on their respective businesses in all material respects in ordinary course, consistent with past practice, and (y) (1) maintain its material assets and properties in their current condition (normal wear and tear excepted), (2) preserve intact in all material respects their present business organizations, ongoing businesses and significant business relationships, (3) keep available the services of their present executive officers, and (4) preserve Parent's status as a REIT within the meaning of the Code. Without limiting the foregoing, neither the Parent Parties nor any Parent Significant Subsidiary will, during the Interim Period, except to the extent required by Law, as otherwise expressly required or permitted by this Agreement or as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

          (a)   declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock or property or otherwise) in respect of any shares of capital stock of Parent, any units of Parent OP or other equity securities or ownership interests in Parent, Parent OP or any Parent Significant Subsidiary, except for: (i) the declaration and payment by Parent of dividends in accordance with Section 7.17; (ii) the regular distributions that are required to be made in respect of the Parent OP Units in connection with any dividends paid on the shares of the Parent Common Stock and distributions that are required to be made in respect of the Parent Preferred Units in accordance with the Parent Partnership Agreement; (iii) dividends or distributions, declared, set aside or paid by Parent OP or any Parent Significant Subsidiary to Parent, Parent OP or any Parent Significant Subsidiary that is, directly or indirectly, wholly owned by Parent; (iv) distributions by Parent OP or any Parent Significant Subsidiary that is not wholly owned, directly or indirectly, by Parent, including any Parent Subsidiary REIT, in accordance with the requirements of the Parent OP Governing Documents or the organizational documents of such Parent Significant Subsidiary, as applicable; and (v) distributions to the extent required for Parent or any Parent Subsidiary REIT to maintain its status as a REIT under the Code or avoid or reduce the incurrence of any entity-level income or excise Taxes by Parent or such Parent Subsidiary REIT;

          (b)   other than with respect to the acquisition of certain assets, properties and liabilities of Industrial Property Trust Inc. and its affiliates, acquire or agree to acquire any corporation, partnership, joint venture, other business organization or any division or material amount of assets thereof or real property that, in each case, would, or would reasonably be expected to, prevent or materially impair or delay the ability of the Parent Parties to consummate the Mergers on a timely basis;

          (c)   fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2018, except as required by a change in GAAP or in applicable Law, or make any change other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

          (d)   fail to timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules or regulations, except to the extent that such failure would not prevent or materially impair the ability of the Parent Parties to consummate the Mergers on a timely basis;

          (e)   except to the extent required to comply with its obligations hereunder or with applicable Law, amend or propose to amend (i) the Parent Charter (other than any amendments necessary to effect the Company Mergers or the other transactions contemplated hereby) or Parent Bylaws, (ii) the Parent Partnership Agreement (other than any amendments necessary to effect the Partnership Merger, the Company Mergers or the other transactions contemplated hereby or the Parent Partnership Agreement) or Parent OP Certificate of Limited Partnership or (iii) such equivalent organizational or governing documents of any Parent Significant Subsidiary material to Parent, Parent OP and the Parent Significant Subsidiaries, considered as a whole, if such amendment, in the case of this clause (iii), would be adverse to the Company or Parent;

          (f)    adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of Parent, Parent OP or any Parent Significant Subsidiaries or adopt resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, restructuring, recapitalization or reorganization (other than the Mergers), except in a manner that would not reasonably be expected (i) to be materially adverse to the Company or Parent or (ii) prevent or impair the ability of the Parent Parties to consummate the Mergers on a timely basis;

          (g)   take any action that would, or fail to take action, the failure of which to be taken would, reasonably be expected to cause (i) Parent or any Parent Subsidiary REIT to fail to qualify as a REIT or (ii) Parent OP and any Parent Significant Subsidiary other than a Parent Subsidiary REIT to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of the Code, as the case may be;

          (h)   take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Topco Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

          (i)    except to the extent permitted by Section 7.4(d) or as required by applicable Law, take any action that would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement; or

          (j)    authorize, or enter into any contract, agreement, commitment or arrangement to take any of the foregoing actions.

        Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) Parent from taking any action, at any time or from time to time, that in the reasonable judgment of Parent Board, upon advice of outside counsel to Parent, is necessary for Parent or any Parent Subsidiary REIT to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Topco Merger Effective Time, including making dividend or other distribution payments in accordance with Section 7.17 to stockholders of Parent or such Parent Subsidiary REIT, as applicable, in accordance with this Agreement or otherwise, or to qualify or preserve the status of Parent OP and any Parent Subsidiary other than a Parent Subsidiary REIT as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) Parent OP from taking any action, at any time or from time to time, as Parent OP reasonably determines to be necessary to: (A) be in compliance at all times with all of its obligations under any Tax Protection Agreement applicable to Parent, Parent OP or any Parent Subsidiary (a "Parent Tax Protection Agreement"), and (B) avoid liability for any indemnification or other payment under any Parent Tax Protection Agreement.

        Section 6.3    No Control of Other Party's Business.     Nothing contained in this Agreement shall give any of the Company Parties, directly or indirectly, the right to control or direct Parent's, Parent OP's or any Parent Subsidiary's operations prior to the Partnership Merger Effective Time, and nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company or any Company Subsidiary's operations prior to the Partnership Merger Effective Time. Prior to the Partnership Merger Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

ARTICLE VII

COVENANTS

        Section 7.1    Preparation of the Form S-4 and the Proxy Statement/Prospectus; Company Shareholder Meeting; Listing Application.

          (a)   As soon as reasonably practicable following the date of this Agreement, (i) each of the Parties hereto shall jointly prepare, and cause to be filed with the SEC, the Form S-4 with respect to the Parent Common Stock issuable in the Topco Merger (and, if required, with respect to the New Liberty Holdco Common Shares issuable in the Company Merger), which will include the preliminary Proxy Statement/Prospectus, and (ii) Parent shall prepare and cause to be submitted to the NYSE the application and other agreements and documentation necessary for the listing of the Parent Common Stock issuable in the Topco Merger on the NYSE. Each of the Parties hereto shall use its commercially reasonable efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 and the Proxy Statement/Prospectus comply in all material respects with the applicable provisions of the Exchange Act and Securities Act, and (C) keep the Form S-4 effective for so long as necessary to complete the Mergers. Parent shall use its commercially reasonable efforts to have the application for the listing of the Parent Common Stock accepted by the NYSE as promptly as is practicable following submission. Each of the Parties hereto shall furnish to any other Party any and all information concerning itself, its Affiliates and the holders of its shares of beneficial interest or capital stock as may be required or reasonably requested to be disclosed in the Form S-4 and in the Proxy Statement/Prospectus as promptly as practicable after the date hereof and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement/Prospectus and the preparation and filing of the NYSE listing application. The Parties shall notify each other promptly of the receipt of any comments from the SEC or the NYSE and of any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement/Prospectus or from the NYSE for amendments or supplements to the NYSE listing application or for additional information. Each Party shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the NYSE, on the other hand, and all written comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC or with respect to the NYSE listing application received from the NYSE and advise the other Party of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC or from the NYSE with respect to the NYSE listing application. Each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or the Proxy Statement/Prospectus, and to any comments from the NYSE with respect to the NYSE listing application. Notwithstanding the foregoing, prior to (1) filing the Form S-4 or the

  Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC, or (2) submitting the NYSE listing application to the NYSE or responding to any comments of the NYSE, each of the Company and Parent shall cooperate and provide the other Party a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give reasonable and good faith consideration to any comments thereon made by the other Party or its counsel. Parent shall advise the Company, promptly after it receives notice thereof, (x) of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Topco Merger for offering or sale in any jurisdiction, and Parent shall use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated and (y) of the time the NYSE listing application is accepted. Parent shall take any other action required to be taken under the Securities Act, the Exchange Act, NYSE rules and regulations, any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Topco Merger, and the Company shall furnish to Parent all information concerning the Company and the Company's shareholders as may be reasonably requested in connection with any such actions. Parent shall also take any other action required to be taken under the Securities Act, any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder in connection with the issuance of the New OP Units and New Preferred OP Units in the Partnership Merger, and the Company shall furnish all information concerning the Company, the Partnership and the holders of the Partnership OP Units and Partnership Preferred Units as may be reasonably requested in connection with any such actions. The Parent Parties shall have the right, to the extent necessary (and following consultation with the Company), to prepare and file a Form S-4 or any other registration form under the Securities Act or Exchange Act with respect to the New OP Units and New Preferred OP Units (the "OP Unit Form S-4") to be issued in connection with the Partnership Merger. The Company Parties will cooperate in the preparation of the OP Unit Form S-4 pursuant to the immediately preceding sentence. For the avoidance of doubt, in the event the Parent Parties determine to prepare and file the OP Unit Form S-4, (I) the Parent Parties shall prepare and cause to be filed with the SEC, as promptly as reasonably practicable after such determination, the OP Unit Form S-4, and (II) all references in this Agreement to "Form S-4" (including this Section 7.1 and Section 8.1(d)) shall be deemed to refer to the Form S-4 and the OP Unit Form S-4, collectively.

          (b)   If, at any time prior to the receipt of the Company Shareholder Approval, any event occurs with respect to the Company, any Company Subsidiary or Parent, Parent OP or any of the Parent Subsidiaries, or any change occurs with respect to other information to be included in the Form S-4 or the Proxy Statement/Prospectus, which is required to be described in an amendment of, or a supplement to, the Form S-4 or the Proxy Statement/Prospectus, the Company or Parent, as the case may be, shall promptly notify the other Party of such event and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement/Prospectus or the Form S-4.

          (c)   As promptly as practicable following the date on which the Form S-4 is declared effective under the Securities Act, the Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Company's shareholders for the purpose of seeking the Company Shareholder Approval (together with any adjournments or postponements thereof, the "Company Shareholder Meeting"). The Company shall cause the Proxy Statement/Prospectus to be mailed to the shareholders of the Company entitled to vote at the Company Shareholder Meeting and to hold the Company Shareholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act; provided, however, that in no event shall the Company be required to cause the Proxy Statement/Prospectus to be mailed prior to the thirty-fifth (35th) day following the date hereof. The Company Recommendation shall be included in the Proxy

  Statement/Prospectus and the Company shall use its reasonable best efforts to obtain the Company Shareholder Approval, unless a Change in Company Recommendation has occurred in compliance with Section 7.4(b)(iv) or Section 7.4(b)(v). Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Company Shareholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of Company Common Shares to obtain the Company Shareholder Approval, whether or not a quorum is present, the Company shall make one or more successive postponements or adjournments of the Company Shareholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the Company Mergers; provided, that the Company Shareholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Shareholder Meeting was originally scheduled (excluding any postponement or adjournments required by applicable Law) without the consent of Parent.

        Section 7.2    Other Filings.     In connection with and without limiting the obligations under Section 7.1, as soon as practicable following the date of this Agreement, the Company Parties and the Parent Parties each shall (or shall cause their applicable Subsidiaries to) use their commercially reasonable efforts to properly prepare and file any other filings required under the Exchange Act or any other Law relating to the Mergers (collectively, the "Other Filings"). Each of the Parties shall (and shall cause their Affiliates to) promptly notify the other Parties of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Authority or official, and each of the Parties shall supply the other Parties with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings, except, in each case, that confidential competitively sensitive business information may be redacted from such exchanges. Each of the Parties shall promptly obtain and furnish the other Parties with (a) the information which may be reasonably required in order to make such Other Filings and (b) any additional information which may be requested by a Governmental Authority and which the Parties reasonably deem appropriate; provided that the Parties may, as they deem advisable and necessary, designate any sensitive materials provided to the other under this Section 7.2 as "outside counsel only" (in which case such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, trustees or directors of the recipient without the advance written consent of the Party providing such materials). Without limiting the foregoing, each Party shall (i) use its commercially reasonable efforts to respond as promptly as practicable to any request by the SEC or any other Governmental Authority or official for information, documents or other materials in connection with the review of the Other Filings or the transactions contemplated hereby; and (ii) provide to the other Party, and permit the other Party to review and comment in advance of submission, all proposed correspondence, filings, and written communications to the SEC or any other Governmental Authority or official with respect to the transactions contemplated hereby. To the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

        Section 7.3    Additional Agreements.     Subject to the terms and conditions herein provided, but subject to the obligation to act in good faith, and subject at all times to the Company's and its trustees' and Parent's and its directors', as applicable, right and duty to act in a manner consistent with their duties, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Mergers and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary or advisable consents, approvals, orders, exemptions, waivers and authorizations by or from (or to give any notice to) any public or private third party, including any that are required to be obtained or made under any Law or any contract, agreement or instrument to which the Company or any Company Subsidiary or Parent, Parent OP or any Parent Subsidiary, as applicable, is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Mergers, to effect all necessary registrations and Other Filings and submissions of information requested by a Governmental Authority, and to use its commercially reasonable efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Mergers.

        Section 7.4    Acquisition Proposals; Changes in Recommendation.

          (a)   Except as expressly provided in this Section 7.4, from and after the date hereof, the Company shall not, shall cause its Subsidiaries and its and their respective officers, directors and trustees not to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries' other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries, indications of interest or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide any nonpublic information or data to any Person relating to, an Acquisition Proposal or any inquiries, proposals, indications of interest or offers that constitute, or would reasonably be expected to lead to an Acquisition Proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement relating to any Acquisition Proposal (an "Acquisition Agreement"), or (iv) propose or agree to do any of the foregoing. For the avoidance of doubt, this Section 7.4(a) shall not prohibit the Company or its Representatives from informing any Third Party of the terms of this Section 7.4 and referring such Third Party to any publicly-available copy of this Agreement.

          (b)   (i) Notwithstanding anything in this Agreement to the contrary, the Company Board shall be permitted to take the following actions, prior to the Company Shareholder Meeting, in response to an unsolicited bona fide written Acquisition Proposal by a Person made after the date of this Agreement (provided that the Acquisition Proposal by such Person did not result from a breach of Section 7.4(a) or Section 7.4(c) ) and which the Company Board concludes in good faith (after consultation with its outside legal counsel and its financial advisors) either constitutes or would reasonably be expected to lead to a Superior Proposal, if the Company Board concludes in good faith (after consultation with its outside legal counsel) that failure to do so would be inconsistent with their duties as trustees under applicable Law: (A) engage in discussions and negotiations regarding such Acquisition Proposal with the Person who made such Acquisition Proposal, and (B) provide any nonpublic information or data to the Person who made such Acquisition Proposal after entering into an Acceptable Confidentiality Agreement with such Person; provided, however, that, prior to taking any of the actions described in the immediately preceding clause (A) and clause (B), the Company must comply with its obligations under Section 7.4(b)(ii) with respect to such Acquisition Proposal and must notify Parent that it intends to take such action with respect to such Acquisition Proposal. The Company shall provide Parent with a copy of any nonpublic information or data provided to the Person who made such Acquisition Proposal prior to or simultaneously with furnishing such information to such Person to the extent such nonpublic information or data has not been previously provided to Parent. For purposes of this Section 7.4(b), an "Acceptable Confidentiality Agreement" means a confidentiality agreement between the Company, on the one hand, and a counterparty, on the other hand, having confidentiality and use provisions that are no more favorable as a whole to such counterparty than those contained in the Confidentiality Agreement with respect to Parent; provided, however, that such confidentiality agreement shall not contain any standstill.

             (ii)  The Company shall promptly (but in no event later than twenty-four (24) hours) notify Parent orally, and promptly thereafter in writing, of the receipt by the Company, New Liberty Holdco, the Partnership, the Company Board or any of their respective Representatives of any inquiry, proposal, indication of interest or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Such notice shall indicate the identity of the Person making such inquiry, proposal, indication of interest or offer, and the material terms and conditions of, such inquiry, proposal, indication of interest or offer (including a copy thereof if in writing and any material documentation or correspondence that sets forth any such terms). The Company shall (A) promptly (but in no event later than twenty-four (24) hours) notify Parent, orally and promptly thereafter in writing, of any changes or modifications to the material terms of the Acquisition Proposal and (B) keep Parent informed on a reasonably current basis regarding material developments, discussions and negotiations concerning any such Acquisition Proposal.

            (iii)  Except as provided in Section 7.4(b)(iv) or Section 7.4(b)(v), neither the Company Board nor any committee thereof (nor the board of trustees of New Liberty Holdco or any committee thereof) shall (A) withhold or withdraw, or qualify or modify in any manner adverse to the Parent Parties, the Company Recommendation, (B) adopt, approve or recommend any Acquisition Proposal (or any transaction or series of related transactions included within the definition of an Acquisition Proposal), (C) fail to include the Company Recommendation in the Proxy Statement/Prospectus, (D) fail to recommend against any Acquisition Proposal subject to Regulation 14D promulgated under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after Parent so requests in writing, (E) if an Acquisition Proposal or any material modification thereof is made public or is otherwise sent to the holders of Company Common Shares, fail to issue a press release or other public communication that reaffirms the Company Recommendation within ten (10) Business Days after Parent so requests in writing, (F) authorize, cause or permit the Company or any of its Affiliates to enter into any Acquisition Agreement (other than an Acceptable Confidentiality Agreement in accordance with Section 7.4(b)(i)), or (G) propose, resolve or agree to take any action set forth in the foregoing clauses (A) through (F) (any action set forth in this Section 7.4(b)(iii), a "Change in Company Recommendation").

            (iv)  Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, at any time prior to the receipt of the Company Shareholder Approval, the Company Board may make a Change in Company Recommendation or terminate this Agreement pursuant to Section 9.1(e), if and only if (A) an unsolicited bona fide written Acquisition Proposal (provided that the Acquisition Proposal did not result from a breach of Section 7.4(a) or Section 7.4(c)) is made to the Company and is not withdrawn, (B) the Company Board has concluded in good faith (after consultation with its outside legal counsel and its financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Company Board has concluded in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with their duties as trustees under applicable Law, (D) four (4) Business Days (the "Notice Period") shall have elapsed since the Company has given written notice to Parent advising Parent that the Company intends to take such action and specifying in reasonable detail the reasons therefor, including the material terms and conditions of any such Superior Proposal that is the basis of the proposed action (a "Superior Proposal Notice"), which Superior Proposal Notice shall not, in and of itself, be deemed a Change in Company Recommendation for any purpose of this Agreement, (E) during such Notice Period, the Company has considered and, if requested by Parent, engaged and caused its Representatives to engage in good faith discussions with Parent regarding any adjustment or modification of the terms of this Agreement proposed by Parent, and (F) the Company Board, following such Notice Period, again concludes in good faith (after consultation with its outside legal counsel and its financial advisors and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent) that the failure to do so would be inconsistent with their duties as trustees under applicable Law and that such Acquisition Proposal continues to constitute a Superior Proposal; provided, however, that (1) if, during the Notice Period, any material revisions are made to the Superior Proposal (it being understood that a material revision shall include any change in the purchase price or form of consideration in such Superior Proposal), the Company Board shall give a new Superior Proposal Notice to Parent prior to the expiration of the Notice Period and shall comply in all respects with the requirements of this Section 7.4(b)(iv) and the Notice Period shall thereafter expire on the third (3rd) Business Day immediately following the date of the delivery of such new Superior Proposal Notice (provided that the delivery of a new Superior Proposal Notice shall in no event shorten the four (4) Business Day duration applicable to the initial Notice Period) and (2) in the event the Company Board does not determine in accordance with the immediately preceding clause (F) that such Acquisition Proposal is a Superior Proposal, but thereafter determines to make a Change in Company Recommendation pursuant to this Section 7.4 or terminate this Agreement pursuant to Section 9.1(e) with respect to an Acquisition Proposal (whether from the same or different Person), the foregoing procedures and requirements referred to in this Section 7.4(b)(iv) shall apply anew prior to the taking of any such actions.

             (v)  Notwithstanding anything in this Agreement to the contrary, in circumstances not involving or relating to an Acquisition Proposal, at any time prior to the receipt of the Company Shareholder Approval, the Company Board may make a Change in Company Recommendation (but only as set forth in clauses (A) or (C) or, to the extent related to clauses (A) or (C), clause (G) of Section 7.4(b)(iii)) if and only if (A) an Intervening Event has occurred, (B) the Company Board has concluded in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with their duties as trustees under applicable Law, (C) four (4) Business Days (the "Intervening Event Notice Period") shall have elapsed since the Company has given written notice (which written notice shall not, in and of itself, be deemed a Change in Company Recommendation for any purpose of this Agreement) to Parent advising that the Company intends to take such action and specifying in reasonable detail the reasons therefor, (D) during such Intervening Event Notice Period, the Company has considered and, if requested by Parent, engaged and caused its Representatives to engage in good faith discussions with Parent regarding any adjustment or modification of the terms of this Agreement proposed by Parent, and (E) the Company Board, following such Intervening Event Notice Period, again reasonably determines in good faith (after consultation with its outside legal counsel and its financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent) that failure to do so would be inconsistent with their duties as trustees under applicable Law; provided, however, that in the event the Company Board does not make such a Change in Company Recommendation following such Intervening Event Notice Period, but thereafter determines to make such a Change in Company Recommendation pursuant to this Section 7.4(b)(v) in circumstances not involving an Acquisition Proposal, the foregoing procedures and requirements referred to in this Section 7.4(b)(v) shall apply anew prior to the taking of any such actions.

            (vi)  Nothing contained in this Section 7.4 shall prohibit the Company from (A) taking and disclosing to its shareholders a position contemplated by Rule 14e-2 (a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, (B) making any other disclosure to its shareholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal that the Company Board reasonably determines (after consultation with its outside counsel) is required by applicable Law or (C) issuing a "stop, look and listen" statement pending disclosure of its position thereunder; provided, however, that any such disclosure that addresses the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or an Acquisition Proposal shall be deemed to be a Change in Company Recommendation unless the Company Board in connection with such communication publicly states that the Company Recommendation has not changed or refers to the prior recommendation of the Company, without disclosing any Change in Company Recommendation. For the avoidance of doubt, the Company Board may not make a Change in Company Recommendation unless in compliance with Section 7.4(b)(iv) or Section 7.4(b)(v).

          (c)   Upon execution of this Agreement, the Company agrees that it will and will cause its Subsidiaries, and its and their Representatives to, (i) cease immediately and terminate any and all existing activities, discussions or negotiations with any Third Parties conducted heretofore with respect to any Acquisition Proposal, (ii) terminate any such Third Party's access to any physical or electronic data rooms and (iii) request that any such Third Party and its Representatives (A) destroy or return all confidential information concerning the Company or the Company Subsidiaries furnished by or on behalf of the Company or any of the Company Subsidiaries and (B) destroy all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze such confidential information, in the case of the foregoing clauses (ii) and (iii), to the extent required by and in accordance with the terms of the applicable confidentiality agreement between the Company or any of the Company Subsidiaries and such Person. The Company agrees that it will promptly inform its and its Subsidiaries' respective Representatives of the obligations undertaken in this Section 7.4. Any violation of the restrictions set forth in this Section 7.4 by any officer, trustee, director or investment banker of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 7.4 by the Company for purposes of this Agreement.

          (d)   Notwithstanding any Change in Company Recommendation, unless such Change in Company Recommendation is with respect to a Superior Proposal and this Agreement is terminated pursuant to Section 9.1(e), the Company shall cause the approval of the Company Mergers to be submitted to a vote of its shareholders at the Company Shareholder Meeting.

          (e)   Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), approval of the Company Mergers is the only matter, other than any say-on-golden parachute vote that may be required pursuant to Section 14A(b)(2) of the Exchange Act and Rule 14a-21(c) thereunder and a proposal to approve the adjournment of the Company Shareholder Meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the Company Shareholder Meeting to obtain the Company Shareholder Approval, which the Company shall propose to be acted on by its shareholders at the Company Shareholder Meeting.

          (f)    The Company shall not submit to the vote of its shareholders any Acquisition Proposal other than the Mergers prior to the termination of this Agreement.

        Section 7.5    Officers' and Trustees' Indemnification.

          (a)   From and after the Topco Merger Effective Time, Parent (the "Indemnifying Party") shall, for a period of six (6) years from the Topco Merger Effective Time: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or is during any of the period from the date hereof until the Topco Merger Effective Time, serving as a manager, director, officer, trustee or fiduciary of the Company or any of the Company Subsidiaries (for the avoidance of doubt, including New Liberty Holdco) and acting in such capacity (collectively, the "Indemnified Parties") to the fullest extent that a Maryland corporation is permitted to indemnify and hold harmless its own such Persons under the applicable Laws of the State of Maryland, as now or hereafter in effect, in connection with any Claim with respect to matters occurring on or before the Topco Merger Effective Time and any losses, claims, damages, liabilities, costs, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such Claim; and (ii) promptly pay on behalf of or advance to each of the Indemnified Parties, to the fullest extent that a Maryland corporation is permitted to indemnify and hold harmless its own such Persons under the applicable Laws of the State of Maryland, as now or hereafter in effect, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Claim Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to Parent's receipt of an undertaking by or on behalf of such Indemnified Party to repay such Claim Expenses if it is ultimately determined under applicable Laws or any of the Company Governing Documents that such Indemnified Party is not entitled to be indemnified; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Topco Merger Effective Time, any Indemnified Party delivers to Parent a written notice asserting that indemnification is required in accordance with this Section 7.5 with respect to a Claim, then the provisions for indemnification contained in this Section 7.5 with respect to such Claim shall survive the sixth (6th) anniversary of the Topco Merger Effective Time and shall continue to apply until such time as such Claim is fully and finally resolved. The Indemnifying Party shall not settle, compromise or consent to the entry of any judgment in, or seek termination with respect to, any actual or threatened Claim in respect of which indemnification may be sought by an Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Parties from all liability arising out of such Claim. No Indemnified Party shall be liable for any amounts paid in any settlement effected without its prior express written consent.

          (b)   Without limiting the foregoing, each of the Parent Parties agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Topco Merger Effective Time now existing in favor of the current or former directors, officers, trustees, agents or fiduciaries of the Company or any of the Company Subsidiaries as provided in the Company Governing Documents and indemnification or similar agreements of the Company shall survive the Topco Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or modified in a manner adverse to the Indemnified parties, for a period of six (6) years following the Topco Merger Effective Time; provided that if, at any time prior to the sixth (6th) anniversary of the Topco Merger Effective Time, any Indemnified Party delivers to Parent a written notice asserting that indemnification is required in accordance with this Section 7.5 with respect to a Claim, then the provisions for indemnification contained in this Section 7.5 with respect to such Claim shall survive the sixth (6th) anniversary of the Topco Merger Effective Time and shall continue to apply until such time as such Claim is fully and finally resolved.

          (c)   Prior to the Topco Merger Effective Time, the Company shall obtain and fully pay the premium for, and Parent shall maintain in full force and effect (and the obligations under to be honored), during the six (6) year period beginning on the date of the Topco Merger Effective Time, a "tail" prepaid directors' and officers' liability insurance policy or policies (which policy or policies by their respective express terms shall survive the Mergers) from the Company's current insurance carrier or an insurance carrier with the same or better credit rating as the Company's current insurance carrier, of at least the same coverage and amounts and containing terms and conditions, retentions and limits of liability that are no less favorable than the Company's and the Company Subsidiaries' existing directors' and officers' liability policy or policies for the benefit of the Indemnified Parties with respect to directors' and officers' liability insurance for Claims arising from facts or events that occurred on or prior to the Topco Merger Effective Time; provided, however, that in no event shall the aggregate premium payable for such "tail" insurance policy exceed an amount equal to 250% of the annual premium paid by the Company for its directors' and officers' liability insurance as set forth in Section 7.5(c) of the Company Disclosure Schedule (such amount being the "Maximum Premium"). If the Company is unable to obtain the "tail" insurance described in the first sentence of this Section 7.5(c) for an amount equal to or less than the Maximum Premium, the Company shall be entitled to obtain as much comparable "tail" insurance as reasonably available for an aggregate cost equal to the Maximum Premium.

          (d)   If any of Parent or its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.5.

          (e)   The provisions of this Section 7.5 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party and other Person referred to in this Section 7.5 (who are intended to be third party beneficiaries of this Section 7.5), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Parent and the Company, and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including the successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.5 shall be in addition to, and not in substitution for, any other rights to indemnification or exculpation which an Indemnified Party and other Person referred to in this Section 7.5 is entitled, whether pursuant to applicable Law, contract or otherwise.

        Section 7.6    Access to Information; Confidentiality.

          (a)   During the Interim Period, to the extent permitted by applicable Law and contracts, each Party shall, and shall cause each of its Subsidiaries to, (i) furnish the Company or Parent, as applicable, with such financial and operating data and other information with respect to the business, properties, offices, books, contracts, records and personnel of the Company and the Company Subsidiaries or Parent, Parent OP and Parent Subsidiaries, as applicable, as the Company or Parent, as applicable, may from time to time reasonably request, and (ii) with respect to the Company and the Company Subsidiaries and subject to the terms of the Company Leases, facilitate reasonable access for Parent and its authorized Representatives during normal business hours, and upon reasonable advance notice, to all Company Properties; provided, however, that no investigation pursuant to this Section 7.6 shall affect or be deemed to modify any of the representations or warranties made by the Company Parties or the Parent Parties, as applicable, hereto and all such access shall be coordinated through the Company or Parent, as applicable, or its respective designated Representatives, in accordance with such reasonable procedures as they may establish. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 7.6 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a Third Party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (if the Company or Parent, as applicable, has used commercially reasonable efforts to obtain permission or consent of such Third Party to such disclosure), (B) the disclosure of which would violate any Law or legal duty of the Party or any of its Representatives (provided, however, that the Company or Parent, as applicable, shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law or legal duty), (C) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of a loss of privilege to the disclosing Party (provided, however, that the Company or Parent, as applicable, shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not result in a loss of such attorney-client, attorney work product or other legal privilege) or (D) if it reasonably determines that such access is reasonably likely to materially disrupt, impair or interfere with its, or its Subsidiaries', business or operations; provided, however, that the Parties will work in good faith to determine a means to provide access that will not materially disrupt, impair or interfere with such business or operations. Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. Prior to the Partnership Merger Effective Time, each of the Company Parties and each of the Parent Parties shall not, and shall direct their respective Representatives and Affiliates not to, contact or otherwise communicate (for the avoidance of doubt, other than any public communications otherwise permitted by this Agreement) with parties with which such Party knows the other Party has a business relationship (including tenants/subtenants) regarding the business of such other Party or this Agreement and the transactions contemplated hereby without the prior written consent of such other Party (such consent not to be unreasonably withheld, conditioned or delayed); provided that, notwithstanding the foregoing or anything else in this Agreement or in the Confidentiality Agreement to the contrary, a Party and its respective Representatives and Affiliates may contact or otherwise communicate with such parties without any consent of the other Party (I) in pursuing its own business activities (operating in the ordinary course) or (II) in connection with the activities contemplated by Section 7.18.

          (b)   Prior to the Topco Merger Effective Time, each of the Company and Parent shall hold, and will cause its respective Representatives and Affiliates to hold any nonpublic information exchanged pursuant to this Section 7.6 in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof; provided, however, that Section 9 of the Confidentiality Agreement shall terminate and be of no further force or effect.

        Section 7.7    Public Announcements.     Except with respect to any Change in Company Recommendation or any action taken by the Company or the Company Board pursuant to and in accordance with Section 7.4, so long as this Agreement is in effect, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement and, except as otherwise permitted or required by this Agreement and except for the initial press release that will be mutually agreed in good faith by the Parties, none of the Company or the Parent shall issue any such press release or make any such public statement or filing prior to obtaining the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a Party may, without the prior consent of the other Parties, issue any such press release or make any such public statement or filing (a) if the disclosure contained therein is consistent in all material respects with the initial press release referred to above or (b) as may be required by Law, order or the applicable rules of any stock exchange or quotation system if, in the case of this clause (b), (i) for any reason it is not reasonably practicable to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement or (ii) the Party issuing such press release or making such public statement has used its commercially reasonable efforts to consult with the other Party and to obtain such Party's consent but has been unable to do so in a timely manner through no fault of such issuing Party.

        Section 7.8    Employment Matters.

          (a)   Parent shall, and shall cause each Parent Subsidiary and Parent OP, as applicable, to, provide each individual who is an employee of the Company or any Company Subsidiary immediately prior to the Topco Merger Effective Time and who remains employed by Parent or any Parent Subsidiary or Parent OP immediately following the Topco Merger Effective Time (each, a "Continuing Employee" and collectively, the "Continuing Employees") with compensation and benefits determined by the Parent Parties and, if applicable, compensation and benefits that are mutually agreed between the Parent Parties and such Continuing Employee. In addition, during the period commencing on the Topco Merger Effective Time and ending on the date that is twenty four (24) months after the Topco Merger Effective Time (or if earlier, the date of the Continuing Employee's termination of employment with Parent, Parent OP and the Parent Subsidiaries), Parent shall, and shall cause each Parent Subsidiary and Parent OP, as applicable, to, provide Continuing Employees with severance benefits that are consistent with, and no less favorable than, those provided for in the severance plan in effect for such Continuing Employee as of the Closing as described on Section 4.14(g) of the Disclosure Schedule.

          (b)   Parent shall, and shall cause each Parent Subsidiary and Parent OP, as applicable, to, provide, each employee of the Company or any Company Subsidiaries whose employment terminates as of the Topco Merger Effective Time, and who meets the requirements for severance pay under the applicable severance plan in effect for such employee as of the Topco Merger Effective Time as described in Section 4.14(g) of the Disclosure Schedule, with severance benefits that are consistent with, and no less favorable than, those provided for in such severance plan.

          (c)   Parent shall, and shall cause Parent OP and the Parent Subsidiaries to, provide credit for each Continuing Employee's length of service with the Company and the Company Subsidiaries (as well as service with any predecessor employer of the Company or any Company Subsidiary) for purposes of eligibility, vesting and benefit level under any employee vacation, severance or paid time off benefit plan, program, policy, agreement or arrangement, or any retirement or savings plan, maintained by Parent, Parent OP and the Parent Subsidiaries in which such Continuing Employee is eligible to participate ("Parent Employee Program") (but not for purposes of any benefit accrual under any defined benefit pension plan) to the same extent that such service was recognized under a similar plan, program, policy, agreement or arrangement of the Company or any Company Subsidiary, except that no such prior service credit will be required or provided to the extent that (i) it results in a duplication of benefits, or (ii) such service was not recognized under the corresponding Company Employee Program.

          (d)   To the extent permitted by applicable Law, Parent shall use, and shall cause the Parent OP and the Parent Subsidiaries to use, commercially reasonable efforts to cause each Parent Employee Program in which any Continuing Employee participates that provides health or welfare benefits to (i) waive all limitations as to preexisting conditions, exclusions, waiting periods and service conditions with respect to participation and coverage requirements applicable to Continuing Employees, other than limitations applicable under the corresponding Company Employee Program or to the extent that such preexisting condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Employee Program and (ii) honor any payments, charges and expenses of Continuing

  Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Company Employee Program in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Parent Employee Program during the calendar year in which the Closing occurs.

          (e)   During the Interim Period, the Parent Parties and the Company and the Company Subsidiaries shall, and agree to cause their applicable Affiliates to, cooperate with each other to accomplish the matters addressed by this Section 7.8 and the Company and the Company Subsidiaries agree, upon the reasonable request of Parent, to assist the Parent Parties with respect to post-closing employment matters relating to employees of the Company and the Company Subsidiaries.

          (f)    Nothing in this Section 7.8 shall (i) confer any rights upon any Person, including any Continuing Employee or former employee of the Company or the Company Subsidiaries, other than the Parties to this Agreement and their respective successors and permitted assigns, (ii) constitute or create an employment agreement or create any right in any Continuing Employee or any other Person to any continued employment or service with or for, or to receive any compensation or benefits from, the Company, the Company Subsidiaries, Parent, Parent OP, the Parent Subsidiaries, (iii) constitute or be treated as an amendment, modification, adoption, suspension or termination of any Company Employee Program or any Parent Employee Program, or (iv) alter or limit the ability of the Company, the Company Subsidiaries, Parent, Parent OP, or the Parent Subsidiaries to amend, modify or terminate any benefit plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, consistent with the terms of such plan, program, policy, agreement or arrangement.

        Section 7.9    Certain Tax Matters.

          (a)   Each of Parent and the Company shall use their respective reasonable best efforts (before and, as relevant, after the Topco Merger Effective Time) to cause each of the Company Merger and the Topco Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Provided the Company shall have received the opinion of counsel referred to in Section 8.3(e) and Parent shall have received the opinion of counsel referred to in Section 8.2(e), the Parties shall treat each of the Company Merger and the Topco Merger as a "reorganization" under Section 368(a) of the Code and no Party shall take any position for Tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

          (b)   Parent and the Company shall cooperate in good faith in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, "Transfer Taxes"), and shall cooperate in attempting to minimize the amount of Transfer Taxes. The Parent Parties shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of Company Common Shares or Partnership OP Units, all Transfer Taxes.

          (c)   The Company shall cooperate and consult in good faith with Parent with respect to maintenance of the REIT status of the Company (and any of the Company's Subsidiaries that is a REIT) for the Company's 2019 taxable year. The Parent and the Company shall cooperate to cause each Taxable REIT Subsidiary of the Company to jointly elect with Parent to be treated as a Taxable REIT Subsidiary of Parent, effective as of the date of the Topco Merger Effective Time.

          (d)   Parent OP shall adopt the "traditional method" as set forth in Treasury Regulations Section 1.704-3 (and any analogous provision of state or local income tax law) with respect to any variation between the adjusted tax basis and fair market value, as of the Partnership Merger Effective Time, of any of the Company Properties or any other assets deemed transferred by the Partnership to Parent OP for federal income tax purposes.

        Section 7.10    Notification of Certain Matters; Transaction Litigation

          (a)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, any of the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with any of the Mergers or the other transactions contemplated by this Agreement.

          (b)   Promptly after becoming aware, the Company shall give written notice to Parent, and Parent shall give written notice to Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that, if uncured, it would be reasonably expected to result in any of the applicable closing conditions set forth in Article VIII not being capable of being satisfied by the Drop Dead Date; or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that, if uncured, it would result in any of the applicable closing conditions set forth in Article VIII not to be satisfied; provided, however, that no such notification (or failure to give such notification) shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if, to the Company's Knowledge or the Parent's Knowledge, as applicable, the occurrence of any state of facts or Event would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth in Article VIII not to be satisfied or satisfaction to be reasonably delayed. Notwithstanding anything to the contrary in this Agreement, the failure by the Company, Parent or their respective Representatives to provide such prompt notice under Section 7.10(a), Section 7.10(b) or Section 7.10(c) shall not constitute a breach of covenant for purposes of Section 8.2(b) or Section 8.3(b).

          (c)   Each of the Company and Parent agrees to give prompt written notice to the other Party upon becoming aware of the occurrence or impending occurrence of any Event relating to it or any of its Subsidiaries, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

          (d)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any Action commenced or, to the Company's Knowledge or Parent's Knowledge, as applicable, threatened against, relating to or involving such Party or any Company Subsidiary or Parent Subsidiary, respectively, that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement and each Party shall keep the other Party reasonably informed regarding any such matters. The Company shall give Parent the opportunity to reasonably participate in the defense and settlement of any litigation against the Company, its trustees or its officers relating to this Agreement, the Mergers and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent's prior written consent; provided, however, that, with respect to any such settlement that only requires payment of monetary amounts by the Company, such consent shall not be unreasonably withheld, conditioned or delayed. Parent shall give the Company the opportunity to reasonably participate in the defense and settlement of any litigation against Parent, its directors or its officers relating to this Agreement, the Mergers and the transactions contemplated hereby.

        Section 7.11    Section 16 Matters.     Prior to the Company Merger Effective Time, the Company, New Liberty Holdco and Parent shall, as applicable, take all such steps to cause any dispositions of Company Common Shares and New Liberty Holdco Common Shares (including derivative securities with respect thereto) or acquisitions of New Liberty Holdco Common Shares or shares of Parent Common Stock resulting from the transactions contemplated by this Agreement by each individual who is, or may become (as a result of the transactions contemplated by this Agreement), subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, New Liberty Holdco or Parent, as the case may be, to be exempt under Rule 16b-3 promulgated under the Exchange Act, in each case subject to applicable Law.

        Section 7.12    Voting of Company Common Shares.     Parent shall vote all Company Common Shares beneficially owned by it, Parent OP or any of the Parent Subsidiaries as of the record date for the Company Shareholder Meeting, if any, in favor of approval of the Company Mergers.

        Section 7.13    Termination of Company Equity Incentive Plan and Company Dividend Reinvestment and Share Purchase Plan.

          (a)   Prior to the Topco Merger Effective Time, the Company Board shall adopt such resolutions or take such other actions as may be required by the Company Equity Incentive Plan no later than immediately prior to the Company Merger Effective Time to effect the intent of Article III and to terminate the Company Equity Incentive Plan effective as of the Topco Merger Effective Time, and to ensure that no awards will be made under the Company Equity Incentive Plan following the Topco Merger Effective Time and no Person shall otherwise acquire any interest in the Company, Parent, Parent OP or any Parent Subsidiary, whether by purchase, exercise or otherwise, under the Company Equity Incentive Plan after the Topco Merger Effective Time.

          (b)   The Company Board shall adopt such resolutions or take such other actions as may be required to suspend the Company Dividend Reinvestment and Share Purchase Plan as soon as reasonably practicable following the date of this Agreement. Prior to the Topco Merger Effective Time, the Company Board shall adopt such resolutions or take such other actions as may be required to terminate the Company Dividend Reinvestment and Share Purchase Plan, effective prior to the Topco Merger Effective Time, and ensure that no purchase or other rights under the Company Dividend Reinvestment and Share Purchase Plan enable the holder of such rights to acquire any interest in Parent, Parent OP or any Parent Subsidiary as a result of such purchase or the exercise of such rights at or after the Topco Merger Effective Time.

          (c)   If requested by Parent, the Company shall (or shall cause each applicable Company Subsidiary to), not earlier than ten (10) Business Days prior to the Closing Date, terminate the Company 401(k) Plan as of the day immediately prior to the Closing Date (but contingent upon the occurrence of the Mergers) and adopt all required compliance amendments pursuant to written resolutions, the form and substance of which are reasonably satisfactory to Parent. Regardless of whether the Company 401(k) Plan terminates as provided in the immediately preceding sentence, before the Closing Date, the Company shall adopt resolutions providing that all participant accounts in the Company 401(k) Plan shall be 100% vested as of the day immediately prior to the Closing Date (but contingent upon the consummation of the Mergers).

        Section 7.14    Takeover Statutes.     The Parties shall use their reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

        Section 7.15    Tax Representation Letters.

          (a)   The Company Parties shall (i) use their reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel referred to in Section 8.2(c) and Section 8.3(e), (ii) deliver to Cozen O'Connor P.C., counsel to the Company, and Mayer Brown LLP, counsel to Parent, or other counsel described in Section 8.2(c) and Section 8.3(d), respectively, a tax representation letter, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4) and signed by an officer of the Company Parties, containing customary representations of the Company Parties as shall be reasonably necessary or appropriate to enable Cozen O'Connor P.C. or Mayer Brown LLP (or such other counsel described in Section 8.2(c) and Section 8.3(d)) to render the opinions described in Section 8.2(c) and Section 8.3(d), respectively, on the date of the Topco Merger Effective Time (and, if required, on the effective date of the Form S-4) and (iii) deliver to Wachtell, Lipton, Rosen & Katz, counsel to Parent, and Morgan, Lewis & Bockius LLP, counsel to the Company, or other counsel described in Section 8.2(e) and Section 8.3(e), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the date of the Topco Merger Effective Time, respectively, and signed by an officer of the Company Parties, containing customary representations of the Company Parties as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz, or other counsel described in Section 8.2(e), to render an opinion on the effective date of the Form S-4 and on the date of the Topco Merger Effective Time, respectively, as described in Section 8.2(e), and Morgan, Lewis & Bockius LLP, or other counsel described in Section 8.3(e), to render an opinion on the effective date of the Form S-4 and on the date of the Topco Merger Effective Time, respectively, as described in Section 8.3(e).

          (b)   The Parent Parties shall (i) use their reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel referred to in Section 8.2(e) and Section 8.3(d), (ii) deliver to Mayer Brown LLP, counsel to Parent, or other counsel described in Section 8.3(d), a tax representation letter, dated as of the date of the Topco Merger Effective Time (and, if required, as of the effective date of the Form S-4) and signed by an officer of the Parent Parties, containing customary representations of the Parent Parties as shall be reasonably necessary or appropriate to enable Mayer Brown LLP, or such other counsel described in Section 8.3(d), to render the opinion described in Section 8.3(d) on the date of the Topco Merger Effective Time (and, if required, on the effective date of the Form S-4), and (iii) deliver to Wachtell, Lipton, Rosen & Katz, counsel to Parent, and Morgan, Lewis & Bockius LLP, counsel to the Company, or other counsel described in Section 8.2(e) and Section 8.3(e), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the date of the Topco Merger Effective Time, respectively, and signed by an officer of the Parent Parties, containing representations of the Parent Parties as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz, or other counsel described in Section 8.2(e), to render an opinion on the effective date of the Form S-4 and on the date of the Topco Merger Effective Time, as described in Section 8.2(e), and Morgan, Lewis & Bockius LLP, or other counsel described in Section 8.3(e), to render an opinion on the effective date of the Form S-4 and on the date of the Topco Merger Effective Time, as described in Section 8.3(e).

        Section 7.16    Accrued Dividends.     In the event that a distribution with respect to the Company Common Shares permitted under the terms of this Agreement has (a) a record date prior to the Topco Merger Effective Time and (b) has not been paid as of the Topco Merger Effective Time, the holders of Company Common Shares and Partnership OP Units shall be entitled to receive such distribution from the Company (or the Partnership, as applicable) as of immediately prior to the time such shares or units are exchanged pursuant to Article III.

        Section 7.17    Dividends and Distributions.

          (a)   From and after the date of this Agreement until the earlier of the Partnership Merger Effective Time and termination of this Agreement pursuant to Section 9.1, none of Parent, the Company or, following the Company Merger Effective Time, New Liberty Holdco shall make, declare or set aside any dividend or other distribution to its respective stockholders or shareholders without the prior written consent of Parent (in the case of the Company and, following the Company Merger Effective Time, New Liberty Holdco) or the Company (in the case of Parent); provided, however, that the written consent of the other Party shall not be required (but written notice shall be given) for (i) in the case of the Company, (x) the authorization and payment of quarterly distributions at a rate not in excess of $0.41 per share, per quarter and (y) for the avoidance of doubt, the regular distributions that are required to be made in respect of the Partnership OP Units in connection with any dividends paid on the Company Common Shares and Partnership Preferred Units in accordance with the terms of the Partnership Agreement and (ii) in the case of Parent, (x) the authorization and payment of quarterly distributions at a rate not in excess of $0.53 per share, per quarter (provided that, notwithstanding anything herein to the contrary, Parent and the Parent Board shall be permitted to increase such quarterly dividend without the Company's consent by no more than 15% and to declare and pay such increased quarterly dividend), and (y) for the avoidance of doubt, the regular distributions that are required to be made in respect of the Parent OP Units in connection with any dividends paid on the shares of the Parent Common Stock and distributions that are required to be made in respect of the Parent Preferred Units in accordance with the Parent Partnership Agreement; provided, further, that (A) it is agreed that the Parties shall take such actions as are necessary to ensure that if either the holders of Company Common Shares or the holders of Parent Common Stock receive a distribution for a particular quarter prior to the Closing Date, then the holders of Company Common Shares and the holders of Parent Common Stock, respectively, shall also receive a distribution for such quarter, whether in full or pro-rated for the applicable quarter, as necessary to result in the holders of Company Common Shares and the holders of Parent Common Stock receiving dividends covering the same periods prior to the Closing Date and (B) the Parties will cooperate such that any such quarterly distribution by the Company and Parent shall have the same record date and the same payment date in order to ensure that the shareholders of the Company and the stockholders of Parent receive the same number of such dividends prior to the Partnership Merger Effective Time.

          (b)   Notwithstanding the foregoing or anything else to the contrary in this Agreement, each of the Company and Parent, as applicable, shall be permitted to declare and pay a dividend to its shareholders or stockholders, the record date for which shall be the close of business on the last Business Day prior to the Closing Date and the payment date shall be as soon as practicable following the Closing Date, distributing any amounts determined by such Party (in each case in consultation with the other Party) to be the minimum dividend required to be distributed in order for such Party to qualify as a REIT and to avoid to the extent reasonably possible the incurrence of income or excise Tax (any dividend paid pursuant to this paragraph, a "REIT Dividend").

          (c)   If either Party determines that it is necessary to declare a REIT Dividend, it shall notify the other Party at least twenty (20) days prior to the date of the Company Shareholder Meeting and such other Party shall be entitled to declare a dividend per share payable (i) in the case of the Company, to holders of Company Common Shares, in an amount per Company Common Share equal to the quotient obtained by dividing (A) the REIT Dividend declared by Parent with respect to each share of Parent Common Stock by (B) the Exchange Ratio and (ii) in the case of Parent, to holders of Parent Common Stock, in an amount per share of Parent Common Stock equal to the product of (x) the REIT Dividend declared by the Company with respect to each Company Common Share and (y) the Exchange Ratio. The record date for any dividend payable pursuant to this Section 7.17(c) shall be the close of business on the last Business Day prior to the Closing Date and the payment date for such dividend shall be as soon as practicable following the Closing Date.

        Section 7.18    Other Transactions; Parent-Approved Transactions.     During the Interim Period, the Company shall use commercially reasonable efforts to provide such cooperation and assistance as Parent may reasonably request to (a) identify certain assets that Parent may desire to be purchased by one or more Parent Subsidiaries or the Affiliates of the Parent Parties from one or more Company Subsidiaries as part of one or more "like-kind exchanges" under Section 1031 of the Code by such Parent Subsidiaries, (b) identify certain assets that Parent may desire to be purchased by one or more Company Subsidiaries from one or more Parent Subsidiaries or the Affiliates of the Parent Parties as part of one or more "like-kind exchanges" under Section 1031 of the Code by such Company Subsidiaries, (c) cause such purchases or sales referred to in the foregoing clauses (a) and (b) to be completed pursuant to such terms as may be designated by Parent and as may be necessary for such purchases or sales to constitute part of one or more like-kind exchanges under Section 1031 of the Code, (d) convert or cause the conversion of one or more wholly owned Company Subsidiaries that are organized as corporations into limited liability companies (or, if any such Company Subsidiary is organized as a limited liability company, make an election under Treasury Regulations Section 301.7701-3(c) to be disregarded as an entity separate from its owner for U.S. federal income tax purposes) and one or more Company Subsidiaries that are organized as limited partnerships into limited liability companies, on the basis of organizational documents as reasonably requested by Parent, (e) sell or cause to be sold stock, partnership interests, limited liability company interests or other equity interests owned, directly or indirectly, by the Company in one or more Company Subsidiaries at a price and on such other terms as designated by Parent, (f) exercise any right of the Company or a Company Subsidiary to terminate or cause to be terminated any contract to which the Company or a Company Subsidiary is a party and (g) sell or cause to be sold any of the assets and properties of the Company or one or more Company Subsidiaries at a price and on such other terms as designated by Parent (any action or transaction described in clause (c) through (g), a "Parent-Approved Transaction"); provided, that (i) neither the Company nor any of the Company Subsidiaries shall be required to take any action in contravention of (A) any organizational document of the Company or any of the Company Subsidiaries existing as of the date hereof, (B) any Company Material Contract existing as of the date hereof, or (C) applicable Law, (ii) any such conversions, effective times of terminations, sales or transactions, including the consummation of any Parent-Approved Transaction or other obligations of the Company or its Subsidiaries to incur any liabilities with respect thereto, shall be contingent upon all of the conditions set forth in Article VIII having been satisfied (or, with respect to Section 8.2, waived) and receipt by the Company of a written notice from Parent to such effect and that the Parent Parties are prepared to proceed immediately with the Closing (it being understood that in any event the transactions described in clauses (a), (b), (c) and (d) will be deemed to have occurred prior to the Closing), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of the Parent Parties under this Agreement, including the amount of or timing of payment of the Merger Consideration, the Fractional Share Consideration, the Partnership Merger Common Consideration and the Partnership Merger Preferred Consideration, (iv) neither the Company nor any of the Company Subsidiaries shall be required to take any such action that could adversely affect the classification of the Company, or any Company Subsidiary that is classified as a REIT, as a REIT or could subject the Company or any such Subsidiary to any "prohibited transactions" Taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981 (or other material entity-level Taxes) and (v) neither the Company nor any Company Subsidiary shall be required to take any such action that could result in any United States federal, state or local income Tax being imposed on any holder of Partnership OP Units or Partnership Preferred Units other than the Company or any Company Subsidiary. Such actions or transactions shall be undertaken in the manner (including in the order) specified by Parent and, subject to the limits set forth above and except as agreed by Parent and the Company, such actions or transactions shall be implemented immediately prior to or concurrent with the Closing. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any of the Company Subsidiaries shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 7.18. The Company shall not be deemed to have made a Change in Company Recommendation or entered into or agreed to enter an Acquisition Agreement as a result of providing any cooperation or taking any actions to the extent requested by Parent in connection with a Parent-Approved Transaction. The consummation of any Parent-Approved Transaction shall not constitute consummation of an Acquisition Proposal for purposes of Section 9.3(a), nor shall any Acquisition Proposal made in respect of a Parent-Approved Transaction constitute an Acquisition Proposal for purposes of Section 9.3(a). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in performing their obligations under this Section 7.18, and Parent shall indemnify the Company and the Company Subsidiaries for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by the Company or any of the Company Subsidiaries to the extent arising therefrom (and in the event the Mergers and the other transactions contemplated by this Agreement are not consummated, Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries not previously reimbursed), other than any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties that result from the gross negligence or willful misconduct by the Company or any Company Subsidiary or from their failure to comply with any instructions of Parent with respect to any such actions.

        Section 7.19    Pre-Closing Reorganization.     The Company and New Liberty Holdco shall effectuate, or cause to be effectuated, the transactions set forth in Section 7.19 of the Company Disclosure Schedule. The Company hereby covenants and agrees to cause Company Merger Sub, once formed, not to (a) engage in any business activities, (b) have any liabilities or obligations, other than those incident to its formation and incurred pursuant to this Agreement, and (c) conduct any operations except as contemplated hereby.

        Section 7.20    Pending Closing.     Between the Company Merger Effective Time and the Partnership Merger Effective Time, the Parties and their respective Subsidiaries shall not take any action or conduct any business of any nature whatsoever other than as specifically contemplated by this Agreement and as necessary to effect the Topco Merger, the Contribution and Issuance and the Partnership Merger.

        Section 7.21    Registration Rights Agreements.     Parent will use its reasonable best efforts to cause the resale of the Parent Common Stock that may be issued upon redemption of the New OP Units, including by any pledgees of the New OP Units, to be included on its existing registration statement promptly following the Closing (but, in any event, on or prior to the thirtieth (30th) day after the Closing Date).

        Section 7.22    Financing Cooperation.

          (a)   During the Interim Period, the Company shall, and shall cause its Subsidiaries to, and shall cause its and their Representatives to, provide all cooperation reasonably requested by Parent in connection with financing arrangements (including assumptions, guarantees, amendments, supplements, modifications, refinancings, replacements, repayments, terminations or prepayments of the Company Debt Agreements) as Parent may reasonably determine necessary or advisable in connection with the completion of the Mergers or the other transactions contemplated hereby, including timely taking all corporate action reasonably necessary to authorize the execution and delivery of any documents to be entered into prior to Closing in respect of the Company Debt Agreements and delivering all officer's certificates and legal opinions required to be delivered in connection thereof; provided that any arrangements, guarantees, amendments, supplements, modifications, refinancings, replacements, repayments, terminations, prepayments or other transactions or documents entered into pursuant to this Section 7.22(a) shall be effective at or immediately prior to the Partnership Merger Effective Time (other than any notices required to be given in advance of such time in order for any such financing arrangements or documents to be effective at or immediately prior to the Partnership Merger Effective Time).

          (b)   During the Interim Period, Parent or one or more of its Subsidiaries may (i) commence any of the following: (A) one or more offers to purchase any or all of the outstanding debt issued under the Company Notes Indenture for cash (the "Offers to Purchase"); or (B) one or more offers to exchange any or all of the outstanding debt issued under the Company Notes Indenture for securities issued by the Partnership or any of its Affiliates (the "Offers to Exchange"); and (ii) solicit the consent of the holders of debt issued under the Company Notes Indenture regarding certain proposed amendments thereto (the "Consent Solicitations" and, together with the Offers to Purchase and Offers to Exchange, if any, the "Note Offers and Consent Solicitations"); provided that any such notice or offer shall expressly reflect that, and it shall be the case that, the closing of any such transaction shall not be consummated until the Closing. Any Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Parent and which are permitted by the terms of the Company Notes Indenture and applicable Laws, including SEC rules and regulations. Parent shall consult with the Company regarding the material terms and conditions of any Note Offers and Consent Solicitations, including the timing and commencement of any Note Offers and Consent Solicitations and any tender deadlines. Parent shall have provided the Company with the necessary offer to purchase, offer to exchange, consent solicitation statement, letter of transmittal, press release, if any, in connection therewith, and each other document relevant to the transaction that will be distributed by Parent in the applicable Note Offers and Consent Solicitations (collectively, the "Debt Offer Documents") a reasonable period of time in advance of commencing the applicable Note Offers and Consent Solicitations to allow the Company and its counsel to review and comment on such Debt Offer Documents, and Parent shall give reasonable and good faith consideration to any comments made or input provided by the Company and its legal counsel. Subject to the receipt of the requisite holder consents, in connection with any or all of the Consent Solicitations, the Company shall execute a supplemental indenture to the Company Notes Indenture in accordance with the terms thereof amending the terms and provisions of thereof as described in the applicable Debt Offer Documents in a form as reasonably requested by Parent (the "Supplemental Indenture"); provided that the amendments effected by such supplemental indenture shall not become operative until the Closing. During the Interim Period, at Parent's sole expense, the Company shall and shall cause its Subsidiaries to, and shall cause its and their Representatives to, provide all cooperation reasonably requested by Parent to assist Parent in connection with any Note Offers and Consent Solicitations (including using commercially reasonable efforts to cause the Company's independent accountants to provide customary consents for use of their reports to the extent required in connection with any Note Offers and Consent Solicitations). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Note Offers and Consent Solicitations will be selected and retained by Parent. If, at any time prior to the completion of the Note Offers and Consent Solicitations, the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use commercially reasonable efforts to promptly notify the other Party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated to the holders of the notes outstanding under the Company Notes Indenture.

        Section 7.23    Withholding Certificates.     The Partnership shall use its reasonable best efforts to obtain and deliver to Parent prior to the Partnership Merger Effective Time a duly executed certificate of non-foreign status, dated as of the date of the Topco Merger Effective Time, from each holder of Partnership OP Units that is a "United States person" (as such term is defined in Section 7701(a)(30) of the Code) in compliance with Treasury Regulations 1.1445-2(b)(2), Section 1446(f)(2)(A) of the Code, IRS Notice 2018-29 and Proposed Treasury Regulations Section 1.1446-2(b)(2); provided, however, that in the event that any such certificate of non-foreign status is not delivered to Parent prior to the Partnership Merger Effective Time, Parent's remedy shall be limited to withholding pursuant to this Agreement.

ARTICLE VIII

CONDITIONS TO THE MERGERS

        Section 8.1    Conditions to the Obligations of Each Party to Effect the Mergers.     The obligations of the Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent allowed by applicable Law, waiver by the other Parties, at or prior to the Closing, of each of the following conditions:

          (a)    Shareholder Approval.     The Company Shareholder Approval shall have been obtained.

          (b)    No Prohibitive Laws.     No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority and be in effect which would have the effect of making illegal or otherwise prohibiting the consummation of the Mergers or any of the other transactions contemplated by this Agreement.

          (c)    No Injunctions, Orders or Restraints; Illegality.     No temporary restraining order, preliminary or permanent injunction or other order, decree or judgment issued by a Governmental Authority shall be in effect which would have the effect of making illegal or otherwise prohibiting the consummation of the Mergers or any of the other transactions contemplated by this Agreement.

          (d)    Registration Statement.     The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced by the SEC and not withdrawn.

          (e)    Listing.     The shares of Parent Common Stock to be issued in the Topco Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

        Section 8.2    Conditions to Obligations of the Parent Parties.     The obligations of the Parent Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are further subject to the satisfaction or waiver by Parent, at or prior to the Closing, of each of the following additional conditions:

          (a)    Representations and Warranties.     (i) The representations and warranties of the Company Parties contained in Section 4.1 (Existence, Good Standing; Compliance with Law), Section 4.4 (Subsidiary Interests), Section 4.5 (Other Interests), Section 4.16 (No Brokers), Section 4.23 (Information Supplied) and Section 4.26 (Activities of New Liberty Holdco) shall be true and correct in all material respects as of the date hereof and as of the Closing as if made at and as of such time (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct in all material respects at and as of such time), (ii) the representations and warranties of the Company Parties contained in Section 4.2 (Authority), Section 4.10 (Absence of Certain Changes), Section 4.17 (Opinions of Financial Advisors), Section 4.18 (Vote Required), Section 4.24 (Investment Company Act) and Section 4.25 (Takeover Statutes) shall be true and correct in all respects as of the date hereof and as of the Closing as if made at and as of such time (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct at and as of such time), (iii) the representations and warranties of the Company Parties contained in Section 4.3 (Capitalization) shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing as if made at and as of such time (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct in all but de minimis respects at and as of such time), and (iv) each of the other representations and warranties of the Company Parties contained in this Agreement shall be true and correct as of the date hereof and as of the Closing as if made at and as of such time (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct at and as of such time), with only such exceptions, in the case of this clause (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, with respect to the foregoing clauses (i) and (iv), any exceptions and qualifications with regard to materiality or Company Material Adverse Effect contained therein shall be disregarded for purposes of this Section 8.2(a). Parent shall have received a certificate signed on behalf of each of the Company Parties, dated as of the Closing Date, to the foregoing effect.

          (b)    Performance of Obligations of the Company Parties.     Each of the Company Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and Parent shall have received a certificate signed on behalf of each of the Company Parties, dated as of the Closing Date, to the foregoing effect.

          (c)    REIT Qualification Opinion.     Parent shall have received a written tax opinion of Cozen O'Connor P.C. (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit A to this Agreement, dated as of the Closing Date, to the effect that, beginning with its taxable year ended December 31, 1997 and ending at the moment in time immediately prior to the Topco Merger Effective Time, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letters described in Section 7.15(a)(ii) and subject to customary exceptions, assumptions and qualifications).

          (d)    Absence of Material Adverse Change.     Since the date of this Agreement, there shall not have been an Event that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of each of the Company Parties, dated as of the Closing Date, to the foregoing effect.

          (e)    Section 368 Opinion.     Parent shall have received the written opinion of Wachtell, Lipton, Rosen & Katz (or other counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit B to this Agreement, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Topco Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, counsel shall rely upon the tax representation letters described in Section 7.15(a)(iii) and Section 7.15(b)(iii).

        Section 8.3    Conditions to Obligations of the Company Parties.     The obligations of the Company Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are further subject to the satisfaction or waiver by the Company, at or prior to the Closing, of each of the following additional conditions:

          (a)    Representations and Warranties.     (i) The representations and warranties of the Parent Parties contained in Section 5.1 (Existence, Good Standing; Compliance with Law) and Section 5.17

  (Information Supplied) shall be true and correct in all material respects as of the date hereof and as of the Closing as if made at and as of such time (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct in all material respects at and as of such time), (ii) the representations and warranties of the Parent Parties contained in Section 5.2 (Authority), Section 5.9 (Absence of Certain Changes) and Section 5.13 (Vote Required) shall be true and correct in all respects as of the date hereof and as of the Closing as if made at and as of such time (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct at and as of such time), (iii) the representations and warranties of Parent Parties contained in Section 5.3 (Capitalization) shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing as if made at and as of such time (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct in all but de minimis respects at and as of such time), and (iv) each of the other representations and warranties of the Parent Parties contained in this Agreement shall be true and correct as of the date hereof and as of the Closing as if made at and as of such time (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct at and as of such time), with only such exceptions, in the case of this clause (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that, with respect to the foregoing clauses (i) and (iv), any exceptions and qualifications with regard to materiality or Parent Material Adverse Effect contained therein shall be disregarded for purposes of this Section 8.3(a). The Company shall have received a certificate signed on behalf of each of the Parent Parties, dated as of the Closing Date, to the foregoing effect.

          (b)    Performance of Obligations of the Parent Parties.     Each of the Parent Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and the Company shall have received a certificate signed on behalf of each of the Parent Parties, dated as of the Closing Date, to the foregoing effect.

          (c)    Absence of Material Adverse Change.     Since the date of this Agreement, there shall not have been an Event that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of each of the Parent Parties, dated as of the Closing Date, to the foregoing effect.

          (d)    REIT Qualification Opinion.     The Company shall have received a tax opinion of Mayer Brown LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit C to this Agreement, dated as of the Closing Date, to the effect that beginning with Parent's taxable year ended December 31, 1997 and through the Closing Date, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Parent's proposed method of organization and operation will enable Parent to continue to satisfy the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letters described in Section 7.15(a)(ii) and Section 7.15(b)(ii) and subject to customary exceptions, assumptions and qualifications).

          (e)    Section 368 Opinion.     The Company shall have received the written opinion of Morgan, Lewis & Bockius LLP (or other counsel as may be reasonably acceptable to Parent and the Company), substantially in the form of Exhibit D to this Agreement, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, each of the Company Merger and the Topco Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, counsel shall rely upon the tax representation letters described in Section 7.15(a)(iii) and Section 7.15(b) (iii).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

        Section 9.1    Termination.     This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Topco Merger Effective Time, whether before or after the receipt of Company Shareholder Approval (unless otherwise specified in this Section 9.1), by action taken or authorized by the Parent Board or the Company Board, as applicable, as follows:

          (a)   by the mutual written consent of Parent and the Company;

          (b)   by either the Company or Parent, by written notice to the other Party:

              (i)  if, upon the completion of the voting at the Company Shareholder Meeting, the Company Shareholder Approval is not obtained; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to the Company if the failure to obtain such Company Shareholder Approval was primarily caused by any action or failure to act of any of the Company Parties that constitutes a material breach of their respective obligations under Section 7.1 or Section 7.4;

             (ii)  if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment, injunction or taken any other action, which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Mergers, and such order, decree, judgment, injunction or other action shall have become final and non-appealable; or

            (iii)  if the consummation of the Mergers shall not have occurred on or before 5:00 p.m. (New York time) on June 1, 2020 (the "Drop Dead Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the primary cause of, or resulted in, the failure of the Mergers to occur on or before the Drop Dead Date;

          (c)   by Parent upon written notice from Parent to the Company, if any of the Company Parties breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure to be satisfied of a condition set forth in Section 8.2(a) or Section 8.2(b) and such breach or failure to perform is incapable of being cured by the earlier of (i) thirty (30) days after such notice is given or (ii) two (2) Business Days prior to the Drop Dead Date or, if capable of being cured by such earlier date, is not cured by the Company Parties before such earlier date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if Parent or Parent OP is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied;

          (d)   by the Company upon written notice from the Company to Parent, if any of the Parent Parties breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure to be satisfied of a condition set forth in Section 8.3(a) or Section 8.3(b) and such breach or failure to perform is incapable of being cured by the earlier of (i) thirty (30) days after such notice is given or (ii) two (2) Business Days prior to the Drop Dead Date or, if capable of being cured by such earlier date, is not cured by the Parent Parties before such earlier date; provided, however, that the

  Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if the Company or the Partnership is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied;

          (e)   by the Company upon written notice from the Company to Parent, at any time prior to the receipt of the Company Shareholder Approval, in order to enter into an Acquisition Agreement with respect to a Superior Proposal in compliance with Section 7.4(b)(iv); provided, however, that this Agreement may not be so terminated unless the payment required by Section 9.3(b) is made in full to Parent prior to or concurrently with the occurrence of such termination and entry into such Acquisition Agreement with respect to such Superior Proposal; or

          (f)    by Parent upon written notice from Parent to the Company, (i) if a Change in Company Recommendation shall have occurred; provided, however, that Parent's right to terminate this Agreement pursuant to this Section 9.1(f)(i) in respect of a Change in Company Recommendation shall expire if and when the Company Shareholder Approval is obtained, or (ii) upon a Willful Breach of Section 7.4 by the Company.

        Section 9.2    Effect of Termination.     Subject to Section 9.3, in the event of the termination of this Agreement pursuant to Section 9.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any of the Parties hereto, or any of their respective Representatives, and all rights and obligations of any Party shall cease, except for the Confidentiality Agreement and the agreements contained in Section 7.6(b) (Confidentiality), this Section 9.2 (Effect of Termination), Section 9.3 (Termination Fees and Expense Amount), Section 9.4 (Payment of Expense Amount or Termination Fee) and Article X (General Provisions) and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 9.1; provided, however, that nothing shall relieve any Party from liabilities or damages arising out of any fraud or Willful Breach by such Party of this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

        Section 9.3    Termination Fees and Expense Amount.

          (a)   If this Agreement is terminated by either the Company or Parent pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii) or by Parent pursuant to Section 9.1(c), and, after the date hereof and prior to the termination of this Agreement, the Company (i) receives or has received an Acquisition Proposal with respect to the Company or any Company Subsidiary that has been publicly announced or otherwise communicated to the Company Board prior to the time of the Company Shareholder Meeting (with respect to a termination under Section 9.1(b)(i)) or prior to the date of termination of this Agreement (with respect to a termination under Section 9.1(b)(iii) or Section 9.1(c)), and (ii) before the date that is twelve (12) months after the date of termination of this Agreement, any transaction or series of related transactions included within the definition of an Acquisition Proposal is consummated or the Company or a Company Subsidiary enters into an Acquisition Agreement, then the Company shall pay, or cause to be paid, to Parent, subject to the provisions of Section 9.4(a), the Termination Fee minus, if previously paid pursuant to Section 9.3(c), the Expense Amount, by wire transfer of same day funds to an account designated by Parent, not later than the earlier of consummation of such transaction arising from such Acquisition Proposal or the execution of such Acquisition Agreement; provided, however, that for purposes of this Section 9.3(a), the references to "twenty percent (20%)" in the definition of Acquisition Proposal shall be deemed to be references to "fifty (50%)."

          (b)   If this Agreement is terminated by (i) the Company pursuant to Section 9.1(e) or (ii) Parent pursuant to Section 9.1(f), then, in each case, the Company shall pay, or cause to be paid, to Parent, subject to the provisions of Section 9.4(a), the Termination Fee by wire transfer of same day funds to an account designated by Parent, within two (2) Business Days of such termination.

          (c)   If this Agreement is terminated by either the Company or Parent pursuant to Section 9.1(b)(i), the Company shall pay, or cause to be paid, to Parent the Expense Amount, by wire transfer of same day funds to an account designated by Parent, within two (2) Business Days after the date of such termination.

          (d)   Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that:

              (i)  under no circumstances shall the Company be required to pay the Termination Fee on more than one occasion;

             (ii)  under no circumstances shall the Company be required to pay the Expense Amount on more than one occasion; and

            (iii)  if this Agreement is terminated under circumstances in which the Company is required to pay the Termination Fee pursuant to Section 9.3(a) or Section 9.3(b) and the Termination Fee is paid to Parent (or its designee), the payment of the Termination Fee will be the Parent Parties' sole and exclusive remedy against the Company Parties arising out of or relating to this Agreement, except in the case of fraud or a Willful Breach of this Agreement by any of the Company Parties.

          (e)   Each of the Parties hereto acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, (ii) neither the Termination Fee nor the Expense Amount is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such amounts are due and payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision, and (iii) without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 9.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of any amount set forth in this Section 9.3, such that the Company shall pay Parent its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of the prime rate as published in The Wall Street Journal, Eastern Edition on the date of payment for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

        Section 9.4    Payment of Expense Amount or Termination Fee.

          (a)   In the event that the Company is obligated to pay Parent the Expense Amount and/or Termination Fee, the Company shall pay to Parent from the Expense Amount and/or Termination Fee deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Expense Amount and/or Termination Fee, as applicable, and (ii) the sum of (A) the maximum amount that can be paid to Parent (or its designee) without causing Parent (or its designee) to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (H) or 856(c)(3)(A) through (I) of the Code ("Qualifying Income"), as determined by Parent's independent certified public accountants (taking into account any known or anticipated income of Parent which is not Qualifying Income and any appropriate "cushion" as determined by such accountants), plus (B) in the event Parent receives either (1) a letter from Parent's counsel indicating that Parent has received a ruling from the IRS described in Section 9.4(b)(ii) or (2) an opinion from Parent's outside counsel as described in Section 9.4(b)(ii), an amount equal to the excess of the Expense Amount and/or Termination Fee, as applicable, less the amount payable under clause (A) above. To secure the Company's obligation to pay these amounts, the Company shall deposit into escrow an amount in cash equal to the Expense Amount and/or the Termination Fee, as applicable, with an escrow agent selected by the Company (that is reasonably satisfactory to Parent) and on such terms (subject to Section 9.4(b) ) as shall be mutually agreed in good faith upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Expense Amount or the Termination Fee, as applicable, pursuant to this Section 9.4(a) shall be made, at the time the Company is obligated to pay Parent such amount pursuant to Section 9.3, by wire transfer of immediately available funds.

          (b)   The escrow agreement shall provide that the Expense Amount or the Termination Fee, as applicable, in escrow or any portion thereof shall not be released to Parent (or its designee) unless the escrow agent receives any one or combination of the following: (i) a letter from Parent's independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to Parent (or its designee) without causing Parent (or its designee) to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Parent's accountants revising that amount, in which case the escrow agent shall release such amount to Parent (or its designee), or (ii) a letter from Parent's counsel indicating that Parent received a ruling from the IRS holding that the receipt by Parent (or its designee) of the Expense Amount and/or the Termination Fee, as applicable, would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, indicating that Parent's outside counsel has rendered a legal opinion to the effect that the receipt by Parent (or its designee) of the Expense Amount and/or the Termination Fee, as applicable, should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Expense Amount and/or the Termination Fee, as applicable, to Parent (or its designee). The Company agrees to amend this Section 9.4(b) at the request of Parent in order to (x) maximize the portion of the Expense Amount and/or Termination Fee, as applicable, that may be distributed to Parent (or its designee) hereunder without causing Parent (or its designee) to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve Parent's chances of securing a favorable ruling described in this Section 9.4(b) or (z) assist Parent in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.4(b). The escrow agreement shall also provide that any portion of the Expense Amount and/or Termination Fee, as applicable, that remains unpaid as of the end of the taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 9.4; provided, that the obligation of the Company to pay the unpaid portion of the Expense Amount and/or Termination Fee, as applicable, shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement and any such unpaid portion shall be released by the escrow agent to the Company. The Company shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

          (c)   Except at set forth in Section 9.3 and this Section 9.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses whether or not the Mergers are consummated.

        Section 9.5    Amendment.     To the extent permitted by applicable Law, this Agreement may be amended by the Parties by an instrument in writing signed on behalf of each of the Parties, at any time before or after the Company Shareholder Approval is obtained; provided, however, that after the Company Shareholder Approval is obtained, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such approval.

        Section 9.6    Extension; Waiver.     At any time prior to the Partnership Merger Effective Time, the Company Parties, on the one hand, and the Parent Parties, on the other hand, may to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other Parties with any of the agreements or conditions contained herein. Any agreement on the part of the Company Parties, on the one hand, and the Parent Parties, on the other hand, to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Parties against which such waiver or extension is to be enforced. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE X

GENERAL PROVISIONS

        Section 10.1    Notices.     All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by electronic mail (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by like notice):

(a)	if to any of the Parent Parties:
Prologis, Inc. 1800 Wazee Street, Suite 500 Denver, CO 80202
	Attention:	Edward S. Nekritz, Chief Legal Officer and General Counsel
	Email:	enekritz@prologis.com
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019
	Attention:	Adam O. Emmerich Robin Panovka Viktor Sapezhnikov
	Email:	aoemmerich@wlrk.com rpanovka@wlrk.com vsapezhnikov@wlrk.com
(b)	if to any of the Company Parties:
Liberty Property Trust 650 East Swedesford Road, Suite 400 Wayne, PA 19087
	Attention:	William P. Hankowsky, President and Chief Executive Officer
	Email:	bhankowsky@libertyproperty.com
with a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921
	Attention:	Richard B. Aldridge Justin W. Chairman Andrew R. Mariniello
	Email:	richard.aldridge@morganlewis.com justin.chairman@morganlewis.com andrew.mariniello@morganlewis.com

        Section 10.2    Interpretation.     The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "or" when used in this Agreement is not exclusive. When a reference is made in this Agreement, to the Company Disclosure Schedule or the Parent Disclosure Schedule, to information or documents being "provided," "made available" or "disclosed" by a Party to another Party or its Affiliates, such information or documents shall include any information or documents (a) included in the Company SEC Reports or the Parent SEC Reports, as the case may be, which are publicly available at least two (2) Business Days prior to the date of this Agreement, (b) furnished prior to the execution of this Agreement in the Company Datasite or the Parent Datasite and to which access has been granted to the other party and its Representatives at least two (2) Business Days prior to the date of this Agreement, or (c) otherwise provided in writing (including electronically) to the other Party or any of its Affiliates or Representatives at least two (2) Business Days prior to the date of this Agreement. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. References to a Person are also to its permitted successors and permitted assigns. Where this Agreement states that a Party "shall," "will" or "must" perform in some manner, it means that the Party is legally obligated to do so under this Agreement.

        Section 10.3    Non-Survival of Representations and Warranties.     None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Partnership Merger Effective Time. This Section 10.3 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Partnership Merger Effective Time.

        Section 10.4    Entire Agreement.     This Agreement constitutes, together with the Confidentiality Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the Parties, or between any of them, with respect to the subject matter hereof.

        Section 10.5    Assignment; Third-Party Beneficiaries.     Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties. Except for (a) Article II and Article III, which shall inure to the benefit of the shareholders of the Company and the limited partners of the Partnership who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein, and (b) Section 7.5, which shall inure to the benefit of the Persons benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        Section 10.6    Severability.     If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

        Section 10.7    Choice of Law/Consent to Jurisdiction.

          (a)   The Partnership Merger shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to its rules of conflict of laws. Except as provided in the immediately preceding sentence, all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the internal Laws of the State of Maryland without regard to its rules of conflict of laws.

          (b)   Each of the Parties hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the Circuit Court for Baltimore City (Maryland), Business and Technology Case Management Program (the "Maryland Court") for any litigation arising out of this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such court), waive any objection to the laying of venue of any such litigation in the Maryland Court and agree not to plead or claim in the Maryland Court that such litigation brought therein has been brought in any inconvenient forum. Each of the Parties hereby irrevocably and unconditionally agrees to request and/or consent to the assignment of any such proceeding to the Maryland Court's Business and Technology Case Management Program. Nothing in this Agreement shall limit or affect the rights of any Party to pursue appeals from any judgments or order of the Maryland Court as provided by Law. Each of the Parties agrees, (i) to the extent such Party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such Party's agent for acceptance of legal process, and (ii) that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Maryland.

        Section 10.8    Remedies.

          (a)   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

          (b)   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 10.8, it is agreed that prior to the termination of this Agreement pursuant to Article IX the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

          (c)   The Parties' right of specific enforcement is an integral part of the Mergers and the other transactions contemplated hereby and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 10.8(c). In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 10.8(c).

        Section 10.9    Counterparts.     This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery). Facsimile and electronic .pdf transmission of any signed original document shall be deemed the same as delivery of an original.

        Section 10.10    WAIVER OF JURY TRIAL.     EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT

MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.

        Section 10.11    Authorship.     The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Remainder of this page intentionally left blank]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

PROLOGIS, INC.
By:	/s/ Hamid R. Moghadam
	Name:	Hamid R. Moghadam
	Title:	Chairman and Chief Executive Officer
PROLOGIS, L.P.
By:	Prologis, Inc., its general partner
By:	/s/ Hamid R. Moghadam
	Name:	Hamid R. Moghadam
	Title:	Chairman and Chief Executive Officer
LAMBDA REIT ACQUISITION LLC
By:	Prologis, Inc., its sole member
By:	/s/ Hamid R. Moghadam
	Name:	Hamid R. Moghadam
	Title:	Chairman and Chief Executive Officer
LAMBDA OP ACQUISITION LLC
By:	Prologis, L.P., its sole member
By:	Prologis, Inc., its general partner
By:	/s/ Hamid R. Moghadam
	Name:	Hamid R. Moghadam
	Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

LIBERTY PROPERTY TRUST
By:	/s/ William P. Hankowsky
	Name:	William P. Hankowsky
	Title:	President and Chief Executive Officer
LIBERTY PROPERTY LIMITED PARTNERSHIP
By:	Liberty Property Trust, its general partner
By:	/s/ William P. Hankowsky
	Name:	William P. Hankowsky
	Title:	President and Chief Executive Officer
LEAF HOLDCO PROPERTY TRUST
By:	/s/ William P. Hankowsky
	Name:	William P. Hankowsky
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

October 27, 2019

Board of Trustees
Liberty Property Trust
650 E. Swedesford Road
Wayne, PA 19087

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than Prologis, Inc. ("Parent") and its affiliates) of the outstanding shares of beneficial interest, par value $0.001 per share (the "Company Common Shares"), of Liberty Property Trust (the "Company") of the Exchange Ratio (as defined below) to be paid pursuant to the Agreement and Plan of Merger, dated as of October 27, 2019 (the "Agreement"), by and among Parent, Prologis, L.P., a subsidiary of Parent ("Parent OP"), Lambda REIT Acquisition LLC, a wholly owned subsidiary of Parent ("Prologis Merger Sub"), Lambda OP Acquisition LLC, a wholly owned subsidiary of Parent OP ("Prologis OP Merger Sub"), the Company, Liberty Property Limited Partnership, a subsidiary of the Company (the "Partnership"), and Leaf Holdco Property Trust, a wholly owned subsidiary of the Company ("New Liberty Holdco"). The Agreement provides that (1) an indirect wholly owned subsidiary of the Company to be formed after the date of the Agreement will be merged with and into the Company (the "Company Merger"), as a result of which (a) the Company will become a wholly owned indirect subsidiary of New Liberty Holdco, and (b) each issued and outstanding Company Common Share will be converted into one newly issued common share of beneficial interest of New Liberty Holdco, par value $0.001 per share (a "New Liberty Holdco Common Share"), and (2) following the Company Merger, New Liberty Holdco will merge with and into Prologis Merger Sub (the "Topco Merger"), as a result of which each outstanding New Liberty Holdco Common Share will be converted into 0.675 of a share of common stock, par value $0.01 per share (the "Parent Common Stock"), of Parent (the "Exchange Ratio").

        Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction"). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint book-running manager on the Company's public offering of 4.375% senior unsecured notes due 2029 (aggregate principal amount $350 million); and as joint-bookrunner on the Company's public offering of 8.0 million Company Common Shares in September 2019. We also have provided certain financial advisory and/or underwriting services to Parent and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint-bookrunner on a public offering of investment units in Nippon Prologis REIT, an affiliate of Parent (aggregate principal amount ¥29.5 billion) in March 2018;

as co-manager on Parent's public offering of 3.875% notes due 2028, and 4.375% notes due 2048 (aggregate principal amount $700 million) in June 2018; as joint-bookrunner on Parent's public offering of 1.875% senior notes due 2029 (aggregate principal amount €700 million) in July 2018; as co-manager on a public offering of Parent's 0.652% Notes due 2025, 0.972% Notes due 2028, 1.077% Notes due 2030, and 1.470% Notes due 2038 (aggregate principal amount ¥55.1 billion) in September 2018; as joint-bookrunner on a public offering of investment units by Nippon Prologis REIT (aggregate principal amount ¥36.6 billion) in June 2019; and as joint-bookrunner on a public offering by Parent of 1.500% Medium-Term Notes due 2049, 0.625% Medium-Term Notes due 2031 and 0.250% Medium-Term Notes due 2027 (aggregate principal amount €1.8 billion) in August 2019. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent and their respective affiliates for which our Investment Banking Division may receive compensation.

        In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Parent for the five years ended December 31, 2018; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; certain other communications from the Company and Parent to their respective stockholders; certain publicly available research analyst reports for the Company and Parent; certain internal financial analyses and forecasts for Parent on a standalone basis and for Parent on a pro forma basis giving effect to the Transaction as prepared by the management of Parent; and certain internal financial analyses and forecasts for the Company and certain financial analyses and forecasts for Parent on a standalone basis and on a pro forma basis giving effect to the Transaction, in each case as prepared by the management of the Company and approved for our use by the Company (collectively, the "Forecasts"), including certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the "Synergies"). We have also held discussions with members of the senior managements of the Company and Parent regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Parent; reviewed the reported price and trading activity for the Company Common Shares and shares of Parent Common Stock; compared certain financial and stock market information for the Company and Parent with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the U.S. real estate investment trust industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Parent or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Parent or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Company Common Shares, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the Company Merger or the merger of Prologis OP Merger Sub into the Partnership or any consideration received in connection therewith, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, trustees or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Parent Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Trustees of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than Parent and its affiliates) of Company Common Shares.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC GOLDMAN SACHS & CO. LLC

Annex C

October 27, 2019

The Board of Trustees
Liberty Property Trust
650 E. Swedesford Road
Wayne, PA 19087

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common shares of beneficial interest, par value $0.001 per share (the "Company Common Shares"), of Liberty Property Trust (the "Company") of the Exchange Ratio (defined below) set forth in an Agreement and Plan of Merger (the "Merger Agreement") proposed to be entered into among Prologis, Inc. ("Parent"), Prologis L.P., a subsidiary of Parent ("Parent OP"), Lambda REIT Acquisition LLC, a wholly owned subsidiary of Parent ("Prologis Merger Sub"), Lambda OP Acquisition LLC, a wholly owned subsidiary of Parent OP ("Prologis OP Merger Sub"), the Company, Liberty Property Limited Partnership, a subsidiary of the Company (the "Partnership"), and Leaf Holdco Property Trust, a wholly owned subsidiary of Liberty ("New Liberty Holdco"). As more fully described in the Merger Agreement, (a) an indirect wholly owned subsidiary of the Company to be formed after the date of the Agreement will be merged with and into the Company (the "Company Merger"), as a result of which (i) the Company will become a wholly owned indirect subsidiary of New Liberty Holdco, and (ii) each issued and outstanding Company Common Share will be converted into one newly issued common share of beneficial interest of New Liberty Holdco, par value $0.001 per share (a "New Liberty Holdco Common Share"), and (b) following the Company Merger, New Liberty Holdco will merge with and into Prologis Merger Sub (the "Top Co Merger" and, together with the Company Merger, the "Transaction")), as a result of which each issued and outstanding New Liberty Holdco Common Share will be converted into the right to receive 0.675 of a share (the "Exchange Ratio") of the common stock, par value $0.01 per share, of Parent (the "Parent Common Stock"). The Merger Agreement also provides that Prologis OP Merger Sub will be merged with and into the Partnership (the "Partnership Merger").

        In arriving at our opinion, we reviewed a draft dated October 26, 2019 of the Merger Agreement and held discussions with certain senior officers, trustees and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Parent concerning the businesses, operations and prospects of the Company and Parent. We examined certain publicly available business and financial information relating to the Company and Parent as well as certain financial forecasts and other information and data relating to the Company and Parent which were provided to or discussed with us by the management of the Company and Parent, including (x) certain internal financial analyses and forecasts for Parent on a standalone basis and for Parent on a pro forma basis giving effect to the Transaction as prepared by the management of Parent; and (y) certain internal financial analyses and forecasts for the Company and certain financial analyses and forecasts for Parent on a standalone basis and on a pro forma basis giving effect to the Transaction, in each case as prepared by the management of the Company and approved for our use by the Company (collectively, the "Forecasts"), including certain operating synergies projected by the management of the Company to result from the Transaction (including the amount, timing and achievability thereof), as approved for our use by the Company We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Common Shares and Parent Common Stock; the historical and projected earnings and other operating data of the Company and Parent; and the capitalization and financial condition of the Company and Parent. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and Parent. We also evaluated certain potential pro forma financial effects of the Transaction on Parent. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

        In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of the Company and Parent that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the Forecasts and other information and data relating to the Company and Parent provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company that such Forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and Parent, the potential strategic implications and operational benefits anticipated to result from the Transaction and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Transaction) reflected in such Forecasts and other information and data will be realized in the amounts and at the times projected.

        We have assumed, with your consent, that the Transaction and related transactions (including the Partnership Merger) will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Transaction. Representatives of the Company have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We also have assumed, with your consent, that the Company Merger and the Topco Merger will each be treated as a tax-free reorganization for federal income tax purposes. We have been advised by the Company, and we have assumed, with your consent, that the Company has operated in conformity with the requirements for qualification as a real estate investment trust for U.S. federal income tax purposes commencing with its taxable year ended December 31, 1994 and that Parent has operated in conformity with the requirements for qualification as a real estate investment trust for U.S. federal income tax purposes commencing with its taxable year ended December 31, 1997, and that the Transaction and related transactions will not adversely affect such status or operations of the Company or Parent. Our opinion, as set forth herein, relates to the relative values of the Company and Parent. We are not expressing any opinion as to what the value of the Parent Common Stock actually will be when issued pursuant to the Topco Merger or the price at which the Parent Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent nor have we made any physical inspection of the properties or assets of the Company or Parent. Our opinion does not address the underlying business decision of the Company to effect the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of (i) the amount or nature or any other aspect of any compensation to any officers, trustees or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio or (ii) any consideration to be received in connection with the Partnership Merger by the holders of any class of securities of any party thereto. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

        Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, and currently provide, services to the Company and Parent unrelated to the proposed Transaction, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, acting as (a) bookrunner on a $465 million follow-on Common Share issuance completed by the Company in September 2019, (b) bookrunner in the public offering of $350 million principal amount of the Partnership's 4.375% Senior Notes due 2029, (c) lender under the Company's $800 million credit facility and $100 million delayed drawn term loan facility, (d) advisor to Parent on the sale of a $1.1 billion portfolio of U.S. and European logistics assets to Mapletree Investments Pte Ltd completed in 2018, (e) co-manager on Parent's offering of three series of notes in an aggregate principal amount of €1.8 billion in August 2019, (f) co-manager on Parent's issuance of 0.652% Notes due 2025 in an aggregate principal amount of ¥5 billion, 0.972% Notes due 2028 in an aggregate principal amount of ¥40 billion, 1.077% Notes due 2030 in an aggregate principal amount of ¥5.1 billion, and 1.470% Notes due 2038 in an aggregate principal amount of ¥5 billion, in September 2018, (g) co-manager on Parent's €700 million issuance of senior notes due in January 2029, in July 2018, (h) bookrunner on Parent's offering of two series of notes in an aggregate principal amount of $700 million, consisting of $400 million aggregate principal amount of 3.875% notes due September 15, 2028, and $300 million aggregate principal amount of 4.375% notes due September 15, 2048, in June 2018, (i) bookrunner on Parent's £500 million issuance of senior notes with an interest rate of 2.3%, maturing in June 2029, (j) lender under Parent's $3.5 billion global senior credit facility, and (k) lender under Parent's 500 million senior term loan facility. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Parent for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Parent and their respective affiliates.

        Our advisory services and the opinion expressed herein are provided for the information of the Board of Trustees of the Company in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Transaction.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Shares.

Very truly yours,

/s/ CITIGROUP CAPITAL MARKETS INC. CITIGROUP GLOBAL MARKETS INC.